File No.30-150








                      SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C.



                                   FORM U5S
                                ANNUAL REPORT






                     For the year ended December 31, 2001






       Filed Pursuant to the Public Utility Holding Company Act of 1935
                                      by





                    AMERICAN ELECTRIC POWER COMPANY, INC.
                   1 Riverside Plaza, Columbus, Ohio 43215

AMERICAN ELECTRIC POWER COMPANY, INC.

FORM U5S - ANNUAL REPORT
For the Year Ended December 31, 2001

                                TABLE OF CONTENTS
                                                                      Page

ITEM 1.    SYSTEM COMPANIES AND INVESTMENT THEREIN
           AS OF DECEMBER 31, 2001. . . . . . . . . . . . . . . . . . . 1 - 6

ITEM 2.    ACQUISITIONS OR SALES OF UTILITY ASSETS. . . . . . . . . . . 7

ITEM 3.    ISSUE, SALE, PLEDGE, GUARANTEE OR ASSUMPTION
           OF SYSTEM SECURITIES . . . . . . . . . . . . . . . . . . . . 7

ITEM 4.    ACQUISITION, REDEMPTION OR RETIREMENT OF
           SYSTEM SECURITIES. . . . . . . . . . . . . . . . . . . . . . 8 - 11

ITEM 5.    INVESTMENTS IN SECURITIES OF NON-SYSTEM
           COMPANIES. . . . . . . . . . . . . . . . . . . . . . . . . . 12 - 13

ITEM 6.    OFFICERS AND DIRECTORS
           Part   I.  Names, principal business address and positions
                      held as of December 31, 2001. . . . . . . . . . . 14 - 34
           Part  II.  Banking connections . . . . . . . . . . . . . . . 35
           Part III.  Compensation and other related information. . . . 36 - 47

ITEM 7.    CONTRIBUTIONS AND PUBLIC RELATIONS . . . . . . . . . . . . . 48

ITEM 8.    SERVICE, SALES AND CONSTRUCTION CONTRACTS
           Part   I.   Contracts for services or goods between system
                       companies. . . . . . . . . . . . . . . . . . . . 49 - 50
           Part  II.   Contracts to purchase services or goods between
                       any system company and any affiliate . . . . . . 50
           Part III.   Employment of any person by any system company
                       for the performance on a continuing basis of
                       management services. . . . . . . . . . . . . . . 50

ITEM 9.    WHOLESALE GENERATORS AND
           FOREIGN UTILITY COMPANIES. . . . . . . . . . . . . . . . . . 51 - 55

ITEM 10.   FINANCIAL STATEMENTS AND EXHIBITS (Index). . . . . . . . . . 56


SIGNATURE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 57

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
Item 1. System Companies and Investment Therein As Of December 31, 2001.
                                                                                     Number of
                                                                                      Common                Issuer     Owner's
                                                                                       Shares     Voting  Book Value Book Value
                                   Name of Company                                     Owned      Power   (in OOO's) (in 000'S)
---------------------------------------------------------------------------------------------------------------------------------
00. American Electric Power Company, Inc. [Note A]
 01. American Electric Power Service Corporation [Note B]                             13,500       100%       (8,573)     (8,573)
 01. AEP C&I Company, LLC [Note W]                                                  Uncertified    100%       (3,267)     (3,267)
  02. AEP Ohio Commercial & Industrial Retail Company, LLC [Note W]                 Uncertified    100%           (6)         (6)
  02. AEP Texas Commercial & Industrial Retail GP, LLC [Note W]                     Uncertified    100%         (158)       (158)
   03. AEP Texas Commercial & Industrial Retail Limited Partnership [Note W]        Partnership     1%            (1)         (1)
  02. AEP Texas Commercial & Industrial Retail Limited Partnership [Note W]         Partnership    100%         (238)       (238)
  02. AEP Gas Power GP, LLC [Note G]                                                Uncertified    100%       (3,089)     (3,089)
   03. AEP Gas Power Systems, LLC [Note G]                                              100        75%          (133)       (100)
 01. AEP Coal, Inc. [Note L]                                                             -         100%          635         635
 01. AEP Communications, Inc. [Note C]                                                  100        100%      (53,093)    (53,093)
  02. AEP Communications, LLC [Note C]                                              Uncertified    100%      (56,954)    (56,954)
   03. American Fiber Touch, LLC [Note C]                                           Uncertified    50%        15,149      12,267
   03. AEP Fiber Venture, LLC [Note C]                                              Uncertified    100%       30,470      30,470
    04. AFN Communications, LLC [Note C]                                               5,008       48%        32,235      26,152
 01. AEP Energy Services, Inc. [Note D]                                                 200        100%       78,472      78,472
 01. AEP Generating Company [Note J]                                                   1,000       100%       38,195      38,195
 01. AEP Indian Mesa LP, LLC [Note X]                                               Uncertified    100%       -           -
  02. Indian Mesa Power Partners I LP [Note X]                                      Partnership    99%        -           -
  02. Indian Mesa Power Partners II LP [Note X]                                     Partnership    99%        -           -
  02. AEP Indian Mesa GP, LLC [Note X]                                              Uncertified    100%       -           -
   03. Indian Mesa Power Partners I LP [Note X]                                     Partnership     1%        -           -
   03. Indian Mesa Power Partners II LP [Note X]                                    Partnership     1%        -           -
 01. AEP Investments, Inc. [Note F]                                                     100        100%       19,359      19,359
  02.  AEP EmTech, LLC  [Note DD]                                                   Uncertified    100%       (1,028)     (1,028)
   03. Altra Energy Technologies, Inc. [Note DD]                                        N/A         5%         5,300       5,300
   03. Amperion, Inc. [Note DD]                                                         N/A        38%         3,743       3,743
  02. Pantellos Corporation [Note DD]                                                 28,883        5%         2,492       2,492
 01. Mutual Energy L.L.C. [Note W]                                                  Uncertified    100%       (8,082)     (8,082)
  02. Mutual Energy Service Company, L.L.C. [Note W]                                Uncertified    100%       (7,555)     (7,555)
  02. AEP Ohio Retail Energy, LLC [Note W]                                          Uncertified    100%         (521)       (521)
 01.  AEP Power Marketing, Inc. [Note N]                                                100        100%       -           -
 01. AEP T&D Services, LLC [Note BB]                                                Uncertified    100%          (77)        (77)
 01. AEP Pro Serv, Inc. [Note I]                                                        110        100%         (800)       (800)
  02. Power-span Corp  [Note DD]                                                        N/A        10%         5,000       5,000
  02. PHPK Technologies, Inc.  [Note DD]                                                N/A        40%         1,237       1,237
 01. AEP Retail Energy LLC [Note W]                                                 Uncertified    100%         (224)       (224)
 01. AEP Texas POLR, LLC [Note W]                                                   Uncertified    100%           (2)         (2)
  02. AEP Texas POLR GP, LLC [Note W]                                               Uncertified    100%       -           -
   03. POLR Power, L.P. [Note W]                                                    Partnership     1%        -           -
  02. POLR Power, L.P. [Note W]                                                     Partnership    100%       -           -
 01. AEP Resources, Inc. [Note H]                                                       100        100%      155,095     155,095
  02. AEP Delaware Investment Company [Note H]                                          100        100%       29,303      29,303
   03. AEP Holdings I CV [Note H]                                                       10         15%        56,341      56,341
    04. AEPR Global Investments B.V. [Note H]                                           N/A        85%       178,033     178,033
     05. Energia de Mexicali, S de RL de CV [Note H]                                Uncertified     0%        -           -
     05. AEPR Global Holland Holding B.V. [Note H]                                  Uncertified    100%      178,017     178,017
    04. AEP Holdings II CV [Note H]                                                 Partnership    85%       185,161     157,588
     05. AEP Energy Services Limited [Note H]                                       Uncertified    100%       33,147      34,766
      06. AEP Energy Services (Austria) GmbH [Note H]                               Uncertified    100%           13          13
      06. AEP Energy Services (Switzerland) GmbH [Note H]                           Uncertified    100%           10          10
      06. AEP Energy Services GmbH [Note H]                                         Uncertified    100%           23          23
     05. AEPR Global Ventures B.V. [Note H]                                         Uncertified    100%         (621)       (621)
      06. Energia de Mexicali, S de RL de CV [Note H]                               Uncertified    100%         (243)       (243)
      06. AEP Energy Services (Norway) AS [Note H]                                  Uncertified    100%       -           -
      06. Operaciones Azteca VIII, S. de R.L. de C.V.  [Note H]                     Uncertified    50%             2           2
      06. Servicios Azteca VIII, S. de R.L. de C.V.  [Note H]                       Uncertified    50%          (222)       (222)
     05. Intergen Denmark, Aps [Note H]                                             Partnership    50%        23,474      23,474
      06. Intergen Denmark Finance Aps  [Note H]                                    Partnership    100%      N/A         N/A
      06.  Intergen Mexico, B.V.  [Note H]                                          Partnership    100%      N/A         N/A
       07. Intergen Aztec Energy VIII B.V.  [Note H]                                Partnership    100%      N/A         N/A
        08. Intergen Aztec Energy VI B.V.  [Note H]                                 Partnership    100%      N/A         N/A
        08. Energia Azteca VIII S. de R.L. de C.V.  [Note H]                        Partnership    100%      N/A         N/A
     05.  AEP Energy Services UK Generation Limited [Note H]                        Uncertified    100%       52,678      52,678
     05. Compresion Bajio S de R.L. de C.V. [Note H]                                Uncertified    50%         2,655       2,655
  02. AEP Delaware Investment Company II [Note H]                                      1,000       100%       85,119      85,119
   03. AEP Holdings II CV [Note H]                                                  Uncertified    15%        32,676      27,810
    04. AEP Energy Services Limited [Note H]                                        Uncertified    100%        6,135       6,135
     05. AEP Energy Services (Austria) GmbH [Note H]                                Uncertified    100%            2           2
     05. AEP Energy Services (Switzerland) GmbH [Note H]                            Uncertified    100%            2           2
     05.  AEP Energy Services GmbH  [Note H]                                        Uncertified    100%            4           4
    04. AEPR Global Ventures B.V. [Note H]                                          Uncertified    100%         (110)       (110)
     05. Energia de Mexicali, S de RL de CV [Note H]                                Uncertified    100%           (1)          1
     05. AEP Energy Services (Norway) AS  [Note H]                                  Uncertified    100%       -           -
     05. Operaciones Azteca VIII, S. de R.L. de C.V.  [Note H]                      Uncertified    50%             2           2
     05. Servicios Azteca VIII, S. de R.L. de C.V.  [Note H]                        Uncertified    50%          (222)       (222)
    04. Intergen Denmark, Aps [Note H]                                              Partnership    50%        23,499      23,499
     05. Intergen Denmark Finance Aps  [Note H]                                     Partnership    50%       N/A         N/A
     05.  Intergen Mexico, B.V.  [Note H]                                           Partnership    100%      N/A         N/A
      06. Intergen Aztec Energy VIII B.V.  [Note H]                                 Partnership    100%      N/A         N/A

Item 1. System Companies and Investment Therein As Of December 31, 2001. (Continued)
                                                                                     Number of
                                                                                      Common                Issuer     Owner's
                                                                                       Shares     Voting  Book Value Book Value
                                   Name of Company                                     Owned      Power   (in OOO's) (in 000'S)
---------------------------------------------------------------------------------------------------------------------------------
       07. Intergen Aztec Energy VI B.V.   [Note H]                                 Partnership    100%      N/A         N/A
       07. Energia Azteca VIII S. de R.L. de C.V.  [Note H]                         Partnership    100%      N/A         N/A
    04.  AEP Energy Services UK Generation Limited [Note H]                         Uncertified    100%        9,296       9,296
    04. Compresion Bajio S de R.L. de C.V. [Note H]                                 Uncertified    50%         2,655       2,655
  02. AEP Delaware Investment Company III  [Note H]                                 Uncertified    100%      985,730     985,730
   03. AEP Holdings I CV [Note H]                                                   Partnership    85%       319,264     319,264
    04. AEPR Global Investments BV [Note H]                                         Uncertified    15%        31,418      31,418
     05. Energia de Mexicali, S de RL de CV [Note H]                                Uncertified     0%        -           -
     05. AEPR Global Holland Holding BV [Note H]                                    Uncertified    100%       31,415      31,415
    04. AEP Holdings II CV [Note H]                                                 Partnership    15%        27,810      27,810
     05. AEP Energy Services Limited [Note H]                                       Uncertified    100%        6,135       6,135
      06. AEP Energy Services (Austria) GmbH [Note H]                               Uncertified    100%            2           2
      06. AEP Energy Services (Switzerland) GmbH [Note H]                           Uncertified    100%            2           2
      06. AEP Energy Services GmbH [Note H]                                         Uncertified    100%           10          10
     05. AEPR Global Ventures B.V. [Note H]                                         Uncertified    100%         (234)       (234)
      06. Energia de Mexicali, S de RL de CV [Note H]                               Uncertified    100%         (286)       (286)
      06. AEP Energy Services (Norway) AS [Note H]                                  Uncertified    100%       -           -
      06. Operaciones Azteca VIII, S. de R.L. de C.V.  [Note H]                     Uncertified    50%             2           2
      06. Servicios Azteca VIII, S. de R.L. de C.V.  [Note H]                       Uncertified    50%          (222)       (222)
     05. Intergen Denmark, Aps [Note H]                                             Partnership    50%        23,474      23,474
      06. Intergen Denmark Finance Aps  [Note H]                                    Partnership    100%      N/A         N/A
      06.  Intergen Mexico, B.V.  [Note H]                                          Partnership    100%      N/A         N/A
       07. Intergen Aztec Energy VIII B.V.  [Note H]                                Partnership    100%      N/A         N/A
        08. Intergen Aztec Energy VI B.V.  [Note H]                                 Partnership    100%      N/A         N/A
        08. Energia Azteca VIII S. de R.L. de C.V.  [Note H]                        Partnership    100%      N/A         N/A
     05.  AEP Energy Services UK Generation Limited [Note H]                        Uncertified    100%        9,296       9,296
     05. Compresion Bajio S de R.L. de C.V. [Note H]                                Uncertified    50%         2,655       2,655
   03. AEPR Global Investments BV [Note H]                                          Uncertified    15%        31,418      31,418
    04. AEPR Global Holland Holding BV [Note H]                                     Uncertified    100%       31,415      31,415
  02. AEP Memco LLC [Note Y]                                                        Uncertified    100%       41,925      41,925
   03. AEP Elmwood LLC [Note Y]                                                     Uncertified    100%        4,463       4,463
    04. Conlease, Inc.  [Note Y]                                                    Uncertified    100%       -           -
    04. International Marine Terminals [Note Y]                                     Uncertified  33-1/3%      -           -
  02. AEP Resources Australia Holdings Pty Ltd [Note H]                                  1         100%      140,560     143,849
   03. AEP Resources CitiPower I Pty Ltd [Note H]                                        1         100%      N/A         N/A
    04. Australia's Energy Partnership [Note H]                                     Partnership    99%     1,104,060   1,104,060
     05. Marregon (No. 2) Pty Ltd [Note H]                                          179,190,000    100%       -           -
      06. CitiPower Pty [Note H]                                                         5         100%        8,112       8,112
       07. CitiPower Trust [Note H]                                                 Uncertified    100%    1,128,656   1,128,656
      06. Marregon Pty Ltd [Note H]                                                      1         100%       -           -
    04. AEP Resources CitiPower II Pty Ltd [Note H]                                      1         100%        1,953       1,953
     05. Australia's Energy Partnership [Note H]                                    Uncertified     1%        11,152      11,152
      06. Marregon (No. 2) Pty Ltd [Note H]                                          1,810,000     100%       -           -
       07. CitiPower Pty [Note H]                                                        -         100%           82          82
        08. CitiPower Trust [Note H]                                                Uncertified    100%       11,401      11,401
       07. Marregon Pty Ltd [Note H]                                                     -         100%       -           -
  02. AEP Resources Australia Pty., Ltd. [Note H]                                    3,753,752     100%       15,042      17,958
   03. Pacific Hydro Limited [Note H]                                               23,478,300     20%        17,809      17,809
  02. AEP Resources Limited [Note H]                                                     1         100%          755         755
  02. AEP Energy Services Gas Holding Company [Note CC]                                 10         100%       67,777      67,777
   03. AEP Energy Services Gas Holding Company II, LLC  [Note CC]                   Uncertified    100%      622,626     622,626
    04. Caddis Partners, LLC  [Note CC]                                             Uncertified    100%        2,211       2,211
    04. AEP Energy Services Ventures III, Inc.  [Note CC]                               10         100%      158,297     158,297
    04. HPL Holdings Inc.  [Note CC]                                                    100        100%      852,953     852,953
     05. AEP Gas Marketing, LP  [Note CC]                                           Uncertified    100%        7,185       7,185
     05. HPL GP, LLC  [Note CC]                                                          5         100%          611         611
      06. HPL Resources Company LP  [Note CC]                                       Uncertified     1%        -           -
      06. AEP Gas Marketing, LP  [Note CC]                                          Uncertified     1%            34          34
      06. Houston Pipe Line Company LP  [Note CC]                                   Uncertified     1%           585         585
       07. Mid-Texas Pipeline Company  [Note CC]                                    Uncertified    50%        34,635      34,635
     05. HPL Resources Company LP  [Note CC]                                        Uncertified    100%           (1)         (1)
     05. Houston Pipe Line Company LP  [Note CC]                                        995        100%      845,141     845,141
      06. Mid-Texas Pipeline Company  [Note CC]                                         N/A        50%            (1)         (1)
    04. AEP Energy Services Investments, Inc.  [Note CC]                                100        100%      116,672     116,672
     05. LIG Pipeline Company  [Note CC]                                                100        100%      116,627     116,627
      06. LIG, Inc.  [Note CC]                                                          100        100%       11,645      11,645
       07. Louisiana Intrastate Gas Company, L.L.C.  [Note CC]                          100        10%        10,501      10,501
        08. LIG Chemical Company  [Note CC]                                             100        100%      (12,693)    (12,693)
         09. LIG Liquids Company, L.L.C.  [Note CC]                                     10         10%         1,240       1,240
        08. LIG Liquids Company, L.L.C.  [Note CC]                                      90         90%        11,158      11,158

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
Item 1. System Companies and Investment Therein As Of December 31, 2001. (Continued)
                                                                                     Number of
                                                                                      Common                Issuer     Owner's
                                                                                       Shares     Voting  Book Value Book Value
                                   Name of Company                                     Owned      Power   (in OOO's) (in 000'S)
---------------------------------------------------------------------------------------------------------------------------------
        08. Tuscaloosa Pipeline Company  [Note CC]                                      100        100%          703         703
      06. Louisiana Intrastate Gas Company, L.L.C. [ [Note CC]                          900        90%        94,509      94,509
       07. LIG Chemical Company  [Note CC]                                              900        100%      (12,693)    (12,693)
        08. LIG Liquids Company, L.L.C.  [Note CC]                                      90         10%         1,378       1,378
       07. LIG Liquids Company, L.L.C. [Note CC]                                        810        90%        12,398      12,398
       07. Tuscaloosa Pipeline Company [Note CC]                                        900        100%          705         705
    04. AEP Energy Services Ventures, Inc.  [Note CC]                                   100        100%       15,012      15,012
     05. AEP Acquisition, LLC  [Note CC]                                            Uncertified    50%         9,125       9,125
      06. Jefferson Island Storage & Hub L.L.C.  [Note CC]                              50         100%      102,637     102,637
    04. AEP Energy Services Ventures II, Inc.   [Note CC]                               10         100%       15,014      15,014
     05. AEP Acquisition, LLC  [Note CC]                                            Uncertified    50%         9,125       9,125
      06. Jefferson Island Storage & Hub L.L.C.  [Note CC]                              50         100%      102,637     102,637
  02. AEP Resources International, Limited  [Note H]                                     2         100%       41,885      41,885
   03. NGLE Pushan Power, LDC [Note H]                                                  99         99%        41,498      41,498
    04. Nanyang General Light Electric Co., Ltd. [Note H]                           Uncertified    70%        31,894      31,894
   03. AEP Resources Project Management Company, Ltd. [Note H]                      Uncertified    100%          412         405
    04. NGLE Pushan Power, LDC [Note H]                                                 99          1%           419         419
     05. Nanyang General Light Electric Co., Ltd. [Note H]                          Uncertified    70%        13,669      13,669
  02. AEP Resource Services, LLC [Note H]                                           Uncertified    100%        1,433       1,433
  02. Ventures Lease Co., LLC [Note Q]                                              Uncertified    100%       -           -
 01. Appalachian Power Company [Note J]                                             13,499,500     99%       112,671     112,671
  02. Cedar Coal Co. [Note K]                                                          2,000       100%        4,954       4,954
  02. Central Appalachian Coal Company [Note K]                                        3,000       100%          760         760
  02. Central Coal Company [Note K]                                                    3,000       50%           604         604
  02. Southern Appalachian Coal Company [Note K]                                       6,950       100%        9,786       9,786
  02. West Virginia Power Company [Note N]                                              100        100%          267         257
 01. Columbus Southern Power Company [Note J]                                       16,410,426     100%      791,498     791,419
  02. Colomet, Inc. [Note T]                                                           1,500       100%        2,277       2,277
  02. Conesville Coal Preparation Company [Note M]                                      100        100%        1,600       1,100
  02. Simco Inc. [Note N]                                                             90,000       100%          363         363
  02. Ohio Valley Electric Corporation [Note E]                                        4,300        4%           430         430
   03. Indiana-Kentucky Electric Corporation [Note E]                                 17,000       100%        3,400       3,400
 01. Franklin Real Estate Company [Note T]                                              100        100%           30          30
  02. Indiana Franklin Realty, Inc. [Note T]                                            10         100%            1           1
 01. Indiana Michigan Power Company [Note J]                                         1,400,000     100%      860,570     860,510
  02. Blackhawk Coal Company [Note K]                                                 39,521       100%       50,661      50,661
  02. Price River Coal Company [Note K]                                                1,091       100%           27          27
 01. Kentucky Power Company [Note J]                                                 1,009,000     100%      256,130     256,130
 01. Kingsport Power Company [Note J]                                                 410,000      100%       23,782      23,782
 01. Ohio Power Company [Note J]                                                    27,952,473     99%     1,184,785   1,184,785
  02. Cardinal Operating Company [Note E]                                               250        50%        -           -
  02. Central Coal Company [Note K]                                                    1,500       50%           604         604
 01. Ohio Valley Electric Corporation [Note E]                                        39,900       40%         3,990       3,990
  02. Indiana-Kentucky Electric Corporation [Note E]                                  17,000       100%        3,400       3,400
 01. Wheeling Power Company [Note J]                                                  150,000      100%       27,838      27,838
 01. Central and South West Corporation [Note O]                                        100        100%    4,132,276   4,133,875
  02. Central Power and Light Company [Note J]                                       6,755,535     100%    1,400,086   1,400,086
   03. CPL Transition Funding LLC (DE) [Note AA]                                    Uncertified    100%       -           -
  02. Public Service Company of Oklahoma [Note J]                                    9,013,000     100%      480,225     480,225
   03. Ash Creek Mining Company [Note K]                                              383,904      100%            3           3
  02. Southwestern Electric Power Company [Note J]                                   7,536,640     100%      689,574     689,574
   03. The Arklahoma Corporation [Note P]                                               238        44%           367         175
   03. Southwest Arkansas Utilities Corporation [Note N]                                100        N/A            10          10
   03. Dolet Hills Lignite Company, LLC [Note L]                                    Uncertified    100%       25,910      25,910
  02. West Texas Utilities Company [Note J]                                          5,488,560     100%      245,420     245,420
  02. CSW Leasing, Inc. [Note Q]                                                        800        80%        27,468      21,974
  02. AEP Credit, Inc. [Note R]                                                         246        100%       65,578      65,578
  02. C3 Communications, Inc. [Note C]                                                 1,000       100%      (89,664)    (89,664)
    04. CSWC TeleChoice Management, Inc. [Note C]                                       100        100%            1           1
    04. CSWC TeleChoice, Inc. [Note C]                                                  100        100%            1           1
   03. INFINITEC [Note C]                                                              1,000       100%      162,924     162,924
  02. CSW Energy Inc. [Note S]                                                         1,000       100%      162,974     162,974
   03. AEP Wind GP, LLC  [Note X]                                                   Uncertified    100%            1           1
    04. Trent Wind Farm, LP [Note X]                                                Partnership     1%             1           1
   03. AEP Wind LP, LLC [Note X]                                                    Uncertified    100%          145         145
    04. Trent Wind Farm, LP [Note X]                                                Partnership    99%            94          94
   03. CSW Development-I, Inc. [Note S]                                                1,000       100%       51,815      51,815
    04. Polk Power GP II, Inc. [Note S]                                                 500        50%           145         145
     05. Polk Power GP, Inc. [Note S]                                                  1,000       100%          181         181
      06. Polk Power Partners, LP [Note S]                                          Partnership     1%           588         588
    04. CSW Mulberry II, Inc. [[Note S]                                                1,000       100%       26,644      26,644
     05. CSW Mulberry, Inc. [Note S]                                                   1,000       100%       28,502      28,502
    04. Polk Power Partners, LP [Note S]                                            Partnership    46%        26,910      26,910
    04. Noah I Power GP, Inc. [Note S]                                                 1,000       100%           (1)         (1)
     05. Noah I Power Partners, LP [Note S]                                         Partnership     1%           167         167
    04. Noah I Power Partners, LP [Note S]                                          Partnership    95%        15,774      15,774
     05. Brush Cogeneration Partners [Note S]                                       Partnership    50%        17,017      17,017
    04. Orange Cogeneration GP II, Inc. [Note S]                                        500        50%             9           9
     05. Orange Cogeneration G.P., Inc. [Note S]                                       1,000       100%           16          16
      06. Orange Cogeneration Limited Partnership [Note S]                          Partnership     1%           (61)        (61)

Item 1. System Companies and Investment Therein As Of December 31, 2001. (Continued)
                                                                                     Number of
                                                                                      Common                Issuer     Owner's
                                                                                       Shares     Voting  Book Value Book Value
                                   Name of Company                                     Owned      Power   (in OOO's) (in 000'S)
---------------------------------------------------------------------------------------------------------------------------------
       07. Orange Cogen Funding Corp. [Note S]                                         1,000       100%            1           1
    04. CSW Orange II, Inc. [Note S]                                                   1,000       100%        2,923       2,923
     05. CSW Orange, Inc. [Note S]                                                     1,000       100%        5,284       5,284
      06. Orange Cogeneration Limited Partnership [Note S]                          Partnership    50%        (3,028)     (3,028)
       07. Orange Cogen Funding Corp. [Note S]                                         1,000       100%      N/A         N/A
   03. CSW Development-II, Inc. [Note S]                                               1,000       100%       (3,999)     (3,999)
   03. CSW Ft. Lupton, Inc. [Note S]                                                   1,000       100%       97,640      97,640
    04. Thermo Cogeneration Partnership, L.P. [Note S]                              Partnership    50%        13,752      13,752
   03. Newgulf Power Venture, Inc. [Note S]                                            1,000       100%       11,522      11,522
   03. CSW Sweeny GP I, Inc. [Note S]                                                  1,000       100%          232         232
    04. CSW Sweeny GP II, Inc. [Note S]                                                1,000       100%          831         831
     05. Sweeney Cogeneration Limited Partnership [Note S]                          Partnership     1%           654         654
   03. CSW Sweeny LP I, Inc. [Note S]                                                  1,000       50%         8,925       8,925
    04. CSW Sweeny LP II, Inc. [Note S]                                                1,000       100%       41,711      41,711
     05. Sweeney Cogeneration Limited Partnership  [Note S]                         Partnership    49%        32,030      32,030
   03. CSW Services International, Inc. [Note I]                                       1,000       100%        1,529       1,529
   03. Diversified Energy Contractors Company, LLC [Note I]                            1,000       100%       17,595      17,595
    04. DECCO II LLC [Note I]                                                          1,000       100%       -           -
     05. Diversified Energy Contractors, LP [Note I]                                Partnership    99%           (21)        (21)
    04. Diversified Energy Contractors, LP [Note I]                                 Partnership    99%        (2,052)     (2,052)
    04. Industry and Energy Associates, L.L.C. [Note I]                                1,000       100%        1,485       1,485
   03. CSW Eastex GP I, Inc. [Note S]                                                  1,000       100%          424         424
    04. CSW Eastex GP II, Inc. [Note S]                                                1,000       100%          427         427
     05. Eastex Cogeneration Limited Partnership [Note S]                           Partnership     1%           423         423
   03. CSW Eastex LP I, Inc. [Note S]                                                  1,000       100%       20,266      20,266
    04. CSW Eastex LP II, Inc. [Note S]                                                1,000       100%       20,687      20,687
     05. Eastex Cogeneration Limited Partnership [Note S]                           Partnership    49%        20,721      20,721
  02. CSW International, Inc. [Note H]                                                 1,000       100%      963,364     963,364
   03.  CSWI Netherlands, Inc. [Note H]                                                 N/A        100%      N/A         N/A
   03. CSW International Two, Inc. [Note H]                                            1,000       100%      610,218     610,218
    04. CSW UK Holdings [Note H]                                                    427,275,004    100%      636,079     636,079
     05. CSWI Europe Limited [Note H]                                                  1,000       100%       28,787      28,787
      06. South Coast Power Limited [Note H]                                             1         50%        -           -
      06. Shoreham Operations Company Limited [Note H]                                   2         50%        -           -
     05. CSW UK Finance Company [Note H]                                            427,275,002    90%       693,699     693,699
      06. CSW Investments [Note H]                                                  699,825,002    90%     1,100,550   1,100,550
       07. SEEBOARD Group plc [Note H]                                                969,169      100%    1,340,850   1,340,850
        08. SEEBOARD (Generation) Limited [Note H]                                     1,000       100%       18,031      18,031
         09. Medway Power Limited [Note H]                                             3,750       38%        61,354      61,354
        08. SEEBOARD Natural Gas Limited [Note H]                                        2         100%       (1,961)     (1,961)
         09. SEEBOARD Energy Gas Limited [Note H]                                   Uncertified    100%       -           -
        08. SEEBOARD plc [Note H]                                                   250,493,703    100%      394,051     394,051
         09. Longfield Insurance Company Limited [Note H]                             500,000      100%        1,234       1,234
         09. Seeb Limited [Note H]                                                    10,000       100%           23          23
         09. SEEBOARD Employment Services Limited [Note H]                               2         100%          970         970
         09. SEEBOARD Insurance Company Limited [Note H]                             1,000,000     100%       10,861      10,861
         09. SEEBOARD International Limited [Note H]                                  500,000      100%        1,028       1,028
         09. SEEBOARD Share Scheme Trustees Limited [Note L]                             2         N/A        -           -
         09. SEEBOARD Trading Limited [Note H]                                      10,000,002     100%       36,471      36,471
         09. SEEPOWER Limited [Note H]                                                10,000       100%        2,898       2,898
          10. SEEBOARD Metering Limited [Note H]                                      10,000       100%         (180)       (180)
          10. Power Asset Development Company Limited [Note H]                          50         50%         1,002       1,002
          10. SEEBOARD Powerlink Limited [Note H]                                     800,000      80%        20,478      20,478
         09. Southern Gas Limited [Note H]                                            500,000      100%      (11,109)    (11,109)
         09. SEEBOARD Power Networks plc [Note N]                                     50,000       100%      306,193     306,193
         09. SEEBOARD Energy Limited [Note N]                                         50,000       100%       75,348      75,348
         09. SEEBOARD Energy Gas Limited [Note N]                                    6,000,000     100%       (6,463)     (6,463)
   03. CSW International Three, Inc. [Note H]                                          1,000       100%          145         145
     05. CSW Investments [Note H]                                                       100        10%           145         145
   03. CSW International, Inc. (a Cayman Island Company) [Note H]                      1,000       100%      166,595     166,595
    04. CSW Vale L.L.C. [Note H]                                                    Partnership    99%       179,445     179,445
     05. Caiua-Servicos de Electricidade S/A [Note H]                                8,724,909     20%        -           -
     05. Empresa de Electricidade Vale de Paranapanema S.A. [Note H]                21,498,445     21%        -           -
      06. Caiua-Servicos de Electricidade S/A [Note H]                                  N/A        61%       N/A         N/A
    04. CSW Power do Brazil, Ltda [Note H]                                          Uncertified     0%        -           -
   03. CSW Vale L.L.C. [Note H]                                                     Partnership     1%         1,813       1,813
    04. CSW Power do Brazil, Ltda [Note H]                                          Uncertified    100%       -           -
    04. Caiua-Servicos de Electricidade S/A [Note H]                                    N/A        20%       N/A         N/A
    04. Empresa de Electricidade Vale de Paranapanema S.A. [Note H]                     N/A        44%       N/A         N/A
     05. Caiua-Servicos de Electricidade S/A [Note H]                                   N/A        20%       N/A         N/A
   03. Chile Energy Holdings, L.L.C. [Note H]                                           N/A        90%       N/A         N/A
   03. Latin American Energy Holdings, Inc. [Note H]                                    N/A        100%      N/A         N/A
    04. Chile Energy Holdings, L.L.C. [Note H]                                          N/A        10%       N/A         N/A
   03. CSW International Energy Development Ltd. [Note H]                           Uncertified    100%       -           -
    04. Tenaska CSW International Ltd. [Note H]                                        1,000       50%        -           -
  02. EnerShop Inc. [Note I]                                                            N/A        100%      (17,959)    (17,959)
   03. Envirotherm, Inc. [Note I]                                                       N/A        100%      N/A         N/A
  02. CSW Energy Services, Inc. [Note I]                                                N/A        100%      (47,163)    (47,163)
   03. Nuvest, L.L.C. [Note U]                                                          N/A        93%       (18,398)    (18,398)
    04. National Temporary Services, Inc. [Note U]                                      N/A        100%      N/A         N/A

Item 1. System Companies and Investment Therein As Of December 31, 2001. (Continued)
                                                                                     Number of
                                                                                      Common                Issuer     Owner's
                                                                                       Shares     Voting  Book Value Book Value
                                   Name of Company                                     Owned      Power   (in OOO's) (in 000'S)
---------------------------------------------------------------------------------------------------------------------------------
     05. Octagon, Inc. [Note U]                                                         N/A        100%      N/A         N/A
    04. Numanco, L.L.C. [Note U]                                                        N/A        100%      N/A         N/A
     05. NuSun, Inc. [Note U]                                                           N/A        100%      N/A         N/A
      06. Sun Technical Services, Inc. [Note U]                                         N/A        100%      N/A         N/A
      06. Calibration and Testing Corporation [Note U]                                  N/A        100%      N/A         N/A
     05. ESG Technical Services, L.L.C. [Note U]                                        N/A        100%      N/A         N/A
     05. National Environmental Services Technology, L.L.C. [Note U]                    N/A        100%      N/A         N/A
     05. ESG Indonesia, L.L.C. [Note U]                                                 N/A        100%      N/A         N/A
     05. ESG, L.L.C. [Note U]                                                           N/A        50%       N/A         N/A
     05. Numanco Services, LLC                                                          N/A        100%      N/A         N/A
  02. REP Holdco, Inc. [Note W]                                                        3,000       100%       (1,125)     (1,125)
   03. Mutual Energy CPL L.P. [Note W]                                              Uncertified    100%       (1,494)     (1,494)
   03. Mutual Energy WTU L.P. [Note W]                                              Uncertified    100%         (398)       (398)
   03. Mutual Energy SWEPCO L.P. [Note W]                                           Uncertified    100%           (4)         (4)
   03. REP General Partner LLC [Note W]                                             Uncertified    100%            5           5
    04. Mutual Energy CPL L.P. [Note W]                                             Uncertified     1%        (1,494)         (7)
    04. Mutual Energy WTU L.P. [Note W]                                             Uncertified     1%          (398)         (2)
    04. Mutual Energy SWEPCO L.P. [Note W]                                          Uncertified     1%            (4)         (4)

Notes:
A. Public utility holding company.
B. Management, professional and technical services.
C. Telecommunications.
D. Broker and market energy commodities.
E. Generation.
F. Investor in companies developing energy-related ideas, products and technologies.
G. Distributed generation products.
H. International energy-related investments, trading and other projects.
I. Non-regulated energy-related services and products.
J. Domestic electric utility.
K. Coal mining (inactive).
L. Coal mining (active).
M. Coal preparation.
N. Inactive.
O. Subsidiary public utility holding company.
P. Electric transmission.
Q. Leasing.
R. Accounts receivable factoring.
S. Independent power.
T. Real estate.
U. Staff augmentation to power plants.
V. Retail energy sales.
W. Marketing of natural gas, electricity or energy-related products.
X. Wind Power Generation.
Y. Barging Services
AA. Finance Subsidiary
BB. Energy services including operations, supply chain, transmission and distribution
CC. Gas pipeline and processing
DD. Domestic energy-related investments, trading and other projects

N/A. Information not available

ITEM 2. ACQUISITIONS OR SALES OF UTILITY ASSETS
                                               Brief Description
Name of Company              Consideration      of Transaction                    Location          Exemption
---------------              -------------    ----------------                    --------          ---------

Columbus Southern Power        1,284,000      OSU Transformers and             CSP's OSU 138 KV     Rule 44
                                                   Facilities                    Substation

ITEM 3. ISSUE, SALE, PLEDGE, GUARANTEE OR ASSUMPTION OF SYSTEM SECURITIES

Name of Issuer and                                                                          Authorization
Description of Issues                Date and Form of Transactions        Consideration     or Exemption
         (1)                                      (2)                          (3)               (4)
---------------------                -----------------------------        -------------     -------------
                                                                          (in thousands)
Appalachian Power Company:
-------------------------

 Floating Rate Notes,
  Series A, Due 2003                  08/20/2001 - Public Offering              124,588        Rule 52


Indiana Michigan Power Company:
------------------------------

 6.125% Notes,
  Due December 15, 2006               12/12/2001 - Public Offering              297,656        Rule 52

Kingsport Power Company:
-----------------------

 6.73% Notes,
  Due February 15, 2004               2/16/2001 - Private Sale to Bank           20,000        Rule 52

GUARANTEE:

At December 31, 2001, American Electric Power Company, Inc. had outstanding parental guaranties of approximately $2.5 billion.

Note: We have not reported transactions previously reported on form U-6B2.

ITEM 4. ACQUISITION, REDEMPTION OR RETIREMENT OF SYSTEM SECURITIES

                                            Name of Company                       Extinguished (EXT)
Name of Issuer and                      Acquiring, Redeeming or                     or Held (H) for     Authorization
  Title of Issue                          Retiring Securities     Consideration   Further Disposition   or Exemption
        (1)                                       (2)                  (3)                (4)                (5)
------------------                      -----------------------   -------------   -------------------   -------------
                                                                  (in thousands)
American Electric Power Service Corp:
  Mortgage Notes
    9.60% Series Due 2008                       AEPSC                   2,000             EXT             Rule 42

Appalachian Power Company:
-------------------------

  First Mortgage Bonds
    6.38%  Series Due 2001                       APCo                 100,000             EXT             Rule 42
  Senior Unsecured Note Payable -
     Variable Due 2001                           APCo                  75,000             EXT             Rule 42

Central Power and Light Company:
-------------------------------

  First Mortgage Bonds
    6.875%  Series Due 2003                      CPL                      800             EXT             Rule 42

  Note Payable
    Variable  Due 2001                           CPL                  200,000             EXT             Rule 42

  Trust Preferred Securities
    8.00%  Due 2037                              CPL                   12,250             EXT             Rule 42

ITEM 4. (CONTINUED)

                                            Name of Company                       Extinguished (EXT)
Name of Issuer and                      Acquiring, Redeeming or                     or Held (H) for     Authorization
  Title of Issue                          Retiring Securities     Consideration   Further Disposition   or Exemption
        (1)                                       (2)                  (3)                (4)                (5)
------------------                      -----------------------   -------------   -------------------   -------------
                                                                  (in thousands)
Columbus Southern Power Company:
-------------------------------

Cumulative Preferred Stock
  $100 Par Value
  7.00% Series                                   CSPCo                  5,000             EXT             Rule 42

  Senior Unsecured Note Payable
    6.85%  Due 2005                              CSPCo                 11,730             EXT             Rule 42
  Junior Debentures
    8.375% Due 2025                              CSPCo                  2,189             EXT             Rule 42

  First Mortgage Bonds
    6.10%  Series Due 2003                       CSPCo                 14,880             EXT             Rule 42
    6.55%  Series Due 2004                       CSPCo                 23,432             EXT             Rule 42
    6.60%  Series Due 2003                       CSPCo                 14,994             EXT             Rule 42
    6.75%  Series Due 2004                       CSPCo                 23,944             EXT             Rule 42
    6.80%  Series Due 2003                       CSPCo                 31,975             EXT             Rule 42
    7.15%  Series Due 2002                       CSPCo                 13,616             EXT             Rule 42
    7.25%  Series Due 2002                       CSPCo                 42,821             EXT             Rule 42
    7.45%  Series Due 2024                       CSPCo                 31,550             EXT             Rule 42
    7.60%  Series Due 2024                       CSPCo                 30,851             EXT             Rule 42
    7.90%  Series Due 2023                       CSPCo                 10,425             EXT             Rule 42
    8.40%  Series Due 2022                       CSPCo                 15,557             EXT             Rule 42
    8.70%  Series Due 2022                       CSPCo                 34,667             EXT             Rule 42
    8.40%  Series Due 2022                       CSPCo                 12,102             EXT             Rule 42

CSW Energy:
----------

  Senior Unsecured Note Payable
    6.875%  Due 2001                             CSWE                 200,000             EXT             Rule 42

ITEM 4. (CONTINUED)

                                            Name of Company                       Extinguished (EXT)
Name of Issuer and                      Acquiring, Redeeming or                     or Held (H) for     Authorization
  Title of Issue                          Retiring Securities     Consideration   Further Disposition   or Exemption
        (1)                                       (2)                  (3)                (4)                (5)
------------------                      -----------------------   -------------   -------------------   -------------
                                                                  (in thousands)
Indiana Michigan Power Company:
------------------------------

  First Mortgage Bonds
    7.35% Series Due 2023                        I&M                    5,051             EXT             Rule 42
    7.63%  Series Due 2001                       I&M                   40,000             EXT             Rule 42

Kentucky Power Company:
----------------------

  First Mortgage Bonds
    8.90%  Series Due 2001                      KPCo                   40,000             EXT             Rule 42
    8.95%  Series Due 2001                      KPCo                   20,000             EXT             Rule 42

Kingsport Power Company:
-----------------------

  Notes Payable
    6.75% Due 2001                              KGPCo                  10,000             EXT             Rule 42

Ohio Power Company:
------------------

  First Mortgage Bonds
    6.00% Series Due 2003                        OPCo                  12,359             EXT             Rule 42
    6.15% Series Due 2023                        OPCo                  29,760             EXT             Rule 42
    8.80% Series Due 2022                        OPCo                  47,146             EXT             Rule 42
    6.75% Series Due 2003                        OPCo                   9,027             EXT             Rule 42
    6.55% Series Due 2003                        OPCo                   4,817             EXT             Rule 42
    7.75% Series Due 2023                        OPCo                  35,876             EXT             Rule 42
    7.375% Series Due 2023                       OPCo                  20,934             EXT             Rule 42
    7.10% Series Due 2023                        OPCo                   8,304             EXT             Rule 42
    7.30% Series Due 2024                        OPCo                  12,129             EXT             Rule 42

  Senior Unsecured Notes Payable
    Variable - Due 2001                          OPCo                  75,000             EXT             Rule 42

Public Service Company of Oklahoma:
----------------------------------

  First Mortgage Bonds
    5.91% Series Due 2001                        PSO                    6,000             EXT             Rule 42
    6.02% Series Due 2001                        PSO                   14,000             EXT             Rule 42

ITEM 4. (CONTINUED)

                                            Name of Company                       Extinguished (EXT)
Name of Issuer and                      Acquiring, Redeeming or                     or Held (H) for     Authorization
  Title of Issue                          Retiring Securities     Consideration   Further Disposition   or Exemption
        (1)                                       (2)                  (3)                (4)                (5)
------------------                      -----------------------   -------------   -------------------   -------------
                                                                  (in thousands)
SEEBOARD:

  Yankeebonds:
    7.98% Due 2001                              SEE                   186,817             EXT             Rule 42

Southern Ohio Coal Company:
--------------------------

  Notes Payable
    6.20%  Due 2001                             SOCCo                  30,000             EXT             Rule 42

  Finance Obligation
    6.98%  Due 2001                             SOCCo                  12,506             EXT             Rule 42

Wheeling Power Company:
----------------------

  Notes Payable
    6.75%  Due 2001                             WPCo                   10,000             EXT             Rule 42
    7.5625%  Due 2001                           WPCo                   11,000             EXT             Rule 42


Note:  We have not reported transactions previously reported on form U-6B2.

ITEM 5. INVESTMENTS IN SECURITIES OF NONSYSTEM COMPANIES AS OF DECEMBER 31, 2001.

1. Aggregate amount of investments in persons operating in the retail service area of AEP or of its subsidiaries.

                   Aggregate Amount of Investments            Number of
Name of          in Persons (Entities), Operating in           Persons                     Description of
Company              Retail Service Area of Owner             (Entities)                 Persons (Entities)
  (1)                            (2)                             (3)                          (4)
-------          -----------------------------------          ----------               ------------------
                           (in thousands)
 APCo                          $  731                             9            Industrial  Development Corporations

 AEPINV                         1,237                             1            Economic Development Company

 AEPINV                           100                             1            Economic Development Company

 WPCo                              13                             1            Industrial Development Corporation

2.       Securities owned not included in 1 above.

Name of                             Nature of           Description            Number      Percent of      Owner's
Company  Name of Issuer         Issuer's Business      of Securities         of Shares    Voting Power    Book Value
  (1)          (2)                     (3)                  (4)                 (5)            (6)           (7)
-------  --------------         -----------------      -------------         ---------    ------------    ----------
                                                                                                       (in thousands)
AEPINV   Intersource               Research &              Common Stock         800,000        9.9            -
         Technologies, Inc.        Technology Development  Preferred Stock       95,000

AEPINV   EnviroTech Investment     Research &
         Fund I                    Technology Development  Limited Partner         *           9.8           2,492

AEPINV   Altra Energy              Internet-based Energy   Convertible
          Technologies, Inc.       Trading                 Preferred Stock      952,381         **           5,000
                                                          Redeemable Preferred  300,000                        300

AEPPRO   Powerspan Corp.           Research &              Convertible
                                   Technology Development  Preferred Stock    5,369,851        9.8           5,000

AEPES    IntercontinentalExchange  Trading platform for    Limited Liability
          LLC                      Electric Utilities        Company             ***           5.3           6,541


AEP      Integrated Communica-     Development of
          tions System, Inc.       Demand Side Management  Common Stock          80,000        8.4             -

AEPINV   Pantellos Corporation     Internet-based Supply   Common Stock         538,935        5.0           5,289
                                   Chain

AEPINV    Active Power, Inc.       Research &              Common Stock         118,843        0.3           2,906
                                   Technology Development

SEEBOARD  Electricity Pension
plc       Trustee Limited          Trustee Company         Common Stock          20,000        4.9          29,860

SEEBOARD  ESN Holdings Limited     Trustee Company         Common Stock             104        4.9             155
plc

SEEBOARD  ESN Holdings Limited     Trustee Company         Preference shares     50,000        N/A          74,650
plc

PSO       AEMT, Inc                Manufacturer and sells  Preferred Stock
                                   residential surge       Series 1,
                                   protectors and power    Class A Non-voting   250,000        N/A             322
                                   quality devices for     Class B Non-voting   781,250        N/A           1,506
                                   industrial customers

PSO   The RIKA Companies           Engaged in the          Membership Units         217        4.0           1,918
                                   development and
          RIKA Management          commercialization of
          Company, LLC             computer automation
                                   technology for the
          Universal Power          electric power industry
          Products Company, LLC

          Automated Substation
          Development Co, LLC

          RC Training, LLC



  * Limited Partnership Interests
 ** Less than 3%
*** One-third Membership Interest

ITEM 6.  OFFICERS AND DIRECTORS
PART I as of December 31, 2001

The following are the abbreviations to be used for principal business address and positions.

Principal Business Address        Code
1 Riverside Plaza
Columbus, OH      43215             (a)

40 Franklin Road
Roanoke, VA       24022             (b)

700 Morrison Road
Gahanna, OH 43230                   (c)

One Summit Square
Fort Wayne, IN 46801                (d)

555 Office Center Place
Gahanna, OH 43230                   (e)

Dayuan Zhuan Village
Pushan Town, Nanyang City
People's Republic of China          (f)

Walker House
P.O. Box 908GT
George Town, Grand Cayman
Cayman Islands                      (g)

400 W. 15th Street
Austin, TX 78701                    (h)

1105 North Market Street
Wilmington, DE 19801                (i)

600 Bourke Street
Melbourne, Victoria
3000 Australia                      (j)

29/30 St. James's Street, London
SW1A 1HB, Great Britain             (k)

P.O. Box B
Brilliant, OH 43913                 (l)

301 Cleveland Ave., SW
Canton, OH 44702                    (m)

225 South 15th Street
Philadelphia, PA 19102              (n)

222 Bayou Road
Belle Chasse, LA 70037              (o)

P.O. Box 127, Convent, LA 70723     (p)

Herengracht 548
1017 CG Amsterdam
The Netherlands                     (q)

Suite 400, Deseret Building
Salt Lake City, UT 84111            (r)

1701 Central Avenue
Ashland, KY 41101                   (s)

301 Virginia Street East
Charleston, WV 25301                (t)

P.O. Box 75
Wheeling, WV 26003                  (u)

16090 Swingley Ridge Rd.#600
Chesterfield, MO 63017              (v)

P.O. Box 468
Piketon, Ohio 45661                 (w)

2600 Via Fortuna, Ste 500
Austin, TX 78746                    (x)

P.O. Box 309, S. Church St.
George Town, Grand Cayman
Cayman Islands                      (y)

Hoffsveien 1D
0275 Oslo, Norway                   (z)

474 Flinders Street
Melbourne, Victoria
3000 Australia                  (aa)

1201 Louisiana St., Suite 1200
Houston, TX 77002               (bb)

Av Dr. Churcrizaldan, 920-8E
13 Andares, Market Place Tower
04583-404-Sao Paulo-SP-Brazil   (cc)

Level 15, 624 Bourke Street
Melbourne, Victoria
3000 Australia                  (dd)

Bahnstrasse 16, 40212
Dusseldorf, Germany             (ee)

50 Berkeley Street, 6th Fl.
Mayfair, London W1J8AP
GB                              (ff)

Dr Karl Lueger-Ring 12
1010 Wien, Austria              (gg)

Alpenstrasse 12
CH-6304 Zug, Switzerland        (hh)

130 N. Main Street
Butte, MT 59701                 (ii)

212 E. 6th Street
Tulsa, OK 74119                 (jj)

539 N. Carancahua Street
Corpus Christi, TX 78401        (kk)

1616 Woodall Rodgers Fwy
Dallas, TX 75202                (ll)

Forest Gate, Brighton Road
Crawley, West Sussex
RH11 9BH Great Britain          (mm)

Torre Chapultepec Piso 13
Ruben Dario, No.281,
Bosques de Chapultepec
11580 Mexico, D.F.              (pp)

Williams Tower 2, W. 2nd Street
Tulsa, OK 74121                 (qq)

428 Travis Street
Shreveport, LA 71156            (rr)

301 Cypress Street
Abilene, TX 79601               (ss)

Position                      Code

Director                      D
Chairman of the Board         CB
Vice Chairman of the Board    VCB
President                     P
Chief Executive Officer       CEO
Chief Operating Officer       COO
Executive Vice President      EVP
Senior Vice President         SVP
Vice President                VP
Controller                    C
Deputy Controller             DC
Secretary                     S
Treasurer                     T
Acting General Counsel        AGC
Chief Financial Officer       CFO
Chief Accounting Officer      CAO
Chief Information Officer     CIO
Chief Risk Officer            CRO
Managing Director             MD
Board of Managers             B
Delegate Manager              DM
General Manager               GM
General Counsel               GC
Assistant Controller          AC
Assistant Secretary           AS
Assistant Treasurer           AT
Assistant General Counsel     AstGC

The officer's or director's principal business address is the same as indicated in the Company heading unless another address is provided with the individual's name.

American Electric Power Company, Inc.
Name and Principal Address(a) Position

E. R. Brooks                  D
3919 Crescent Drive
Granbury, TX 76049
Donald M. Carlton             D
8501 Mo-Pac Blvd.
Austin, TX 78720
John P. DesBarres             D
P.O. Box 189
Park City, UT 84060
E. Linn Draper, Jr.           D,CB,P,CEO
Robert W. Fri                 D
6001 Overlea Road
Bethesda, MD 20816
William R. Howell             D
6501 Legacy Drive
Plano, TX 75024
Lester A Hudson, Jr.          D
P.O. Box 8583
Greenville, SC 29604
Leonard J. Kujawa             D
225 Peachtree St.,NE
Atlanta, GA 30303
James L. Powell               D
301 W. Beauregard
San Angelo, TX 76903
Richard L. Sandor             D
111 W. Jackson Blvd., 14th FL.
Chicago, IL 60604
Thomas V. Shockley, III       D,VCB
Donald G. Smith               D
P.O. Box 13948
Roanoke, VA 24038
Linda Gillespie Stuntz        D
1275 Pennsylvania Ave.,NW
Washington, DC 20004

Kathryn D. Sullivan           D
795 Old Oak Trace
Columbus, OH 43235
Henry W. Fayne                VP
Susan Tomasky                 VP,S,CFO
Armando A. Pena               T
Joseph M. Buonaiuto           C,CAO
Leonard V. Assante            DC
William L. Scott              AC
Thomas G. Berkemeyer          AS
Jeffrey D. Cross              AS
Geoffrey S. Chatas            AT
Wendy G. Hargus (ll)          AT

AEP Acquisition, L.L.C.
Name and Principal Address(a) Position

Thomas V. Shockley,III        CB
Eric J. van der Walde         P
Geoffrey S. Chatas            VP
Jeffrey D. Cross              VP
Armando A. Pena               VP,T
Leonard V. Assante            C
Timothy A. King               S

AEP Coal, Inc.
Name and Principal Address(a) Position

Jeffrey D. Cross              D,VP
Charles A. Ebetino,Jr.(e)     D,P
Armando A. Pena               D,VP,T
Susan Tomasky                 D,VP
Timothy A. King               S

AEP Communications, Inc.
Name and Principal Address(a) Position

E. Linn Draper, Jr.           D,CB,CEO
Henry W. Fayne                D,VP
Armando A. Pena               D,VP,T
Thomas V. Shockley, III       D,VP
Susan Tomasky                 D,P
Frederick J. Boyle            VP
Holly Keller Koeppel          VP
Peter R. Thomas               VP
Jeffrey J. Tolnar             VP
Joseph M. Buonaiuto           C,CAO
Leonard V. Assante            DC
Thomas S. Ashford             S

AEP Communications, LLC
Name and Principal Address(a) Position

Holly Keller Koeppel          B,VP
Armando A. Pena               B,T
Susan Tomasky                 B,P
Jeffrey D. Cross              S

AEP Credit, Inc.
Name and Principal Address(a) Position

E. Linn Draper, Jr.           D,CB,CEO,P
Henry W. Fayne                D,VP
L. T. McDowell (ll)           D
Armando A. Pena               D,T
Thomas V. Shockley, III       D
Susan Tomasky                 D,VP
Joseph H. Vipperman           D
Joseph M. Buonaiuto           C,CAO
Leonard V. Assante            DC
Thomas S. Ashford             S

ITEM 6.  OFFICERS AND DIRECTORS
PART I (Continued)

AEP C&I Company, LLC
Name and Principal Address(a) Position

Steven A. Appelt              B,VP
Jeffrey D. Cross              B,VP
Armando A. Pena               B,VP,T
Thomas V. Shockley,III        B,CB,P
Geoffrey S. Chatas            VP
Timothy A. King               S

AEP Delaware Investment Company
Name and Principal Address(i) Position

Sean Breiner                  D
Geoffrey S. Chatas (a)        D,VP
Jeffrey D. Cross (a)          D,VP
David W. Dupert               D
Timothy A. King (a)           D,S
Armando A. Pena (a)           D,P,T
Mark A. Pyle (a)              D
Joseph M. Buonaiuto (a)       C

AEP Delaware Investment Company II
Name and Principal Address(i) Position

Sean Breiner                  D
Geoffrey S. Chatas (a)        D,VP
Jeffrey D. Cross (a)          D,VP
David W. Dupert               D
Timothy A. King (a)           D,S
Armando A. Pena (a)           D,P,T
Mark A. Pyle (a)              D
Joseph M. Buonaiuto(a)        C

AEP Delaware Investment Company III
Name and Principal Address(i) Position

Sean Breiner                  D
Geoffrey S. Chatas (a)        D,VP
Jeffrey D. Cross (a)          D,VP
David W. Dupert               D
Timothy A. King (a)           D,S
Armando A. Pena (a)           D,P,T
Mark A. Pyle (a)              D
Joseph M. Buonaiuto(a)        C

AEP Elmwood LLC
Name and Principal Address(o) Position

Steven A. Appelt (a)          B,VP
Dwayne L. Hart (a)            B,VP
Armando A. Pena (a)           B,T
Douglas K. Penrod (a)         B,VP
Eric J. van der Walde(a)      B,P
Joseph M. Buonaiuto (a)       C
Timothy A. King (a)           S

AEP EmTech, LLC
Name and Principal Address(a) Position

Henry W. Fayne                B
Thomas V. Shockley,III        B
Susan Tomasky                 B
John D. Harper                P
Geoffrey S. Chatas            VP
Jeffrey D. Cross              VP
Thomas L. Jones               VP
Holly Keller Koeppel          VP
John H. Provanzana            VP
Timothy A. King               S
Armando A. Pena               T

AEP Energy Services Gas Holding Company
Name and Principal Address(i) Position

E. Linn Draper, Jr.(a)        D,CB,CEO
Armando A. Pena (a)           D,VP,T
Thomas V. Shockley,III(a)     D,P
Susan Tomasky (a)             D
Eric J. van der Walde (a)     D,VP
Geoffrey S. Chatas (a)        VP
Jeffrey D. Cross (a)          VP
Dwayne L. Hart (a)            VP
Joseph M. Buonaiuto (a)       C
Thomas S. Ashford (a)         S

AEP Energy Services Gas Holding
Company II
Name and Principal Address(a) Position

None

AEP Energy Services GmbH
Name and Principal Address(ee)Position

Henry D. Jones (ff)           MD
Armando A. Pena (a)           MD,T
Thomas V. Shockley,III(a)     MD

AEP Energy Services Investments, Inc.
Name and Principal Address(i) Position

Sean Breiner                  D
Geoffrey S. Chatas (a)        D,VP
Jeffrey D. Cross (a)          D,VP
David W. Dupert               D
Timothy A. King (a)           D,S
Armando A. Pena (a)           D,VP,T
Mark A. Pyle      (a)         D
Thomas V. Shockley,III(a)     P
Joseph M. Buonaiuto (a)       C

AEP Energy Services Limited
Name and Principal Address(ff)Position

Geoffrey S. Chatas (a)        D
Jeffrey D. Cross (a)          D
John Whitehead                D
Henry D. Jones                MD
Armando A. Pena (a)           T
Linda M. Pszon                S

AEP Energy Servies Norway AS
Name and Prinipal Address(z) Position

Thor Lien                     D

AEP Energy Services Trading Limited
Name and Principal Address(ff)Position

Henry D. Jones                D
John Whitehead                D
Linda M. Pszon                S

ITEM 6.  OFFICERS AND DIRECTORS
PART I (Continued)

AEP Energy Services UK Generation Limited
Name and Principal Address(ff)Position

Geoffrey S. Chatas (a)        D
Jeffrey D. Cross (a)          D
Henry D. Jones                D
Armando A. Pena (a)           D,T
John Whitehead                D
Linda M. Pszon                S

AEP Energy Services (Austria) GmbH
Name and Principal Address(gg)Position

Paul D. Addis (a)             MD
Henry D. Jones (ff)           MD
Armando A. Pena (a)           MD,T

AEP Energy Services (Switzerland) GmbH
Name and Principal Address(hh)Position

Paul D. Addis (a)             MD
Henry D. Jones (ff)           MD
Armando A. Pena (a)           MD,T

AEP Energy Services Ventures, Inc.
Name and Principal Address(i) Position

Sean Breiner                  D
Geoffrey S. Chatas (a)        D,VP
Jeffrey D. Cross (a)          D,VP
David W. Dupert               D
Timothy A. King (a)           D,S
Armando A. Pena (a)           D,VP,T
Mark A. Pyle (a)              D
Thomas V. Shockley,III(a)     P
Joseph M. Buonaiuto (a)       C

AEP Energy Services Ventures II, Inc.
Name and Principal Address(i) Position

Sean Breiner                  D
Geoffrey S. Chatas (a)        D,VP
Jeffrey D. Cross (a)          D,VP
David W. Dupert               D
Timothy A. King (a)           D,S
Armando A. Pena (a)           D,VP,T
Mark A. Pyle (a)              D
Thomas V. Shockley,III(a)     P
Joseph M. Buonaiuto (a)       C

AEP Energy Services Ventures III, Inc.
Name and Principal Address(i) Position

Sean Breiner                  D
Geoffrey S. Chatas (a)        D,VP
Jeffrey D. Cross (a)          D,VP
David W. Dupert               D
Timothy A. King (a)           D,S
Armando A. Pena (a)           D,VP,T
Mark A. Pyle      (a)         D
Thomas V. Shockley,III(a)     P
Joseph M. Buonaiuto (a)       C

AEP Energy Services, Inc.
Name and Principal Address(a) Position

E. Linn Draper, Jr.           D,CB,CEO
Henry W. Fayne                D,VP
Armando A. Pena               D,VP,T
Thomas V. Shockley, III       D,P
Susan Tomasky                 D,VP
Eric J. van der Walde         D,EVP
Steven A. Appelt              EVP
Dwayne L. Hart                SVP
Henry D. Jones (ff)           SVP
Andrew W. Patterson           SVP
William C. Reed, II           SVP
George Rooney                 SVP
David A. Banks                VP
Thomas A. Barry               VP
Robert W. DeLarm              VP
David B. Dunn                 VP
Paul S. Mason                 VP
Kevin McGowan                 VP
Lylwyn T. Michals (bb)        VP
Glenn Riepl                   VP
Donald M. Norman              VP
P. M. O'Brien                 VP
Douglas K. Penrod             VP
Brent A. Price                VP
Richard R. Snowdon            VP
Brian X. Tierney              VP
Gregory E. Wolfe              VP
Koin Cntr, 222 SW Columbia St.
Suite 1550, Portland, OR 97201
Charles E. Zebula             VP
Joseph M. Buonaiuto           C,CAO
Leonard V. Assante            DC
Thomas S. Ashford             S

AEP Fiber Venture, LLC
Name and Principal Address(a) Position

Holly Keller Koeppel          B,VP
Armando A. Pena               B,VP,T
Susan Tomasky                 B,P
Geoffrey S. Chatas            VP
Jeffrey D. Cross              VP
Timothy A. King               S

AEP Funding Limited
Name and Principal Address(g) Position

Jeffrey D. Cross (a)          D,S
Armando A. Pena (a)           D,T

AEP Gas Marketing LP
Name and Principal Address(bb)Position

Thomas V. Shockley,III(a)     P
Steven A. Appelt (a)          VP
Geoffrey S. Chatas (a)        VP
Jeffrey D. Cross (a)          VP
Edward D. Gottlob             VP
Dwayne L. Hart (a)            VP
Armando A. Pena (a)           VP,T
Eric J. van der Walde (a)     VP
Joseph M. Buonaiuto (a)       C
Timothy A. King (a)           S

AEP Gas Power GP, LLC
Name and Principal Address(a) Position

Steven A. Appelt              B,VP
Jeffrey D. Cross              B,VP
Armando A. Pena               B,T
Thomas V. Shockley,III        B,CB,P
Timothy A. King               S

ITEM 6.  OFFICERS AND DIRECTORS
PART I (Continued)

AEP Gas Power Systems, LLC
Name and Principal Address(a) Position

Steven A. Appelt              B
Charles C. Cooper             B
430 Telser Road
Lake Zurich, IL 60047-1588
Daniel O. Dickinson           B
430 Telser Road
Lake Zurich, IL 60047-1588
Mark W. Marano                B,P,CEO
John F. Norris, Jr.           B
Armando A. Pena               T
Timothy A. King               S

AEP Generating Company
Name and Principal Address(a) Position

E. Linn Draper, Jr.           D,CB,CEO
Henry W. Fayne                D,P
Armando A. Pena               D,VP,T
Robert P. Powers              D
Thomas V. Shockley, III       D,VP
Susan Tomasky                 D,VP
Joseph H. Vipperman           D,VP
John F. Norris, Jr.           VP
Joseph M. Buonaiuto           C,CAO
Leonard V. Assante            DC
Thomas S. Ashford             S

AEP Indian Mesa GP, LLC
Name and Principal Address(a) Position

Jeffrey D. Cross              B,VP
Dwayne L. Hart                B,VP
Armando A. Pena               B,VP,T
Thomas V. Shockley,III        B,CB,P
Geoffrey S. Chatas            VP
Timothy A. King               S

AEP Indian Mesa LP, LLC
Name and Principal Address(a) Position

Jeffrey D. Cross              B,VP
Dwayne L. Hart                B,VP
Armando A. Pena               B,VP,T
Thomas V. Shockley,III        B,CB,P
Geoffrey S. Chatas            VP
Timothy A. King               S

AEP Investments, Inc.
Name and Principal Address(a) Position

E. Linn Draper, Jr.           D,CB,CEO
Henry W. Fayne                D,VP
Armando A. Pena               D,VP,T
Thomas V. Shockley, III       D,VP
Susan Tomasky                 D,P
Frederick J. Boyle            VP
Holly Keller Koeppel          VP
Joseph M. Buonaiuto           C,CAO
Leonard V. Assante            DC
Thomas S. Ashford             S

AEP Kentucky Coal, L.L.C.
Name and Principal Address(a) Position

Jeffrey D. Cross              B,VP
Charles A. Ebetino,Jr.(e)     B,P
Armando A. Pena               B,VP,T
Susan Tomasky                 VP
Timothy A. King               S

AEP MEMCo LLC
Name and Principal Address(v) Position

Steven A. Appelt (a)          B,VP
Dwayne L. Hart (a)            B,VP
Armando A. Pena (a)           B,T
Douglas K. Penrod (a)         B,VP
Eric J. van der Walde(a)      B,P
Joseph M. Buonaiuto (a)       C
Timothy A. King (a)           S

AEP Ohio Coal, L.L.C.
Name and Principal Address(a) Position

Jeffrey D. Cross              B,VP
Charles A. Ebetino, Jr.       B,P
Armando A. Pena               B,VP,T
Susan Tomasky                 VP
Timothy A. King               S

AEP Ohio Commercial & Industrial Retail
Company, LLC
Name and Principal Address(a) Position

Steven A. Appelt              B,VP
Jeffrey D. Cross              B,VP
Armando A. Pena               B,VP,T
Thomas V. Shockley,III        B,CB,P
Geoffrey S. Chatas            VP
Timothy A. King               S

AEP Ohio Retail Energy, LLC
Name and Principal Address(a) Position

Steven A. Appelt              B,VP
Jeffrey D. Cross              B,VP,S
Armando A. Pena               B,T
Thomas V. Shockley,III        B,CB,P

AEP Power Marketing, Inc.
Name and Principal Address(a) Position

E. Linn Draper, Jr.           D,CB,CEO
Henry W. Fayne                D,VP
Armando A. Pena               D,VP,T
Susan Tomasky                 D,VP
Thomas V. Shockley,III        P
Joseph M. Buonaiuto           C,CAO
Thomas S. Ashford             S

ITEM 6.  OFFICERS AND DIRECTORS
PART I (Continued)

AEP Pro Serv, Inc.
Name and Principal Address(a) Position

E. Linn Draper, Jr.           D,CB,CEO
Henry W. Fayne                D,VP
John F. Norris, Jr.           D
Armando A. Pena               D,VP,T
Robert P. Powers              D,VP
Thomas V. Shockley, III       D,VP
Susan Tomasky                 D,VP
John R. Jones                 P
V. A. Lepore                  SVP
L. E. Dillahunty (ll)         VP
Mark A. Gray                  VP
James A. Howard               VP
Dennis A. Lantzy              VP
John A. Mazzone               VP
J. K. McWilliams              VP
Martin L. Mearhoff            VP
Joseph M. Buonaiuto           C,CAO
Leonard V. Assante            DC
Thomas S. Ashford             S

AEP Resource Services, LLC
Name and Principal Address(a) Position

Frederick J. Boyle            B,VP
Armando A. Pena               P,T
Geoffrey S. Chatas            VP
Jeffrey D. Cross              VP
Timothy A. King               S

AEP Resources, Inc.
Name and Principal Address(a) Position

E. Linn Draper, Jr.           D,CB,CEO
Henry W. Fayne                D,VP
Armando A. Pena               D,VP,T
Thomas V. Shockley, III       D,VP
Susan Tomasky                 D,P
Donald E. Boyd                SVP
Level 31, Aurora Plc.,88 Phillip St.
Sydney/NSW 2000 Australia
Frederick J. Boyle            VP
Henry D. Jones (ff)           VP
Holly Keller Koeppel          VP
James H. Sweeney              VP
155 West Nationwide Blvd.
Columbus, OH 43215
Christopher Wilson (k)        VP
Joseph M. Buonaiuto           C,CAO
Leonard V. Assante            DC
Thomas S. Ashford             S

AEP Resources Australia Holdings Pty Ltd
Name and Principal Address(j) Position
--------------------------------------
Donald E. Boyd                D
Level 31, Aurora Plc.,88 Phillip St.
Sydney/NSW 2000 Australia
Frederick J. Boyle (a)        D
Holly Keller Koeppel (a)      D
John Marshall (dd)            D
Armando A. Pena (a)           D,T
Jeffrey D. Cross (a)          S
Simon Lucas (dd)              S

AEP Resources Australia Pty., Ltd.
Name and Principal Address(j) Position

Donald E. Boyd                D
Level 31, Aurora Plc.,88 Phillip St.
Sydney/NSW 2000 Australia
Jeffrey D. Cross (a)          D,S
Armando A. Pena (a)           D
Timothy A. King (a)           S

AEP Resources do Brasil Ltda.
Name and Principal Address(cc)Position

Hercules Celescuekci          DM

AEP Resources CitiPower I Pty Ltd
Name and Principal Address(j) Position

Donald E. Boyd                D
Level 31, Aurora Plc.,88 Phillip St.
Sydney/NSW 2000 Australia
Frederick J. Boyle (a)        D
Holly Keller Koeppel (a)      D
John Marshall (dd)            D
Armando A. Pena (a)           D,T
Jeffrey D. Cross (a)          S
Simon Lucas (dd)              S

AEP Resources CitiPower II Pty Ltd
Name and Principal Address(j) Position

Donald E. Boyd                D
Level 31, Aurora Plc.,88 Phillip St.
Sydney/NSW 2000 Australia
Frederick J. Boyle (a)        D
Holly Keller Koeppel (a)      D
John Marshall (dd)            D
Armando A. Pena (a)           D,T
Jeffrey D. Cross (a)          S
Simon Lucas (dd)              S

AEP Resources International, Limited
Name and Principal Address(g) Position

E. Linn Draper, Jr. (a)       D,CB,CEO
Henry W. Fayne (a)            D,VP
Armando A. Pena (a)           D,VP,T,CFO
David Mustine (c)             SVP
Jeffrey D. Cross (a)          VP,GC
John R. Jones (a)             VP
Dennis A. Lantzy (a)          VP
Leonard V. Assante(a)         C,CAO

AEP Resources Limited
Name and Principal Address(k) Position

Jeffrey D. Cross (a)          D,S
Armando A. Pena (a)           D,T
Christopher Wilson            MD

AEP Resources Project Management Company, Ltd.
Name and Principal Address(g) Position

Jeffrey D. Cross (a)          D
Armando A. Pena (a)           D,T
Walkers SPV Limited           S

AEP Retail Energy, LLC
Name and Principal Address(a) Position

Henry W. Fayne                B,VP
Susan Tomasky                 B,S
Armando A. Pena               T

ITEM 6.  OFFICERS AND DIRECTORS
PART I (Continued)

AEP Texas Commercial & Industrial
Retail GP, LLC
Name and Principal Address(a) Position

Steven A. Appelt              B,VP
Jeffrey D. Cross              B,VP
Armando A. Pena               B,T
Thomas V. Shockley,III        B,CB,P
Timothy A. King               S

AEP Texas Commercial & Industrial Retail
Limited Partnership
Name and Principal Address(h) Position

Thomas V. Shockley,III(a)     P
Steven A. Appelt (a)          VP
Geoffrey S. Chatas (a)        VP
Jeffrey D. Cross (a)          VP
Andrew W. Patterson (a)       VP
Armando A. Pena (a)           VP,T
George Rooney (a)             VP
Timothy A. King (a)           S

AEP Texas POLR, LLC
Name and Principal Address(a) Position

Steven A. Appelt              B,VP
Jeffrey D. Cross              B,VP
Armando A. Pena               B,T
Thomas V. Shockley,III        B,CB,P
Timothy A. King               S

AEP Texas POLR GP, LLC
Name and Principal Address(h) Position

Steven A. Appelt (a)          B,VP
Jeffrey D. Cross (a)          B,VP
Armando A. Pena (a)           B,T
Thomas V. Shockley,III(a)     B,CB,P
Timothy A. King (a)           S

AEP T&D Services, LLC
Name and Principal Address(a) Position

Jeffrey D. Cross              B,VP
Glenn M. Files (c)            B,VP
David Mustine (c)             B,VP
Armando A. Pena               B,T
Richard P. Verret             B,VP
825 Tech Center Drive
Gahanna, OH 43230
Timothy A. King               S

AEP West Virginia Coal, Inc.
Name and Principal Address(a) Position

Jeffrey D. Cross              D,VP
Charles A. Ebetino,Jr.(e)     D,P
Armando A. Pena               D,VP,T
Susan Tomasky                 D,VP
Timothy A. King               S

AEP Wind GP, LLC
Name and Principal Address(a) Position

Thomas V. Shockley,III        P
Geoffrey S. Chatas            VP
Jeffrey D. Cross              VP
Dwayne L. Hart                VP
Armando A. Pena               VP,T
Timothy A. King               S

AEP Wind LP, LLC
Name and Principal Address(a) Position

Thomas V. Shockley,III        P
Geoffrey S. Chatas            VP
Jeffrey D. Cross              VP
Dwayne L. Hart                VP
Armando A. Pena               VP,T
Timothy A. King               S

AEPR Global Holland Holding B.V.
Name and Principal Address(q) Position

AEP Resources, Inc. (a)       MD
Geoffrey S. Chatas (a)        MD
Jeffrey D. Cross (a)          MD
Henry D. Jones (ff)           MD
Armando A. Pena (a)           MD
John Whitehead (ff)           MD
John David Young (ff)         MD

AEPR Global Investments B.V.
Name and Principal Address(q) Position

Geoffrey S. Chatas (a)        MD
Jeffrey D. Cross (a)          MD
Henry D. Jones (ff)           MD
Armando A. Pena (a)           MD
John Whitehead (ff)           MD
Christopher Wilson (k)        MD

AEPR Global Ventures B.V.
Name and Principal Address(q) Position

Geoffrey S. Chatas (a)        MD
Jeffrey D. Cross (a)          MD
Henry D. Jones (ff)           MD
Armando A. Pena (a)           MD
John Whitehead (ff)           MD
Christopher Wilson (k)        MD

American Electric Power Service Corporation
Name and Principal Address(a) Position

E. Linn Draper, Jr.           D,CB,P,CEO
Henry W. Fayne                D,EVP
Robert P. Powers              D,EVP
Thomas V. Shockley, III       D,VCB,COO
Susan Tomasky                 D,EVP,GC,AS
Joseph H. Vipperman           D,EVP
Melinda S. Ackerman           SVP
Nicholas J. Ashooh            SVP
J. C. Baker                   SVP
A. Christopher Bakken,III     SVP
One Cook Place
Bridgman, MI 49106
Joseph M. Buonaiuto           SVP,C,CAO
Jeffrey D. Cross              SVP,AGC,AS
Thomas M. Hagan               SVP
Dale E. Heydlauff             SVP
Michael F. Moore              SVP,CIO
R. E. Munczinski              SVP
John F. Norris, Jr.           SVP
Armando A. Pena               SVP,T
Leonard V. Assante            VP,DC
Edward J. Brady               VP
Bruce H. Braine               VP

ITEM 6.  OFFICERS AND DIRECTORS
PART I (Continued)

(Continued)
American Electric Power Service Corporation
Name and Principal Address(a) Position

Robert T. Burns (ll)          VP
Geoffrey S. Chatas            VP,AS
W. N. D'Onofrio               VP
Diane M. Fitzgerald           VP
1367 Silverbrook Lane
St.Joseph, MI 49085
Joseph Hamrock (c)            VP
Jane A. Harf                  VP
88 East Broad Street, Ste 800
Columbus, OH 43215
Wendy G. Hargus (ll)          VP,AT
John D. Harper                VP
Timothy G. Harshbarger        VP
Thomas S. Jobes               VP
Anthony P. Kavanagh           VP
801 Pennsylvania Ave.
Washington, DC 20004
Michael D. Martin             VP
Martin L. Mearhoff            VP
Mark W. Menezes               VP
801 Pennsylvania Ave.
Washington, DC 20004
D. Michael Miller             VP
Richard A. Mueller            VP
Charles R. Patton             VP
400 West 15th Street Ste 1500
Austin, TX 78701
Gary M. Prescott              VP
H. E. Rhodes      (c)         VP
Daniel J. Rogier              VP
William L. Scott              VP
O. J. Sever                   VP
William L. Sigmon, Jr.        VP
Scott N. Smith                VP,CRO
Stuart Solomon                VP
Mark A. Welch                 VP
Mark G. Zardus                VP
Waldo Zerger                  VP
221 North Front Street
Columbus, OH 43215
Thomas S. Ashford             S
Thomas G. Berkemeyer          AS,AstGC

American Fiber Touch, LLC
Name and Principal Address(ii) Position


Perry J. Cole                 B
Holly Keller Koeppel (a)      B
Michael J. Meldahl            B

Appalachian Power Company
Name and Principal Address(b) Position

E. Linn Draper, Jr. (a)       D,CB,CEO
Henry W. Fayne (a)            D,P
Armando A. Pena (a)           D,VP,T
Robert P. Powers (a)          D,VP
Thomas V. Shockley,III(a)     D,VP
Susan Tomasky (a)             D,VP
Joseph H. Vipperman (a)       D,VP
R. D. Carson, Jr.             VP
1051 East Cary Street, 7th Fl.
Richmond, VA 23219
Mark E. Dempsey (t)           VP
Glenn M. Files (c)            VP
Michelle S. Kalnas (c)        VP
David Mustine (c)             VP
John F. Norris, Jr.(a)        VP
M. P. Ryan (c)                VP
Richard P. Verret             VP
825 Tech Center Drive
Gahanna, OH 43230
Joseph M. Buonaiuto (a)       C,CAO
Leonard V. Assante (a)        DC
Thomas S. Ashford(a)          S

Ash Creek Mining Company
Name and Principal Address(jj)Position

E. Linn Draper, Jr. (a)       D,CB,CEO
Henry W. Fayne (a)            D,VP
Armando A. Pena (a)           D,VP,T
Thomas V. Shockley,III(a)     D,VP
Susan Tomasky (a)             D,VP
Charles A. Ebetino,Jr.(e)     P,COO
Joseph M. Buonaiuto (a)       C,CAO
Leonard V. Assante (a)        DC
Thomas S. Ashford(a)          S

Australia's Energy Partnership
Name and Principal Address(j) Position

Armando A. Pena (a)           T

Blackhawk Coal Company
Name and Principal Address(r) Position

E. Linn Draper, Jr. (a)       D,CB,CEO
Henry W. Fayne (a)            D,VP
Armando A. Pena (a)           D,VP,T
Thomas V. Shockley,III(a)     D,VP
Susan Tomasky (a)             D,VP
Charles A. Ebetino,Jr.(e)     P,COO
Joseph M. Buonaiuto (a)       C,CAO
Leonard V. Assante (a)        DC
Thomas S. Ashford(a)          S

C3 Communications, Inc.
Name and Principal Address(a) Position

E. Linn Draper, Jr.           D,CB,CEO
Henry W. Fayne                D,VP
Armando A. Pena               D,VP,T
Thomas V. Shockley, III       D,VP
Susan Tomasky                 D,P
Frederick J. Boyle            VP
Holly Keller Koeppel          VP
Peter R. Thomas               VP
Joseph M. Buonaiuto           C,CAO
Leonard V. Assante            DC
Thomas S. Ashford             S

C3 Networks & Communications Limited
Partnership
Name and Principal Address(x) Position

Susan Tomasky (a)             P
Geoffrey S. Chatas (a)        VP
Jeffrey D. Cross (a)          VP
Holly Keller Koeppel (a)      VP
Armando A. Pena (a)           VP,T
Timothy A. King (a)           S

ITEM 6.  OFFICERS AND DIRECTORS
PART I (Continued)

C3 Networks GP, L.L.C.
Name and Principal Address(x) Position

Jeffrey D. Cross (a)          B,VP
Holly Keller Koeppel (a)      B,VP
Armando A. Pena (a)           B,VP,T
Susan Tomasky (a)             B,P
Geoffrey S. Chatas (a)        VP
Timothy A. King (a)           S

C3 Networks Limited Partnership
Name and Principal Address(x) Position

Susan Tomasky (a)             P
Geoffrey S. Chatas (a)        VP
Jeffrey D. Cross (a)          VP
Holly Keller Koeppel (a)      VP
Armando A. Pena (a)           VP,T
Timothy A. King (a)           S

Cardinal Operating Company
Name and Principal Address(l) Position

Anthony J. Ahern              D
6677 Busch Blvd.
Columbus, OH 43226
J. C. Baker (a)               D
Richard K. Byrne              D,VP
6677 Busch Blvd.
Columbus, OH 43226
E. Linn Draper, Jr. (a)       D,P
Henry W. Fayne (a)            D,VP
John R. Jones (a)             D,VP
Ralph E. Luffler              D,VP
P.O. Box 250
Lancaster, OH 43130-0250
Steven K. Nelson              D,VP
P.O. Box 280
Coshocton, OH 43812
John F. Norris, Jr.(a)        D,VP
Michael L. Sims               D
3888 Stillwell Beckett Rd.
Oxford, OH 45056
Joseph M. Buonaiuto (a)       C
Armando A. Pena (a)           T
Thomas S. Ashford (a)         S

Cedar Coal Co.
Name and Principal Address(b) Position

E. Linn Draper, Jr. (a)       D,CB,CEO
Henry W. Fayne (a)            D,VP
Armando A. Pena (a)           D,VP,T
Thomas V. Shockley,III(a)     D,VP
Susan Tomasky (a)             D,VP
Charles A. Ebetino,Jr.(e)     P,COO
Joseph M. Buonaiuto (a)       C,CAO
Leonard V. Assante (a)        DC
Thomas S. Ashford(a)          S

Central and South West Corporation
Name and Principal Address(ll)Position

E. Linn Draper, Jr.(a)        D,CB,CEO,P
Henry W. Fayne (a)            D,VP
Armando A. Pena (a)           D,T
Robert P. Powers (a)          D
Thomas V. Shockley,III(a)     D,VCB,COO
Susan Tomasky (a)             D
Joseph H. Vipperman (a)       D
Joseph M. Buonaiuto (a)       C,CAO
Leonard V. Assante (a)        DC
Thomas S. Ashford (a)         S

Central Appalachian Coal Company
Name and Principal Address(b) Position

E. Linn Draper, Jr. (a)       D,CB,CEO
Henry W. Fayne (a)            D,VP
Armando A. Pena (a)           D,VP,T
Thomas V. Shockley,III(a)     D,VP
Susan Tomasky (a)             D,VP
Charles A. Ebetino,Jr.(e)     P,COO
Joseph M. Buonaiuto (a)       C,CAO
Leonard V. Assante (a)        DC
Thomas S. Ashford (a)         S

Central Coal Company
Name and Principal Address(b) Position

E. Linn Draper, Jr.(a)        D,CB,CEO
Henry W. Fayne (a)            D,VP
Armando A. Pena (a)           D,VP,T
Thomas V. Shockley,III(a)     D,VP
Susan Tomasky (a)             D,VP
Charles A. Ebetino,Jr.(e)     P,COO
Joseph M. Buonaiuto (a)       C,CAO
Leonard V. Assante (a)        DC
Thomas S. Ashford (a)         S

Central Power and Light Company
Name and Principal Address(kk)Position

E. Linn Draper, Jr. (a)       D,CB,CEO
Henry W. Fayne (a)            D,P
Armando A. Pena (a)           D,VP,T
Robert P. Powers (a)          D,VP
Thomas V. Shockley,III(a)     D,VP
Susan Tomasky (a)             D,VP
Joseph H. Vipperman (a)       D,VP
Glenn M. Files (c)            VP
Michelle S. Kalnas (c)        VP
David Mustine (c)             VP
John F. Norris, Jr. (a)       VP
Julio C. Reyes (h)            VP
M. P. Ryan (c)                VP
Richard P. Verret             VP
825 Tech Center Drive
Gahanna, Ohio 43230
Joseph M. Buonaiuto (a)       C,CAO
Leonard V. Assante (a)        DC
Thomas S. Ashford (a)         S

Chile Energy Holdings, L.L.C.
Name and Principal Address(y)Position

Jeffrey D. Cross (a)          D,VP
Dwayne L. Hart (a)            D,P
Armando A. Pena (a)           D,VP
Susan Tomasky (a)             D
Geoffrey S. Chatas (a)        VP
Sandra S. Bennett (a)         C
Wendy G. Hargus (ll)          T
Timothy A. King (a)           S

ITEM 6.  OFFICERS AND DIRECTORS
PART I (Continued)

CitiPower Pty
Name and Principal Address(dd)Position

Donald E. Boyd                D
Level 31, Aurora Plc.,88 Phillip St.
Sydney/NSW 2000 Australia
Frederick J. Boyle (a)        D
Michael Codd, AC              D
Jeffrey D. Cross (a)          D,S
Brian Healey                  D
Holly Keller Koeppel (a)      D
John Marshall                 D
Armando A. Pena (a)           D,T
Simon Lucas                   S

CitiPower Trust
Principal Address (j)

NONE

Colomet, Inc.
Name and Principal Address(a) Position

E. Linn Draper, Jr.           D,P,CEO
Henry W. Fayne                D,VP
Armando A. Pena               D,VP,T
Thomas V. Shockley, III       D,VP
Susan Tomasky                 D,VP
Joseph H. Vipperman           D,VP
Glenn M. Files (c)            VP
Richard P. Verret             VP
825 Tech Center Drive
Gahanna, OH 43230
Joseph M. Buonaiuto           C,CAO
Leonard V. Assante            DC
Thomas S. Ashford             S

Columbus Southern Power Company
Name and Principal Address(a) Position

E. Linn Draper, Jr.           D,CB,CEO
Henry W. Fayne                D,P
Armando A. Pena               D,VP,T
Robert P. Powers              D,VP
Thomas V. Shockley,III        D,VP
Susan Tomasky                 D,VP
Joseph H. Vipperman           D,VP
Glenn M. Files (c)            VP
Michelle S. Kalnas (c)        VP
David Mustine (c)             VP
Floyd W. Nickerson            VP
88 East Broad Street, Ste 800
Columbus, OH 43215
John F. Norris, Jr.           VP
M. P. Ryan (c)                VP
Richard P. Verret             VP
825 Tech Center Drive
Gahanna, OH 43230
Joseph M. Buonaiuto           C,CAO
Leonard V. Assante            DC
Thomas S. Ashford             S

Conesville Coal Preparation Company
Name and Principal Address(a) Position

E. Linn Draper, Jr.           D,CB,CEO
Henry W. Fayne                D,VP
Armando A. Pena               D,VP,T
Thomas V. Shockley,III        D,VP
Susan Tomasky                 D,VP
Charles A. Ebetino,Jr.(e)     P,COO
Joseph M. Buonaiuto           C,CAO
Leonard V. Assante            DC
Thomas S. Ashford             S

Conlease, Inc.
Name and Principal Address (p)

Steven A. Appelt (a)          D
Dwayne L. Hart (a)            D,VP
Armando A. Pena (a)           D,VP,T
Douglas K. Penrod (a)         D,VP
Eric J. van der Walde(a)      D,P
Joseph M. Buonaiuto (a)       C
Timothy A. King (a)           S

CSW Development-3, Inc.
Name and Principal Address(a) Position

Jeffrey D. Cross              D,VP
Dwayne L. Hart                D,P
Armando A. Pena               D,VP
Joseph M. Buonaiuto           C
Timothy A. King               S
Wendy G. Hargus (ll)          T

CSW Development-II, Inc.
Name and Principal Address(a) Position

Jeffrey D. Cross              D,VP
Dwayne L. Hart                D,P
Armando A. Pena               D,VP
Joseph M. Buonaiuto           C
Timothy A. King               S
Wendy G. Hargus (ll)          T

CSW Development-I, Inc.
Name and Principal Address(a) Position

Jeffrey D. Cross              D,VP
Dwayne L. Hart                D,P
Armando A. Pena               D,VP
Joseph M. Buonaiuto           C
Timothy A. King               S
Wendy G. Hargus (ll)          T

CSW Eastex GP II, Inc.
Name and Principal Address(a) Position

Jeffrey D. Cross              D,VP
Dwayne L. Hart                D,P
Armando A. Pena               D,VP
Geoffrey S. Chatas            VP
Joseph M. Buonaiuto           C
Timothy A. King               S
Wendy G. Hargus (11)          T

CSW Eastex GP I, Inc.
Name and Principal Address(a) Position

Jeffrey D. Cross              D,VP
Dwayne L. Hart                D,P
Armando A. Pena               D,VP
Geoffrey S. Chatas            VP
Joseph M. Buonaiuto           C
Timothy A. King               S
Wendy G. Hargus (11)          T

ITEM 6.  OFFICERS AND DIRECTORS
PART I (Continued)

CSW Eastex LP II, Inc.
Name and Principal Address(a) Position

Jeffrey D. Cross              D,VP
Dwayne L. Hart                D,P
Armando A. Pena               D,VP
Geoffrey S. Chatas            VP
Joseph M. Buonaiuto           C
Timothy A. King               S
Wendy G. Hargus (11)          T

CSW Eastex LP I, Inc.
Name and Principal Address(a) Position

Jeffrey D. Cross              D,VP
Dwayne L. Hart                D,P
Armando A. Pena               D,VP
Geoffrey S. Chatas            VP
Joseph M. Buonaiuto           C
Timothy A. King               S
Wendy G. Hargus (11)          T

CSW Energy Services, Inc.
Name and Principal Address(a) Position

Holly Keller Koeppel          D,P
Armando A. Pena               D,VP,T
Thomas V. Shockley, III       D
Joseph M. Buonaiuto           C,CAO
Thomas S. Ashford             S

CSW Energy, Inc.
Name and Principal Address(a) Position

E. Linn Draper, Jr.           D,CB,CEO
Henry W. Fayne                D,VP
Armando A. Pena               D,VP,T
Thomas V. Shockley, III       D,P
Susan Tomasky                 D,VP
Dwayne L. Hart                VP
Joseph M. Buonaiuto           C,CAO
Leonard V. Assante            DC
Thomas S. Ashford             S

CSW Frontera GP II, Inc.
Name and Principal Address(a) Position

Jeffrey D. Cross              D,VP
Dwayne L. Hart                D,P
Armando A. Pena               D,VP
Timothy A. King               S
Wendy G. Hargus (ll)          T

CSW Frontera GP I, Inc.
Name and Principal Address(a) Position

Jeffrey D. Cross              D,VP
Dwayne L. Hart                D,P
Armando A. Pena               D,VP
Timothy A. King               S
Wendy G. Hargus (ll)          T

CSW Frontera LP II, Inc.
Name and Principal Address(a) Position

Jeffrey D. Cross              D,VP
Dwayne L. Hart                D,P
Armando A. Pena               D,VP
Timothy A. King               S
Wendy G. Hargus (ll)          T

CSW Frontera LP I, Inc.
Name and Principal Address(a) Position

Jeffrey D. Cross              D,VP
Dwayne L. Hart                D,P
Armando A. Pena               D,VP
Timothy A. King               S
Wendy G. Hargus (ll)          T

CSW Ft. Lupton, Inc.
Name and Principal Address(a) Position

Jeffrey D. Cross              D,VP
Dwayne L. Hart                D,P
Armando A. Pena               D,VP
Geoffrey S. Chatas            VP
Joseph M. Buonaiuto           C
Timothy A. King               S
Wendy G. Hargus (ll)          T

CSW International Three, Inc.
Name and Principal Address(a) Position

Geoffrey S. Chatas            D
Jeffrey D. Cross              D,VP
Timothy A. King               D,S
Armando A. Pena               D,P,T
Mark A. Pyle                  D
Joseph M. Buonaiuto           C

CSW International Two, Inc.
Name and Principal Address(a) Position

Geoffrey S. Chatas            D
Jeffrey D. Cross              D,VP
Timothy A. King               D,S
Armando A. Pena               D,P,T
Mark A. Pyle                  D
Joseph M. Buonaiuto           C

CSW International (U.K.), Inc.
Name and Principal Address(a) Position

Geoffrey S. Chatas            D
Jeffrey D. Cross              D,VP
Timothy A. King               D,S
Armando A. Pena               D,P,T
Mark A. Pyle                  D
Joseph M. Buonaiuto           C

CSW International, Inc.(a Delaware
Corp.)
Name and Principal Address(a) Position

E. Linn Draper, Jr.           D,CB,CEO
Henry W. Fayne                D,VP
Armando A. Pena               D,VP,T
Thomas V. Shockley, III       D,P
Susan Tomasky                 D,VP
Dwayne L. Hart                VP
Joseph M. Buonaiuto           C,CAO
Leonard V. Assante            DC
Thomas S. Ashford             S

ITEM 6.  OFFICERS AND DIRECTORS
PART I (Continued)

CSW International, Inc.(a Cayman
Corp.)
Name and Principal Address(a) Position

Jeffrey D. Cross              D,VP
Dwayne L. Hart                D,P
Armando A. Pena               D,VP
Susan Tomasky                 D
Geoffrey S. Chatas            VP
Sandra S. Bennett             C
Timothy A. King               S
Wendy G. Hargus (ll)          T

CSW Investments
Name and Principal Address(mm)Position

H. Cadoux-Hudson              D
E. Linn Draper,Jr.(a)         D
T. J. Ellis                   D
M. J. Pavia                   D
Armando A. Pena (a)           D
Thomas V. Shockley,III(a)     D
Susan Tomasky (a)             D
J. Weight                     D
Christopher Wilson (k)        D
Jeffrey D. Cross (a)          S

CSW Leasing, Inc.
Name and Principal Address(a) Position

E. Linn Draper, Jr.           D,CB
Henry W. Fayne                D,P
Thomas V. Shockley, III       D,VP
Susan Tomasky                 D,VP
Nikita Zdanow                 D
1211 Ave. Of the Americas
New York, NY 10036
Kenneth Brown (ll)            SVP
Jeffrey Knittle (11)          SVP
Jean Stein (ll)               SVP
Joseph H. Vipperman           VP
Joseph M. Buonaiuto           C,CAO
Leonard V. Assante            DC
Thomas S. Ashford             S
Armando A. Pena               T

CSW Mulberry II, Inc.
Name and Principal Address(a) Position

Jeffrey D. Cross              D,VP
Dwayne L. Hart                D,P
Armando A. Pena               D,VP
Geoffrey S. Chatas            VP
Joseph M. Buonaiuto           C
Timothy A. King               S
Wendy G. Hargus (ll)          T

CSW Mulberry, Inc.
Name and Principal Address(a) Position

Jeffrey D. Cross              D,VP
Dwayne L. Hart                D,P
Armando A. Pena               D,VP
Geoffrey S. Chatas            VP
Joseph M. Buonaiuto           C
Timothy A. King               S
Wendy G. Hargus (ll)          T

CSW Nevada, Inc.
Name and Principal Address(a) Position

Jeffrey D. Cross              D,VP
Dwayne L. Hart                D,P
Armando A. Pena               D,VP
Geoffrey S. Chatas            VP
Joseph M. Buonaiuto           C
Timothy A. King               S
Wendy G. Hargus (ll)          T

CSW Northwest GP, Inc.
Name and Principal Address(a) Position

Jeffrey D. Cross              D,VP
Dwayne L. Hart                D,P
Armando A. Pena               D,VP
Geoffrey S. Chatas            VP
Joseph M. Buonaiuto           C
Timothy A. King               S
Wendy G. Hargus (ll)          T

CSW Northwest LP, Inc.
Name and Principal Address(a) Position

Jeffrey D. Cross              D,VP
Dwayne L. Hart                D,P
Armando A. Pena               D,VP
Geoffrey S. Chatas            VP
Joseph M. Buonaiuto           C
Timothy A. King               S
Wendy G. Hargus (ll)          T

CSW Orange II, Inc.
Name and Principal Address(a) Position

Jeffrey D. Cross              D,VP
Dwayne L. Hart                D,P
Armando A. Pena               D,VP
Geoffrey S. Chatas            VP
Joseph M. Buonaiuto           C
Timothy A. King               S
Wendy G. Hargus (ll)          T

CSW Orange, Inc.
Name and Principal Address(a) Position

Jeffrey D. Cross              D,VP
Dwayne L. Hart                D,P
Armando A. Pena               D,VP
Geoffrey S. Chatas            VP
Joseph M. Buonaiuto           C
Timothy A. King               S
Wendy G. Hargus (ll)          T

CSW Power Marketing, Inc.
Name and Principal Address(a) Position

Jeffrey D. Cross              D,VP
Dwayne L. Hart                D,P
Armando A. Pena               D
Geoffrey S. Chatas            VP
Joseph M. Buonaiuto           C
Timothy A. King               S
Wendy G. Hargus (ll)          T

ITEM 6.  OFFICERS AND DIRECTORS
PART I (Continued)

CSW Services International, Inc.
Name and Principal Address(a) Position

Jeffrey D. Cross              D,VP
Dwayne L. Hart                D,P
Armando A. Pena               D,VP
Geoffrey S. Chatas            VP
Sandra S. Bennett             C
Timothy A. King               S
Wendy G. Hargus (ll)          T

CSW Sweeny GP II, Inc.
Name and Principal Address(a) Position

Jeffrey D. Cross              D,VP
Dwayne L. Hart                D,P
Armando A. Pena               D,VP
Geoffrey S. Chatas            VP
Joseph M. Buonaiuto           C
Timothy A. King               S
Wendy G. Hargus (ll)          T

CSW Sweeny GP I, Inc.
Name and Principal Address(a) Position

Jeffrey D. Cross              D,VP
Dwayne L. Hart                D,P
Armando A. Pena               D,VP
Geoffrey S. Chatas            VP
Joseph M. Buonaiuto           C
Timothy A. King               S
Wendy G. Hargus (ll)          T

CSW Sweeny LP II, Inc.
Name and Principal Address(a) Position

Jeffrey D. Cross              D,VP
Dwayne L. Hart                D,P
Armando A. Pena               D,VP
Geoffrey S. Chatas            VP
Joseph M. Buonaiuto           C
Timothy A. King               S
Wendy G. Hargus (ll)          T

CSW Sweeny LP I, Inc.
Name and Principal Address(a) Position

Jeffrey D. Cross              D,VP
Dwayne L. Hart                D,P
Armando A. Pena               D,VP
Geoffrey S. Chatas            VP
Joseph M. Buonaiuto           C
Timothy A. King               S
Wendy G. Hargus (ll)          T

CSW UK Finance Company
Name and Principal Address(mm)Position

H. Cadoux-Hudson              D
E. Linn Draper,Jr.(a)         D
T. J. Ellis                   D,CB
M. J. Pavia                   D,CFO
Armando A. Pena (a)           D,T
Thomas V. Shockley,III(a)     D
Susan Tomasky (a)             D
J. Weight                     D
Christopher Wilson (k)        D
Jeffrey D. Cross (a)          S

CSW UK Holdings
Name and Principal Address(mm)Position

H. Cadoux-Hudson              D
E. Linn Draper,Jr.(a)         D
T. J. Ellis                   D,CB
M. J. Pavia                   D,CFO
Armando A. Pena (a)           D,T
Thomas V. Shockley,III(a)     D
Susan Tomasky (a)             D
J. Weight                     D
Christopher Wilson (k)        D
Jeffrey D. Cross (a)          S

CSW UK Investments Limited
Name and Principal Address(mm)Position

H. Cadoux-Hudson              D
E. Linn Draper, Jr.(a)        D
T. J. Ellis                   D
M. J. Pavia                   D
Armando A. Pena (a)           D
Thomas V. Shockley,III(a)     D
Susan Tomasky (a)             D
J. Weight                     D
Christopher Wilson (k)        D
Jeffrey D. Cross (a)          S

CSW Vale L.L.C.
Name and Principal Address(a) Position

Jeffrey D. Cross              D,VP
Dwayne L. Hart                D,P
Armando A. Pena               D,VP
Susan Tomasky                 D
Geoffrey S. Chatas            VP
Sandra S. Bennett             C
Timothy A. King               S
Wendy G. Hargus (ll)          T

CSWC Southwest Holdings, Inc.
Name and Principal Address(a) Position

Holly Keller Koeppel          D,VP
Armando A. Pena               D,VP,T
Thomas V. Shockley,III        D
Susan Tomasky                 P
Geoffrey S. Chatas            VP
Jeffrey D. Cross              VP
Joseph M. Buonaiuto           C
Timothy A. King               S

CSWC TeleChoice Management, Inc.
Name and Principal Address(a) Position

Holly Keller Koeppel          D,VP
Armando A. Pena               D,VP,T
Thomas V. Shockley,III        D
Susan Tomasky                 P
Geoffrey S. Chatas            VP
Jeffrey D. Cross              VP
Joseph M. Buonaiuto           C
Timothy A. King               S

ITEM 6.  OFFICERS AND DIRECTORS
PART I (Continued)

CSWC TeleChoice, Inc.
Name and Principal Address(a) Position

Holly Keller Koeppel          D,VP
Armando A. Pena               D,VP,T
Thomas V. Shockley,III        D
Susan Tomasky                 P
Geoffrey S. Chatas            VP
Jeffrey D. Cross              VP
Joseph M. Buonaiuto           C
Timothy A. King               S

CSWI Europe Limited
Name and Principal Address(mm)Position

H. Cadoux-Hudson              D
Heny D. Jones (ff)            D
Timothy A. King (a)           S

CSWI Netherlands, Inc.
Name and Principal Address(a) Position

Geoffrey S. Chatas            D,VP
Jeffrey D. Cross              D,VP
Timothy A. King               D,S
Armando A. Pena               D,P,T
Mark A. Pyle                  D
Joseph M. Buonaiuto           C

DECCO II, LLC
Name and Principal Address(a) Position

John R. Jones                 CEO
Geoffrey S. Chatas            VP
Jeffrey D. Cross              VP
Armando A. Pena               VP,T
Joseph M. Buonaiuto           C
Timothy A. King               S

Diversified Energy Contractors Company, LLC
Name and Principal Address(a) Position

John R. Jones                 CEO
Geoffrey S. Chatas            VP
Jeffrey D. Cross              VP
James A. Howard               VP
John A. Mazzone               VP
Armando A. Pena               VP,T
Joseph M. Buonaiuto           C
Timothy A. King               S

Dolet Hills Lignite Company, LLC
Name and Principal Address(rr)Position

Jeffrey D. Cross (a)          B,VP
E. Linn Draper, Jr. (a)       B,CB,CEO
Armando A. Pena (a)           B,VP,T
Thomas V. Shockley,III(a)     B
Charles A. Ebetino,Jr.(e)     P,COO
Thomas S. Ashford (a)         S

Energia de Mexicali, S de R.L.de C.V.
Name and Principal Address(pp)Position

Jeffrey D. Cross (a)          B
Armando A. Pena (a)           B

James H. Sweeney              B
155 West Nationwide Blvd.
Columbus, OH 43215 EnerShop Inc.
Name and Principal Address(a) Position

Steven A. Appelt              D,VP
Jeffrey D. Cross              D,VP
Armando A. Pena               D,VP,T
Thomas V. Shockley,III        D,CB,P
Geoffrey S. Chatas            VP
Joseph M. Buonaiuto           C
Timothy A. King               S

Envirotherm, Inc.
Name and Principal Address(ll) Position

Steven A. Appelt (a)          D,VP
Jeffrey D. Cross (a)          D,VP
Armando A. Pena (a)           D,VP,T
Thomas V. Shockley,III(a)     D,CB,P
Geoffrey S. Chatas (a)        VP
Joseph M. Buonaiuto (a)       C
Timothy A. King (a)           S

Franklin Real Estate Company
Name and Principal Address(n) Position

E. Linn Draper, Jr. (a)       D,CEO,P
Henry W. Fayne (a)            D,VP
Armando A. Pena (a)           D,VP,T
Thomas V. Shockley,III(a)     D,VP
Susan Tomasky (a)             D,VP
Joseph H. Vipperman (a)       D,VP
Glenn M. Files (c)            VP
Richard P. Verret             VP
825 Tech Center Drive
Gahanna, Ohio 43230
Joseph M. Buonaiuto (a)       C,CAO
Leonard V. Assante (a)        DC
Thomas S. Ashford (a)         S

Houston Pipe Line Company LP
Name and Principal Address(bb)Position

Thomas V. Shockley,III(a)     P
Steven A. Appelt (a)          VP
Geoffrey S. Chatas (a)        VP
Jeffrey D. Cross (a)          VP
Edward D. Gottlob             VP
Dwayne L. Hart (a)            VP
Armando A. Pena (a)           VP,T
Eric J. van der Walde (a)     VP
Joseph M. Buonaiuto (a)       C
Timothy A. King (a)           S

HPL GP, LLC
Name and Principal Address(a) Position

Geoffrey S. Chatas            B,VP
Jeffrey D. Cross              B,VP
Dwayne L. Hart                B,VP
Armando A. Pena               B,VP,T
Eric J. van der Walde         B
Thomas V. Shockley,III        P
Steven A. Appelt              VP
Joseph M. Buonaiuto           C
Timothy A. King               S

ITEM 6.  OFFICERS AND DIRECTORS
PART I (Continued)

HPL Holdings, Inc.
Name and Principal Address(i) Position

Sean Breiner                  D
Geoffrey S. Chatas (a)        D,VP
Jeffrey D. Cross (a)          D,VP
David W. Dupert               D
Timothy A. King (a)           D,S
Armando A. Pena (a)           D,VP,T
Mark A. Pyle (a)              D
Thomas V. Shockley,III(a)     P
Dwayne L. Hart (a)            VP
Joseph M. Buonaiuto (a)       C

HPL Resources Company LP
Name and Principal Address(bb)Position

Thomas V. Shockley,III(a)     P
Steven A. Appelt (a)          VP
Geoffrey S. Chatas (a)        VP
Jeffrey D. Cross (a)          VP
Edward D. Gottlob             VP
Dwayne L. Hart (a)            VP
Armando A. Pena (a)           VP,T
Eric J. van der Walde (a)     VP
Joseph M. Buonaiuto (a)       C
Timothy A. King (a)           S

Indiana-Kentucky Electric Corporation
Name and Principal Address(w) Position

E. Linn Draper, Jr. (a)       D,P
Arthur R. Garfield            D
76 South Main Street
Akron, OH 44308
Andrew E. Goebel              D
20 NW Fourth Street
Evansville, IN 47741
Ronald G. Jochum              D
20 NW Fourth Street
Evansville, IN 47741
Michael P. Morrell            D
10435 Downsville Pike
Hagerstown, MD 21740
John R. Sampson               D
101 W. Ohio Street, Ste 1320
Indianapolis, IN 46204
David L. Hart (a)             VP
David E. Jones                VP
Armando A. Pena (a)           VP
John D. Brodt                 S,T

Indiana Franklin Realty, Inc.
Name and Principal Address(d) Position

E. Linn Draper, Jr. (a)       D,CEO,P
Henry W. Fayne (a)            D,VP
Armando A. Pena (a)           D,VP,T
Thomas V. Shockley,III(a)     D,VP
Susan Tomasky (a)             D,VP
Joseph H. Vipperman (a)       D,VP
Glenn M. Files (c)            VP
Richard P. Verret             VP
825 Tech Center Drive
Gahanna, OH 43230
Joseph M. Buonaiuto (a)       C,CAO
Leonard V. Assante (a)        DC
Thomas S. Ashford (a)         S

Indiana Michigan Power Company
Name and Principal Address(d) Position

Karl G. Boyd                  D
E. Linn Draper, Jr. (a)       D,CB,CEO
John E. Ehler                 D
3514 Landin Rd.
New Haven, IN 46774
Henry W. Fayne (a)            D,P
David L. Lahrman              D
Marc E. Lewis                 D
Susanne M. Moorman            D
Robert P. Powers (a)          D,VP
John R. Sampson               D,VP
101 W. Ohio Street, Ste 1320
Indianapolis, IN 46204
Thomas V. Shockley,III(a)     D,VP
D. B. Synowiec                D
2791 N. U.S. Highway 231
Rockport, IN 47635
Susan Tomasky (a)             D,VP
Joseph H. Vipperman (a)       D,VP
A. Christopher Bakken III     VP
One Cook Place
Bridgman, MI 49106
Glenn M. Files (c)            VP
Michelle S. Kalnas (c)        VP
David Mustine (c)             VP
John F. Norris, Jr. (a)       VP
Armando A. Pena (a)           VP,T
Michael W. Rencheck           VP
500 Circle Drive
Buchanan, MI 49107
M. P. Ryan (c)                VP
Richard P. Verret             VP
825 Tech Center Drive
Gahanna, OH 43230
Joseph M. Buonaiuto (a)       C,CAO
Leonard V. Assante (a)        DC
Thomas S. Ashford (a)         S

Industry and Energy Associates,L.L.C.
Name and Principal Address(a)Position

John R. Jones                 CEO
Geoffrey S. Chatas            VP
Jeffrey D. Cross              VP
Armando A. Pena               VP,T
Kenneth B. Rogers             VP
9 Donald B. Dean Drive
South Portland, ME 04106
Leonard V. Assante            C
Timothy A. King               S

ITEM 6.  OFFICERS AND DIRECTORS
PART I (Continued)

Jefferson Island Storage & Hub L.L.C.
Name and Principal Address(bb)Position

Jeffrey D. Cross (a)          B,VP
Dwayne L. Hart (a)            B
Armando A. Pena (a)           B,VP,T
Thomas V. Shockley,III(a)     B,CB
Eric J. van der Walde(a)      B,P
Geoffrey S. Chatas(a)         VP
Leonard V. Assante (a)        C
Timothy A. King (a)           S

Kentucky Power Company
Name and Principal Address(s) Position

E. Linn Draper, Jr. (a)       D,CB,CEO
Henry W. Fayne (a)            D,P
Armando A. Pena (a)           D,VP,T
Robert P. Powers (a)          D,VP
Thomas V. Shockley,III(a)     D,VP
Susan Tomasky (a)             D,VP
Joseph H. Vipperman (a)       D,VP
Glenn M. Files (c)            VP
Michelle S. Kalnas (c)        VP
T. C. Mosher                  VP
101 Enterprise Drive
Frankfort, KY 40601
David Mustine (c)             VP
John F. Norris, Jr. (a)       VP
M. P. Ryan (c)                VP
Richard P. Verret             VP
825 Tech Center Drive
Gahanna, OH 43230
Joseph M. Buonaiuto (a)       C,CAO
Leonard V. Assante (a)        DC
Thomas S. Ashford (a)         S

Kingsport Power Company
Name and Principal Address(b) Position

E. Linn Draper, Jr. (a)       D,CB,CEO
Henry W. Fayne (a)            D,P
Armando A. Pena (a)           D,VP,T
Robert P. Powers (a)          D,VP
Thomas V. Shockley,III(a)     D,VP
Susan Tomasky (a)             D,VP
Joseph H. Vipperman (a)       D,VP
R. D. Carson, Jr.             VP
1051 East Cary Street, 7th Fl.
Richmond, VA 23219
Glenn M. Files (c)            VP
Michelle S. Kalnas (c)        VP
David Mustine (c)             VP
John F. Norris, Jr. (a)       VP
M. P. Ryan (c)                VP
Richard P. Verret             VP
825 Tech Center Drive
Gahanna, OH 43230
Joseph M. Buonaiuto (a)       C,CAO
Leonard V. Assante (a)        DC
Thomas S. Ashford (a)         S

Latin American Energy Holdings, Inc.
Name and Principal Address(a) Position

Jeffrey D. Cross              D,VP
Dwayne L. Hart                D,P
Armando A. Pena               D,VP
Geoffrey S. Chatas            VP
Joseph M. Buonaiuto           C
Timothy A. King               S
Wendy G. Hargus (ll)          T

LIG Chemical Company
Name and Principal Address(bb)Position

Jeffrey D. Cross (a)          D,VP
Dwayne L. Hart (a)            D
Armando A. Pena (a)           D,VP,T
Thomas V. Shockley,III(a)     D,CB
Eric J. van der Walde(a)      D,P
Geoffrey S. Chatas (a)        VP
Leonard V. Assante (a)        C
Timothy A. King (a)           S

LIG Liquids Company, L.L.C.
Name and Principal Address(bb)Position

Jeffrey D. Cross (a)          B,VP
Dwayne L. Hart (a)            B
Armando A. Pena (a)           B,VP,T
Thomas V. Shockley,III(a)     B,CB
Eric J. van der Walde (a)     B,P
Geoffrey S. Chatas (a)        VP
Leonard V. Assante (a)        C
Timothy A. King (a)           S

LIG Pipeline Company
Name and Principal Address(bb)Position

Jeffrey D. Cross (a)          D,VP
Dwayne L. Hart (a)            D
Armando A. Pena (a)           D,VP,T
Thomas V. Shockley,III(a)     D,CB
Eric J. van der Walde(a)      D,P
Geoffrey S. Chatas (a)        VP
Leonard V. Assante (a)        C
Timothy A. King (a)           S

LIG, Inc.
Name and Principal Address(bb)Position

Jeffrey D. Cross (a)          D,VP
Dwayne L. Hart (a)            D
Armando A. Pena (a)           D,VP,T
Thomas V. Shockley,III(a)     D,CB
Eric J. van der Walde(a)      D,P
Geoffrey S. Chatas (a)        VP
Leonard V. Assante (a)        C
Timothy A. King (a)           S

ITEM 6.  OFFICERS AND DIRECTORS
PART I (Continued)

Louisiana Intrastate Gas Company, L.L.C.
Name and Principal Address(bb)Position

Jeffrey D. Cross (a)          B,VP
Dwayne L. Hart (a)            B
Armando A. Pena (a)           B,VP,T
Thomas V. Shockley,III(a)     B,CB
Eric J. van der Walde(a)      B,P
Geoffrey S. Chatas (a)        VP
Leonard V. Assante (a)        C
Timothy A. King (a)           S

Marregon Pty Limited
Name and Principal Address(j) Position

Donald E. Boyd                D
Level 31, Aurora Plc.,88 Phillip St.
Sydney/NSW 2000 Australia
Frederick J. Boyle (a)        D
Jeffrey D. Cross (a)          D,S
Holly Keller Koeppel (a)      D
John Marshall (dd)            D
Armando A. Pena (a)           D,T
Simon Lucas (dd)              S

Marregon (No. 2) Pty Limited
Name and Principal Address(j) Position

Donald E. Boyd                D
Level 31, Aurora Plc.,88 Phillip St.
Sydney/NSW 2000 Australia
Frederick J. Boyle (a)        D
Jeffrey D. Cross (a)          D,S
Holly Keller Koeppel (a)      D
John Marshall (dd)            D
Armando A. Pena (a)           D,T
Simon Lucas (dd)              S

Mulberry Holdings, Inc.
Name and Principal Address(a) Position

Jeffrey D. Cross              D,VP
Dwayne L. Hart                D,P
Armando A. Pena               D,VP
Geoffrey S. Chatas            VP
Joseph M. Buonaiuto           C
Timothy A. King               S
Wendy G. Hargus (ll)          T

Mutual Energy L.L.C.
Name and Principal Address(a) Position

Thomas V. Shockley,III        CB,P
Steven A. Appelt              VP
Geoffrey S. Chatas            VP
Jeffrey D. Cross              VP
Timothy A. King               S
Armando A. Pena               T

Mutual Energy Service Company, LLC
Name and Principal Address(a) Position

Thomas V. Shockley,III        CB,P
Steven A. Appelt              VP
Geoffrey S. Chatas            VP
Jeffrey D. Cross              VP
Timothy A. King               S
Armando A. Pena               T

Nanyang General Light Electric Co., Ltd.
Name and Principal Address(f) Position

Donald E. Boyd                D
Level 31, Aurora Plc.,88 Phillip St.
Sydney/NSW 2000 Australia
Donald M. Clements,Jr.(a)     D,CB
Jeffrey D. Cross (a)          D,S
Bernard Hu                    D
2648 Durfee Ave., #B
El Monte, CA 91732
Dennis A. Lantzy (a)          D
Armando A. Pena (a)           D
Lu Ming Tao                   D
Xu Xinglong                   D,VCB
Hao Zhengshan                 D

Newgulf Power Venture, Inc.
Name and Principal Address(a) Position

Jeffrey D. Cross              D,VP
Dwayne L. Hart                D,P
Armando A. Pena               D,VP
Geoffrey S. Chatas            VP
Joseph M. Buonaiuto           C
Timothy A. King               S
Wendy G. Hargus (ll)          T

NGLE Pushan Power, LDC
Name and Principal Address(g) Position

Jeffrey D. Cross (a)          D
Armando A. Pena (a)           D,VP,T
Walkers SPV Limited           S

Noah I Power GP, Inc.
Name and Principal Address(a) Position

Jeffrey D. Cross              D,VP
Dwayne L. Hart                D,P
Armando A. Pena               D,VP
Geoffrey S. Chatas            VP
Joseph M. Buonaiuto           C
Timothy A. King               S
Wendy G. Hargus (ll)          T

Ohio Power Company
Name and Principal Address(m) Position

E. Linn Draper, Jr. (a)       D,CB,CEO
Henry W. Fayne (a)            D,P
Armando A. Pena (a)           D,VP,T
Robert P. Powers (a)          D,VP
Thomas V. Shockley,III(a)     D,VP
Susan Tomasky (a)             D,VP
Joseph H. Vipperman (a)       D,VP
Glenn M. Files (c)            VP
Michelle S. Kalnas (c)        VP
David Mustine (c)             VP
Floyd W. Nickerson            VP
88 East Broad Street, Ste 800
Columbus, OH 43215
John F. Norris, Jr.(a)        VP
M. P. Ryan (c)                VP
Richard P. Verret             VP
825 Tech Center Drive
Gahanna, OH 43230
Joseph M. Buonaiuto (a)       C,CAO
Leonard V. Assante (a)        DC
Thomas S. Ashford (a)         S

ITEM 6.  OFFICERS AND DIRECTORS
PART I (Continued)

Ohio Valley Electric Corporation
Name and Principal Address(w) Position

David C. Benson               D
4350 Northern Pike
Monroeville, PA 15146
H. Peter Burg                 D
76 South Main Street
Akron, OH 44308
E. Linn Draper, Jr. (a)       D,P
Henry W. Fayne (a)            D
Arthur R. Garfield            D
76 South Main Street
Akron, OH 44308
Andrew E. Goebel              D
20 NW Fourth Street
Evansville, IN 47741
Michael P. Morrell            D
10435 Downsville Pike
Hagerstown, MD 21740
Alan J. Noia                  D
10435 Downsville Pike
Hagerstown, MD 21740
Guy L. Pipitone               D
76 South Main Street
Akron, OH 44308
John C. Procario              D
139 East Fourth Street
Cincinnati, OH 45202
H. Ted Santo                  D
1065 Woodman Drive
Dayton, OH 45432
Thomas V. Shockley,III(a)     D
A. Roger Smith                D
220 West Main Street
Louisville, KY 40202
Paul W. Thompson              D
220 West Main Street
Louisville, KY 40202
David L. Hart (a)             VP
David E. Jones                VP
Armando A. Pena (a)           VP
John D. Brodt                 S,T

Operaciones Azteca VIII, S. de R.L. de C.V.
Name and Principal Address(pp)Position

Frederick J. Boyle (a)          D
Philip Cantner                  D
Two Alhambra Plaza, Suite 1100
Coral Gables, FL 33134
James H. Sweeney                D
155 West Nationwide Blvd.
Columbus, OH 43215
J. Christopher Terajewicz       D
One Bowdoin Square
Boston, MA 02114
Robert H. Warburton             D
One Bowdoin Square
Boston, MA 02114
Jorge Young                     D
Two Alhambra Plaza, Ste 1100
Coral Gables, FL 33134
Carlos de Maria y Campos Segura S
Torre Optima Av. Paseo de las
Palmas #405, 3rd Fl.,Lomas de
Chapultepec 11000 Mexico, D.F.

Orange Cogen Funding Corp.
Name and Principal Address(a)Position

Joseph H. Emberger            D
Dwayne L. Hart                D
Larry Kellerman               D,P
1001 Louisiana Street
Houston, TX 77002
John O'Rourke                 D
1001 Louisiana Street
Houston, TX 77002
Timothy A. King               S

Orange Cogeneration GP II, Inc.
Name and Principal Address(a)Position

Joseph H. Emberger            D
Dwayne L. Hart                D,CEO
Larry Kellerman               D,P
1001 Louisiana Street
Houston, TX 77002
John O'Rourke                 D
1001 Louisiana Street
Houston, TX 77002
A. Wade Smith                 GM
David L. Siddall              S
1001 Louisiana Street
Houston, TX 77002

Orange Cogeneration GP, Inc.
Name and Principal Address(a)Position

Joseph H. Emberger            D
Dwayne L. Hart                D,CEO
Larry Kellerman               D,P
1001 Louisiana Street
Houston, TX 77002
John O'Rourke                 D
1001 Louisiana Street
Houston, TX 77002
A. Wade Smith                 GM
David L. Siddall              S
1001 Louisiana Street
Houston, TX 77002

Orange Holdings, Inc.
Name and Principal Address(a) Position

Jeffrey D. Cross              D,VP
Dwayne L. Hart                D,P
Armando A. Pena               D,VP
Joseph M. Buonaiuto           C
Timothy A. King               S
Wendy G. Hargus (ll)          T

ITEM 6.  OFFICERS AND DIRECTORS
PART I (Continued)

Pacific Hydro Limited
Name and Principal Address(aa)Position

Donald E. Boyd                D
Level 31, Aurora Plc.,88 Phillip St.
Sydney/NSW 2000 Australia
Kingsley G. Culley            D,CB
Peter L. Downie               D
Michael C. Fitzpatrick        D
Jeffrey Harding               D
John L. C. McInnes            D
Philip van der Riet           D
Peter F. Westaway             D
Matthew G. C. Williams        D
Anthony G. Evans              S

Polk Power GP II, Inc.
Name and Principal Address(a)Position

Joseph H. Emberger            D
Dwayne L. Hart                D,P
Larry Kellerman               D,CEO
1001 Louisiana Street
Houston, TX 77002
John O'Rourke                 D
1001 Louisiana Street
Houston, TX 77002
A. Wade Smith                 GM
Timothy A. King               S

Polk Power GP, Inc.
Name and Principal Address(a)Position

Joseph H. Emberger            D
Dwayne L. Hart                D,P
Larry Kellerman               D,CEO
1001 Louisiana Street
Houston, TX 77002
John O'Rourke                 D
1001 Louisiana Street
Houston, TX 77002
A. Wade Smith                 GM
Timothy A. King               S

POLR Power, L.P.
Name and Principal Address(h) Position

Thomas V. Shockley,III(a)     P
Steven A. Appelt (a)          VP
Jeffrey D. Cross (a)          VP
Timothy A. King (a)           S
Armando A. Pena (a)           T

Price River Coal Company, Inc.
Name and Principal Address(d) Position

E. Linn Draper, Jr. (a)       D,CB,CEO
Henry W. Fayne (a)            D,VP
Armando A. Pena (a)           D,VP,T
Thomas V. Shockley,III(a)     D,VP
Susan Tomasky (a)             D,VP
Charles A. Ebetino,Jr.(e)     P,COO
Joseph M. Buonaiuto (a)       C,CAO
Leonard V. Assante (a)        DC
Thomas S. Ashford (a)         S

Public Service Company of Oklahoma
Name and Principal Address(jj)Position

E. Linn Draper, Jr. (a)       D,CB,CEO
Henry W. Fayne (a)            D,P
Armando A. Pena (a)           D,VP,T
Robert P. Powers (a)          D,VP
Thomas V. Shockley,III(a)     D,VP
Susan Tomasky (a)             D,VP
Joseph H. Vipperman (a)       D,VP
T. D. Churchwell              VP
1601 N.W. Expressway,Ste 1400
Oklahoma City, OK 73118
Glenn M. Files (c)            VP
Michelle S. Kalnas (c)        VP
David Mustine (c)             VP
John F. Norris, Jr. (a)       VP
M. P. Ryan (c)                VP
Richard P. Verret             VP
825 Tech Center Drive
Gahanna, Ohio 43230
Joseph M. Buonaiuto (a)       C,CAO
Leonard V. Assante (a)        DC
Thomas S. Ashford (a)         S

REP General Partner L.L.C.
Name and Principal Address(h) Position

Steven A. Appelt (a)          B,VP
Jeffrey D. Cross (a)          B,VP
Armando A. Pena (a)           B,VP,T
Thomas V. Shockley,III(a)     B,P
Timothy A. King (a)           S

REP Holdco Inc.
Name and Principal Address(qq)Position

Steven A. Appelt (a)          D,VP
Jeffrey D. Cross (a)          D,VP
Armando A. Pena (a)           D,VP,T
Thomas V. Shockley,III(a)     D,CB,P
Timothy A. King (a)           S

SEEBOARD Group plc
Name and Principal Address(mm)Position

H. Cadoux-Hudson              D
E. Linn Draper,Jr.(a)         D
T. J. Ellis                   D
M. J. Pavia                   D
Armando A. Pena (a)           D
Thomas V. Shockley,III(a)     D
J. Weight                     D
Christopher Wilson (k)        D

SEEBOARD plc
Name and Principal Address(mm)Position

H. Cadoux-Hudson              D
T. J. Ellis                   D
M. J. Pavia                   D
J. Weight                     D
M. A. Nagle                   S

ITEM 6.  OFFICERS AND DIRECTORS
PART I (Continued)

Servicios Azteca VIII,S.de R.L. de C.V.
Name and Principal Address(pp)Position

Frederick J. Boyle (a)          D
Philip Cantner                  D
Two Alhambra Plaza, Ste 1100
Coral Gables, FL 33134
John H. Foster                  D,CB
Two Alhambra Plaza, Ste 1100
Coral Gables, FL 33134
Carlos Riva                     D
One Bowdoin Square
Boston, MA 02114
James H. Sweeney                D
155 West Nationwide Blvd.
Columbus, OH 43215
Enrique Tabora                  D
Two Alhambra Plaza, Ste 1100
Coral Gables, FL 33134
Carlos de Maria y Campos Segura S
Torre Optima Av. Paseo de las
Palmas #405 3rd Fl., Lomas de
Chapultepec 11000 Mexico

Shoreham Operations Company Limited
Name and Principal Address(mm)Position

Joseph H. Emberger (a)        D
E. S. Golland                 D
Jeffrey D. Lafleur (ff)       D
C. D. MacKendrick             S

Simco Inc.
Name and Principal Address(a) Position

E. Linn Draper, Jr.           D,CB,CEO
Henry W. Fayne                D,VP
Armando A. Pena               D,VP,T
Thomas V. Shockley, III       D,VP
Susan Tomasky                 D,VP
Charles A. Ebetino,Jr.(e)     P,COO
Joseph M. Buonaiuto           C,CAO
Leonard V. Assante            DC
Thomas S. Ashford             S

Snowcap Coal Company, Inc.
Name and Principal Address(a) Position

David M. Cohen                D,VP
Charles A. Ebetino,Jr.(e)     D,P
Scott H. Finch                D,T
Michael. R. Rankin            D,S
John W. Seidensticker         D,VP

South Coast Power Limited
Name and Principal Address(mm)Position

E. S. Golland                 D
Henry D. Jones (ff)           D
B. J. McNaught                D

Southern Appalachian Coal Company
Name and Principal Address(b) Position

E. Linn Draper, Jr. (a)       D,CB,CEO
Henry W. Fayne (a)            D,VP
Armando A. Pena (a)           D,VP,T
Thomas V. Shockley,III(a)     D,VP
Susan Tomasky (a)             D,VP
Charles A. Ebetino,Jr.(e)     P,COO
Joseph M. Buonaiuto (a)       C,CAO
Leonard V. Assante (a)        DC
Thomas S. Ashford (a)         S

Southwestern Electric Power Company
Name and Principal Address(rr)Position

E. Linn Draper, Jr. (a)       D,CB,CEO
Henry W. Fayne (a)            D,P
Armando A. Pena (a)           D,VP,T
Robert P. Powers (a)          D,VP
Thomas V. Shockley,III(a)     D,VP
Susan Tomasky (a)             D,VP
Joseph H. Vipperman (a)       D,VP
Glenn M. Files (c)            VP
Michelle S. Kalnas (c)        VP
Michael H. Madison            VP
David Mustine (c)             VP
John F. Norris, Jr. (a)       VP
Julio C. Reyes (h)            VP
M. P. Ryan (c)                VP
Richard P. Verret             VP
825 Tech Center Drive
Gahanna, Ohio 43230
Joseph M. Buonaiuto (a)       C,CAO
Leonard V. Assante (a)        DC
Thomas S. Ashford (a)         S

Southwestern Electric Wholesale Company
Name and Principal Address(a)Position

Jeffrey D. Cross              D,VP
Dwayne L. Hart                D,P
Armando A. Pena               D,VP
Geoffrey S. Chatas            VP
Leonard V. Assante            C
Timothy A. King               S

Tuscaloosa Pipeline Company
Name and Principal Address(bb)Position

Jeffrey D. Cross (a)          D,VP
Dwayne L. Hart (a)            D
Armando A. Pena (a)           D,VP,T
Thomas V. Shockley,III(a)     D,CB
Eric J. van der Walde(a)      D,P
Geoffrey S. Chatas (a)        VP
Leonard V. Assante (a)        C
Timothy A. King (a)           S

Ventures Lease Co., LLC
Name and Principal Address(a)Position

Jeffrey D. Cross              B,VP
Armando A. Pena               B,P,T
Geoffrey S. Chatas            VP
Timothy A. King               S

ITEM 6.  OFFICERS AND DIRECTORS
PART I (Continued)

West Texas Utilities Company
Name and Principal Address(ss)Position

E. Linn Draper, Jr. (a)       D,CB,CEO
Henry W. Fayne (a)            D,P
Armando A. Pena (a)           D,VP,T
Robert P. Powers (a)          D,VP
Thomas V. Shockley,III(a)     D,VP
Susan Tomasky (a)             D,VP
Joseph H. Vipperman (a)       D,VP
Glenn M. Files (c)            VP
Michelle S. Kalnas (c)        VP
David Mustine (c)             VP
John F. Norris, Jr. (a)       VP
Julio C. Reyes (h)            VP
M. P. Ryan (c)                VP
Richard P. Verret             VP
825 Tech Center Drive
Gahanna, Ohio 43230
Joseph M. Buonaiuto (a)       C,CAO
Leonard V. Assante (a)        DC
Thomas S. Ashford (a)         S

West Virginia Power Company
Name and Principal Address(t) Position

E. Linn Draper, Jr. (a)       D,CEO
Henry W. Fayne (a)            D,VP
Armando A. Pena (a)           D,VP,T
Thomas V. Shockley,III(a)     D,VP
Susan Tomasky (a)             D,VP
Joseph H. Vipperman (a)       D,VP
John F. Norris, Jr. (a)       VP
Joseph M. Buonaiuto (a)       C,CAO
Leonard V. Assante (a)        DC
Thomas S. Ashford (a)         S

Wheeling Power Company
Name and Principal Address(u) Position

E. Linn Draper, Jr. (a)       D,CB,CEO
Henry W. Fayne (a)            D,P
Armando A. Pena (a)           D,VP,T
Robert P. Powers (a)          D,VP
Thomas V. Shockley,III(a)     D,VP
Susan Tomasky (a)             D,VP
Joseph H. Vipperman (a)       D,VP
Mark E. Dempsey (t)           VP
Glenn M. Files (c)            VP
Michelle S. Kalnas (c)        VP
David Mustine (c)             VP
John F. Norris, Jr.(a)        VP
M. P. Ryan (c)                VP
Richard P. Verret             VP
825 Tech Center Drive
Gahanna, OH 43230
Joseph M. Buonaiuto (a)       C,CAO
Leonard V. Assante (a)        DC
Thomas S. Ashford (a)         S

ITEM 6.  (CONTINUED)

 Part II. Each officer and director with a financial connection within the provisions of Section 17(c) of the Act are as follows:
                                                            Position
                         Name and Location                   Held in         Applicable
Name of Officer             of Financial                    Financial        Exemption
  or Director               Institution                     Institution        Rule
      (1)                         (2)                           (3)              (4)
---------------         -----------------------             -----------     ------------
David W. Dupert     Provident Bank of Maryland Investment Co. Director        70(d)
                    Baltimore, MD
                    State Bank of Long Island                 Director        70(d)
                    Financial Services Corp.
                    Long Island, N.Y.
                    State Bank of Long Island                 Director        70(d)
                    Portfolio Management Corp.
                    Long Island, N.Y.
                    Central Pennsylvania Investment Company   Director        70(d)
                    Parent Co: Omega Financial Corp.
                    State College, PA
                    Minatola National Bank                    Director        70(d)
                    Vineland, NJ
                    Lincoln Investment Company                Director        70(d)
                    Vineland, NJ

William R. Howell   Bankers Trust                             Director        70(b)
                    New York, N.Y.

L.A. Hudson, Jr.    American National Bankshares, Inc.        Director        70(a)
                    Danville, Virginia
                    American National Bank & Trust Co.        Director        70(a)
                    Danville, Virginia

W.J. Lhota          Huntington Bancshares, Inc.               Director        70(c)
                    Columbus, Ohio

James L. Powell     First National Bank of Mertzon            Advisory
                    Mertzon, Texas                             Director       70(a)

M.P. Ryan           Firstar                                   Advisory
                    Columbus, Ohio                             Director       70(f)

Richard L. Sandor   Bear, Stearns Financial Products, Inc.    Director        70(b)
                    Chicago, Illinois
                    Bear, Stearns Trading Risk
                     Management Inc.                          Director        70(b)
                     Chicago, Illinois

Lu Ming Tao         City Commerical Bank of Nanyang           Vice Chairman   70(c)
                    Nanyang City Province, China

A. E. Goebel        Old National Bank                         Director        70(c)
                    Evansville, IN

Part III. The disclosures made in the System companies' most recent proxy statement and annual report on Form 10-K with respect to items (a) through (f) follow:


(a) COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Executive Compensation

THE FOLLOWING TABLE shows for 2001, 2000 and 1999 the compensation earned by the chief executive officer, the four other most highly compensated executive officers (as defined by regulations of the Securities and Exchange Commission) of AEP at December 31, 2001 and Mr. Lhota who resigned as an executive officer on December 12, 2001.

                           Summary Compensation Table

                                      Annual          Long-Term
                                    Compensation     Compensation
                                   -------------   -----------------
                                                    Awards   Payouts
                                                   --------- -------
                                                  Securities               All Other
                                   Salary   Bonus Underlying LTIP          Compensation
            Name             Year   ($)    ($)(1) Options(#) Payouts($)(1)  ($)(2)
            ----             ----   ---    ------ ---------- ------------  --------
E. Linn Draper, Jr.          2001 910,000 682,090     -0-      311,253      122,395
                             2000 850,000 485,775  700,000        -0-       106,699
                             1999 820,000 208,280     -0-         -0-       103,218

Thomas V. Shockley, III (3)  2001 590,000 353,788     -0-       79,781      100,678
                             2000 304,417 140,500  250,000     824,399    9,170,069

Henry W. Fayne               2001 420,000 305,861     -0-       83,697       75,576
                             2000 365,000 152,972  200,000        -0-        47,074
                             1999 315,000  56,007     -0-         -0-        34,885

Susan Tomasky (4)            2001 410,000 300,365     -0-       54,455       73,483
                             2000 355,000 148,780  200,000        -0-        47,946


William J. Lhota (5)         2001 435,000 239,250     -0-      106,271    2,165,742
                             2000 415,000 173,927  200,000        -0-        62,394
                             1999 400,000  71,120     -0-         -0-        55,690

Joseph H. Vipperman          2001 370,000 203,378     -0-       87,692       82,209
                             2000 350,000 146,685  200,000        -0-        70,112
                             1999 330,000  58,674     -0-         -0-        63,006

Notes to Summary Compensation Table

(1) Amounts in the Bonus column reflect awards under the Senior Officer Annual Incentive Compensation Plan (SOIP), except for Mr. Shockley as disclosed in footnote 3, and, in the case of Mr. Fayne and Ms. Tomasky, lump sum payments of $75,000 each in 2001 in lieu of immediate salary increases in connection with their promotions during the year. Payments pursuant to the SOIP are made in the first quarter of the succeeding fiscal year for performance in the year indicated.

    Amounts in the Long-Term Compensation -- Payouts column reflect performance share unit targets earned under the AEP 2000 Long-Term Incentive Plan for three-year performance periods, except for Mr. Shockley as disclosed in footnote 3. See below under Long-Term Incentive Plans -- Awards in 2001 for additional information.

(2) Amounts in the All Other Compensation column, except for the additional compensation to Messrs. Shockley and Lhota as disclosed in footnotes (3) and
    (5), respectively, include (i) AEP's matching contributions under the AEP Retirement Savings Plan and the AEP Supplemental Savings Plan, a non-qualified plan designed to supplement the AEP Savings Plan, (ii) subsidiary companies director fees, (iii) vehicle allowance, and (iv) split-dollar insurance. Split-dollar insurance represents the present value of the interest projected to accrue for the employee's benefit on the current year's insurance premium paid by AEP. Cumulative net life insurance premiums paid are recovered by AEP at the later of retirement or 15 years. Detail of the 2001 amounts in the All Other Compensation column is shown below.

                 Item                  Dr. Draper   Mr. Shockley   Mr. Fayne    Ms. Tomasky   Mr. Lhota  Mr. Vipperman
                 -----                 ----------   ------------   ---------    -----------   ---------  -------------
Savings Plan Matching
   Contributions......................   $ 5,119       $ 7,650        $ 5,775      $ 5,825      $ 7,650       $ 6,950

Supplemental Savings Plan
   Matching
   Contributions......................    35,831        18,876         20,009       19,320       19,752        16,301

Subsidiaries Directors
   Fees...............................    16,550        14,650         16,300       16,300       13,450        10,450

Vehicle Allowance.....................    14,400        12,000         12,000       12,000       12,000        12,000

Split-Dollar Insurance................    50,495        47,502         21,492       20,038       24,055        36,508

(3) Mr. Shockley joined AEP from Central and South West Corporation and became an executive officer when the merger with CSW was consummated on June 15, 2000. The Salary column for Mr. Shockley shows the amount earned for his AEP service after the date of the merger. The amounts in the Bonus and LTIP Payouts columns for 2000 represent his prorated payment under the CSW Annual Incentive Plan and the value of Common Stock awarded under the CSW 1992 Long-Term Incentive Plan, respectively. He also received a payment of $9,154,924 under his change in control agreement with CSW that is included in the All Other Compensation column.

(4) No 1999 compensation information is reported for Ms. Tomasky because she was not an executive officer in this year.

(5) Mr. Lhota resigned from his executive positions with AEP on December 12, 2001, and left active employment on December 31, 2001. He is receiving severance of $2,022,750, equal to three times base salary and annual incentive at target, with $1,152,750 paid upon his termination of active employment and the remainder as a continuation of his annual salary of $435,000 through December 2003. As a result, Mr. Lhota retains his eligibility for the upcoming two-year period under AEP's savings and retirement plans. Mr. Lhota also received a lump sum payment of accrued vacation pay of $66,085.

Compensation of Directors

    Annual Retainers and Meeting Fees. Directors who are officers of AEP or employees of any of its subsidiaries do not receive any compensation, other than their regular salaries and the accident insurance coverage described below, for attending meetings of AEP's Board of Directors. The other members of the Board receive an annual retainer of $35,000 for their services, an additional annual retainer of $5,000 for each Committee that they chair, a fee of $1,200 for each meeting of the Board and of any Committee that they attend (except a meeting of the Executive Committee held on the same day as a Board meeting), and a fee of $1,200 per day for any inspection trip or conference.

    Deferred Compensation and Stock Plan. The Deferred Compensation and Stock Plan for Non-Employee Directors permits non-employee directors to choose to receive up to 100 percent of their annual Board retainer in shares of AEP Common Stock and/or units that are equivalent in value to shares of Common Stock ("Stock Units"), deferring receipt by the non-employee director until termination of service or for a period that results in payment commencing not later than five years thereafter. AEP Common Stock is distributed and/or Stock Units are credited to directors, as the case may be, when the retainer is payable, and are based on the closing price of the Common Stock on the payment date. Amounts equivalent to cash dividends on the Stock Units accrue as additional Stock Units. Payment of Stock Units to a director from deferrals of the retainer and dividend credits is made in cash or AEP Common Stock, or a combination of both, as elected by the director.

    Stock Unit Accumulation Plan. The Stock Unit Accumulation Plan for Non-Employee Directors annually awards 1,200 Stock Units to each non-employee director as of the first day of the month in which the non-employee director becomes a member of the Board. Amounts equivalent to cash dividends on the Stock Units accrue as additional Stock Units. Stock Units are paid to the director in cash upon termination of service unless the director has elected to defer payment for a period that results in payment commencing not later than five years thereafter.

   Insurance. AEP maintains a group 24-hour accident insurance policy to provide a $1,000,000 accidental death benefit for each director. The current policy, effective September 1, 2001 through September 1, 2004, has a premium of $31,050. In addition, AEP pays each director (excluding officers of AEP or employees of any of its subsidiaries) an amount to provide for the federal and state income taxes incurred in connection with the maintenance of this coverage ($630 for 2001).

   Central and South West Corporation Programs. Mr. Powell, as a former CSW director, is enrolled in a medical and dental program formerly offered by CSW to its non-employee directors. AEP is continuing this program, pursuant to the terms of the merger with CSW, for those CSW directors who had previously elected to participate. Mr. Powell pays a portion of the cost of his coverage. Upon Mr. Powell's termination of service with the Board, he will be eligible to receive retiree medical and dental benefits coverage.

(b) OWNERSHIP OF SECURITIES

THE FOLLOWING TABLE sets forth the beneficial ownership of AEP Common Stock and stock-based units as of January 1, 2002 for all directors as of the date of this proxy statement, all nominees to the Board of Directors, each of the persons named in the Summary Compensation Table and all directors and executive officers as a group. Unless otherwise noted, each person had sole voting and investment power over the number of shares of Common Stock and stock-based units of AEP set forth across from his or her name. Fractions of shares and units have been rounded to the nearest whole number.

                                                                                Options
                                                                              Exercisable
                                                    Note           Stock         Within
Name                                    Shares    Reference      Units(a)       60 Days         Total
----                                    -------   ---------      --------       -------         -----
E. R. Brooks                               64,150        (b)        1,607        65,105          130,862
D. M. Carlton                               6,431                   1,607            --            8,038
J. P. DesBarres                             5,000        (c)        2,733            --            7,733
E. L. Draper, Jr.                           4,941     (b)(c)      119,218       233,333          357,492
H. W. Fayne                                 6,019     (b)(d)       13,735        66,666           86,420
R. W. Fri                                   2,000                   3,458            --            5,458
W. R. Howell                                1,692                   2,174            --            3,866
L. A. Hudson, Jr.                           1,853        (e)        5,571            --            7,424
L. J. Kujawa                                1,328        (e)        5,892            --            7,220
W. J. Lhota                                20,141     (b)(c)       17,117        66,666          103,924
J. L. Powell                                4,020                   1,891            --            5,911
R. L. Sandor                                1,092                   1,891            --            2,983
T. V. Shockley, III                        44,372  (b)(d)(e)           --        94,450          138,822
D. G. Smith                                 2,500                   3,896            --            6,396
L. G. Stuntz                                1,500        (c)        5,938            --            7,438
K. D. Sullivan                                 --                   4,991            --            4,991
S. Tomasky                                    656        (b)        4,329        66,666           71,651
J. H. Vipperman                            11,377     (b)(c)        7,201        66,666           85,244
All directors, nominees and executive
officers as a group
(19 persons)                              264,739     (d)(f)      204,458       680,385        1,149,582

----------
Notes on Stock Ownership

(a) This column includes amounts deferred in stock units and held under AEP's various director and officer benefit plans.

(b) Includes the following numbers of share equivalents held in the AEP Retirement Savings Plan and, for Messrs. Brooks and Shockley, the CSW Retirement Savings Plan: Mr. Brooks, 44,145; Dr. Draper, 4,280;
    Mr. Fayne, 5,412; Mr. Lhota, 17,961; Mr. Shockley, 6,579; Ms. Tomasky, 656; Mr. Vipperman, 10,498; and all directors and executive officers, 89,967.

(c) Includes the following numbers of shares held in joint tenancy with a family member: Mr. DesBarres, 5,000; Dr. Draper, 661; Mr. Lhota, 2,180;
    Ms. Stuntz, 300; and Mr. Vipperman, 80.

(d) Does not include, for Messrs. Fayne and Shockley, 85,231 shares in the American Electric Power System Educational Trust Fund over which Messrs. Fayne and Shockley share voting and investment power as trustees (they disclaim beneficial ownership). The amount of shares shown for all directors and executive officers as a group includes these shares.

(e) Includes the following numbers of shares held by family members over which beneficial ownership is disclaimed: Dr. Hudson, 750; Mr. Kujawa, 28;
    and Mr. Shockley, 496.

(f) Represents less than 1% of the total number of shares outstanding.



----------

(c) CONTRACTS AND TRANSACTIONS WITH SYSTEM COMPANIES

      None

(d) INDEBTEDNESS TO SYSTEM COMPANIES

      None

(e) PARTICIPATION IN BONUS AND PROFIT SHARING ARRANGEMENTS AND OTHER BENEFITS

                  Long-Term Incentive Plans - Awards In 2001

Each of the awards set forth below establishes performance share unit targets, which represent units equivalent to shares of Common Stock, pursuant to the Company's 2000 Long-Term Incentive Plan. Since it is not possible to predict future dividends and the price of AEP Common Stock, credits of performance share units in amounts equal to the dividends that would have been paid if the performance share unit targets were established in the form of shares of Common Stock are not included in the table.

The ability to earn performance share unit targets is tied to achieving specified levels of total shareholder return ("TSR") relative to the S&P Electric Utility Index. The Human Resources Committee may, at its discretion, reduce the number of performance share unit targets otherwise earned. In accordance with the performance goals established for the periods set forth below, the threshold, target and maximum awards are equal to 20%, 100% and 200%, respectively, of the performance share unit targets. No payment will be made for performance below the threshold.

Payments of earned awards are deferred in the form of phantom stock units (equivalent to shares of AEP Common Stock) until the officer has met the equivalent stock ownership target discussed in the Human Resources Committee Report. Once officers meet and maintain their respective targets, they may elect either to continue to defer or to receive further earned awards in cash and/or Common Stock.

                                                                          Estimated Future Payouts of
                                                         Performance     Performance Share Units Under
                                         Number of      Period Until      Non-Stock Price-Based Plan
                                        Performance      Maturation     ------------------------------
                                        Share Units      or Payout      Threshold    Target    Maximum
                                        -----------      ---------      ---------    ------    -------
                  Name                                                     (#)        (#)        (#)
                                                                           ---        ---        ---
E. L. Draper, Jr.....................         14,919      2001-2003         2,984     14,919    29,838
T.V. Shockley, III...................          7,738      2001-2003         1,548      7,738    15,476
H. W. Fayne..........................          5,049      2001-2003         1,010      5,049    10,098
S. Tomasky...........................          4,929      2001-2003           986      4,929     9,858
W. J. Lhota..........................          5,230      2001-2003         1,046      5,230    10,460
J.H.Vipperman........................          4,448      2001-2003           890      4,448     8,896

-----------

                               Retirement Benefits

The American Electric Power System Retirement Plan provides pensions for all employees of AEP System companies (except for employees covered by certain collective bargaining agreements or by the Central and South West Corporation Cash Balance Retirement Plan or certain other employees), including the executive officers of AEP. The Retirement Plan is a noncontributory defined benefit plan.

The Retirement Plan was amended effective January 1, 2001. The amendment provided that the final average pay benefit accrual formula will terminate on December 31, 2010 and, effective January 1, 2001, a cash balance accrual formula was added to the Retirement Plan. Employees participating in the Retirement Plan on December 31, 2000 accrue retirement benefits under both formulas and employees hired after December 31, 2000 accrue retirement benefits solely under the cash balance formula. Employees accruing benefits under both formulas may choose either the final average pay formula or the cash balance formula for their accrued benefit at the time employment is terminated.
The accrued benefit earned by an employee under the final average pay formula as of December 31, 2010, the date the final average pay formula will be discontinued, is the minimum benefit an employee can receive from the Retirement Plan after that time.

The following table shows the approximate annual annuities that would be payable to employees in certain higher salary classifications under the final average pay formula, assuming retirement at December 31, 2001 after various periods of service and with benefits commencing at age 65.

                               Pension Plan Table

Highest Average
Annual Earnings                            Years of Accredited Service
----------------                           ---------------------------
                              15        20         25        30         35        40
                              --        --         --        --         --        --
$400,000                   $93,210   $124,280  $155,350  $186,420   $217,490  $244,090
 500,000                   117,210    156,280   195,350   234,420    273,490   306,740
 600,000                   141,210    188,280   235,350   282,420    329,490   369,390
 700,000                   165,210    220,280   275,350   330,420    385,490   432,040
1,000,000                  237,210    316,280   395,350   474,420    553,490   619,990
1,200,000                  285,210    380,280   475,350   570,420    665,490   745,290
2,000,000                  447,210    636,280   795,350   954,420  1,113,490 1,246,490



The amounts shown in the table are the straight life annuities payable under the Retirement Plan final average pay formula without reduction for the joint and survivor annuity. Retirement benefits listed in the table are not subject to any deduction for Social Security or other offset amounts. The retirement annuity is reduced 3% per year in the case of a termination of employment and commencement of benefits between ages 55 and 62. If an employee terminates employment and commences benefits at or after age 62, there is no reduction in the retirement annuity.

Compensation upon which retirement benefits under the final average pay formula are based, for the executive officers named in the Summary Compensation Table above consists of the average of the 36 consecutive months of the officer's highest aggregate salary and Senior Officer Annual Incentive Compensation Plan awards, shown in the Salary and Bonus columns, respectively, of the Summary Compensation Table, out of the officer's most recent 10 years of service.

Under the cash balance formula each employee has an account to which dollar amount credits are allocated annually based on a percentage of the employee's compensation. Compensation for the cash balance formula includes annual salary and annual incentive compensation plan awards up to a maximum total compensation of $1,000,000. The applicable percentage is determined by age and years of service with AEP as of December 31 of each year (or as of the employee's termination date, if earlier). The following table shows the percentage used to determine dollar amount credits at the age and years of service indicated:

        Sum of Age
           Plus
         Years of          Applicable
          Service          Percentage
        ---------          ----------
             <30            3.0%
          30-39             3.5%
          40-49             4.5%
          50-59             5.5%
          60-69             7.0%
          70 or more        8.5%

To transition from the final average pay formula to the cash balance formula, the employee's account under the cash balance formula was credited with an opening balance using a number of factors.

The estimated annual annuities at age 65 under the cash balance formula payable to the executive officers named in the Summary Compensation Table (except for Mr. Shockley who participates in the Central and South West Corporation retirement plan discussed below) are:

                                  Annual
Name                             Benefit
----                             -------
E. L. Draper, Jr. .............. $685,000
H. W. Fayne.....................  254,000
S. Tomasky......................  280,000
W. J. Lhota.....................  343,000
J.H. Vipperman..................  305,000


 These amounts are based on the following assumptions:

  o Salary amounts shown in the Salary column for calendar year 2001 are used with no subsequent adjustments in future years plus annual incentive awards at the 2001 target level.

  o  Conversion of the lump-sum cash balance to a single life annuity at age
     65, based on an interest rate of 5.12% and the 1983 Group Annuity Mortality Table.

 AEP maintains a supplemental retirement plan which provides for the payment of:

  o Retirement benefits that are not payable due to limitations imposed by Federal tax law on benefits paid by qualified plans.

  o Supplemental retirement benefits provided by individual agreements with certain AEP employees.

The supplemental retirement plan provides for supplemental benefits under both the final average pay and cash balance formulas. Retirement Plan benefits shown above include all supplemental retirement benefits.

Dr. Draper and Ms. Tomasky have individual agreements with AEP which provide them with supplemental retirement benefits that credit them with years of service in addition to their years of service with AEP as follows: Dr. Draper, 24 years; and Ms. Tomasky, 20 years. The agreements each provide that these supplemental retirement benefits are reduced by pension entitlements from plans sponsored by prior employers.

As of December 31, 2001, for the executive officers named in the Summary Compensation Table (except for Mr. Shockley as discussed in the following two paragraphs), the number of years of service applicable for retirement benefit calculation purposes under either the final average pay formula or the cash balance formula were as follows: Dr. Draper, 33 years; Mr. Fayne, 26 years; Ms. Tomasky, 23 years; Mr. Lhota, 36 years; and Mr. Vipperman, 39 years. The years of service for Dr. Draper and Ms. Tomasky include years of service provided by their respective agreements with AEP described in the preceding paragraph.

Under the terms of the merger agreement between AEP and Central and South West Corporation, the CSW Cash Balance Retirement Plan continues as a separate plan through at least July 1, 2002, for those AEP System employees who were participants in the CSW Cash Balance Plan as of December 31, 2000. Employees of CSW who had attained age 50 and completed 10 years of service with a CSW company as of July 1, 1997, accrue retirement benefits under the CSW Cash Balance Plan under both the final average pay and cash balance formulas. Employees accruing benefits under both formulas may choose the benefit accrued under either formula at the time employment is terminated.

As an employee of CSW before the merger, Mr. Shockley participates in the CSW Cash Balance Plan. Under the CSW Plan, at age 65 the estimated annual annuities payable to Mr. Shockley under the final average pay and cash balance formulas are $201,000 and $216,000, respectively. Mr. Shockley's estimated annual annuity under (i) the final average pay formula is computed as of January 1, 2002 and
(ii) the cash balance formula is based on the same assumptions described above for the AEP cash balance formula. Mr. Shockley has an agreement with CSW entered into prior to the merger under which he is entitled to supplemental retirement benefits that credit him with (i) 30 years of service if he remains employed with AEP until age 60 or thereafter and (ii) up to four years of additional service if he retires prior to age 60.

Four AEP System employees (including Messrs. Fayne, Lhota and Vipperman) whose pensions may be adversely affected by amendments to the Retirement Plan made as a result of the Tax Reform Act of 1986 are eligible for certain supplemental retirement benefits. Such payments, if any, will be equal to any reduction occurring because of such amendments. Assuming retirement in 2002 of the executive officers named in the Summary Compensation Table, only Mr. Vipperman would be affected and his annual supplemental benefit would be $4,000.

AEP made available a voluntary deferred-compensation program in 1982 and 1986, which permitted certain members of AEP System management to defer receipt of a portion of their salaries. Under this program, a participant was able to defer up to 10% annually over a four-year period of his or her salary, and receive supplemental retirement or survivor benefit payments over a 15-year period. The amount of supplemental retirement payments received is dependent upon the amount deferred, age at the time the deferral election was made, and number of years until the participant retires. The following table sets forth, for the executive officers named in the Summary Compensation Table, the amounts of annual deferrals and, assuming retirement at age 65, annual supplemental retirement payments under the 1982 and 1986 programs.

                                 1982 Program
                                         Annual Amount
                           Annual       of Supplemental
                           Amount         Retirement
                          Deferred          Payment
Name                  (4-Year Period)  (15-Year Period)
----                  ---------------  ----------------
J. H. Vipperman......     $ 11,000          $90,750


                                 1986 Program
                                         Annual Amount
                           Annual       of Supplemental
                           Amount         Retirement
                          Deferred          Payment
Name                  (4-Year Period)  (15-Year Period)
----                  ---------------  ----------------
H. W. Fayne..........      $ 9,000          $ 95,400
J. H. Vipperman......       10,000            67,500


----------------

                                 Severance Plan

In connection with the merger with Central and South West Corporation, AEP's Board of Directors adopted a severance plan on February 24, 1999, effective March 1, 1999, that includes Messrs. Fayne and Vipperman and Ms. Tomasky. The severance plan provides for payments and other benefits if, at any time before June 15, 2002 (the second anniversary of the merger consummation date), the officer's employment is terminated (i) by AEP without "cause" or (ii) by the officer because of a detrimental change in responsibilities or a reduction in salary or benefits. Under the severance plan, the officer will receive:

  o A lump sum payment equal to three times the officer's annual base salary plus target annual incentive under the Senior Officer Annual Incentive Compensation Plan.

  o Maintenance for a period of three additional years of all medical and dental insurance benefits substantially similar to those benefits to which the officer was entitled immediately prior to termination, reduced to the extent comparable benefits are otherwise received.

  o Outplacement services not to exceed a cost of $30,000 or use of an office and secretarial services for up to one year.

AEP's obligation for the payments and benefits under the severance plan is subject to the waiver by the officer of any other severance benefits that may be provided by AEP. In addition, the officer agrees to refrain from the disclosure of confidential information relating to AEP.

                          Change-In-Control Agreements

AEP has change-in-control agreements with Dr. Draper, Messrs. Shockley, Fayne and Vipperman and Ms. Tomasky. If there is a "change-in-control" of AEP and the employee's employment is terminated by AEP or by the employee for reasons substantially similar to those in the severance plan, these agreements provide for substantially the same payments and benefits as the severance plan with the following additions:

  o Three years of service credited for purposes of determining non-qualified retirement benefits, with such credited service proportionately reduced to zero if termination occurs between ages 62 and 65.

  o Payment, if required, to make the employee whole for any excise tax imposed by Section 4999 of the Internal Revenue Code.

"Change-in-control" means:

  o The acquisition by any person of the beneficial ownership of securities representing 25% or more of AEP's voting stock.

  o A change in the composition of a majority of the Board of Directors under certain circumstances within any two-year period.

  o Approval by the shareholders of the liquidation of AEP, disposition of all or substantially all of the assets of AEP or, under certain circumstances, a merger of AEP with another corporation.

(f) RIGHTS TO INDEMNITY

THE DIRECTORS and officers of AEP and its subsidiaries are insured, subject to certain exclusions, against losses resulting from any claim or claims made against them while acting in their capacities as directors and officers. The American Electric Power System companies are also insured, subject to certain exclusions and deductibles, to the extent that they have indemnified their directors and officers for any such losses. Such insurance, effective January 1, 2002 through December 31, 2002, is provided by: Associated Electric & Gas Insurance Services, Energy Insurance Mutual, Clarendon National Insurance Company, Great American Insurance Company, Zurich American Insurance Company, Zurich Specialties London (UK) Ltd., National Union Fire Insurance Company of Pittsburgh, PA, Liberty Mutual Insurance Company, Federal Insurance Company, Starr Excess International, Royal Insurance Company of America, Gulf Insurance Company, Starr Excess Casualty Insurance Limited, Oil Casualty Insurance Limited, XL Insurance, Ltd., XL Specialty Insurance Company, SR International Business Insurance Company Ltd., and Lumbermens Mutual Casualty Company. The total cost of this insurance is $2,690,766.

Fiduciary liability insurance provides coverage for AEP System companies, their directors and officers, and any employee deemed to be a fiduciary or trustee, for breach of fiduciary responsibility, obligation, or duties as imposed under the Employee Retirement Income Security Act of 1974. This coverage, provided by Associated Electric & Gas Insurance Services, The Federal Insurance Company, and Zurich American Insurance Company, was renewed, effective July 1, 2000 through June 30, 2003, for a cost of $355,350.

ITEM 7. CONTRIBUTIONS AND PUBLIC RELATIONS

      Expenditures, disbursements or payments during the year, in money, goods or services directly or indirectly to or for the account of:

                  (1) Any political party, candidate for public office or holder of such office, or any committee or agent thereof.
                           - NONE

                  (2)      Any citizens group or public relations counsel.

                           Calendar Year 2001
                           ------------------

                                           Accounts Charged,
Name of Company and Name                         if any,
or Number of Recipients                       Per Books of
    or Beneficiaries          Purpose      Disbursing Company       Amounts
------------------------      -------      ------------------       -------
                                                                (in thousands)

NONE

ITEM 8. SERVICE, SALES AND CONSTRUCTION CONTRACTS

Part I. Contracts for services, including engineering or construction services, or goods supplied or sold between System companies are as follows:

                                                                            Calendar Year 2001

                                 Company             Company                                           In Effect
     Nature of                  Performing          Receiving                             Date of     On Dec. 31st
    Transactions                 Service             Service            Compensation      Contract     (Yes or No)
        (1)                            (2)                (3)                   (4)            (5)           (6)
    ------------                   ----------          ---------           ------------     --------     ------------
                                                                                                     (in thousands)
Communication Services             CECom             CPL                   $    197        1/01/99         Yes
Project and Administrative Suc.    APCo              CECom                       (9)       3/01/01         Yes
Machine Shop Services              APCo     System Operating Companies       11,084        1/01/79         Yes
Racine Hydro Service               APCo              OPCo                        32        6/01/78         Yes
Simulator Training Services        APCo     System Operating Companies        1,123       12/12/87         Yes
Communications Services            AEPCLLC           APCo                     2,925        3/04/98         Yes
Communications Services            AEPCLLC           KPCo                       160       11/18/97         Yes
Communications Services            AEPCLLC           I&M                      1,800       10/24/98         Yes
Communications Services            AEPCLLC           WPCo                         5
Communications Services            AEPCLLC           OPCo                     2,201        2/12/98         Yes
Communications Services            AEPCLLC           CSPCo                    1,123        2/12/98         Yes
Project & Administrative Svc.      KGPCo             AEPCLLC                    172        6/01/99         Yes
Project & Administrative Svc.      APCo              AEPCLLC                  2,664        3/04/98         Yes
Project & Administrative Svc.      KPCo              AEPCLLC                    139       11/18/97         Yes
Project & Administrative Svc.      I&M               AEPCLLC                    517       10/24/98         Yes
Project & Administration Svc.      OPCo              AEPCLLC                    196        2/12/98         Yes
Project & Administrative Svc.      WPCo              AEPCLLC                     57       10/24/98         Yes
Project & Administrative Svc.      CSPCo             AEPCLLC                     (3)      02/12/98         Yes
Barging Transportation             I&M     System Operating Companies        30,226        5/01/86         Yes
A/R Factoring                      AEP CREDIT        APCo                     5,218        6/16/00         Yes
A/R Factoring                      AEP CREDIT        CPL                     14,573        6/16/00         Yes
A/R Factoring                      AEP CREDIT        CSPCo                   15,201        6/16/00         Yes
A/R Factoring                      AEP CREDIT        I&M                      8,458        6/16/00         Yes
A/R Factoring                      AEP CREDIT        KGPCo                      645        6/16/00         Yes
A/R Factoring                      AEP CREDIT        KPCo                     2,651        6/16/00         Yes
A/R Factoring                      AEP CREDIT        OPCo                    12,844        6/16/00         Yes
A/R Factoring                      AEP CREDIT        PSO                      9,573        6/16/00         Yes
A/R Factoring                      AEP CREDIT        SWEPCo                   7,366        6/16/00         Yes
A/R Factoring                      AEP CREDIT        WTU                      3,753        6/16/00         Yes
Coal Mine Shutdown Costs           BHCCo             I&M                        (79)       1/01/82         No
Coal Mine Shutdown Costs           CeCCo             APCo                     4,184       12/01/76         No
Coal Mine Shutdown Costs           CACCo             APCo                       260        9/14/83         No
Coal                               CCPC              CSPCo                   10,821       11/05/84         Yes
Coal                               COCCo             OPCo                    11,428        4/01/83         No

ITEM 8. (CONTINUED)

Coal Mine Shutdown Costs           SACCo             APCo                      (135)       3/01/78         No
Coal                               SOCCo             OPCo                   142,213        2/01/74         No
Coal Mine Shutdown Costs           SOCCo             OPCo                       534       10/01/72         No
Coal                               WCCo              OPCo                     5,168        1/01/83         No
Operating Services                 AEPRGHC           AEPES                   22,661        5/17/99         No
Coal Conveyance                    STMCo Inc.        CCPC                       196        5/01/91         YES
Technical and Administrative Svc.  AEPSC             OVEC                     4,174        12/7/56         YES
Technical and Administrative Svc.  AEPSC             IKEC                     6,630        12/7/56         YES
Maintenance Services               APCO              OVEC                       375        1/01/79         YES
Maintenance Services               APCO              IKEC                        25        1/01/79         YES

Transactions between AEP System companies pursuant to the Affiliated Transactions Agreement dated December 31, 1996 are reported in Exhibit F of this U5S.


------------------------

Part II. Contracts to purchase services or goods between any System company and (1) any affiliate company (other than a System company) or (2) any other company in which any officer or director of the System company, receiving service under the contract, is a partner or owns 5 percent or more of any class of equity securities. - NONE.

Part III. Employment of any other person, by any System company, for the performance on a continuing basis, of management, supervisory or financial advisory services. - NONE.

ITEM 9. WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES

     Part I.
             The following table shows the required information for investment in wholesale generation and foreign utility companies as of December 31, 2001:

(a)   Company name, business address, facilities and interest held;
(b) Capital invested, recourse debt, guarantees and transfer of assets between affiliates;
(c)   Debt to equity ratio and earnings;
(d)   Contracts for service, sales or construction with affiliates.

Foreign Utility Companies:

(a)   SEEBOARD plc
      Forest Gate, Brighton Road
      Crawley, West Sussex RH11 9BH
      United Kingdom
      Distributes and supplies electricity to approximately 2 million customers in the United Kingdom. AEP owns 100%.
(b) Capital invested - $829 million. Recourse debt - NONE. Guarantees - NONE. Asset transfers - NONE.
(c)   Debt to equity ratio - 0.9 to 1; Earnings $89 million.
(d)   NONE

(a)   AEPR Global Holland Holding B.V
      Herengracht 548
      1017 CG Amsterdam, The Netherlands
(b) Capital Invested - $880 million. Recourse debt - NONE. Guarantees - NONE. Asset Transfers - NONE.
(c)   Debt to equity ratio - 2.3:1; Earnings - NONE.
(d)   NONE

(a)   AEP Energy Services UK Generation Limited
      50 Berkeley Street
      Mayfair London W1J89AP, Great Britain
(b) Capital invested - $124 million. Recourse debt - NONE. Guarantees - NONE. Asset transfers - NONE.
(c)   Debt to equity ratios - 1.2:1; Earnings - NONE.
(d)   NONE

(a)   Nanyang General Light Electric Co., Ltd.
      Dayuan Zhuan Village
      Pushan Town, Nanyang City
      People's Republic of China

      Owns and operates a two unit electric generating plant in China. AEP owns 70%.
(b)   Capital invested $91 million.  Recourse debt - NONE.
      Guarantees - NONE.
      Asset transfers - NONE.
(c)   Debt to equity ratio - 1.6 to 1.
      Earnings - $6 million.
(d) Nanyang has contracts with AEP ProServe Company for consulting and administrative service which resulted in a fee of $600,000.

(a)   Empresa de Eletricidade Vale Paranapanema S.A. ("Vale")
      Avenida Paulista, No. 2439, 5th floor
      Sao Paulo, Sao Paulo
      Brazil
      Owns a majority interest in five electric operating companies in Brazil. AEP owns a 44% share of Vale and a 20% share of a Vale subsidiary.
(b)   Capital invested $215 million.
      Recourse debt - NONE.
      Convertible debt - NONE.
      Guarantees - NONE.
      Asset transfers - NONE.
(c)   Debt to equity ratio 0.2 to 1. Earnings $4.2 million.
(d)   NONE

(a)   Pacific Hydro Limited
      Level 8
      474 Flinders Street
      Melbourne, Victoria
      3000 Australia
      Develops and owns hydroelectric facilities in the Asia Pacific region. AEP owns 20%.
(b)   Capital invested - $17 million.
      Recourse Debt - NONE.
      Guarantees - NONE.
      Assets transferred - NONE.
(c)   Noncurrent liabilities to equity ratio - 0.3 to 1.
      Earnings - $3.4 million.
(d)   NONE

(a)   CitiPower Pty.
      600 Bourke Street
      Melbourne Victoria
      3000 Australia
      CitiPower distributes and sells electricity to approximately 260,000 customers over 3,990 miles of distribution lines.
      AEP owns 100%.
(b)   Capital invested - $341 million.
      Recourse debt - NONE.
      Guarantees - NONE.
      Asset transfers - NONE.
(c)   Debt to equity ratio - 5.5 to 1.
      Earnings - $(6) million.
(d)   NONE.

(a)   AEP Energy Services Limited
      29/30 St. James's Street
      London SW1A 1HB
      Great Britain
      AEP owns 100%.
(b)   Capital invested - $70 million.
      Recourse debt - NONE.
      Guarantees - NONE.
(c)   Earnings - $(0.4) million.
(d)   Not Available.

(a)   InterGen Denmark, Aps
      Torre Chapultepec,
      Piso 13,
      Ruben Dario 281, Col.
      Bosques de
      Chapultepec, Mexico, D.F. 11520.
      Construction and operation of a 600 megawatt natural gas-fired, combined cycle plant.
      AEP owns 50%.
(b) Capital invested - $6 million. Recourse debt - NONE. Guarantees - NONE. Asset transfers - NONE.
(c)   Earnings - ($2.2 million).
(d)   None.

Exempt Wholesale Generators:


(a)   Newgulf Power Venture, Inc.
      1 Riverside Plaza
      Columbus, Ohio
      Operation of 85 megawatt plant in Texas.
(b) Capital invested $17 million Recourse debt - NONE. Guarantees - NONE. Asset transfers - NONE
(c)   Debt to equity ratio - 0.2:1
(d)   NONE

(a)   AEP Indian Mesa LP, LLC
      1 Riverside Plaza
      Columbus, Ohio
      Operation of Windfarm in Texas.
(b) Capital invested - $175 million. Recourse debt - none. Guarantees - none. Asset transfer - none.
(c)   Debt to equity ratios is 0.9:1
(d)   None

(a)   South Coast Power Limited
      Shoreham, East Sussex
      United Kingdom
(b) Capital invested - $23 million. Recourse debt - none. Guarantees - none. Asset transfers - none.
(c)   Debt to equity ratio - 0.3:1
(d)   None

(a)   Trent Windfarm L.P.
      1 Riverside Plaza
      Columbus, Ohio
      Operation of Windfarm in Texas.
(b) Capital invested - $138 million. Recourse debt - none. Guarantees - none. Asset transfer - none.
(c)   Debt to equity ratios is 1:1
(d)   None

(a)   South Coast Power Limited
      Shoreham, East Sussex
      United Kingdom
(b) Capital invested - $23 million. Recourse debt - none. Guarantees - none. Asset transfers - none.
(c)   Debt to equity ratio - 0.3:1
(d)   None


ITEM 9. Part II.

    See Exhibit's G and H

ITEM 9. Part III.

    American Electric Power Company, Inc.'s aggregate investment in foreign utility companies is $3.1 billion and in exempt wholesale generators is $331 million which is 43.6% of its investment in domestic public utility subsidiary companies.

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS

  FINANCIAL STATEMENTS                                Page No.
                                                    -----------

    Consent of Independent Public Accountants       A-1

    Consolidating Statements of Income              B-1 to B-19

    Consolidating Balance Sheets                    B-20 to B-55

    Consolidating Statements of Cash Flows          B-56 to B-72

    Consolidating Statements of Retained Earnings   B-73 to B-83

    Note to Consolidating Financial Statements           C

    Financial Statements of Subsidiaries
      Not Consolidated:

      OVEC                                          D-1 to D-4

EXHIBITS

    Exhibit A                                             E

    Exhibit B & C                                         **

    Exhibit D                                             **

    Exhibit E                                             **

    Exhibit F                                             **

    Exhibit G                                             **

    Exhibit H                                             ***




** These Exhibits are included only the in copy filed with the Securities and Exchange Commission.
*** Filed confidentially pursuant to Rule 104(b) of the PUHCA.

                                    SIGNATURE

         The undersigned system company has duly caused this annual report to be signed on its behalf by the undersigned, thereunto duly authorized, pursuant to the requirements of the Public Utility Holding Company Act of 1935.



                                    AMERICAN ELECTRIC POWER COMPANY,  INC.


                                    By    /s/ Armando A. Pena
                                         -----------------------
                                              Armando A.  Pena
                                              Treasurer






April 29, 2002

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this American Electric Power Company, Inc. Annual Report on Form U5S to the Securities and Exchange Commission, filed pursuant to the Public Utility Holding Company Act of 1935, for the year ended December 31, 2001, of our reports dated February 22, 2002, included in or incorporated by reference in the combined Annual Report on Form 10-K to the Securities and Exchange Commission of American Electric Power Company, Inc. and its subsidiaries and of certain of its subsidiaries for the year ended December 31, 2001.



Deloitte & Touche LLP
Columbus, Ohio

April 29, 2002

AMERICAN ELECTRIC POWER COMPANY, INC.
AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF INCOME
YEAR TO DATE THROUGH DECEMBER 31, 2001
--------------------------------------------------------------------------------------------------------------------------------
                                                  AEP                   AEP                                        APCO
              DESCRIPTION                     CONSOLIDATED          ELIMINATIONS              AEP              CONSOLIDATED
--------------------------------------------------------------------------------------------------------------------------------
OPERATING REVENUES
GROSS OPERATING REVENUES                    61,257,102,193.28      3,665,636,777.08              2,410.99      6,999,430,256.98
PROVISION FOR RATE REFUND                                0.00                  0.00                  0.00                  0.00
TOTAL OPERATING REVENUES, NET               61,257,102,193.28      3,665,636,777.08              2,410.99      6,999,430,256.98

OPERATING EXPENSES
OPERATIONS
FUEL                                         3,239,703,889.04         (3,237,592.06)                 0.00        351,556,909.70
PURCHASED POWER                             49,512,942,755.69      4,766,999,034.71                  0.00      5,600,860,791.90
OTHER OPERATION                              3,218,047,532.22     (1,055,343,129.06)        53,566,465.76        263,798,176.57
MAINTENANCE                                    748,121,756.29        (90,297,770.20)             8,427.01        132,373,029.51
TOTAL OPER/MAINT EXPENSES                   56,718,815,933.24      3,618,120,543.39         53,574,892.77      6,348,588,907.68
DEPRECIATION AND AMORTIZATION                1,383,576,451.53        (13,630,033.18)                 0.00        180,393,075.52
TAXES OTHER THAN INCOME TAXES                  667,874,931.00        (42,908,723.71)                 0.00         99,877,582.63
STATE, LOCAL & FOREIGN INCOME TAXES            100,074,459.41        (10,769,575.84)                 0.00         14,576,854.00
FEDERAL INCOME TAXES                           502,325,019.88         (5,116,367.00)       (14,735,573.84)        81,007,632.00
TOTAL OPERATING EXPENSES                    59,372,666,795.06      3,545,695,843.66         38,839,318.93      6,724,444,051.83

NET OPERATING INCOME                         1,884,435,398.22        119,940,933.42        (38,836,907.94)       274,986,205.15

OTHER INCOME AND DEDUCTIONS
OTHER INCOME                                   306,536,434.10     (8,743,294,924.62)     1,198,195,281.67      2,320,648,945.69
OTHER INCOME DEDUCTIONS                       (207,284,817.38)     7,402,573,621.33                  0.00     (2,312,466,074.05)
TAXES APPL TO OTHER INC &DED                    14,549,774.58            (11,272.00)           (43,427.93)        (1,314,868.02)
NET OTHR INCOME AND DEDUCTIONS                 113,801,391.30     (1,340,732,575.29)     1,198,151,853.74          6,868,003.62

INCOME BEFORE INTEREST CHARGES               1,998,236,789.52     (1,220,791,641.87)     1,159,314,945.80        281,854,208.77

INTEREST CHARGES
INTEREST ON LONG-TERM DEBT                     732,945,466.28        (37,533,721.81)        44,253,995.02        109,486,292.09
INT SHORT TERM DEBT - AFFIL                         14,992.26       (152,767,725.04)        12,233,078.35          9,753,735.87
INT SHORT TERM DEBT - NON-AFFL                 147,738,093.35                  0.00        131,831,039.29            967,890.89
AMORT OF DEBT DISC, PREM & EXP                   5,705,290.94                  0.00            165,224.03          1,413,379.76
AMORT LOSS ON REACQUIRED DEBT                    5,368,293.40                  0.00                  0.00          1,255,820.67
AMORT GAIN ON REACQUIRED DEBT                     (151,833.94)                 0.00                  0.00           (131,037.86)
OTHER INTEREST EXPENSE                         121,802,837.84                  0.00              3,342.05          1,746,427.57
TOTAL INTEREST CHARGES                       1,013,423,140.13       (190,301,446.85)       188,486,678.74        124,492,508.99
AFUDC BORROWED FUNDS - CR                      (41,279,302.66)                 0.00                  0.00         (4,456,576.27)
NET INTEREST CHARGES                           972,143,837.47       (190,301,446.85)       188,486,678.74        120,035,932.72

MINORITY INTEREST IN FINANCE SUBSIDIARY        (13,130,000.00)       (13,130,000.00)                 0.00                  0.00

CUMULATIVE EFFECT OF ACCOUNTING CHANGE          18,070,000.00                  0.00                  0.00                  0.00

NET EXTRAORDINARY ITEMS                        (50,431,431.10)        18,520,000.00                  0.00                  0.00

NET INCOME BEFORE PREF DIV                     980,601,520.95     (1,025,100,195.02)       970,828,267.06        161,818,276.05

PREF STK DIVIDEND REQUIREMENT                    9,773,227.84                  0.00                  0.00          2,011,289.60
Gain (Loss) on Reacq. Preferred Stock                    0.00                  0.00                  0.00                  0.00
NET INCOME - EARN FOR CMMN STK                 970,828,293.11     (1,025,100,195.02)       970,828,267.06        159,806,986.45

AMERICAN ELECTRIC POWER COMPANY, INC.
AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF INCOME
YEAR TO DATE THROUGH DECEMBER 31, 2001
-------------------------------------------------------------------------------------------------------------------------------
                                                 CSPCO                  I&M
              DESCRIPTION                     CONSOLIDATED         CONSOLIDATED             KEPCO                 KGPCO
-------------------------------------------------------------------------------------------------------------------------------
OPERATING REVENUES
GROSS OPERATING REVENUES                     4,299,862,800.94      4,803,625,061.84     1,659,394,832.66         78,832,307.24
PROVISION FOR RATE REFUND                                0.00                  0.00                 0.00                  0.00
TOTAL OPERATING REVENUES, NET                4,299,862,800.94      4,803,625,061.84     1,659,394,832.66         78,832,307.24

OPERATING EXPENSES
OPERATIONS
FUEL                                           175,152,898.89        250,098,259.60        70,635,346.49                  0.00
PURCHASED POWER                              3,250,855,384.12      3,531,491,589.12     1,409,759,940.77         54,776,630.05
OTHER OPERATION                                221,341,579.70        451,194,446.39        59,175,222.20          8,106,304.51
MAINTENANCE                                     62,453,854.17        127,263,317.62        22,444,313.55          2,200,226.71
TOTAL OPER/MAINT EXPENSES                    3,709,803,716.88      4,360,047,612.73     1,562,014,823.01         65,083,161.27
DEPRECIATION AND AMORTIZATION                  127,363,676.46        164,230,378.31        32,490,516.35          3,262,028.06
TAXES OTHER THAN INCOME TAXES                  111,481,193.87         65,517,805.54         7,853,227.05          3,014,235.88
STATE, LOCAL & FOREIGN INCOME TAXES              8,755,303.00          9,360,349.00           488,988.00            232,748.00
FEDERAL INCOME TAXES                            90,281,837.00         44,763,711.00         8,869,552.00          2,090,440.00
TOTAL OPERATING EXPENSES                     4,047,685,727.21      4,643,919,856.58     1,611,717,106.41         73,682,613.21

NET OPERATING INCOME                           252,177,073.73        159,705,205.26        47,677,726.25          5,149,694.03

OTHER INCOME AND DEDUCTIONS
OTHER INCOME                                 1,334,302,602.56      1,474,572,575.21       569,602,074.35            (10,873.47)
OTHER INCOME DEDUCTIONS                     (1,322,356,764.08)    (1,456,932,107.73)     (567,667,265.25)           (97,375.29)
TAXES APPL TO OTHER INC &DED                    (4,207,319.20)        (7,910,564.32)         (687,149.58)           112,750.00
NET OTHR INCOME AND DEDUCTIONS                   7,738,519.28          9,729,903.16         1,247,659.52              4,501.24

INCOME BEFORE INTEREST CHARGES                 259,915,593.01        169,435,108.42        48,925,385.77          5,154,195.27

INTEREST CHARGES
INTEREST ON LONG-TERM DEBT                      61,940,947.43         78,243,676.69        24,478,440.70          1,263,131.86
INT SHORT TERM DEBT - AFFIL                      4,958,361.33         13,087,648.48         2,328,397.81            402,954.65
INT SHORT TERM DEBT - NON-AFFL                     (44,015.09)                23.38               203.38                 23.38
AMORT OF DEBT DISC, PREM & EXP                     608,354.48          1,010,810.42           566,613.61             30,555.58
AMORT LOSS ON REACQUIRED DEBT                    1,273,545.08          1,444,883.47            45,726.42                222.75
AMORT GAIN ON REACQUIRED DEBT                            0.00               (998.62)                0.00                  0.00
OTHER INTEREST EXPENSE                           1,872,621.32          1,474,442.40           446,868.95             42,319.94
TOTAL INTEREST CHARGES                          70,609,814.55         95,260,486.22        27,866,250.87          1,739,208.16
AFUDC BORROWED FUNDS - CR                       (2,594,823.79)        (1,613,328.42)         (505,405.86)             8,737.85
NET INTEREST CHARGES                            68,014,990.76         93,647,157.80        27,360,845.01          1,747,946.01

MINORITY INTEREST IN FINANCE SUBSIDIARY                  0.00                  0.00                 0.00                  0.00

CUMULATIVE EFFECT OF ACCOUNTING CHANGE                   0.00                  0.00                 0.00                  0.00

NET EXTRAORDINARY ITEMS                        (30,024,282.58)                 0.00                 0.00                  0.00

NET INCOME BEFORE PREF DIV                     161,876,319.67         75,787,950.62        21,564,540.76          3,406,249.26

PREF STK DIVIDEND REQUIREMENT                    1,094,662.81          4,621,138.02                 0.00                  0.00
Gain (Loss) on Reacq. Preferred Stock                    0.00                  0.00                 0.00                  0.00
NET INCOME - EARN FOR CMMN STK                 160,781,656.86         71,166,812.60        21,564,540.76          3,406,249.26

AMERICAN ELECTRIC POWER COMPANY, INC.
AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF INCOME
YEAR TO DATE THROUGH DECEMBER 31, 2001
-------------------------------------------------------------------------------------------------------------------------------
                                                  OPCO
              DESCRIPTION                     CONSOLIDATED             WPCO                 AEGCO                 AEPSC
-------------------------------------------------------------------------------------------------------------------------------
OPERATING REVENUES
GROSS OPERATING REVENUES                     6,262,401,987.00         83,410,464.45       227,548,459.00      1,105,133,959.41
PROVISION FOR RATE REFUND                                0.00                  0.00                 0.00                  0.00
TOTAL OPERATING REVENUES, NET                6,262,401,987.00         83,410,464.45       227,548,459.00      1,105,133,959.41

OPERATING EXPENSES
OPERATIONS
FUEL                                           686,568,258.02                  0.00       102,828,366.38          3,237,592.06
PURCHASED POWER                              4,287,708,669.18         55,275,027.62                 0.00          1,273,282.85
OTHER OPERATION                                403,404,431.98          7,559,713.04        79,307,905.95        922,722,025.67
MAINTENANCE                                    142,877,773.43          3,125,553.38         8,852,599.35         90,297,770.20
TOTAL OPER/MAINT EXPENSES                    5,520,559,132.61         65,960,294.04       190,988,871.68      1,017,530,670.78
DEPRECIATION AND AMORTIZATION                  239,981,498.54          3,699,113.66        22,422,581.56         13,598,144.26
TAXES OTHER THAN INCOME TAXES                  159,778,072.58          5,079,211.44         4,257,553.47         42,908,723.71
STATE, LOCAL & FOREIGN INCOME TAXES             21,703,276.00            508,957.00         1,615,107.00         10,769,575.84
FEDERAL INCOME TAXES                            79,669,878.00          2,436,818.00         1,286,849.00          2,599,215.09
TOTAL OPERATING EXPENSES                     6,021,691,857.73         77,684,394.14       220,570,962.71      1,087,406,329.68

NET OPERATING INCOME                           240,710,129.27          5,726,070.31         6,977,496.29         17,727,629.73

OTHER INCOME AND DEDUCTIONS
OTHER INCOME                                 1,880,294,276.52             92,893.71            29,967.54           (464,553.17)
OTHER INCOME DEDUCTIONS                     (1,863,471,770.37)          (251,340.87)          (42,999.26)       (11,510,179.86)
TAXES APPL TO OTHER INC &DED                     1,863,766.57            154,018.37         3,496,439.97                  0.00
NET OTHR INCOME AND DEDUCTIONS                  18,686,272.72             (4,428.79)        3,483,408.25        (11,974,733.03)

INCOME BEFORE INTEREST CHARGES                 259,396,401.99          5,721,641.52        10,460,904.54          5,752,896.70

INTEREST CHARGES
INTEREST ON LONG-TERM DEBT                      81,857,616.08          1,360,995.42         1,577,750.87          4,978,625.00
INT SHORT TERM DEBT - AFFIL                     14,630,373.27            246,638.02           753,737.94          3,655,597.11
INT SHORT TERM DEBT - NON-AFFL                      (2,390.81)            26,263.79                 0.00            (59,864.69)
AMORT OF DEBT DISC, PREM & EXP                   1,031,799.06             30,555.58           (25,020.54)             5,213.64
AMORT LOSS ON REACQUIRED DEBT                      603,694.69                467.88           322,107.36            421,825.08
AMORT GAIN ON REACQUIRED DEBT                            0.00                  0.00                 0.00                  0.00
OTHER INTEREST EXPENSE                           3,170,992.66             15,671.53                13.00            442,249.42
TOTAL INTEREST CHARGES                         101,292,084.95          1,680,592.22         2,628,588.63          9,443,645.56
AFUDC BORROWED FUNDS - CR                       (7,689,199.76)           (26,952.36)          (42,350.21)        (3,690,748.86)
NET INTEREST CHARGES                            93,602,885.19          1,653,639.86         2,586,238.42          5,752,896.70

MINORITY INTEREST IN FINANCE SUBSIDIARY                  0.00                  0.00                 0.00                  0.00

CUMULATIVE EFFECT OF ACCOUNTING CHANGE                   0.00                  0.00                 0.00                  0.00

NET EXTRAORDINARY ITEMS                        (18,348,148.52)                 0.00                 0.00                  0.00

NET INCOME BEFORE PREF DIV                     147,445,368.28          4,068,001.66         7,874,666.12                 (0.00)

PREF STK DIVIDEND REQUIREMENT                    1,258,738.20                  0.00                 0.00                  0.00
Gain (Loss) on Reacq. Preferred Stock                    0.00                  0.00                 0.00                  0.00
NET INCOME - EARN FOR CMMN STK                 146,186,630.08          4,068,001.66         7,874,666.12                 (0.00)

AMERICAN ELECTRIC POWER COMPANY, INC.
AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF INCOME
YEAR TO DATE THROUGH DECEMBER 31, 2001
---------------------------------------------------------------------------------------------------------------------
              DESCRIPTION                      CCCO         FRECO        IFRI         AEPPM             AEPES
---------------------------------------------------------------------------------------------------------------------
OPERATING REVENUES
GROSS OPERATING REVENUES                           0.00         0.00        0.00          0.00     12,822,768,396.50
PROVISION FOR RATE REFUND                          0.00         0.00        0.00          0.00                  0.00
TOTAL OPERATING REVENUES, NET                      0.00         0.00        0.00          0.00     12,822,768,396.50

OPERATING EXPENSES
OPERATIONS
FUEL                                               0.00         0.00        0.00          0.00                  0.00
PURCHASED POWER                                    0.00         0.00        0.00          0.00     12,534,272,762.65
OTHER OPERATION                                    0.00         0.00        0.00        240.34        143,485,870.60
MAINTENANCE                                        0.00         0.00        0.00          0.00            406,292.31
TOTAL OPER/MAINT EXPENSES                          0.00         0.00        0.00        240.34     12,678,164,925.56
DEPRECIATION AND AMORTIZATION                      0.00         0.00        0.00          0.00          3,208,330.92
TAXES OTHER THAN INCOME TAXES                      0.00         0.00        0.00          0.00            453,760.69
STATE, LOCAL & FOREIGN INCOME TAXES                0.00         0.00        0.00          0.00          1,249,764.00
FEDERAL INCOME TAXES                               0.00         0.00        0.00          0.00                  0.00
TOTAL OPERATING EXPENSES                           0.00         0.00        0.00        240.34     12,683,076,781.17

NET OPERATING INCOME                               0.00         0.00        0.00       (240.34)       139,691,615.33

OTHER INCOME AND DEDUCTIONS
OTHER INCOME                                 307,878.83         0.00        0.00          0.00          2,669,210.98
OTHER INCOME DEDUCTIONS                     (282,708.22)        0.00        0.00          0.00            (31,407.32)
TAXES APPL TO OTHER INC &DED                 (25,170.61)        0.00        0.00         19.00        (53,768,063.68)
NET OTHR INCOME AND DEDUCTIONS                     0.00         0.00        0.00         19.00        (51,130,260.02)

INCOME BEFORE INTEREST CHARGES                     0.00         0.00        0.00       (221.34)        88,561,355.31

INTEREST CHARGES
INTEREST ON LONG-TERM DEBT                         0.00         0.00        0.00          0.00            500,046.93
INT SHORT TERM DEBT - AFFIL                        0.00         0.00        0.00          0.00          3,397,922.93
INT SHORT TERM DEBT - NON-AFFL                     0.00         0.00        0.00          0.00             11,750.00
AMORT OF DEBT DISC, PREM & EXP                     0.00         0.00        0.00          0.00                  0.00
AMORT LOSS ON REACQUIRED DEBT                      0.00         0.00        0.00          0.00                  0.00
AMORT GAIN ON REACQUIRED DEBT                      0.00         0.00        0.00          0.00                  0.00
OTHER INTEREST EXPENSE                             0.00         0.00        0.00          0.00          2,426,740.33
TOTAL INTEREST CHARGES                             0.00         0.00        0.00          0.00          6,336,460.19
AFUDC BORROWED FUNDS - CR                          0.00         0.00        0.00          0.00                  0.00
NET INTEREST CHARGES                               0.00         0.00        0.00          0.00          6,336,460.19

MINORITY INTEREST IN FINANCE SUBSIDIARY            0.00         0.00        0.00          0.00                  0.00

CUMULATIVE EFFECT OF ACCOUNTING CHANGE             0.00         0.00        0.00          0.00                  0.00

NET EXTRAORDINARY ITEMS                            0.00         0.00        0.00          0.00                  0.00

NET INCOME BEFORE PREF DIV                         0.00         0.00        0.00       (221.34)        82,224,895.12

PREF STK DIVIDEND REQUIREMENT                      0.00         0.00        0.00          0.00                  0.00
Gain (Loss) on Reacq. Preferred Stock              0.00         0.00        0.00          0.00                  0.00
NET INCOME - EARN FOR CMMN STK                     0.00         0.00        0.00       (221.34)        82,224,895.12

AMERICAN ELECTRIC POWER COMPANY, INC.
AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF INCOME
YEAR TO DATE THROUGH DECEMBER 31, 2001
-------------------------------------------------------------------------------------------------------------------------------
                                                 AEPINV                AEPR                                       AEPC
              DESCRIPTION                     CONSOLIDATED         CONSOLIDATED             AEPPRO            CONSOLIDATED
-------------------------------------------------------------------------------------------------------------------------------
OPERATING REVENUES
GROSS OPERATING REVENUES                                 0.00      8,177,387,380.26       177,003,939.43         13,837,226.07
PROVISION FOR RATE REFUND                                0.00                  0.00                 0.00                  0.00
TOTAL OPERATING REVENUES, NET                            0.00      8,177,387,380.26       177,003,939.43         13,837,226.07

OPERATING EXPENSES
OPERATIONS
FUEL                                                     0.00         14,583,141.05                 0.00                  0.00
PURCHASED POWER                                          0.00      7,846,369,452.22                 0.00                  0.00
OTHER OPERATION                                  1,836,957.77        191,425,669.02       178,094,628.66         19,385,990.68
MAINTENANCE                                              0.00         29,886,358.46                 0.00            833,966.55
TOTAL OPER/MAINT EXPENSES                        1,836,957.77      8,082,264,620.75       178,094,628.66         20,219,957.23
DEPRECIATION AND AMORTIZATION                            0.00         69,088,990.23            12,622.56          3,055,678.25
TAXES OTHER THAN INCOME TAXES                            0.00          1,518,065.48                27.61              4,981.50
STATE, LOCAL & FOREIGN INCOME TAXES                      0.00          6,218,148.53                 0.00                  0.00
FEDERAL INCOME TAXES                                     0.00          1,717,434.00                 0.00                  1.00
TOTAL OPERATING EXPENSES                         1,836,957.77      8,160,807,258.99       178,107,278.83         23,280,617.98

NET OPERATING INCOME                            (1,836,957.77)        16,580,121.27        (1,103,339.40)        (9,443,391.91)

OTHER INCOME AND DEDUCTIONS
OTHER INCOME                                     2,700,158.89          5,844,270.22         2,270,974.94         (7,244,962.18)
OTHER INCOME DEDUCTIONS                           (228,307.56)        (3,138,491.63)             (491.00)       (29,738,610.25)
TAXES APPL TO OTHER INC &DED                      (234,937.00)        26,436,960.91          (605,540.19)        22,423,678.29
NET OTHR INCOME AND DEDUCTIONS                   2,236,914.33         29,142,739.50         1,664,943.75        (14,559,894.14)

INCOME BEFORE INTEREST CHARGES                     399,956.56         45,722,860.77           561,604.35        (24,003,286.05)

INTEREST CHARGES
INTEREST ON LONG-TERM DEBT                               0.00         73,471,424.20                 0.00          8,730,672.53
INT SHORT TERM DEBT - AFFIL                         92,580.59         28,828,859.46           266,419.88          4,264,543.36
INT SHORT TERM DEBT - NON-AFFL                           0.00          4,327,213.57                 0.00                  0.00
AMORT OF DEBT DISC, PREM & EXP                           0.00            586,614.44                 0.00             30,839.04
AMORT LOSS ON REACQUIRED DEBT                            0.00                  0.00                 0.00                  0.00
AMORT GAIN ON REACQUIRED DEBT                            0.00                  0.00                 0.00                  0.00
OTHER INTEREST EXPENSE                               1,253.00          1,397,243.85             2,595.31             73,749.64
TOTAL INTEREST CHARGES                              93,833.59        108,611,355.52           269,015.19         13,099,804.57
AFUDC BORROWED FUNDS - CR                                0.00            (46,712.69)                0.00         (2,266,650.80)
NET INTEREST CHARGES                                93,833.59        108,564,642.83           269,015.19         10,833,153.77

MINORITY INTEREST IN FINANCE SUBSIDIARY                  0.00                  0.00                 0.00                  0.00

CUMULATIVE EFFECT OF ACCOUNTING CHANGE                   0.00                  0.00                 0.00                  0.00

NET EXTRAORDINARY ITEMS                                  0.00                  0.00                 0.00                  0.00

NET INCOME BEFORE PREF DIV                         306,122.97        (62,841,782.06)          292,589.16        (34,836,439.82)

PREF STK DIVIDEND REQUIREMENT                            0.00                  0.00                 0.00                  0.00
Gain (Loss) on Reacq. Preferred Stock                    0.00                  0.00                 0.00                  0.00
NET INCOME - EARN FOR CMMN STK                     306,122.97        (62,841,782.06)          292,589.16        (34,836,439.82)

AMERICAN ELECTRIC POWER COMPANY, INC.
AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF INCOME
YEAR TO DATE THROUGH DECEMBER 31, 2001
-------------------------------------------------------------------------------------------------------------------------------
                                                  CSW                                      AEP C&I
              DESCRIPTION                     CONSOLIDATED           AEPRELLC            CONSOLIDATED          AEP T&D SVC
-------------------------------------------------------------------------------------------------------------------------------
OPERATING REVENUES
GROSS OPERATING REVENUES                    10,849,400,234.72            610,507.43                 0.00            740,429.90
PROVISION FOR RATE REFUND                                0.00                  0.00                 0.00                  0.00
TOTAL OPERATING REVENUES, NET               10,849,400,234.72            610,507.43                 0.00            740,429.90

OPERATING EXPENSES
OPERATIONS
FUEL                                         1,588,280,708.91                  0.00                 0.00                  0.00
PURCHASED POWER                              6,172,103,114.03            452,438.09                 0.00                  0.00
OTHER OPERATION                              1,228,441,654.50            304,154.71         1,972,682.68            844,175.33
MAINTENANCE                                    215,386,424.73              1,163.55                 0.00              6,177.65
TOTAL OPER/MAINT EXPENSES                    9,204,211,902.17            757,756.35         1,972,682.68            850,352.98
DEPRECIATION AND AMORTIZATION                  531,759,544.26                  0.00            20,371.89                  0.00
TAXES OTHER THAN INCOME TAXES                  209,039,084.43                  0.00               356.92               (228.09)
STATE, LOCAL & FOREIGN INCOME TAXES             35,270,293.88                  0.00                 0.00                  0.00
FEDERAL INCOME TAXES                           207,111,911.63                  0.00                 1.00                  0.00
TOTAL OPERATING EXPENSES                    10,187,392,736.37            757,756.35         1,993,412.49            850,124.89

NET OPERATING INCOME                           662,007,498.35           (147,248.92)       (1,993,412.49)          (109,694.99)

OTHER INCOME AND DEDUCTIONS
OTHER INCOME                                   265,683,800.94             16,411.77           320,156.19                  0.00
OTHER INCOME DEDUCTIONS                        (38,990,874.97)           (25,000.00)       (2,626,671.00)                 0.00
TAXES APPL TO OTHER INC &DED                    22,753,316.97             55,972.74         1,757,087.87             36,484.03
NET OTHR INCOME AND DEDUCTIONS                 249,446,242.94             47,384.51          (549,426.94)            36,484.03

INCOME BEFORE INTEREST CHARGES                 911,453,741.29            (99,864.41)       (2,542,839.43)           (73,210.96)

INTEREST CHARGES
INTEREST ON LONG-TERM DEBT                     278,335,573.27                  0.00                 0.00                  0.00
INT SHORT TERM DEBT - AFFIL                     52,585,562.64             11,615.84           724,256.22              3,604.37
INT SHORT TERM DEBT - NON-AFFL                  10,670,132.30                  0.00                 0.00                  0.00
AMORT OF DEBT DISC, PREM & EXP                     250,351.84                  0.00                 0.00                  0.00
AMORT LOSS ON REACQUIRED DEBT                            0.00                  0.00                 0.00                  0.00
AMORT GAIN ON REACQUIRED DEBT                      (19,797.46)                 0.00                 0.00                  0.00
OTHER INTEREST EXPENSE                         108,686,306.87                  0.00                 0.00                  0.00
TOTAL INTEREST CHARGES                         450,508,129.46             11,615.84           724,256.22              3,604.37
AFUDC BORROWED FUNDS - CR                      (18,355,291.49)                 0.00                 0.00                  0.00
NET INTEREST CHARGES                           432,152,837.97             11,615.84           724,256.22              3,604.37

MINORITY INTEREST IN FINANCE SUBSIDIARY                  0.00                  0.00                 0.00                  0.00

CUMULATIVE EFFECT OF ACCOUNTING CHANGE          18,070,000.00                  0.00                 0.00                  0.00

NET EXTRAORDINARY ITEMS                        (20,579,000.00)                 0.00                 0.00                  0.00

NET INCOME BEFORE PREF DIV                     476,791,903.32           (111,480.25)       (3,267,095.65)           (76,815.33)

PREF STK DIVIDEND REQUIREMENT                      787,399.21                  0.00                 0.00                  0.00
Gain (Loss) on Reacq. Preferred Stock                    0.00                  0.00                 0.00                  0.00
NET INCOME - EARN FOR CMMN STK                 476,004,504.11           (111,480.25)       (3,267,095.65)           (76,815.33)

AMERICAN ELECTRIC POWER COMPANY, INC.
AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF INCOME
YEAR TO DATE THROUGH DECEMBER 31, 2001
------------------------------------------------------------------------------------------------------------------------------
                                                                                            MESA LP            MUTUALENER
              DESCRIPTION                      AEPTEXASGP              AEPCOAL            CONSOLIDATED        CONSOLIDATED
------------------------------------------------------------------------------------------------------------------------------
OPERATING REVENUES
GROSS OPERATING REVENUES                                 0.00          29,029,566.48                 0.00        1,045,194.90
PROVISION FOR RATE REFUND                                0.00                   0.00                 0.00                0.00
TOTAL OPERATING REVENUES, NET                            0.00          29,029,566.48                 0.00        1,045,194.90

OPERATING EXPENSES
OPERATIONS
FUEL                                                     0.00                   0.00                 0.00                0.00
PURCHASED POWER                                          0.00                   0.00                 0.00          744,638.38
OTHER OPERATION                                      2,853.40          24,788,689.95                 0.00       12,630,821.87
MAINTENANCE                                              0.00                   0.00                 0.00            2,278.31
TOTAL OPER/MAINT EXPENSES                            2,853.40          24,788,689.95                 0.00       13,377,738.56
DEPRECIATION AND AMORTIZATION                            0.00           2,619,933.88                 0.00                0.00
TAXES OTHER THAN INCOME TAXES                            0.00                   0.00                 0.00                0.00
STATE, LOCAL & FOREIGN INCOME TAXES                      0.00              94,671.00                 0.00                0.00
FEDERAL INCOME TAXES                                     0.00             341,681.00                 0.00                0.00
TOTAL OPERATING EXPENSES                             2,853.40          27,844,975.83                 0.00       13,377,738.56

NET OPERATING INCOME                                (2,853.40)          1,184,590.65                 0.00      (12,332,543.66)

OTHER INCOME AND DEDUCTIONS
OTHER INCOME                                             0.00                   0.00                 0.00              267.53
OTHER INCOME DEDUCTIONS                                  0.00                   0.00                 0.00                0.00
TAXES APPL TO OTHER INC &DED                           998.00                   0.00                 0.00        4,266,594.39
NET OTHR INCOME AND DEDUCTIONS                         998.00                   0.00                 0.00        4,266,861.92

INCOME BEFORE INTEREST CHARGES                      (1,855.40)          1,184,590.65                 0.00       (8,065,681.74)

INTEREST CHARGES
INTEREST ON LONG-TERM DEBT                               0.00                   0.00                 0.00                0.00
INT SHORT TERM DEBT - AFFIL                              0.00             540,218.69                 0.00           16,610.49
INT SHORT TERM DEBT - NON-AFFL                           0.00               9,823.96                 0.00                0.00
AMORT OF DEBT DISC, PREM & EXP                           0.00                   0.00                 0.00                0.00
AMORT LOSS ON REACQUIRED DEBT                            0.00                   0.00                 0.00                0.00
AMORT GAIN ON REACQUIRED DEBT                            0.00                   0.00                 0.00                0.00
OTHER INTEREST EXPENSE                                   0.00                   0.00                 0.00                0.00
TOTAL INTEREST CHARGES                                   0.00             550,042.65                 0.00           16,610.49
AFUDC BORROWED FUNDS - CR                                0.00                   0.00                 0.00                0.00
NET INTEREST CHARGES                                     0.00             550,042.65                 0.00           16,610.49

MINORITY INTEREST IN FINANCE SUBSIDIARY                  0.00                   0.00                 0.00                0.00

CUMULATIVE EFFECT OF ACCOUNTING CHANGE                   0.00                   0.00                 0.00                0.00

NET EXTRAORDINARY ITEMS                                  0.00                   0.00                 0.00                0.00

NET INCOME BEFORE PREF DIV                          (1,855.40)            634,548.00                 0.00       (8,082,292.23)

PREF STK DIVIDEND REQUIREMENT                            0.00                   0.00                 0.00                0.00
Gain (Loss) on Reacq. Preferred Stock                    0.00                   0.00                 0.00                0.00
NET INCOME - EARN FOR CMMN STK                      (1,855.40)            634,548.00                 0.00       (8,082,292.23)

CENTRAL AND SOUTH WEST CORPORATION
AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF INCOME
YEAR TO DATE THROUGH DECEMBER 31, 2001
---------------------------------------------------------------------------------------------------------------------
                                                 CSW                  CSW                                CPL
DESCRIPTION                                  CONSOLIDATED         ELIMINATIONS        CSW            CONSOLIDATED
---------------------------------------------------------------------------------------------------------------------
OPERATING REVENUES
GROSS OPERATING REVENUES                    10,849,400,234.72    (79,617,351.10)             0.00    3,321,727,335.49
PROVISION FOR RATE REFUND                                0.00              0.00              0.00                0.00
TOTAL OPERATING REVENUES, NET               10,849,400,234.72    (79,617,351.10)             0.00    3,321,727,335.49

OPERATING EXPENSES
OPERATIONS
FUEL                                         1,588,280,708.91              0.00              0.00      492,057,324.77
PURCHASED POWER                              6,172,103,114.03              0.00              0.00    1,769,346,355.63
OTHER OPERATION                              1,228,441,654.50    (30,070,815.63)    11,230,855.39      321,227,344.98
MAINTENANCE                                    215,386,424.73              0.00              0.00       71,212,159.38
TOTAL OPER/MAINT EXPENSES                    9,204,211,902.17    (30,070,815.63)    11,230,855.39    2,653,843,184.76
DEPRECIATION AND AMORTIZATION                  531,759,544.26              0.00        326,496.00      168,341,221.92
TAXES OTHER THAN INCOME TAXES                  209,039,084.43              0.00              0.00       90,915,830.73
STATE, LOCAL & FOREIGN INCOME TAXES             35,270,293.88              0.00              0.00       14,848,886.31
FEDERAL INCOME TAXES                           207,111,911.63              0.00     (6,148,671.00)      98,047,529.00
TOTAL OPERATING EXPENSES                    10,187,392,736.37    (30,070,815.63)     5,408,680.39    3,025,996,652.72

NET OPERATING INCOME                           662,007,498.35     (5,546,535.47)    (5,408,680.39)     295,730,682.77

OTHER INCOME AND DEDUCTIONS
OTHER INCOME                                   265,683,800.94   (505,631,483.11)   500,020,855.60        4,925,690.31
OTHER INCOME DEDUCTIONS                        (38,990,874.97)             0.00        498,989.26                0.00
TAXES APPL TO OTHER INC &DED                    22,753,316.97              0.00            100.00          398,255.00
NET OTHR INCOME AND DEDUCTIONS                 249,446,242.94   (505,631,483.11)   500,519,944.86        5,323,945.31

INCOME BEFORE INTEREST CHARGES                 911,453,741.29   (511,178,018.58)   495,111,264.47      301,054,628.08

INTEREST CHARGES
INTEREST ON LONG-TERM DEBT                     278,335,573.27              0.00              0.00       86,980,425.34
INT SHORT TERM DEBT - AFFIL                     52,585,562.64    (12,401,562.22)    12,870,873.25       11,414,223.39
INT SHORT TERM DEBT - NON-AFFL                  10,670,132.30              0.00              0.00        3,145,546.91
AMORT OF DEBT DISC, PREM & EXP                     250,351.84              0.00              0.00                0.00
AMORT LOSS ON REACQUIRED DEBT                            0.00              0.00              0.00                0.00
AMORT GAIN ON REACQUIRED DEBT                      (19,797.46)             0.00              0.00              (48.34)
OTHER INTEREST EXPENSE                         108,686,306.87              0.00         68,926.00       21,671,171.65
TOTAL INTEREST CHARGES                         450,508,129.46    (12,401,562.22)    12,939,799.25      123,211,318.95
AFUDC BORROWED FUNDS - CR                      (18,355,291.49)             0.00              0.00       (6,942,889.50)
NET INTEREST CHARGES                           432,152,837.97    (12,401,562.22)    12,939,799.25      116,268,429.45

CUMULATIVE EFFECT OF ACCOUNTING CHANGE          18,070,000.00     18,070,000.00              0.00                0.00

NET EXTRAORDINARY ITEMS                        (20,579,000.00)   (18,070,000.00)             0.00       (2,509,000.00)

NET INCOME BEFORE PREF DIV                     476,791,903.32   (498,776,456.36)   482,171,465.22      182,277,198.63
PREF STK DIVIDEND REQUIREMENT                      787,399.21              0.00              0.00          241,551.21
Gain (Loss) on Reacq. Preferred Stock                    0.00              0.00              0.00                0.00
NET INCOME - EARN FOR CMMN STK                 476,004,504.11   (498,776,456.36)   482,171,465.22      182,035,647.42

CENTRAL AND SOUTH WEST CORPORATION
AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF INCOME
YEAR TO DATE THROUGH DECEMBER 31, 2001
------------------------------------------------------------------------------------------------------------------------
                                                    PSO               SWEPCO
DESCRIPTION                                    CONSOLIDATED        CONSOLIDATED          WTU                 SEEBOARD
------------------------------------------------------------------------------------------------------------------------
OPERATING REVENUES
GROSS OPERATING REVENUES                    2,201,248,847.72    2,574,448,380.82    1,064,270,633.22    1,451,232,846.00
PROVISION FOR RATE REFUND                               0.00                0.00                0.00                0.00
TOTAL OPERATING REVENUES, NET               2,201,248,847.72    2,574,448,380.82    1,064,270,633.22    1,451,232,846.00

OPERATING EXPENSES
OPERATIONS
FUEL                                          461,470,046.27      457,613,167.41      177,140,170.46                0.00
PURCHASED POWER                             1,309,945,601.62    1,504,626,984.66      634,847,996.12      953,336,176.00
OTHER OPERATION                               139,926,684.99      173,830,874.25      111,262,718.41      241,499,849.00
MAINTENANCE                                    46,188,542.97       74,677,091.54       22,342,992.96                0.00
TOTAL OPER/MAINT EXPENSES                   1,957,530,875.85    2,210,748,117.86      945,593,877.95    1,194,836,025.00
DEPRECIATION AND AMORTIZATION                  80,244,800.89      119,543,430.19       50,705,347.81       95,742,899.00
TAXES OTHER THAN INCOME TAXES                  31,972,751.62       55,834,341.57       28,318,822.76                0.00
STATE, LOCAL & FOREIGN INCOME TAXES             7,915,010.00        8,339,890.00        1,973,328.00                0.00
FEDERAL INCOME TAXES                           26,597,820.00       33,775,849.00        4,289,115.00        7,432,024.00
TOTAL OPERATING EXPENSES                    2,104,261,258.36    2,428,241,628.62    1,030,880,491.52    1,298,010,948.00

NET OPERATING INCOME                           96,987,589.36      146,206,752.20       33,390,141.70      153,221,898.00

OTHER INCOME AND DEDUCTIONS
OTHER INCOME                                      371,701.12        1,283,478.92        1,504,542.60       26,367,807.00
OTHER INCOME DEDUCTIONS                                 0.00                0.00                0.00                0.00
TAXES APPL TO OTHER INC &DED                     (351,790.00)        (542,675.00)         690,957.00       (8,317,145.00)
NET OTHR INCOME AND DEDUCTIONS                     19,911.12          740,803.92        2,195,499.60       18,050,662.00

INCOME BEFORE INTEREST CHARGES                 97,007,500.48      146,947,556.12       35,585,641.30      171,272,560.00

INTEREST CHARGES
INTEREST ON LONG-TERM DEBT                     29,304,932.18       41,400,800.62       16,842,349.80       83,111,756.00
INT SHORT TERM DEBT - AFFIL                     6,281,396.28        3,369,802.68        3,103,779.72           42,168.00
INT SHORT TERM DEBT - NON-AFFL                          0.00                0.00                0.00                0.00
AMORT OF DEBT DISC, PREM & EXP                    187,716.36                0.00                0.00                0.00
AMORT LOSS ON REACQUIRED DEBT                           0.00                0.00                0.00                0.00
AMORT GAIN ON REACQUIRED DEBT                           0.00                0.00          (19,749.12)               0.00
OTHER INTEREST EXPENSE                          9,044,275.19       14,973,315.47        4,478,804.14                0.00
TOTAL INTEREST CHARGES                         44,818,320.01       59,743,918.77       24,405,184.54       83,153,924.00
AFUDC BORROWED FUNDS - CR                      (5,569,680.63)      (2,162,948.63)      (1,130,151.85)               0.00
NET INTEREST CHARGES                           39,248,639.38       57,580,970.14       23,275,032.69       83,153,924.00

CUMULATIVE EFFECT OF ACCOUNTING CHANGE                  0.00                0.00                0.00                0.00

NET EXTRAORDINARY ITEMS                                 0.00                0.00                0.00                0.00

NET INCOME BEFORE PREF DIV                     57,758,861.10       89,366,585.98       12,310,608.61       88,118,636.00
PREF STK DIVIDEND REQUIREMENT                     212,636.56          229,054.64          104,156.80                0.00
Gain (Loss) on Reacq. Preferred Stock                   0.00                0.00                0.00                0.00
NET INCOME - EARN FOR CMMN STK                 57,546,224.54       89,137,531.34       12,206,451.81       88,118,636.00

CENTRAL AND SOUTH WEST CORPORATION
AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF INCOME
YEAR TO DATE THROUGH DECEMBER 31, 2001
------------------------------------------------------------------------------------------------------------
                                                CSWI              CSWE
DESCRIPTION                                 CONSOLIDATED      CONSOLIDATED      ENERSHOP            CSWL
------------------------------------------------------------------------------------------------------------
OPERATING REVENUES
GROSS OPERATING REVENUES                    29,379,415.00    101,167,502.00      127,870.38             0.00
PROVISION FOR RATE REFUND                            0.00              0.00            0.00             0.00
TOTAL OPERATING REVENUES, NET               29,379,415.00    101,167,502.00      127,870.38             0.00

OPERATING EXPENSES
OPERATIONS
FUEL                                                 0.00              0.00            0.00             0.00
PURCHASED POWER                                      0.00              0.00            0.00             0.00
OTHER OPERATION                              3,315,128.00     63,589,387.00    1,040,900.34       166,249.07
MAINTENANCE                                          0.00              0.00            0.00             0.00
TOTAL OPER/MAINT EXPENSES                    3,315,128.00     63,589,387.00    1,040,900.34       166,249.07
DEPRECIATION AND AMORTIZATION                  235,169.00      5,438,894.00      242,409.24             0.00
TAXES OTHER THAN INCOME TAXES                   13,712.00      1,611,520.00          716.14             0.00
STATE, LOCAL & FOREIGN INCOME TAXES                  0.00        601,858.00            0.00             0.00
FEDERAL INCOME TAXES                           183,755.00     34,494,434.00            0.00    (5,776,031.37)
TOTAL OPERATING EXPENSES                     3,747,764.00    105,736,093.00    1,284,025.72    (5,609,782.30)

NET OPERATING INCOME                        25,631,651.00     (4,568,591.00)  (1,156,155.34)    5,609,782.30

OTHER INCOME AND DEDUCTIONS
OTHER INCOME                                30,178,734.00     95,445,985.00     (569,905.06)    2,291,013.02
OTHER INCOME DEDUCTIONS                              0.00              0.00     (119,782.38)  (14,066,613.00)
TAXES APPL TO OTHER INC &DED                  (491,402.00)             0.00      986,731.59       (39,257.00)
NET OTHR INCOME AND DEDUCTIONS              29,687,332.00     95,445,985.00      297,044.15   (11,814,856.98)

INCOME BEFORE INTEREST CHARGES              55,318,983.00     90,877,394.00     (859,111.19)   (6,205,074.68)

INTEREST CHARGES
INTEREST ON LONG-TERM DEBT                           0.00     11,111,976.00      575,000.00             0.00
INT SHORT TERM DEBT - AFFIL                  7,604,775.00     11,884,332.00      528,475.63             0.00
INT SHORT TERM DEBT - NON-AFFL                       0.00              0.00       10,865.56             0.00
AMORT OF DEBT DISC, PREM & EXP                       0.00              0.00        3,700.65             0.00
AMORT LOSS ON REACQUIRED DEBT                        0.00              0.00            0.00             0.00
AMORT GAIN ON REACQUIRED DEBT                        0.00              0.00            0.00             0.00
OTHER INTEREST EXPENSE                               0.00      3,049,903.00            0.00             0.00
TOTAL INTEREST CHARGES                       7,604,775.00     26,046,211.00    1,118,041.84             0.00
AFUDC BORROWED FUNDS - CR                            0.00              0.00            0.00             0.00
NET INTEREST CHARGES                         7,604,775.00     26,046,211.00    1,118,041.84             0.00

CUMULATIVE EFFECT OF ACCOUNTING CHANGE               0.00              0.00            0.00             0.00

NET EXTRAORDINARY ITEMS                              0.00              0.00            0.00             0.00

NET INCOME BEFORE PREF DIV                  47,714,208.00     64,831,183.00   (1,977,153.03)   (6,205,074.68)
PREF STK DIVIDEND REQUIREMENT                        0.00              0.00            0.00             0.00
Gain (Loss) on Reacq. Preferred Stock                0.00              0.00            0.00             0.00
NET INCOME - EARN FOR CMMN STK              47,714,208.00     64,831,183.00   (1,977,153.03)   (6,205,074.68)

CENTRAL AND SOUTH WEST CORPORATION
AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF INCOME
YEAR TO DATE THROUGH DECEMBER 31, 2001
------------------------------------------------------------------------------------------------------------------
                                               C3 COMM          CSWESI                                  REPHLD
DESCRIPTION                                 CONSOLIDATED     CONSOLIDATED  CSWPWRM     AEP CREDIT    CONSOLIDATED
------------------------------------------------------------------------------------------------------------------
OPERATING REVENUES
GROSS OPERATING REVENUES                    12,694,719.77             0.00    0.00   172,720,035.42           0.00
PROVISION FOR RATE REFUND                            0.00             0.00    0.00             0.00           0.00
TOTAL OPERATING REVENUES, NET               12,694,719.77             0.00    0.00   172,720,035.42           0.00

OPERATING EXPENSES
OPERATIONS
FUEL                                                 0.00             0.00    0.00             0.00           0.00
PURCHASED POWER                                      0.00             0.00    0.00             0.00           0.00
OTHER OPERATION                             27,652,748.13    94,378,761.31    0.00    67,210,658.70   2,180,310.56
MAINTENANCE                                    965,637.88             0.00    0.00             0.00           0.00
TOTAL OPER/MAINT EXPENSES                   28,618,386.01    94,378,761.31    0.00    67,210,658.70   2,180,310.56
DEPRECIATION AND AMORTIZATION                9,515,483.89     1,423,392.32    0.00             0.00           0.00
TAXES OTHER THAN INCOME TAXES                  238,882.89         1,365.28    0.00       131,141.44           0.00
STATE, LOCAL & FOREIGN INCOME TAXES                  0.00             0.00    0.00     1,591,321.57           0.00
FEDERAL INCOME TAXES                                 0.00             0.00    0.00    14,216,088.00           0.00
TOTAL OPERATING EXPENSES                    38,372,752.79    95,803,518.91    0.00    83,149,209.71   2,180,310.56

NET OPERATING INCOME                       (25,678,033.02)  (95,803,518.91)   0.00    89,570,825.71  (2,180,310.56)

OTHER INCOME AND DEDUCTIONS
OTHER INCOME                                (1,560,651.48)   67,051,547.63    0.00         4,338.83         146.56
OTHER INCOME DEDUCTIONS                    (25,299,344.00)         (124.85)   0.00             0.00      (4,000.00)
TAXES APPL TO OTHER INC &DED                18,303,175.20    11,359,949.23    0.00             0.00     756,417.95
NET OTHR INCOME AND DEDUCTIONS              (8,556,820.28)   78,411,372.01    0.00         4,338.83     752,564.51

INCOME BEFORE INTEREST CHARGES             (34,234,853.30)  (17,392,146.90)   0.00    89,575,164.54  (1,427,746.05)

INTEREST CHARGES
INTEREST ON LONG-TERM DEBT                   6,708,333.33     2,300,000.00    0.00             0.00           0.00
INT SHORT TERM DEBT - AFFIL                  4,483,242.83     1,378,897.26    0.00     2,025,158.82           0.00
INT SHORT TERM DEBT - NON-AFFL                       0.00     2,568,922.08    0.00     4,944,797.75           0.00
AMORT OF DEBT DISC, PREM & EXP                  44,134.08        14,800.75    0.00             0.00           0.00
AMORT LOSS ON REACQUIRED DEBT                        0.00             0.00    0.00             0.00           0.00
AMORT GAIN ON REACQUIRED DEBT                        0.00             0.00    0.00             0.00           0.00
OTHER INTEREST EXPENSE                           5,831.42        (5,529.44)   0.00    55,399,609.44           0.00
TOTAL INTEREST CHARGES                      11,241,541.66     6,257,090.65    0.00    62,369,566.01           0.00
AFUDC BORROWED FUNDS - CR                   (2,549,620.88)            0.00    0.00             0.00           0.00
NET INTEREST CHARGES                         8,691,920.78     6,257,090.65    0.00    62,369,566.01           0.00

CUMULATIVE EFFECT OF ACCOUNTING CHANGE               0.00             0.00    0.00             0.00           0.00

NET EXTRAORDINARY ITEMS                              0.00             0.00    0.00             0.00           0.00

NET INCOME BEFORE PREF DIV                 (42,926,774.08)  (23,649,237.55)   0.00    27,205,598.53  (1,427,746.05)
PREF STK DIVIDEND REQUIREMENT                        0.00             0.00    0.00             0.00           0.00
Gain (Loss) on Reacq. Preferred Stock                0.00             0.00    0.00             0.00           0.00
NET INCOME - EARN FOR CMMN STK             (42,926,774.08)  (23,649,237.55)   0.00    27,205,598.53  (1,427,746.05)

APPALACHIAN POWER COMPANY
AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF INCOME
YEAR TO DATE THROUGH DECEMBER 31, 2001
------------------------------------------------------------------------------------------------------------------------
                                                  APCO                APCO
              DESCRIPTION                     CONSOLIDATED        ELIMINATIONS             APCO              CACCO
------------------------------------------------------------------------------------------------------------------------
OPERATING REVENUES
GROSS OPERATING REVENUES                     6,999,430,256.98       (3,697,129.56)    7,003,127,386.54             0.00
PROVISION FOR RATE REFUND                                0.00                0.00                 0.00             0.00
TOTAL OPERATING REVENUES, NET                6,999,430,256.98       (3,697,129.56)    7,003,127,386.54             0.00

OPERATING EXPENSES
OPERATIONS
FUEL                                           351,556,909.70                0.00       351,556,909.70             0.00
PURCHASED POWER                              5,600,860,791.90                0.00     5,600,860,791.90             0.00
OTHER OPERATION                                263,798,176.57       (3,701,396.56)      267,499,573.13             0.00
MAINTENANCE                                    132,373,029.51                0.00       132,373,029.51             0.00
TOTAL OPER/MAINT EXPENSES                    6,348,588,907.68       (3,701,396.56)    6,352,290,304.24             0.00
DEPRECIATION AND AMORTIZATION                  180,393,075.52                0.00       180,393,075.52             0.00
TAXES OTHER THAN INCOME TAXES                   99,877,582.63                0.00        99,877,582.63             0.00
STATE, LOCAL, AND FOREIGN INCOME TAXES          14,576,854.00                0.00        14,576,854.00             0.00
FEDERAL INCOME TAXES                            81,007,632.00                0.00        81,007,632.00             0.00
TOTAL OPERATING EXPENSES                     6,724,444,051.83       (3,701,396.56)    6,728,145,448.39             0.00

NET OPERATING INCOME                           274,986,205.15            4,267.00       274,981,938.15             0.00

OTHER INCOME AND DEDUCTIONS
OTHER INCOME                                 2,320,648,945.69     (160,332,151.98)    2,474,936,542.35       371,023.10
OTHER INCOME DEDUCTIONS                     (2,312,466,074.05)     159,695,896.35    (2,467,463,389.72)     (346,585.10)
TAXES APPL TO OTHER INC &DED                    (1,314,868.02)               0.00          (600,276.24)         (416.00)
NET OTHR INCOME AND DEDUCTIONS                   6,868,003.62         (636,255.63)        6,872,876.39        24,022.00

INCOME BEFORE INTEREST CHARGES                 281,854,208.77         (631,988.63)      281,854,814.54        24,022.00

INTEREST CHARGES
INTEREST ON LONG-TERM DEBT                     109,486,292.09                0.00       109,486,292.09             0.00
INT SHORT TERM DEBT - AFFIL                      9,753,735.87             (605.77)        9,754,341.64             0.00
INT SHORT TERM DEBT - NON-AFFL                     967,890.89                0.00           967,890.89             0.00
AMORT OF DEBT DISC, PREM & EXP                   1,413,379.76                0.00         1,413,379.76             0.00
AMORT LOSS ON REACQUIRED DEBT                    1,255,820.67                0.00         1,255,820.67             0.00
AMORT GAIN ON REACQUIRED DEBT                     (131,037.86)               0.00          (131,037.86)            0.00
OTHER INTEREST EXPENSE                           1,746,427.57                0.00         1,746,427.57             0.00
TOTAL INTEREST CHARGES                         124,492,508.99             (605.77)      124,493,114.76             0.00
AFUDC BORROWED FUNDS - CR                       (4,456,576.27)               0.00        (4,456,576.27)            0.00
NET INTEREST CHARGES                           120,035,932.72             (605.77)      120,036,538.49             0.00

NET EXTRAORDINARY ITEMS                                  0.00                0.00                 0.00             0.00

NET INCOME BEFORE PREF DIV                     161,818,276.05         (631,382.86)      161,818,276.05        24,022.00
PREF STK DIVIDEND REQUIREMENT                    2,011,289.60                0.00         2,011,289.60             0.00
NET INCOME - EARN FOR CMMN STK                 159,806,986.45         (631,382.86)      159,806,986.45        24,022.00

APPALACHIAN POWER COMPANY
AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF INCOME
YEAR TO DATE THROUGH DECEMBER 31, 2001
---------------------------------------------------------------------------------------------
              DESCRIPTION                      CECCO             SACCO            WVPCO
---------------------------------------------------------------------------------------------
OPERATING REVENUES
GROSS OPERATING REVENUES                             0.00              0.00             0.00
PROVISION FOR RATE REFUND                            0.00              0.00             0.00
TOTAL OPERATING REVENUES, NET                        0.00              0.00             0.00

OPERATING EXPENSES
OPERATIONS
FUEL                                                 0.00              0.00             0.00
PURCHASED POWER                                      0.00              0.00             0.00
OTHER OPERATION                                      0.00              0.00             0.00
MAINTENANCE                                          0.00              0.00             0.00
TOTAL OPER/MAINT EXPENSES                            0.00              0.00             0.00
DEPRECIATION AND AMORTIZATION                        0.00              0.00             0.00
TAXES OTHER THAN INCOME TAXES                        0.00              0.00             0.00
STATE, LOCAL, AND FOREIGN INCOME TAXES               0.00              0.00             0.00
FEDERAL INCOME TAXES                                 0.00              0.00             0.00
TOTAL OPERATING EXPENSES                             0.00              0.00             0.00

NET OPERATING INCOME                                 0.00              0.00             0.00

OTHER INCOME AND DEDUCTIONS
OTHER INCOME                                 4,654,705.07      1,006,142.30        12,684.85
OTHER INCOME DEDUCTIONS                     (4,346,245.07)        (5,691.30)          (59.21)
TAXES APPL TO OTHER INC &DED                  (208,153.00)      (500,250.00)       (5,772.78)
NET OTHR INCOME AND DEDUCTIONS                 100,307.00        500,201.00         6,852.86

INCOME BEFORE INTEREST CHARGES                 100,307.00        500,201.00         6,852.86

INTEREST CHARGES
INTEREST ON LONG-TERM DEBT                           0.00              0.00             0.00
INT SHORT TERM DEBT - AFFIL                          0.00              0.00             0.00
INT SHORT TERM DEBT - NON-AFFL                       0.00              0.00             0.00
AMORT OF DEBT DISC, PREM & EXP                       0.00              0.00             0.00
AMORT LOSS ON REACQUIRED DEBT                        0.00              0.00             0.00
AMORT GAIN ON REACQUIRED DEBT                        0.00              0.00             0.00
OTHER INTEREST EXPENSE                               0.00              0.00             0.00
TOTAL INTEREST CHARGES                               0.00              0.00             0.00
AFUDC BORROWED FUNDS - CR                            0.00              0.00             0.00
NET INTEREST CHARGES                                 0.00              0.00             0.00

NET EXTRAORDINARY ITEMS                              0.00              0.00             0.00

NET INCOME BEFORE PREF DIV                     100,307.00        500,201.00         6,852.86
PREF STK DIVIDEND REQUIREMENT                        0.00              0.00             0.00
NET INCOME - EARN FOR CMMN STK                 100,307.00        500,201.00         6,852.86

COLUMBUS SOUTHERN POWER COMPANY
AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF INCOME
YEAR TO DATE THROUGH DECEMBER 31, 2001
----------------------------------------------------------------------------------------------------
                                               CSPCO                CSPCO
              DESCRIPTION                   CONSOLIDATED        ELIMINATIONS           CSPCO
----------------------------------------------------------------------------------------------------
OPERATING REVENUES
GROSS OPERATING REVENUES                   4,299,862,800.94      (12,655,728.33)   4,301,501,263.27
PROVISION FOR RATE REFUND                              0.00                0.00                0.00
TOTAL OPERATING REVENUES, NET              4,299,862,800.94      (12,655,728.33)   4,301,501,263.27

OPERATING EXPENSES
OPERATIONS
FUEL                                         175,152,898.89         (177,434.12)     175,329,559.11
PURCHASED POWER                            3,250,855,384.12                0.00    3,250,855,384.12
OTHER OPERATION                              221,341,579.70       (9,739,633.36)     223,060,546.97
MAINTENANCE                                   62,453,854.17       (1,502,801.00)      62,453,959.73
TOTAL OPER/MAINT EXPENSES                  3,709,803,716.88      (11,419,868.48)   3,711,699,449.93
DEPRECIATION AND AMORTIZATION                127,363,676.46       (1,061,772.00)     127,363,676.46
TAXES OTHER THAN INCOME TAXES                111,481,193.87         (243,940.88)     111,481,193.87
STATE, LOCAL, AND FOREIGN INCOME TAXES         8,755,303.00                0.00        8,755,303.00
FEDERAL INCOME TAXES                          90,281,837.00                0.00       90,161,653.00
TOTAL OPERATING EXPENSES                   4,047,685,727.21      (12,725,581.36)   4,049,461,276.26

NET OPERATING INCOME                         252,177,073.73           69,853.03      252,039,987.01

OTHER INCOME AND DEDUCTIONS
OTHER INCOME                               1,334,302,602.56      (90,140,799.43)   1,424,322,390.94
OTHER INCOME DEDUCTIONS                   (1,322,356,764.08)      89,905,557.00   (1,412,355,360.95)
TAXES APPL TO OTHER INC &DED                  (4,207,319.20)               0.00       (4,125,659.39)
NET OTHR INCOME AND DEDUCTIONS                 7,738,519.28         (235,242.43)       7,841,370.60

INCOME BEFORE INTEREST CHARGES               259,915,593.01         (165,389.40)     259,881,357.61

INTEREST CHARGES
INTEREST ON LONG-TERM DEBT                    61,940,947.43                0.00       61,906,103.43
INT SHORT TERM DEBT - AFFIL                    4,958,361.33             (605.79)       4,958,967.12
INT SHORT TERM DEBT - NON-AFFL                   (44,015.09)               0.00          (44,015.09)
AMORT OF DEBT DISC, PREM & EXP                   608,354.48                0.00          608,354.48
AMORT LOSS ON REACQUIRED DEBT                  1,273,545.08                0.00        1,273,545.08
AMORT GAIN ON REACQUIRED DEBT                          0.00                0.00                0.00
OTHER INTEREST EXPENSE                         1,872,621.32                0.00        1,872,621.32
TOTAL INTEREST CHARGES                        70,609,814.55             (605.79)      70,575,576.34
AFUDC BORROWED FUNDS - CR                     (2,594,823.79)               0.00       (2,594,819.98)
NET INTEREST CHARGES                          68,014,990.76             (605.79)      67,980,756.36

NET EXTRAORDINARY ITEMS                      (30,024,282.58)               0.00      (30,024,282.58)

NET INCOME BEFORE PREF DIV                   161,876,319.67         (164,783.61)     161,876,318.67
PREF STK DIVIDEND REQUIREMENT                  1,094,662.81                0.00        1,094,662.81
NET INCOME - EARN FOR CMMN STK               160,781,656.86         (164,783.61)     160,781,655.86

COLUMBUS SOUTHERN POWER COMPANY
AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF INCOME
YEAR TO DATE THROUGH DECEMBER 31, 2001
----------------------------------------------------------------------------------------
              DESCRIPTION                    COLM             CCPC            SIMCO
----------------------------------------------------------------------------------------
OPERATING REVENUES
GROSS OPERATING REVENUES                          0.00    10,821,666.00      195,600.00
PROVISION FOR RATE REFUND                         0.00             0.00            0.00
TOTAL OPERATING REVENUES, NET                     0.00    10,821,666.00      195,600.00

OPERATING EXPENSES
OPERATIONS
FUEL                                              0.00             0.00          773.90
PURCHASED POWER                                   0.00             0.00            0.00
OTHER OPERATION                                   0.00     8,029,569.00       (8,902.91)
MAINTENANCE                                       0.00     1,502,801.00         (105.56)
TOTAL OPER/MAINT EXPENSES                         0.00     9,532,370.00       (8,234.57)
DEPRECIATION AND AMORTIZATION                     0.00       992,676.00       69,096.00
TAXES OTHER THAN INCOME TAXES                     0.00       240,849.00        3,091.88
STATE, LOCAL, AND FOREIGN INCOME TAXES            0.00             0.00            0.00
FEDERAL INCOME TAXES                              0.00        79,258.00       40,926.00
TOTAL OPERATING EXPENSES                          0.00    10,845,153.00      104,879.31

NET OPERATING INCOME                              0.00       (23,487.00)      90,720.69

OTHER INCOME AND DEDUCTIONS
OTHER INCOME                                 73,335.65        35,280.00       12,395.40
OTHER INCOME DEDUCTIONS                           0.00        93,051.00          (11.13)
TAXES APPL TO OTHER INC &DED                (69,888.81)            0.00      (11,771.00)
NET OTHR INCOME AND DEDUCTIONS                3,446.84       128,331.00          613.27

INCOME BEFORE INTEREST CHARGES                3,446.84       104,844.00       91,333.96

INTEREST CHARGES
INTEREST ON LONG-TERM DEBT                        0.00        34,844.00            0.00
INT SHORT TERM DEBT - AFFIL                       0.00             0.00            0.00
INT SHORT TERM DEBT - NON-AFFL                    0.00             0.00            0.00
AMORT OF DEBT DISC, PREM & EXP                    0.00             0.00            0.00
AMORT LOSS ON REACQUIRED DEBT                     0.00             0.00            0.00
AMORT GAIN ON REACQUIRED DEBT                     0.00             0.00            0.00
OTHER INTEREST EXPENSE                            0.00             0.00            0.00
TOTAL INTEREST CHARGES                            0.00        34,844.00            0.00
AFUDC BORROWED FUNDS - CR                         0.00             0.00           (3.81)
NET INTEREST CHARGES                              0.00        34,844.00           (3.81)

NET EXTRAORDINARY ITEMS                           0.00             0.00            0.00

NET INCOME BEFORE PREF DIV                    3,446.84        70,000.00       91,337.77
PREF STK DIVIDEND REQUIREMENT                     0.00             0.00            0.00
NET INCOME - EARN FOR CMMN STK                3,446.84        70,000.00       91,337.77

INDIANA MICHIGAN POWER COMPANY
AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF INCOME
YEAR TO DATE THROUGH DECEMBER 31, 2001
----------------------------------------------------------------------------------------------------------------------------------
                                            I&M                I&M
            DESCRIPTION                 CONSOLIDATED      ELIMINATIONS            I&M              BHCCO              PRCCO
----------------------------------------------------------------------------------------------------------------------------------
OPERATING REVENUES
GROSS OPERATING REVENUES              4,803,625,061.84     (1,833,044.18)   4,805,458,106.02              0.00               0.00
PROVISION FOR RATE REFUND                         0.00              0.00                0.00              0.00               0.00
TOTAL OPERATING REVENUES, NET         4,803,625,061.84     (1,833,044.18)   4,805,458,106.02              0.00               0.00

OPERATING EXPENSES
OPERATIONS
FUEL                                    250,098,259.60              0.00      250,098,259.60              0.00               0.00
PURCHASED POWER                       3,531,491,589.12              0.00    3,531,491,589.12              0.00               0.00
OTHER OPERATION                         451,194,446.39     (1,833,044.18)     453,027,490.57              0.00               0.00
MAINTENANCE                             127,263,317.62              0.00      127,263,317.62              0.00               0.00
TOTAL OPER/MAINT EXPENSES             4,360,047,612.73     (1,833,044.18)   4,361,880,656.91              0.00               0.00
DEPRECIATION AND AMORTIZATION           164,230,378.31              0.00      164,230,378.31              0.00               0.00
TAXES OTHER THAN INCOME TAXES            65,517,805.54              0.00       65,517,805.54              0.00               0.00
STATE, LOCAL & FOREIGN INCOME TAXES       9,360,349.00              0.00        9,360,349.00              0.00               0.00
FEDERAL INCOME TAXES                     44,763,711.00              0.00       44,763,711.00              0.00               0.00
TOTAL OPERATING EXPENSES              4,643,919,856.58     (1,833,044.18)   4,645,752,900.76              0.00               0.00

NET OPERATING INCOME                    159,705,205.26              0.00      159,705,205.26              0.00               0.00

OTHER INCOME AND DEDUCTIONS
OTHER INCOME                          1,474,572,575.21       (917,313.57)   1,473,363,143.36      2,126,745.42               0.00
OTHER INCOME DEDUCTIONS              (1,456,932,107.73)       (79,038.43)  (1,456,335,148.88)      (517,920.42)              0.00
TAXES APPL TO OTHER INC &DED             (7,910,564.32)             0.00       (7,298,091.32)      (612,473.00)              0.00
NET OTHR INCOME AND DEDUCTIONS            9,729,903.16       (996,352.00)       9,729,903.16        996,352.00               0.00

INCOME BEFORE INTEREST CHARGES          169,435,108.42       (996,352.00)     169,435,108.42        996,352.00               0.00

INTEREST CHARGES
INTEREST ON LONG-TERM DEBT               78,243,676.69              0.00       78,243,676.69              0.00               0.00
INT SHORT TERM DEBT - AFFIL              13,087,648.48              0.00       13,087,648.48              0.00               0.00
INT SHORT TERM DEBT - NON-AFFL                   23.38              0.00               23.38              0.00               0.00
AMORT OF DEBT DISC, PREM & EXP            1,010,810.42              0.00        1,010,810.42              0.00               0.00
AMORT LOSS ON REACQUIRED DEBT             1,444,883.47              0.00        1,444,883.47              0.00               0.00
AMORT GAIN ON REACQUIRED DEBT                  (998.62)             0.00             (998.62)             0.00               0.00
OTHER INTEREST EXPENSE                    1,474,442.40              0.00        1,474,442.40              0.00               0.00
TOTAL INTEREST CHARGES                   95,260,486.22              0.00       95,260,486.22              0.00               0.00
AFUDC BORROWED FUNDS - CR                (1,613,328.42)             0.00       (1,613,328.42)             0.00               0.00
NET INTEREST CHARGES                     93,647,157.80              0.00       93,647,157.80              0.00               0.00

NET EXTRAORDINARY ITEMS                           0.00              0.00                0.00              0.00               0.00

NET INCOME BEFORE PREF DIV               75,787,950.62       (996,352.00)      75,787,950.62        996,352.00               0.00
PREF STK DIVIDEND REQUIREMENT             4,621,138.02              0.00        4,621,138.02              0.00               0.00
NET INCOME - EARN FOR CMMN STK           71,166,812.60       (996,352.00)      71,166,812.60        996,352.00               0.00

OHIO POWER COMPANY
AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF INCOME
YEAR TO DATE THROUGH DECEMBER 31, 2001
------------------------------------------------------------------------------------------------
                                              OPCO               OPCO
             DESCRIPTION                  CONSOLIDATED       ELIMINATIONS           OPCO
------------------------------------------------------------------------------------------------
OPERATING REVENUES
GROSS OPERATING REVENUES                6,262,401,987.00    (165,705,855.96)   6,269,297,984.96
PROVISION FOR RATE REFUND                           0.00               0.00                0.00
TOTAL OPERATING REVENUES, NET           6,262,401,987.00    (165,705,855.96)   6,269,297,984.96

OPERATING EXPENSES
OPERATIONS
FUEL                                      686,568,258.02      (2,275,619.04)     688,843,877.06
PURCHASED POWER                         4,287,708,669.18               0.00    4,287,708,669.18
OTHER OPERATION                           403,404,431.98    (125,755,213.51)     407,040,788.49
MAINTENANCE                               142,877,773.43     (18,953,059.00)     142,877,773.43
TOTAL OPER/MAINT EXPENSES               5,520,559,132.61    (146,983,891.55)   5,526,471,108.16
DEPRECIATION AND AMORTIZATION             239,981,498.54     (12,141,971.00)     239,981,498.54
TAXES OTHER THAN INCOME TAXES             159,778,072.58      (7,752,267.00)     159,778,072.58
STATE, LOCAL, AND FOREIGN INCOME TAXES     21,703,276.00               0.00       19,403,276.00
FEDERAL INCOME TAXES                       79,669,878.00               0.00       76,395,276.00
TOTAL OPERATING EXPENSES                6,021,691,857.73    (166,878,129.55)   6,022,029,231.28

NET OPERATING INCOME                      240,710,129.27       1,172,273.59      247,268,753.68

OTHER INCOME AND DEDUCTIONS
OTHER INCOME                            1,880,294,276.52    (134,282,278.74)   2,004,020,106.26
OTHER INCOME DEDUCTIONS                (1,863,471,770.37)    125,975,508.39   (1,987,489,533.76)
TAXES APPL TO OTHER INC &DED                1,863,766.57               0.00       (4,590,427.43)
NET OTHR INCOME AND DEDUCTIONS             18,686,272.72      (8,306,770.35)      11,940,145.07

INCOME BEFORE INTEREST CHARGES            259,396,401.99      (7,134,496.76)     259,208,898.75

INTEREST CHARGES
INTEREST ON LONG-TERM DEBT                 81,857,616.08               0.00       81,669,527.08
INT SHORT TERM DEBT - AFFIL                14,630,373.27            (605.76)      14,630,979.03
INT SHORT TERM DEBT - NON-AFFL                 (2,390.81)              0.00           (2,390.81)
AMORT OF DEBT DISC, PREM & EXP              1,031,799.06               0.00        1,031,799.06
AMORT LOSS ON REACQUIRED DEBT                 603,694.69               0.00          603,694.69
AMORT GAIN ON REACQUIRED DEBT                       0.00               0.00                0.00
OTHER INTEREST EXPENSE                      3,170,992.66               0.00        3,170,972.66
TOTAL INTEREST CHARGES                    101,292,084.95            (605.76)     101,104,581.71
AFUDC BORROWED FUNDS - CR                  (7,689,199.76)              0.00       (7,689,199.76)
NET INTEREST CHARGES                       93,602,885.19            (605.76)      93,415,381.95

NET EXTRAORDINARY ITEMS                   (18,348,148.52)              0.00      (18,348,148.52)

NET INCOME BEFORE PREF DIV                147,445,368.28      (7,133,891.00)     147,445,368.28
PREF STK DIVIDEND REQUIREMENT               1,258,738.20               0.00        1,258,738.20
NET INCOME - EARN FOR CMMN STK            146,186,630.08      (7,133,891.00)     146,186,630.08

OHIO POWER COMPANY
AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF INCOME
YEAR TO DATE THROUGH DECEMBER 31, 2001
------------------------------------------------------------------------------------------------
             DESCRIPTION                     COCCO              SOCCO               WCCO
------------------------------------------------------------------------------------------------
OPERATING REVENUES
GROSS OPERATING REVENUES                   11,428,178.00     142,213,264.00        5,168,416.00
PROVISION FOR RATE REFUND                           0.00               0.00                0.00
TOTAL OPERATING REVENUES, NET              11,428,178.00     142,213,264.00        5,168,416.00

OPERATING EXPENSES
OPERATIONS
FUEL                                                0.00               0.00                0.00
PURCHASED POWER                                     0.00               0.00                0.00
OTHER OPERATION                            10,783,171.00     106,569,080.00        4,766,606.00
MAINTENANCE                                 2,049,165.00      14,722,534.00        2,181,360.00
TOTAL OPER/MAINT EXPENSES                  12,832,336.00     121,291,614.00        6,947,966.00
DEPRECIATION AND AMORTIZATION                       0.00      11,843,052.00          298,919.00
TAXES OTHER THAN INCOME TAXES                 959,527.00       5,918,133.00          874,607.00
STATE, LOCAL, AND FOREIGN INCOME TAXES              0.00      (1,200,000.00)       3,500,000.00
FEDERAL INCOME TAXES                        7,041,865.00       2,383,465.00       (6,150,728.00)
TOTAL OPERATING EXPENSES                   20,833,728.00     140,236,264.00        5,470,764.00

NET OPERATING INCOME                       (9,405,550.00)      1,977,000.00         (302,348.00)

OTHER INCOME AND DEDUCTIONS
OTHER INCOME                                2,729,753.00       6,605,791.00        1,220,905.00
OTHER INCOME DEDUCTIONS                      (568,299.00)     (1,229,818.00)        (159,628.00)
TAXES APPL TO OTHER INC &DED                        0.00        (245,806.00)       6,700,000.00
NET OTHR INCOME AND DEDUCTIONS              2,161,454.00       5,130,167.00        7,761,277.00

INCOME BEFORE INTEREST CHARGES             (7,244,096.00)      7,107,167.00        7,458,929.00

INTEREST CHARGES
INTEREST ON LONG-TERM DEBT                          0.00         188,089.00                0.00
INT SHORT TERM DEBT - AFFIL                         0.00               0.00                0.00
INT SHORT TERM DEBT - NON-AFFL                      0.00               0.00                0.00
AMORT OF DEBT DISC, PREM & EXP                      0.00               0.00                0.00
AMORT LOSS ON REACQUIRED DEBT                       0.00               0.00                0.00
AMORT GAIN ON REACQUIRED DEBT                       0.00               0.00                0.00
OTHER INTEREST EXPENSE                             20.00               0.00                0.00
TOTAL INTEREST CHARGES                             20.00         188,089.00                0.00
AFUDC BORROWED FUNDS - CR                           0.00               0.00                0.00
NET INTEREST CHARGES                               20.00         188,089.00                0.00

NET EXTRAORDINARY ITEMS                             0.00               0.00                0.00

NET INCOME BEFORE PREF DIV                 (7,244,116.00)      6,919,078.00        7,458,929.00
PREF STK DIVIDEND REQUIREMENT                       0.00               0.00                0.00
NET INCOME - EARN FOR CMMN STK             (7,244,116.00)      6,919,078.00        7,458,929.00

SOUTHWESTERN ELECTRIC POWER COMPANY
AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF INCOME
YEAR TO DATE THROUGH DECEMBER 31, 2001
----------------------------------------------------------------------------------------------------------------------------
                                                SWEPCO               SWEPCO
              DESCRIPTION                    CONSOLIDATED         ELIMINATIONS            SWEPCO             DOLETHILLS
----------------------------------------------------------------------------------------------------------------------------
OPERATING REVENUES
GROSS OPERATING REVENUES                    2,574,448,380.82       (14,993,549.00)    2,552,176,061.82        37,265,868.00
PROVISION FOR RATE REFUND                               0.00                 0.00                 0.00                 0.00
TOTAL OPERATING REVENUES, NET               2,574,448,380.82       (14,993,549.00)    2,552,176,061.82        37,265,868.00

OPERATING EXPENSES
OPERATIONS
FUEL                                          457,613,167.41        (1,726,493.48)      459,339,660.89                 0.00
PURCHASED POWER                             1,504,626,984.66                 0.00     1,504,626,984.66                 0.00
OTHER OPERATION                               173,830,874.25       (10,585,022.11)      157,953,344.81        26,462,551.55
MAINTENANCE                                    74,677,091.54                 0.00        74,677,091.54                 0.00
TOTAL OPER/MAINT EXPENSES                   2,210,748,117.86       (12,311,515.59)    2,196,597,081.90        26,462,551.55
DEPRECIATION AND AMORTIZATION                 119,543,430.19        (2,270,794.35)      116,137,238.83         5,676,985.71
TAXES OTHER THAN INCOME TAXES                  55,834,341.57          (411,239.06)       55,217,483.69         1,028,096.94
STATE, LOCAL, AND FOREIGN INCOME TAXES          8,339,890.00                 0.00         8,263,807.00            76,083.00
FEDERAL INCOME TAXES                           33,775,849.00                 0.00        32,896,880.00           878,969.00
TOTAL OPERATING EXPENSES                    2,428,241,628.62       (14,993,549.00)    2,409,112,491.42        34,122,686.20

NET OPERATING INCOME                          146,206,752.20                (0.00)      143,063,570.40         3,143,181.80

OTHER INCOME AND DEDUCTIONS
OTHER INCOME                                    1,283,478.92        (2,200,467.23)        3,453,328.71            30,617.44
OTHER INCOME DEDUCTIONS                                 0.00                 0.00                 0.00                 0.00
TAXES APPL TO OTHER INC &DED                     (542,675.00)                0.00          (542,675.00)                0.00
NET OTHR INCOME AND DEDUCTIONS                    740,803.92        (2,200,467.23)        2,910,653.71            30,617.44

INCOME BEFORE INTEREST CHARGES                146,947,556.12        (2,200,467.23)      145,974,224.11         3,173,799.24

INTEREST CHARGES
INTEREST ON LONG-TERM DEBT                     41,400,800.62          (568,088.23)       41,400,800.62           568,088.23
INT SHORT TERM DEBT - AFFIL                     3,369,802.68                 0.00         2,396,470.67           973,332.01
INT SHORT TERM DEBT - NON-AFFL                          0.00                 0.00                 0.00                 0.00
AMORT OF DEBT DISC, PREM & EXP                          0.00                 0.00                 0.00                 0.00
AMORT LOSS ON REACQUIRED DEBT                           0.00                 0.00                 0.00                 0.00
AMORT GAIN ON REACQUIRED DEBT                           0.00                 0.00                 0.00                 0.00
OTHER INTEREST EXPENSE                         14,973,315.47                 0.00        14,973,315.47                 0.00
TOTAL INTEREST CHARGES                         59,743,918.77          (568,088.23)       58,770,586.76         1,541,420.24
AFUDC BORROWED FUNDS - CR                      (2,162,948.63)                0.00        (2,162,948.63)                0.00
NET INTEREST CHARGES                           57,580,970.14          (568,088.23)       56,607,638.13         1,541,420.24

NET EXTRAORDINARY ITEMS                                 0.00                 0.00                 0.00                 0.00

NET INCOME BEFORE PREF DIV                     89,366,585.98        (1,632,379.00)       89,366,585.98         1,632,379.00
PREF STK DIVIDEND REQUIREMENT                     229,054.64                 0.00           229,054.64                 0.00
NET INCOME - EARN FOR CMMN STK                 89,137,531.34        (1,632,379.00)       89,137,531.34         1,632,379.00

AMERICAN ELECTRIC POWER COMPANY, INC.
AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEETS
YEAR TO DATE THROUGH DECEMBER 31, 2001
-------------------------------------------------------------------------------------------------------------------------------
                                               AEP                   AEP                                          APCO
            DESCRIPTION                   CONSOLIDATED          ELIMINATIONS                AEP               CONSOLIDATED
-------------------------------------------------------------------------------------------------------------------------------
ASSETS:

ELECTRIC UTILITY PLANT
PRODUCTION                                17,621,780,867.37             31,888.92                   0.00      2,093,531,758.74
TRANSMISSION                               6,221,371,672.78                  0.00                   0.00      1,222,225,955.09
DISTRIBUTION                              11,309,726,911.68                  0.00                   0.00      1,887,020,721.58
GENERAL                                    4,130,242,810.41                  0.00                   0.00        257,956,883.89
CONSTRUCTION WORK IN PROGRESS              1,101,936,302.80                  0.00                   0.00        203,921,729.88
TOTAL ELECTRIC UTILITY PLANT              40,385,058,565.04             31,888.92                   0.00      5,664,657,049.18
LESS ACCUM PRV-DEPR,DEPL,AMORT           (16,024,763,571.88)                 0.00                   0.00     (2,296,480,679.00)
NET ELECTRIC UTILITY PLANT                24,360,294,993.16             31,888.92                   0.00      3,368,176,370.18

OTHER PROPERTY AND INVESTMENT
NET NONUTILITY PROPERTY                      182,902,203.23                  0.00                   0.00         21,632,660.03
INVEST IN SUBSIDIARY & ASSOC                 713,746,715.25     (8,624,618,358.62)      8,664,552,681.62            603,868.00
TOTAL OTHER INVESTMENTS                    4,615,559,014.20       (984,632,728.65)        900,312,196.63        347,748,533.76
TOTAL OTHER SPECIAL FUNDS                    932,708,473.72                  0.00                   0.00                  0.00
TOTAL OTHER PROP AND INVSTMNTS             6,444,916,406.40     (9,609,251,087.27)      9,564,864,878.25        369,985,061.79

CURRENT AND ACCRUED ASSETS
CASH AND CASH EQUIVALENTS                    332,238,148.98                  0.00          79,265,221.18         13,662,995.31
ADVANCES TO AFFILIATES                             5,719.30     (3,057,881,942.92)      2,785,941,201.59         11,409,952.97
ACCOUNTS RECEIVABLE-CUSTOMERS                587,804,543.76        244,622,199.19                   0.00        113,370,816.88
ACCOUNTS RECEIVABLE - MISC                 1,350,751,458.35         (9,445,392.51)          9,145,244.66         11,847,324.07
A/P FOR UNCOLLECTIBLE ACCOUNTS               (70,315,493.29)                 0.00                   0.00         (1,876,921.82)
ACCOUNTS RECEIVABLE- ASSOC COS                13,715,582.84     (2,260,507,040.11)        338,688,647.69         63,367,887.52
FUEL                                         605,007,811.90                  0.00                   0.00         56,698,667.95
MATERIALS & SUPPLIES                         461,151,309.61        (13,328,830.74)                  0.00         59,849,039.02
ACCRUED UTILITY REVENUES                     376,731,759.05        150,874,990.93                   0.00         30,907,372.74
PREPAYMENTS                                  156,318,770.03           (473,959.55)         13,440,885.74          3,774,724.24
ENERGY TRADING CONTRACTS                   8,573,145,666.04        (63,832,617.00)                  0.00        566,283,611.93
OTHER CURRENT ASSETS                         177,642,569.78                  0.00                   0.00         12,244,072.55
TOTAL CURRENT ASSETS                      12,564,197,846.35     (5,009,972,592.71)      3,226,481,200.86        941,539,543.36

REGULATORY ASSETS
REGULATORY ASSETS                          3,622,148,123.07                  0.00                   0.00        495,319,627.64
FAS109 DFIT RECLASS (A/C 254)               (460,418,390.61)         4,970,498.00          (6,990,653.00)       (36,497,329.00)
NET REGULATORY ASSETS                      3,161,729,732.46          4,970,498.00          (6,990,653.00)       458,822,298.64

DEFERRED CHARGES
CLEARING ACCOUNTS                           (102,593,254.22)        (3,048,922.08)             64,802.74            244,389.02
UNAMORTIZED DEBT EXPENSE                      45,261,032.67                  0.00           7,544,620.21          3,407,553.66
OTHER DEFERRED DEBITS                        808,161,033.58        (87,125,154.56)         17,387,067.91         38,612,619.93
TOTAL DEFERRED CHARGES                       750,828,812.03        (90,174,076.64)         24,996,490.86         42,264,562.61

TOTAL ASSETS                              47,281,967,790.40    (14,704,395,369.70)     12,809,351,916.97      5,180,787,836.58

AMERICAN ELECTRIC POWER COMPANY, INC.
AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEETS
YEAR TO DATE THROUGH DECEMBER 31, 2001
-------------------------------------------------------------------------------------------------------------------------------
                                               AEP                   AEP                                          APCO
            DESCRIPTION                   CONSOLIDATED          ELIMINATIONS                AEP               CONSOLIDATED
-------------------------------------------------------------------------------------------------------------------------------
CAPITALIZATION AND LIABILITIES:

CAPITALIZATION
COMMON STOCK
COMMON STOCK                               2,153,027,480.50       (738,722,214.43)      2,153,027,480.50        260,457,768.00
PREMIUM ON CAPITAL STOCK                   1,962,345,528.27       (263,733,919.06)      1,962,345,528.27            762,826.38
PAID-IN CAPITAL                              817,060,323.60     (4,490,707,024.22)        820,358,003.60        714,683,741.99
RETAINED EARNINGS                          3,296,122,080.50     (3,129,150,987.34)      3,296,122,054.43        150,796,650.14
COMMON SHAREHOLDERS' EQUITY                8,228,555,412.87     (8,622,314,145.05)      8,231,853,066.80      1,126,700,986.51

CUMULATIVE PREFERRED STOCK
PS SUBJECT TO MANDATORY REDEMP                94,655,000.00                  0.00                   0.00         10,860,000.00
PS NOT SUBJ MANDATORY REDEMP                  61,610,401.74                  0.00                   0.00         17,790,500.00
TRUST PREFERRED SECURITIES
TRUST PREFERRED SECURITIES                   321,250,000.00                  0.00                   0.00                  0.00
LT DEBT (LESS AMT DUE IN 1 YR)
LONG-TERM DEBT LESS AMT DUE 1 YR           9,752,800,981.81       (901,100,000.00)      1,268,773,381.34      1,476,551,890.41

TOTAL CAPITALIZATION                      18,458,871,796.42     (9,523,414,145.05)      9,500,626,448.14      2,631,903,376.92

OTHER NONCURRENT LIABILITIES
OBLIGATIONS UNDER CAP LEASE                  219,225,305.17        (25,917,690.24)                  0.00         33,928,399.29
ACCUM PROVISIONS-RATE REFUND                           0.00                  0.00                   0.00                  0.00
ACCUMULATED PROVISIONS - MISC              1,114,992,529.11                  0.00                   0.00         50,175,477.93
TOTAL OTH NONCURRENT LIAB'S                1,334,217,834.28        (25,917,690.24)                  0.00         84,103,877.22

CURRENT  LIABILITIES
PREFERRED STOCK DUE W/IN 1 YR                          0.00                  0.00                   0.00                  0.00
LONG-TERM DEBT DUE WITHIN 1 YR             2,300,477,416.28       (200,000,000.00)                  0.00         80,006,878.49
SHORT-TERM DEBT                            3,155,211,453.25                  0.00       3,038,412,935.71                  0.00
A/P - GENERAL                              2,245,421,627.93                  0.00             392,709.59        131,387,416.77
A/P- ASSOC.  COS.                             17,556,408.12     (1,773,101,945.93)          1,866,087.78         84,517,934.33
ADVANCES FROM AFFILIATES                               0.00     (3,021,489,796.83)        246,902,450.18        303,226,866.67
CUSTOMER DEPOSITS                            264,063,785.17                  0.00                   0.00         13,177,233.40
TAXES ACCRUED                                651,880,568.66           (725,340.00)           (503,373.00)        55,583,447.85
INTEREST ACCRUED                             152,786,688.27        (13,608,185.34)          9,503,694.05         21,769,907.45
DIVIDENDS DECLARED                            10,292,301.38                  0.00                   0.00            360,635.63
OBLIG UNDER CAP LEASES- CURR                  74,511,876.51                  0.00                   0.00         12,356,725.75
ENERGY TRADING CONTRACTS                   8,312,006,681.92        (64,265,123.00)                  0.00        549,703,474.79
OTHR CURR & ACCRUED LIAB                     916,133,167.50            (46,481.30)         17,090,832.32         62,580,858.74
TOTAL CURRENT LIABILITIES                 18,100,341,974.99     (5,073,236,872.40)      3,313,665,336.63      1,314,671,379.87

DEF CREDITS & REGULATORY LIAB
DEFERRED INCOME TAXES                      6,070,656,196.66         (5,016,594.00)         (1,771,726.00)       865,908,592.00
DFIT & DSIT RECLASS (A/C 190)             (1,247,411,345.95)         6,778,234.00          (3,258,265.00)      (162,333,905.00)
NET DEFERRED INCOME TAXES                  4,823,244,850.71          1,761,640.00          (5,029,991.00)       703,574,687.00
DEF INVESTMENT TAX CREDITS                   490,715,608.44         (9,230,754.00)                  0.00         38,328,187.00

REGULATORY LIABILITIES
OVER-RECOVERY OF FUEL COST                             0.00                  0.00                   0.00                  0.00
SFAS 106 - OPEB                                        0.00                  0.00                   0.00                  0.00
DEMAND SIDE MANAGEMENT-CREDIT                          0.00                  0.00                   0.00                  0.00
OTHER REGULATORY LIABILTIES                  393,627,158.79                  0.00                   0.00        137,040,715.58
UNAMORT GAIN REACQUIRED DEBT                     149,011.60                  0.00                   0.00            111,920.01
TOTAL REGULATORY LIABILITIES                 393,776,170.39                  0.00                   0.00        137,152,635.59
DEFERRED CREDITS                           3,680,799,555.17        (74,357,548.01)             90,123.20        271,053,692.98
TOTAL DEF CREDITS & REG LIAB'S             9,388,536,184.71        (81,826,662.01)         (4,939,867.80)     1,150,109,202.57

TOTAL  CAPITAL & LIABILITIES              47,281,967,790.40    (14,704,395,369.70)     12,809,351,916.97      5,180,787,836.58

AMERICAN ELECTRIC POWER COMPANY, INC.
AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEETS
YEAR TO DATE THROUGH DECEMBER 31, 2001
------------------------------------------------------------------------------------------------------------------------------
                                             CSPCO                   I&M
            DESCRIPTION                   CONSOLIDATED          CONSOLIDATED               KEPCO                 KGPCO
------------------------------------------------------------------------------------------------------------------------------
ASSETS:

ELECTRIC UTILITY PLANT
PRODUCTION                                1,574,506,041.22      2,758,160,077.14         271,070,588.33                  0.00
TRANSMISSION                                401,404,522.72        957,336,718.30         374,115,983.35         14,930,598.87
DISTRIBUTION                              1,159,105,019.48        900,920,965.86         402,537,075.58         77,560,972.60
GENERAL                                     146,732,305.14        233,004,797.39          65,058,968.58          5,063,820.92
CONSTRUCTION WORK IN PROGRESS                72,571,605.04         74,298,932.82          15,632,677.57            746,709.86
TOTAL ELECTRIC UTILITY PLANT              3,354,319,493.60      4,923,721,491.51       1,128,415,293.41         98,302,102.25
LESS ACCUM PRV-DEPR,DEPL,AMORT           (1,377,031,924.03)    (2,436,972,552.67)       (384,104,202.34)       (35,175,081.38)
NET ELECTRIC UTILITY PLANT                1,977,287,569.57      2,486,748,938.84         744,311,091.07         63,127,020.87

OTHER PROPERTY AND INVESTMENT
NET NONUTILITY PROPERTY                      29,291,848.32         77,294,414.72           5,522,227.31             21,034.53
INVEST IN SUBSIDIARY & ASSOC                    430,000.00                  0.00                   0.00                  0.00
TOTAL OTHER INVESTMENTS                     204,562,051.16        266,227,227.07          78,942,083.32            258,355.00
TOTAL OTHER SPECIAL FUNDS                             0.00        834,108,675.61                   0.00                  0.00
TOTAL OTHER PROP AND INVSTMNTS              234,283,899.48      1,177,630,317.40          84,464,310.63            279,389.53

CURRENT AND ACCRUED ASSETS
CASH AND CASH EQUIVALENTS                    12,357,347.14         16,804,249.36           1,946,366.70            472,052.59
ADVANCES TO AFFILIATES                        1,272,513.37         46,309,293.04                   0.00                  0.00
ACCOUNTS RECEIVABLE-CUSTOMERS                41,769,951.78         60,863,606.27          20,035,539.39            605,704.06
ACCOUNTS RECEIVABLE - MISC                   16,968,297.34         25,398,062.33           3,332,892.62            270,647.71
A/P FOR UNCOLLECTIBLE ACCOUNTS                 (745,119.51)          (740,902.53)           (263,620.18)            (2,937.00)
ACCOUNTS RECEIVABLE- ASSOC COS               63,469,678.54         31,907,757.55          16,012,469.52          1,866,876.54
FUEL                                         20,018,628.14         28,988,624.81          12,059,829.82                  0.00
MATERIALS & SUPPLIES                         38,984,591.25         91,440,326.76          15,765,586.27            194,890.03
ACCRUED UTILITY REVENUES                      7,086,677.45          2,071,505.45           5,394,660.43                  0.00
PREPAYMENTS                                   1,410,869.98          4,480,242.29             601,612.21          1,129,364.50
ENERGY TRADING CONTRACTS                    347,197,900.62        399,195,694.12         139,605,220.99                  0.00
OTHER CURRENT ASSETS                         27,323,653.96          2,016,708.00             713,301.84            735,359.99
TOTAL CURRENT ASSETS                        577,114,990.06        708,735,167.45         215,203,859.61          5,271,958.42

REGULATORY ASSETS
REGULATORY ASSETS                           277,935,220.88        498,607,390.04         108,236,585.50          4,913,971.42
FAS109 DFIT RECLASS (A/C 254)               (15,668,035.00)       (89,680,290.00)        (10,543,941.00)          (443,015.00)
NET REGULATORY ASSETS                       262,267,185.88        408,927,100.04          97,692,644.50          4,470,956.42

DEFERRED CHARGES
CLEARING ACCOUNTS                                61,430.13            282,926.05             130,945.52              1,707.93
UNAMORTIZED DEBT EXPENSE                      2,023,601.68          4,229,507.30             289,007.25             69,444.42
OTHER DEFERRED DEBITS                        54,102,078.35         30,454,412.45          11,151,619.05            196,641.58
TOTAL DEFERRED CHARGES                       56,187,110.16         34,966,845.80          11,571,571.82            267,793.93

TOTAL ASSETS                              3,107,140,755.15      4,817,008,369.53       1,153,243,477.63         73,417,119.17

AMERICAN ELECTRIC POWER COMPANY, INC.
AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEETS
YEAR TO DATE THROUGH DECEMBER 31, 2001
------------------------------------------------------------------------------------------------------------------------------
                                             CSPCO                   I&M
            DESCRIPTION                   CONSOLIDATED          CONSOLIDATED               KEPCO                 KGPCO
------------------------------------------------------------------------------------------------------------------------------
CAPITALIZATION AND LIABILITIES:

CAPITALIZATION
COMMON STOCK
COMMON STOCK                                 41,026,065.00         56,583,866.43          50,450,000.00          4,100,000.00
PREMIUM ON CAPITAL STOCK                    257,892,417.78          4,319,844.45                   0.00                  0.00
PAID-IN CAPITAL                             316,476,557.07        725,060,923.27         156,846,734.00         13,800,000.00
RETAINED EARNINGS                           176,102,772.91         74,605,269.60          48,833,324.41          5,881,581.13
COMMON SHAREHOLDERS' EQUITY                 791,497,812.76        860,569,903.75         256,130,058.41         23,781,581.13

CUMULATIVE PREFERRED STOCK
PS SUBJECT TO MANDATORY REDEMP               10,000,000.00         64,945,000.00                   0.00                  0.00
PS NOT SUBJ MANDATORY REDEMP                          0.00          8,735,700.00                   0.00                  0.00
TRUST PREFERRED SECURITIES
TRUST PREFERRED SECURITIES                            0.00                  0.00                   0.00                  0.00
LT DEBT (LESS AMT DUE IN 1 YR)
LONG-TERM DEBT LESS AMT DUE 1 YR            571,347,775.29      1,312,082,023.77         251,092,947.04         20,000,000.00

TOTAL CAPITALIZATION                      1,372,845,588.05      2,246,332,627.52         507,223,005.45         43,781,581.13

OTHER NONCURRENT LIABILITIES
OBLIGATIONS UNDER CAP LEASE                  27,052,195.42         51,092,776.15           6,742,318.80            827,186.47
ACCUM PROVISIONS-RATE REFUND                          0.00                  0.00                   0.00                  0.00
ACCUMULATED PROVISIONS - MISC                 9,662,329.98        636,176,049.20           5,187,110.06          1,068,929.83
TOTAL OTH NONCURRENT LIAB'S                  36,714,525.40        687,268,825.35          11,929,428.86          1,896,116.30

CURRENT  LIABILITIES
PREFERRED STOCK DUE W/IN 1 YR                         0.00                  0.00                   0.00                  0.00
LONG-TERM DEBT DUE WITHIN 1 YR              220,500,000.00        340,000,000.00          95,000,000.00                  0.00
SHORT-TERM DEBT                                       0.00                  0.00                   0.00                  0.00
A/P - GENERAL                                62,393,378.49         90,816,742.25          24,049,858.03            220,851.67
A/P- ASSOC.  COS.                            83,697,206.85         43,955,995.19          22,556,730.74          6,745,279.68
ADVANCES FROM AFFILIATES                    182,656,601.44                  0.00          66,199,838.61          5,915,448.90
CUSTOMER DEPOSITS                             5,883,721.03          9,269,682.96           4,460,837.80            833,503.15
TAXES ACCRUED                               116,363,845.67         69,760,947.77          10,304,695.37          1,425,651.70
INTEREST ACCRUED                             10,906,842.80         20,691,492.22           5,268,754.11            794,979.04
DIVIDENDS DECLARED                              175,000.00          1,121,706.65                   0.00                  0.00
OBLIG UNDER CAP LEASES- CURR                  7,835,242.22         10,839,953.41           2,840,582.22            305,441.52
ENERGY TRADING CONTRACTS                    334,957,549.76        383,713,700.51         144,363,593.92                  0.00
OTHR CURR & ACCRUED LIAB                     20,706,143.01         62,043,990.93           9,456,363.12          1,148,369.27
TOTAL CURRENT LIABILITIES                 1,046,075,531.27      1,032,214,211.89         384,501,253.92         17,389,524.93

DEF CREDITS & REGULATORY LIAB
DEFERRED INCOME TAXES                       518,488,718.00        732,755,493.00         199,230,845.00         11,973,908.00
DFIT & DSIT RECLASS (A/C 190)               (74,767,049.00)      (332,224,617.00)        (30,926,475.00)        (2,510,849.00)
NET DEFERRED INCOME TAXES                   443,721,669.00        400,530,876.00         168,304,370.00          9,463,059.00
DEF INVESTMENT TAX CREDITS                   37,176,416.00        105,448,564.00          10,404,620.00            714,608.00

REGULATORY LIABILITIES
OVER-RECOVERY OF FUEL COST                            0.00                  0.00                   0.00                  0.00
SFAS 106 - OPEB                                       0.00                  0.00                   0.00                  0.00
DEMAND SIDE MANAGEMENT-CREDIT                         0.00                  0.00                   0.00                  0.00
OTHER REGULATORY LIABILTIES                      30,975.81         52,441,653.02           6,551,333.72                  0.00
UNAMORT GAIN REACQUIRED DEBT                          0.00             37,091.59                   0.00                  0.00
TOTAL REGULATORY LIABILITIES                     30,975.81         52,478,744.61           6,551,333.72                  0.00
DEFERRED CREDITS                            170,576,049.62        292,734,520.16          64,329,465.68            172,229.81
TOTAL DEF CREDITS & REG LIAB'S              651,505,110.43        851,192,704.77         249,589,789.40         10,349,896.81

TOTAL  CAPITAL & LIABILITIES              3,107,140,755.15      4,817,008,369.53       1,153,243,477.63         73,417,119.17

AMERICAN ELECTRIC POWER COMPANY, INC.
AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEETS
YEAR TO DATE THROUGH DECEMBER 31, 2001
------------------------------------------------------------------------------------------------------------------------------
                                             OPCO
            DESCRIPTION                  CONSOLIDATED               WPCO                  AEGCO                  AEPSC
------------------------------------------------------------------------------------------------------------------------------
ASSETS:

ELECTRIC UTILITY PLANT
PRODUCTION                               3,007,865,531.86                   0.00         638,296,963.88                  0.00
TRANSMISSION                               891,282,831.60          23,675,265.12                   0.00                432.17
DISTRIBUTION                             1,081,121,781.57          73,053,615.84                   0.00                  0.00
GENERAL                                    245,232,016.42           6,347,666.69           3,011,641.67        359,888,698.78
CONSTRUCTION WORK IN PROGRESS              165,073,508.50           1,158,430.10           6,945,554.19        128,566,364.58
TOTAL ELECTRIC UTILITY PLANT             5,390,575,669.95         104,234,977.75         648,254,159.74        488,455,495.53
LESS ACCUM PRV-DEPR,DEPL,AMORT          (2,452,570,932.97)        (44,108,164.81)       (337,151,277.94)      (185,527,881.91)
NET ELECTRIC UTILITY PLANT               2,938,004,736.98          60,126,812.94         311,102,881.80        302,927,613.62

OTHER PROPERTY AND INVESTMENT
NET NONUTILITY PROPERTY                     32,122,175.14           1,957,971.36             119,589.14                  0.00
INVEST IN SUBSIDIARY & ASSOC                   686,552.00                   0.00                   0.00                  0.00
TOTAL OTHER INVESTMENTS                    293,228,062.38              57,991.52                   0.00        101,412,743.78
TOTAL OTHER SPECIAL FUNDS                            0.00                   0.00                   0.00                  0.00
TOTAL OTHER PROP AND INVSTMNTS             326,036,789.52           2,015,962.88             119,589.14        101,412,743.78

CURRENT AND ACCRUED ASSETS
CASH AND CASH EQUIVALENTS                    8,847,678.14             302,626.60             983,219.93          2,714,972.91
ADVANCES TO AFFILIATES                               0.00                   0.00                   0.00         22,381,766.37
ACCOUNTS RECEIVABLE-CUSTOMERS               84,694,284.42           5,167,796.37                   0.00            236,632.86
ACCOUNTS RECEIVABLE - MISC                  20,409,148.76              62,330.69             147,442.16         13,040,038.99
A/P FOR UNCOLLECTIBLE ACCOUNTS              (1,379,086.90)            (64,128.48)                  0.00                  0.00
ACCOUNTS RECEIVABLE- ASSOC COS             148,563,112.67             744,062.12          22,343,784.04        194,051,703.48
FUEL                                        84,723,564.97                   0.00          15,243,126.91                149.99
MATERIALS & SUPPLIES                        88,768,076.70              97,493.98           4,479,874.06                  0.00
ACCRUED UTILITY REVENUES                             0.00           2,115,659.00                   0.00                  0.00
PREPAYMENTS                                  3,598,099.40             168,654.09             243,857.37          3,562,373.77
ENERGY TRADING CONTRACTS                   472,245,684.18                   0.00                   0.00                  0.00
OTHER CURRENT ASSETS                        17,267,199.00           1,416,648.20                   0.00         38,500,295.47
TOTAL CURRENT ASSETS                       927,737,761.34          10,011,142.57          43,441,304.47        274,487,933.84

REGULATORY ASSETS
REGULATORY ASSETS                          669,837,808.90          22,261,475.76          25,548,067.84          3,474,241.19
FAS109 DFIT RECLASS (A/C 254)              (25,212,606.61)           (342,114.00)        (43,065,407.00)       (12,953,498.00)
NET REGULATORY ASSETS                      644,625,202.29          21,919,361.76         (17,517,339.16)        (9,479,256.81)

DEFERRED CHARGES
CLEARING ACCOUNTS                               73,997.75               6,726.09                (586.88)           717,913.88
UNAMORTIZED DEBT EXPENSE                     3,771,249.38              69,444.42             483,535.39          1,197,282.81
OTHER DEFERRED DEBITS                       75,817,061.68           1,603,755.35             987,273.42          1,272,777.90
TOTAL DEFERRED CHARGES                      79,662,308.81           1,679,925.86           1,470,221.93          3,187,974.59

TOTAL ASSETS                             4,916,066,798.94          95,753,206.01         338,616,658.18        672,537,009.02

AMERICAN ELECTRIC POWER COMPANY, INC.
AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEETS
YEAR TO DATE THROUGH DECEMBER 31, 2001
------------------------------------------------------------------------------------------------------------------------------
                                             OPCO
            DESCRIPTION                  CONSOLIDATED               WPCO                  AEGCO                  AEPSC
------------------------------------------------------------------------------------------------------------------------------
CAPITALIZATION AND LIABILITIES:

CAPITALIZATION
COMMON STOCK
COMMON STOCK                               321,201,454.00           2,428,460.00           1,000,000.00          1,350,000.00
PREMIUM ON CAPITAL STOCK                       729,130.45                   0.00                   0.00                  0.00
PAID-IN CAPITAL                            461,556,623.78          15,595,573.00          23,434,000.00         (9,922,903.00)
RETAINED EARNINGS                          401,297,351.38           9,813,599.40          13,761,108.71                  0.00
COMMON SHAREHOLDERS' EQUITY              1,184,784,559.61          27,837,632.40          38,195,108.71         (8,572,903.00)

CUMULATIVE PREFERRED STOCK
PS SUBJECT TO MANDATORY REDEMP               8,850,000.00                   0.00                   0.00                  0.00
PS NOT SUBJ MANDATORY REDEMP                16,647,700.00                   0.00                   0.00                  0.00
TRUST PREFERRED SECURITIES
TRUST PREFERRED SECURITIES                           0.00                   0.00                   0.00                  0.00
LT DEBT (LESS AMT DUE IN 1 YR)
LONG-TERM DEBT LESS AMT DUE 1 YR         1,203,841,523.53          20,000,000.00          44,793,340.08         55,100,000.00

TOTAL CAPITALIZATION                     2,414,123,783.14          47,837,632.40          82,988,448.79         46,527,097.00

OTHER NONCURRENT LIABILITIES
OBLIGATIONS UNDER CAP LEASE                 64,260,714.08           2,568,152.45              75,591.97         32,211,982.06
ACCUM PROVISIONS-RATE REFUND                         0.00                   0.00                   0.00                  0.00
ACCUMULATED PROVISIONS - MISC               66,125,597.98           3,001,620.04                   0.00        103,424,818.46
TOTAL OTH NONCURRENT LIAB'S                130,386,312.06           5,569,772.49              75,591.97        135,636,800.52

CURRENT  LIABILITIES
PREFERRED STOCK DUE W/IN 1 YR                        0.00                   0.00                   0.00                  0.00
LONG-TERM DEBT DUE WITHIN 1 YR                       0.00                   0.00                   0.00          2,000,000.00
SHORT-TERM DEBT                                      0.00                   0.00                   0.00                  0.00
A/P - GENERAL                              134,418,106.91             288,221.78           7,582,222.59         41,710,150.73
A/P- ASSOC.  COS.                          176,519,600.54           8,786,706.68           1,654,464.90         85,995,040.62
ADVANCES FROM AFFILIATES                   300,212,874.81           5,569,610.80          32,049,050.59                  0.00
CUSTOMER DEPOSITS                            5,452,031.21             289,669.66                   0.00                  0.00
TAXES ACCRUED                              126,770,255.04           2,516,954.89           4,776,817.29         22,485,306.09
INTEREST ACCRUED                            17,679,214.45             589,446.25             938,597.13          2,841,566.60
DIVIDENDS DECLARED                                   0.00                   0.00                   0.00                  0.00
OBLIG UNDER CAP LEASES- CURR                16,405,200.08             675,796.32             235,890.60         22,326,394.38
ENERGY TRADING CONTRACTS                   456,046,702.21                   0.00                   0.00                  0.00
OTHR CURR & ACCRUED LIAB                    87,070,016.97           1,151,485.51           7,268,679.32        401,966,690.30
TOTAL CURRENT LIABILITIES                1,320,574,002.22          19,867,891.89          54,505,722.42        579,325,148.72

DEF CREDITS & REGULATORY LIAB
DEFERRED INCOME TAXES                      933,827,065.51          22,302,564.00         103,831,372.00         86,687,496.96
DFIT & DSIT RECLASS (A/C 190)             (135,938,491.00)         (5,708,805.00)        (75,855,920.00)      (185,585,833.00)
NET DEFERRED INCOME TAXES                  797,888,574.51          16,593,759.00          27,975,452.00        (98,898,336.04)
DEF INVESTMENT TAX CREDITS                  21,925,356.00             413,208.00          56,304,117.00            851,086.00

REGULATORY LIABILITIES
OVER-RECOVERY OF FUEL COST                           0.00                   0.00                   0.00                  0.00
SFAS 106 - OPEB                                      0.00                   0.00                   0.00                  0.00
DEMAND SIDE MANAGEMENT-CREDIT                        0.00                   0.00                   0.00                  0.00
OTHER REGULATORY LIABILTIES                  1,236,941.00           5,399,379.00                   0.00                  0.00
UNAMORT GAIN REACQUIRED DEBT                         0.00                   0.00                   0.00                  0.00
TOTAL REGULATORY LIABILITIES                 1,236,941.00           5,399,379.00                   0.00                  0.00
DEFERRED CREDITS                           229,931,830.01              71,563.23         116,767,326.00          9,095,212.82
TOTAL DEF CREDITS & REG LIAB'S           1,050,982,701.52          22,477,909.23         201,046,895.00        (88,952,037.22)

TOTAL  CAPITAL & LIABILITIES             4,916,066,798.94          95,753,206.01         338,616,658.18        672,537,009.02

AMERICAN ELECTRIC POWER COMPANY, INC.
AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEETS
YEAR TO DATE THROUGH DECEMBER 31, 2001
------------------------------------------------------------------------------------------------------------------------------
            DESCRIPTION                      CCCO                   FRECO                 IFRI                   AEPPM
------------------------------------------------------------------------------------------------------------------------------
ASSETS:

ELECTRIC UTILITY PLANT
PRODUCTION                                           0.00                   0.00                  0.00                   0.00
TRANSMISSION                                         0.00                   0.00                  0.00                   0.00
DISTRIBUTION                                         0.00                   0.00                  0.00                   0.00
GENERAL                                              0.00                   0.00                  0.00                   0.00
CONSTRUCTION WORK IN PROGRESS                        0.00                   0.00                  0.00                   0.00
TOTAL ELECTRIC UTILITY PLANT                         0.00                   0.00                  0.00                   0.00
LESS ACCUM PRV-DEPR,DEPL,AMORT                       0.00                   0.00                  0.00                   0.00
NET ELECTRIC UTILITY PLANT                           0.00                   0.00                  0.00                   0.00

OTHER PROPERTY AND INVESTMENT
NET NONUTILITY PROPERTY                        700,846.00                   0.00                  0.00                   0.00
INVEST IN SUBSIDIARY & ASSOC                         0.00               1,000.00                  0.00                   0.00
TOTAL OTHER INVESTMENTS                              0.00                  11.00                 11.00                   0.00
TOTAL OTHER SPECIAL FUNDS                            0.00                   0.00                  0.00                   0.00
TOTAL OTHER PROP AND INVSTMNTS                 700,846.00               1,011.00                 11.00                   0.00

CURRENT AND ACCRUED ASSETS
CASH AND CASH EQUIVALENTS                       20,945.60             662,204.68            120,138.87                   0.00
ADVANCES TO AFFILIATES                         293,082.06             304,257.35             19,455.39                   0.00
ACCOUNTS RECEIVABLE-CUSTOMERS                        0.00                   0.00                  0.00                   0.00
ACCOUNTS RECEIVABLE - MISC                       3,967.22                 412.42                  0.00                   0.00
A/P FOR UNCOLLECTIBLE ACCOUNTS                       0.00                   0.00                  0.00                   0.00
ACCOUNTS RECEIVABLE- ASSOC COS                   6,244.95            (112,974.62)           111,005.10                 100.00
FUEL                                                 0.00                   0.00                  0.00                   0.00
MATERIALS & SUPPLIES                                 0.00                   0.00                  0.00                   0.00
ACCRUED UTILITY REVENUES                             0.00                   0.00                  0.00                   0.00
PREPAYMENTS                                          0.00                   0.00                  0.00                   0.00
ENERGY TRADING CONTRACTS                             0.00                   0.00                  0.00                   0.00
OTHER CURRENT ASSETS                             3,979.00                   0.00                  0.00                   0.00
TOTAL CURRENT ASSETS                           328,218.83             853,899.83            250,599.36                 100.00

REGULATORY ASSETS
REGULATORY ASSETS                                    0.00                   0.00                  0.00                   0.00
FAS109 DFIT RECLASS (A/C 254)                  (66,000.00)                  0.00                  0.00                   0.00
NET REGULATORY ASSETS                          (66,000.00)                  0.00                  0.00                   0.00

DEFERRED CHARGES
CLEARING ACCOUNTS                                    0.00                   0.00                  0.00                   0.00
UNAMORTIZED DEBT EXPENSE                             0.00                   0.00                  0.00                   0.00
OTHER DEFERRED DEBITS                                0.00               6,734.40                410.92                   0.00
TOTAL DEFERRED CHARGES                               0.00               6,734.40                410.92                   0.00

TOTAL ASSETS                                   963,064.83             861,645.23            251,021.28                 100.00

AMERICAN ELECTRIC POWER COMPANY, INC.
AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEETS
YEAR TO DATE THROUGH DECEMBER 31, 2001
------------------------------------------------------------------------------------------------------------------------------
            DESCRIPTION                      CCCO                   FRECO                 IFRI                   AEPPM
------------------------------------------------------------------------------------------------------------------------------
CAPITALIZATION AND LIABILITIES:

CAPITALIZATION
COMMON STOCK
COMMON STOCK                                     3,000.00              10,000.00              1,000.00                 100.00
PREMIUM ON CAPITAL STOCK                             0.00                   0.00                  0.00                   0.00
PAID-IN CAPITAL                              1,204,736.00                   0.00                  0.00                   0.00
RETAINED EARNINGS                                    0.00              19,968.85                  0.00                (373.34)
COMMON SHAREHOLDERS' EQUITY                  1,207,736.00              29,968.85              1,000.00                (273.34)

CUMULATIVE PREFERRED STOCK
PS SUBJECT TO MANDATORY REDEMP                       0.00                   0.00                  0.00                   0.00
PS NOT SUBJ MANDATORY REDEMP                         0.00                   0.00                  0.00                   0.00
TRUST PREFERRED SECURITIES
TRUST PREFERRED SECURITIES                           0.00                   0.00                  0.00                   0.00
LT DEBT (LESS AMT DUE IN 1 YR)
LONG-TERM DEBT LESS AMT DUE 1 YR                     0.00                   0.00                  0.00                   0.00

TOTAL CAPITALIZATION                         1,207,736.00              29,968.85              1,000.00                (273.34)

OTHER NONCURRENT LIABILITIES
OBLIGATIONS UNDER CAP LEASE                          0.00                   0.00                  0.00                   0.00
ACCUM PROVISIONS-RATE REFUND                         0.00                   0.00                  0.00                   0.00
ACCUMULATED PROVISIONS - MISC                  295,160.00                   0.00                  0.00                   0.00
TOTAL OTH NONCURRENT LIAB'S                    295,160.00                   0.00                  0.00                   0.00

CURRENT  LIABILITIES
PREFERRED STOCK DUE W/IN 1 YR                        0.00                   0.00                  0.00                   0.00
LONG-TERM DEBT DUE WITHIN 1 YR                       0.00                   0.00                  0.00                   0.00
SHORT-TERM DEBT                                      0.00                   0.00                  0.00                   0.00
A/P - GENERAL                                        0.00                   0.00                  0.00                   0.00
A/P- ASSOC.  COS.                                2,620.47             101,352.89            108,108.55                 575.34
ADVANCES FROM AFFILIATES                             0.00                   0.00                  0.00                   0.00
CUSTOMER DEPOSITS                                    0.00                   0.00                  0.00                   0.00
TAXES ACCRUED                                  (13,380.42)                (28.35)                 0.00                (119.00)
INTEREST ACCRUED                                     0.00                   0.00                 91.74                   0.00
DIVIDENDS DECLARED                                   0.00                   0.00                  0.00                   0.00
OBLIG UNDER CAP LEASES- CURR                         0.00                   0.00                  0.00                   0.00
ENERGY TRADING CONTRACTS                             0.00                   0.00                  0.00                   0.00
OTHR CURR & ACCRUED LIAB                         6,920.78             728,654.20            141,806.99                   0.00
TOTAL CURRENT LIABILITIES                       (3,839.17)            829,978.74            250,007.28                 456.34

DEF CREDITS & REGULATORY LIAB
DEFERRED INCOME TAXES                           23,830.00                   0.00                  0.00                   0.00
DFIT & DSIT RECLASS (A/C 190)                 (559,822.00)                  0.00                  0.00                 (83.00)
NET DEFERRED INCOME TAXES                     (535,992.00)                  0.00                  0.00                 (83.00)
DEF INVESTMENT TAX CREDITS                           0.00                   0.00                  0.00                   0.00

REGULATORY LIABILITIES
OVER-RECOVERY OF FUEL COST                           0.00                   0.00                  0.00                   0.00
SFAS 106 - OPEB                                      0.00                   0.00                  0.00                   0.00
DEMAND SIDE MANAGEMENT-CREDIT                        0.00                   0.00                  0.00                   0.00
OTHER REGULATORY LIABILTIES                          0.00                   0.00                  0.00                   0.00
UNAMORT GAIN REACQUIRED DEBT                         0.00                   0.00                  0.00                   0.00
TOTAL REGULATORY LIABILITIES                         0.00                   0.00                  0.00                   0.00
DEFERRED CREDITS                                     0.00               1,697.64                 14.00                   0.00
TOTAL DEF CREDITS & REG LIAB'S                (535,992.00)              1,697.64                 14.00                 (83.00)

TOTAL  CAPITAL & LIABILITIES                   963,064.83             861,645.23            251,021.28                 100.00

AMERICAN ELECTRIC POWER COMPANY, INC.
AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEETS
YEAR TO DATE THROUGH DECEMBER 31, 2001
------------------------------------------------------------------------------------------------------------------------------
                                                                   AEPINV                  AEPR
            DESCRIPTION                      AEPES              CONSOLIDATED           CONSOLIDATED             AEPPRO
------------------------------------------------------------------------------------------------------------------------------
ASSETS:

ELECTRIC UTILITY PLANT
PRODUCTION                                           0.00                   0.00       1,201,321,698.03                  0.00
TRANSMISSION                                         0.00                   0.00         456,862,837.34                  0.00
DISTRIBUTION                                         0.00                   0.00         352,392,017.24                  0.00
GENERAL                                      2,444,961.80                   0.00         446,308,352.46            157,280.93
CONSTRUCTION WORK IN PROGRESS               13,131,096.06             302,734.00          20,995,579.04                  0.00
TOTAL ELECTRIC UTILITY PLANT                15,576,057.86             302,734.00       2,477,880,484.11            157,280.93
LESS ACCUM PRV-DEPR,DEPL,AMORT              (2,185,238.05)                  0.00        (105,037,036.25)           (54,510.60)
NET ELECTRIC UTILITY PLANT                  13,390,819.81             302,734.00       2,372,843,447.86            102,770.33

OTHER PROPERTY AND INVESTMENT
NET NONUTILITY PROPERTY                              0.00                   0.00           2,364,000.00                  0.00
INVEST IN SUBSIDIARY & ASSOC                 6,540,881.36           1,237,286.64         112,756,369.74                  0.00
TOTAL OTHER INVESTMENTS                    956,419,696.61          16,086,706.49       1,057,929,425.29          5,000,000.00
TOTAL OTHER SPECIAL FUNDS                            0.00                   0.00                   0.00                  0.00
TOTAL OTHER PROP AND INVSTMNTS             962,960,577.97          17,323,993.13       1,173,049,795.03          5,000,000.00

CURRENT AND ACCRUED ASSETS
CASH AND CASH EQUIVALENTS                      910,000.49                   0.00          60,969,675.88            332,360.59
ADVANCES TO AFFILIATES                      65,950,065.72                   0.00           6,383,022.91         57,968,341.71
ACCOUNTS RECEIVABLE-CUSTOMERS                      331.96                   0.00          48,232,446.85                  0.00
ACCOUNTS RECEIVABLE - MISC                 805,090,658.53                   0.00         176,684,283.41          8,123,709.96
A/P FOR UNCOLLECTIBLE ACCOUNTS                    (207.34)                  0.00         (45,046,023.69)          (959,027.23)
ACCOUNTS RECEIVABLE- ASSOC COS             585,887,034.50             224,956.17         368,706,407.44          7,595,725.77
FUEL                                       113,647,392.22                   0.00         147,293,838.97                  0.00
MATERIALS & SUPPLIES                                 0.00                   0.00           7,108,794.24                  0.00
ACCRUED UTILITY REVENUES                             0.00                   0.00         102,096,893.05                  0.00
PREPAYMENTS                                   (791,913.46)              8,359.00          78,144,014.12            263,937.95
ENERGY TRADING CONTRACTS                 5,865,337,604.20                   0.00         222,522,378.52                  0.00
OTHER CURRENT ASSETS                        64,826,770.98                   0.00           9,529,019.17                  0.00
TOTAL CURRENT ASSETS                     7,500,857,737.80             233,315.17       1,182,624,750.87         73,325,048.75

REGULATORY ASSETS
REGULATORY ASSETS                                    0.00                   0.00                   0.00                  0.00
FAS109 DFIT RECLASS (A/C 254)                        0.00                   0.00                   0.00                  0.00
NET REGULATORY ASSETS                                0.00                   0.00                   0.00                  0.00

DEFERRED CHARGES
CLEARING ACCOUNTS                           (2,823,106.26)                  0.00          19,897,152.68            398,137.21
UNAMORTIZED DEBT EXPENSE                             0.00                   0.00          18,114,738.18                  0.00
OTHER DEFERRED DEBITS                        2,425,813.36                   0.00          77,982,202.41        101,333,001.39
TOTAL DEFERRED CHARGES                        (397,292.90)                  0.00         115,994,093.27        101,731,138.60

TOTAL ASSETS                             8,476,811,842.68          17,860,042.30       4,844,512,087.03        180,158,957.68

AMERICAN ELECTRIC POWER COMPANY, INC.
AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEETS
YEAR TO DATE THROUGH DECEMBER 31, 2001
------------------------------------------------------------------------------------------------------------------------------
                                                                   AEPINV                  AEPR
            DESCRIPTION                      AEPES              CONSOLIDATED           CONSOLIDATED             AEPPRO
------------------------------------------------------------------------------------------------------------------------------
CAPITALIZATION AND LIABILITIES:

CAPITALIZATION
COMMON STOCK
COMMON STOCK                                       200.00                 100.00                 100.00            110,000.00
PREMIUM ON CAPITAL STOCK                             0.00               9,900.00               9,900.00                  0.00
PAID-IN CAPITAL                             36,685,774.77          29,222,509.98         246,438,157.08          3,890,000.00
RETAINED EARNINGS                           41,786,520.57          (9,873,548.06)        (95,579,409.53)        (4,799,653.66)
COMMON SHAREHOLDERS' EQUITY                 78,472,495.34          19,358,961.92         150,868,747.55           (799,653.66)

CUMULATIVE PREFERRED STOCK
PS SUBJECT TO MANDATORY REDEMP                       0.00                   0.00                   0.00                  0.00
PS NOT SUBJ MANDATORY REDEMP                         0.00                   0.00                   0.00                  0.00
TRUST PREFERRED SECURITIES
TRUST PREFERRED SECURITIES                           0.00                   0.00                   0.00                  0.00
LT DEBT (LESS AMT DUE IN 1 YR)
LONG-TERM DEBT LESS AMT DUE 1 YR                     0.00                   0.00       1,236,188,752.29                  0.00

TOTAL CAPITALIZATION                        78,472,495.34          19,358,961.92       1,387,057,499.84           (799,653.66)

OTHER NONCURRENT LIABILITIES
OBLIGATIONS UNDER CAP LEASE                     86,380.23                   0.00             358,905.01                  0.00
ACCUM PROVISIONS-RATE REFUND                         0.00                   0.00                   0.00                  0.00
ACCUMULATED PROVISIONS - MISC                1,548,677.58                   0.00          66,159,810.44             73,928.67
TOTAL OTH NONCURRENT LIAB'S                  1,635,057.81                   0.00          66,518,715.45             73,928.67

CURRENT  LIABILITIES
PREFERRED STOCK DUE W/IN 1 YR                        0.00                   0.00                   0.00                  0.00
LONG-TERM DEBT DUE WITHIN 1 YR                       0.00                   0.00         889,252,509.79                  0.00
SHORT-TERM DEBT                                      0.00                   0.00              40,500.00                  0.00
A/P - GENERAL                              875,098,740.59                   0.00         244,404,134.67          4,907,764.87
A/P- ASSOC.  COS.                          687,213,450.04             495,083.42         345,613,465.90         18,069,133.56
ADVANCES FROM AFFILIATES                             0.00           3,877,433.69         504,048,958.76                  0.00
CUSTOMER DEPOSITS                           80,174,925.00                   0.00             205,221.22                  0.00
TAXES ACCRUED                               16,018,187.49            (281,807.00)         48,251,841.93            245,689.18
INTEREST ACCRUED                                     0.01              11,138.41          10,126,349.82                  0.00
DIVIDENDS DECLARED                                   0.00                   0.00           8,458,238.57                  0.00
OBLIG UNDER CAP LEASES- CURR                   398,211.76                   0.00             189,868.20                  0.00
ENERGY TRADING CONTRACTS                 5,662,034,055.02                   0.00         200,577,626.17                  0.00
OTHR CURR & ACCRUED LIAB                    15,130,904.01               1,679.86          71,380,202.36          4,833,424.67
TOTAL CURRENT LIABILITIES                7,336,068,473.92           4,103,528.38       2,322,548,917.39         28,056,012.28

DEF CREDITS & REGULATORY LIAB
DEFERRED INCOME TAXES                      145,958,783.00            (631,294.00)        153,120,145.62              9,874.00
DFIT & DSIT RECLASS (A/C 190)             (104,796,159.00)         (4,971,154.00)       (103,967,493.33)        (1,476,008.00)
NET DEFERRED INCOME TAXES                   41,162,624.00          (5,602,448.00)         49,152,652.29         (1,466,134.00)
DEF INVESTMENT TAX CREDITS                           0.00                   0.00                   0.00                  0.00

REGULATORY LIABILITIES
OVER-RECOVERY OF FUEL COST                           0.00                   0.00                   0.00                  0.00
SFAS 106 - OPEB                                      0.00                   0.00                   0.00                  0.00
DEMAND SIDE MANAGEMENT-CREDIT                        0.00                   0.00                   0.00                  0.00
OTHER REGULATORY LIABILTIES                          0.00                   0.00                   0.00                  0.00
UNAMORT GAIN REACQUIRED DEBT                         0.00                   0.00                   0.00                  0.00
TOTAL REGULATORY LIABILITIES                         0.00                   0.00                   0.00                  0.00
DEFERRED CREDITS                         1,019,473,191.61                   0.00       1,019,234,302.06        154,294,804.39
TOTAL DEF CREDITS & REG LIAB'S           1,060,635,815.61          (5,602,448.00)      1,068,386,954.35        152,828,670.39

TOTAL  CAPITAL & LIABILITIES             8,476,811,842.68          17,860,042.30       4,844,512,087.03        180,158,957.68

AMERICAN ELECTRIC POWER COMPANY, INC.
AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEETS
YEAR TO DATE THROUGH DECEMBER 31, 2001
-------------------------------------------------------------------------------------------------------------------------------
                                             AEPC                    CSW                                        AEP C&I
            DESCRIPTION                  CONSOLIDATED           CONSOLIDATED             AEPRELLC             CONSOLIDATED
-------------------------------------------------------------------------------------------------------------------------------
ASSETS:

ELECTRIC UTILITY PLANT
PRODUCTION                                           0.00       6,076,996,319.25                   0.00                   0.00
TRANSMISSION                                         0.00       1,879,536,528.22                   0.00                   0.00
DISTRIBUTION                                         0.00       5,376,014,741.93                   0.00                   0.00
GENERAL                                     77,463,894.44       2,002,462,646.30                   0.00             130,500.00
CONSTRUCTION WORK IN PROGRESS               21,732,372.71         373,561,314.81                   0.00                   0.00
TOTAL ELECTRIC UTILITY PLANT                99,196,267.15      15,708,571,550.51                   0.00             130,500.00
LESS ACCUM PRV-DEPR,DEPL,AMORT              (6,235,351.91)     (6,359,488,432.25)                  0.00             (20,371.89)
NET ELECTRIC UTILITY PLANT                  92,960,915.24       9,349,083,118.26                   0.00             110,128.11

OTHER PROPERTY AND INVESTMENT
NET NONUTILITY PROPERTY                              0.00          11,875,436.68                   0.00                   0.00
INVEST IN SUBSIDIARY & ASSOC                76,558,621.72         460,232,323.47                   0.00          14,765,489.32
TOTAL OTHER INVESTMENTS                      2,725,642.00       1,371,807,676.84                   0.00          (2,526,671.00)
TOTAL OTHER SPECIAL FUNDS                            0.00          98,599,798.11                   0.00                   0.00
TOTAL OTHER PROP AND INVSTMNTS              79,284,263.72       1,942,515,235.10                   0.00          12,238,818.32

CURRENT AND ACCRUED ASSETS
CASH AND CASH EQUIVALENTS                       95,691.15         122,760,697.28                  85.88              45,200.00
ADVANCES TO AFFILIATES                      53,315,077.20           6,242,085.20                   0.00              97,547.34
ACCOUNTS RECEIVABLE-CUSTOMERS                      (29.71)        (31,794,736.56)                  0.00                   0.00
ACCOUNTS RECEIVABLE - MISC                   5,795,458.52         236,447,003.17             129,139.91                 215.81
A/P FOR UNCOLLECTIBLE ACCOUNTS              (1,348,523.13)        (17,888,995.48)                  0.00                   0.00
ACCOUNTS RECEIVABLE- ASSOC COS               2,079,828.04         428,273,589.53               1,171.58             116,199.53
FUEL                                                 0.00         120,768,370.54                   0.00                   0.00
MATERIALS & SUPPLIES                         1,224,446.97         164,047,790.58                   0.00           2,519,230.49
ACCRUED UTILITY REVENUES                             0.00          76,184,000.00                   0.00                   0.00
PREPAYMENTS                                     85,764.52          46,445,007.95                   0.00                   0.00
ENERGY TRADING CONTRACTS                             0.00         624,590,188.48                   0.00                   0.00
OTHER CURRENT ASSETS                           431,917.06           1,707,683.00                   0.00                   0.00
TOTAL CURRENT ASSETS                        61,679,630.62       1,777,782,683.69             130,397.37           2,778,393.17

REGULATORY ASSETS
REGULATORY ASSETS                                    0.00       1,516,013,733.90                   0.00                   0.00
FAS109 DFIT RECLASS (A/C 254)                        0.00        (223,926,000.00)                  0.00                   0.00
NET REGULATORY ASSETS                                0.00       1,292,087,733.90                   0.00                   0.00

DEFERRED CHARGES
CLEARING ACCOUNTS                              (58,040.94)       (118,762,823.63)                 (0.01)                 33.70
UNAMORTIZED DEBT EXPENSE                     1,288,623.19           2,772,424.78                   0.00                   0.00
OTHER DEFERRED DEBITS                       10,304,842.82         462,792,617.65                  (0.13)                  0.03
TOTAL DEFERRED CHARGES                      11,535,425.07         346,802,218.80                  (0.14)                 33.73

TOTAL ASSETS                               245,460,234.65      14,708,270,989.75             130,397.23          15,127,373.33

AMERICAN ELECTRIC POWER COMPANY, INC.
AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEETS
YEAR TO DATE THROUGH DECEMBER 31, 2001
-------------------------------------------------------------------------------------------------------------------------------
                                             AEPC                    CSW                                        AEP C&I
            DESCRIPTION                  CONSOLIDATED           CONSOLIDATED             AEPRELLC             CONSOLIDATED
-------------------------------------------------------------------------------------------------------------------------------
CAPITALIZATION AND LIABILITIES:

CAPITALIZATION
COMMON STOCK
COMMON STOCK                                       100.00                   1.00                   0.00                   0.00
PREMIUM ON CAPITAL STOCK                         9,900.00                   0.00                   0.00                   0.00
PAID-IN CAPITAL                             28,290,000.00       1,724,146,916.28                   0.00                   0.00
RETAINED EARNINGS                          (75,226,305.13)      2,402,749,873.50            (224,206.86)         (3,267,095.65)
COMMON SHAREHOLDERS' EQUITY                (46,926,305.13)      4,126,896,790.78            (224,206.86)         (3,267,095.65)

CUMULATIVE PREFERRED STOCK
PS SUBJECT TO MANDATORY REDEMP                       0.00                   0.00                   0.00                   0.00
PS NOT SUBJ MANDATORY REDEMP                         0.00          18,436,501.74                   0.00                   0.00
TRUST PREFERRED SECURITIES
TRUST PREFERRED SECURITIES                           0.00         321,250,000.00                   0.00                   0.00
LT DEBT (LESS AMT DUE IN 1 YR)
LONG-TERM DEBT LESS AMT DUE 1 YR           125,196,000.03       3,050,933,348.03                   0.00                   0.00

TOTAL CAPITALIZATION                        78,269,694.90       7,517,516,640.55            (224,206.86)         (3,267,095.65)

OTHER NONCURRENT LIABILITIES
OBLIGATIONS UNDER CAP LEASE                 25,938,393.48                   0.00                   0.00                   0.00
ACCUM PROVISIONS-RATE REFUND                         0.00                   0.00                   0.00                   0.00
ACCUMULATED PROVISIONS - MISC                  372,310.87         145,919,685.60                   0.00                   0.00
TOTAL OTH NONCURRENT LIAB'S                 26,310,704.35         145,919,685.60                   0.00                   0.00

CURRENT  LIABILITIES
PREFERRED STOCK DUE W/IN 1 YR                        0.00                   0.00                   0.00                   0.00
LONG-TERM DEBT DUE WITHIN 1 YR                       0.00         873,718,028.00                   0.00                   0.00
SHORT-TERM DEBT                             50,000,000.00          63,676,839.00                   0.00                   0.00
A/P - GENERAL                                1,241,502.58         620,931,734.78              38,802.45                 895.06
A/P- ASSOC.  COS.                            3,214,142.74         119,112,227.37               8,507.52             232,419.82
ADVANCES FROM AFFILIATES                    51,982,441.31       1,136,240,443.99             466,140.48          18,175,801.78
CUSTOMER DEPOSITS                                    0.00         144,316,959.74                   0.00                   0.00
TAXES ACCRUED                                5,315,350.18         182,710,243.06            (121,440.00)           (216,935.00)
INTEREST ACCRUED                               160,117.34          64,759,214.28                 610.70              54,294.59
DIVIDENDS DECLARED                                   0.00             176,720.53                   0.00                   0.00
OBLIG UNDER CAP LEASES- CURR                   126,558.19             (23,988.14)                  0.00                   0.00
ENERGY TRADING CONTRACTS                             0.00         644,875,102.54                   0.00                   0.00
OTHR CURR & ACCRUED LIAB                     2,674,879.53         130,146,977.87              (9,681.06)            181,202.82
TOTAL CURRENT LIABILITIES                  114,714,991.87       3,980,640,503.02             382,940.09          18,427,679.07

DEF CREDITS & REGULATORY LIAB
DEFERRED INCOME TAXES                        3,734,956.00       2,289,232,167.57                   0.00                   0.00
DFIT & DSIT RECLASS (A/C 190)              (11,637,528.00)        (17,641,242.62)            (28,336.00)                  0.00
NET DEFERRED INCOME TAXES                   (7,902,572.00)      2,271,590,924.95             (28,336.00)                  0.00
DEF INVESTMENT TAX CREDITS                           0.00         228,380,200.44                   0.00                   0.00

REGULATORY LIABILITIES
OVER-RECOVERY OF FUEL COST                           0.00                   0.00                   0.00                   0.00
SFAS 106 - OPEB                                      0.00                   0.00                   0.00                   0.00
DEMAND SIDE MANAGEMENT-CREDIT                        0.00                   0.00                   0.00                   0.00
OTHER REGULATORY LIABILTIES                          0.00         190,926,160.66                   0.00                   0.00
UNAMORT GAIN REACQUIRED DEBT                         0.00                   0.00                   0.00                   0.00
TOTAL REGULATORY LIABILITIES                         0.00         190,926,160.66                   0.00                   0.00
DEFERRED CREDITS                            34,067,415.53         373,296,874.53                   0.00             (33,210.09)
TOTAL DEF CREDITS & REG LIAB'S              26,164,843.53       3,064,194,160.58             (28,336.00)            (33,210.09)

TOTAL  CAPITAL & LIABILITIES               245,460,234.65      14,708,270,989.75             130,397.23          15,127,373.33

AMERICAN ELECTRIC POWER COMPANY, INC.
AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEETS
YEAR TO DATE THROUGH DECEMBER 31, 2001
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                  MESA LP            MUTUALENER
            DESCRIPTION                 AEP T&D SVC       AEPTEXASGP         AEPCOAL           CONSOLIDATED         CONSOLIDATED
-----------------------------------------------------------------------------------------------------------------------------------
ASSETS:

ELECTRIC UTILITY PLANT
PRODUCTION                                       0.00           0.00                 0.00                 0.00                 0.00
TRANSMISSION                                     0.00           0.00                 0.00                 0.00                 0.00
DISTRIBUTION                                     0.00           0.00                 0.00                 0.00                 0.00
GENERAL                                          0.00           0.00       103,978,375.00       175,000,000.00                 0.00
CONSTRUCTION WORK IN PROGRESS                    0.00           0.00                 0.00                 0.00         3,297,693.64
TOTAL ELECTRIC UTILITY PLANT                     0.00           0.00       103,978,375.00       175,000,000.00         3,297,693.64
LESS ACCUM PRV-DEPR,DEPL,AMORT                   0.00           0.00        (2,619,933.88)                0.00                 0.00
NET ELECTRIC UTILITY PLANT                       0.00           0.00       101,358,441.12       175,000,000.00         3,297,693.64

OTHER PROPERTY AND INVESTMENT
NET NONUTILITY PROPERTY                          0.00           0.00                 0.00                 0.00                 0.00
INVEST IN SUBSIDIARY & ASSOC                     0.00           0.00                 0.00                 0.00                 0.00
TOTAL OTHER INVESTMENTS                          0.00           0.00                 0.00                 0.00                 0.00
TOTAL OTHER SPECIAL FUNDS                        0.00           0.00                 0.00                 0.00                 0.00
TOTAL OTHER PROP AND INVSTMNTS                   0.00           0.00                 0.00                 0.00                 0.00

CURRENT AND ACCRUED ASSETS
CASH AND CASH EQUIVALENTS                        0.00           0.00         8,964,418.70                 0.00                 0.00
ADVANCES TO AFFILIATES                           0.00           0.00                 0.00                 0.00                 0.00
ACCOUNTS RECEIVABLE-CUSTOMERS                    0.00           0.00                 0.00                 0.00                 0.00
ACCOUNTS RECEIVABLE - MISC                 303,938.93           0.00        26,037,554.07                 0.00           959,079.58
A/P FOR UNCOLLECTIBLE ACCOUNTS                   0.00           0.00                 0.00                 0.00                 0.00
ACCOUNTS RECEIVABLE- ASSOC COS               1,337.02       1,000.00           203,921.76                 0.00           111,096.51
FUEL                                             0.00           0.00         5,158,343.56                 0.00           407,274.02
MATERIALS & SUPPLIES                             0.00           0.00                 0.00                 0.00                 0.00
ACCRUED UTILITY REVENUES                         0.00           0.00                 0.00                 0.00                 0.00
PREPAYMENTS                                      0.00           0.00           226,875.91                 0.00                 0.00
ENERGY TRADING CONTRACTS                         0.00           0.00                 0.00                 0.00                 0.00
OTHER CURRENT ASSETS                             0.00           0.00           925,961.56                 0.00                 0.00
TOTAL CURRENT ASSETS                       305,275.95       1,000.00        41,517,075.56                 0.00         1,477,450.11

REGULATORY ASSETS
REGULATORY ASSETS                                0.00           0.00                 0.00                 0.00                 0.00
FAS109 DFIT RECLASS (A/C 254)                    0.00           0.00                 0.00                 0.00                 0.00
NET REGULATORY ASSETS                            0.00           0.00                 0.00                 0.00                 0.00

DEFERRED CHARGES
CLEARING ACCOUNTS                          220,062.88           0.00                 0.00                 0.00                 0.00
UNAMORTIZED DEBT EXPENSE                         0.00           0.00                 0.00                 0.00                 0.00
OTHER DEFERRED DEBITS                            0.00           0.00         2,163,986.97                 0.00         6,691,270.70
TOTAL DEFERRED CHARGES                     220,062.88           0.00         2,163,986.97                 0.00         6,691,270.70

TOTAL ASSETS                               525,338.83       1,000.00       145,039,503.65       175,000,000.00        11,466,414.45

AMERICAN ELECTRIC POWER COMPANY, INC.
AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEETS
YEAR TO DATE THROUGH DECEMBER 31, 2001
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                  MESA LP            MUTUALENER
            DESCRIPTION                 AEP T&D SVC       AEPTEXASGP         AEPCOAL           CONSOLIDATED         CONSOLIDATED
-----------------------------------------------------------------------------------------------------------------------------------
CAPITALIZATION AND LIABILITIES:

CAPITALIZATION
COMMON STOCK
COMMON STOCK                                     0.00           0.00                 0.00                 0.00                 0.00
PREMIUM ON CAPITAL STOCK                         0.00           0.00                 0.00                 0.00                 0.00
PAID-IN CAPITAL                                  0.00           0.00                 0.00                 0.00                 0.00
RETAINED EARNINGS                          (76,815.33)     (1,855.40)          634,548.00                 0.00        (8,082,292.23)
COMMON SHAREHOLDERS' EQUITY                (76,815.33)     (1,855.40)          634,548.00                 0.00        (8,082,292.23)

CUMULATIVE PREFERRED STOCK
PS SUBJECT TO MANDATORY REDEMP                   0.00           0.00                 0.00                 0.00                 0.00
PS NOT SUBJ MANDATORY REDEMP                     0.00           0.00                 0.00                 0.00                 0.00
TRUST PREFERRED SECURITIES
TRUST PREFERRED SECURITIES                       0.00           0.00                 0.00                 0.00                 0.00
LT DEBT (LESS AMT DUE IN 1 YR)
LONG-TERM DEBT LESS AMT DUE 1 YR                 0.00           0.00                 0.00        18,000,000.00                 0.00

TOTAL CAPITALIZATION                       (76,815.33)     (1,855.40)          634,548.00        18,000,000.00        (8,082,292.23)

OTHER NONCURRENT LIABILITIES
OBLIGATIONS UNDER CAP LEASE                      0.00           0.00                 0.00                 0.00                 0.00
ACCUM PROVISIONS-RATE REFUND                     0.00           0.00                 0.00                 0.00                 0.00
ACCUMULATED PROVISIONS - MISC                    0.00           0.00        25,801,022.47                 0.00                 0.00
TOTAL OTH NONCURRENT LIAB'S                      0.00           0.00        25,801,022.47                 0.00                 0.00

CURRENT  LIABILITIES
PREFERRED STOCK DUE W/IN 1 YR                    0.00           0.00                 0.00                 0.00                 0.00
LONG-TERM DEBT DUE WITHIN 1 YR                   0.00           0.00                 0.00                 0.00                 0.00
SHORT-TERM DEBT                                  0.00           0.00         3,081,178.54                 0.00                 0.00
A/P - GENERAL                                2,265.39           0.00         5,536,128.73                 0.00                 0.00
A/P- ASSOC.  COS.                           66,278.85       2,953.40        93,802,013.96                 0.00         6,320,972.91
ADVANCES FROM AFFILIATES                   217,583.96           0.00                 0.00       147,854,987.18        15,893,263.68
CUSTOMER DEPOSITS                                0.00           0.00                 0.00                 0.00                 0.00
TAXES ACCRUED                              134,470.14         (98.00)        4,617,234.78       (10,990,000.00)       (2,547,849.00)
INTEREST ACCRUED                             1,021.76           0.00           291,366.78                 0.00             6,174.08
DIVIDENDS DECLARED                               0.00           0.00                 0.00                 0.00                 0.00
OBLIG UNDER CAP LEASES- CURR                     0.00           0.00                 0.00                 0.00                 0.00
ENERGY TRADING CONTRACTS                         0.00           0.00                 0.00                 0.00                 0.00
OTHR CURR & ACCRUED LIAB                   182,079.06           0.00        11,276,010.39         9,145,012.82          (123,854.99)
TOTAL CURRENT LIABILITIES                  603,699.16       2,855.40       118,603,933.18       146,010,000.00        19,548,706.68

DEF CREDITS & REGULATORY LIAB
DEFERRED INCOME TAXES                            0.00           0.00                 0.00        10,990,000.00                 0.00
DFIT & DSIT RECLASS (A/C 190)               (1,545.00)          0.00                 0.00                 0.00                 0.00
NET DEFERRED INCOME TAXES                   (1,545.00)          0.00                 0.00        10,990,000.00                 0.00
DEF INVESTMENT TAX CREDITS                       0.00           0.00                 0.00                 0.00                 0.00

REGULATORY LIABILITIES
OVER-RECOVERY OF FUEL COST                       0.00           0.00                 0.00                 0.00                 0.00
SFAS 106 - OPEB                                  0.00           0.00                 0.00                 0.00                 0.00
DEMAND SIDE MANAGEMENT-CREDIT                    0.00           0.00                 0.00                 0.00                 0.00
OTHER REGULATORY LIABILTIES                      0.00           0.00                 0.00                 0.00                 0.00
UNAMORT GAIN REACQUIRED DEBT                     0.00           0.00                 0.00                 0.00                 0.00
TOTAL REGULATORY LIABILITIES                     0.00           0.00                 0.00                 0.00                 0.00
DEFERRED CREDITS                                 0.00           0.00                 0.00                 0.00                 0.00
TOTAL DEF CREDITS & REG LIAB'S              (1,545.00)          0.00                 0.00        10,990,000.00                 0.00

TOTAL  CAPITAL & LIABILITIES               525,338.83       1,000.00       145,039,503.65       175,000,000.00        11,466,414.45

CENTRAL AND SOUTH WEST CORPORATION
AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEETS
YEAR TO DATE THROUGH DECEMBER 31, 2001
-------------------------------------------------------------------------------------------------------------------------------
                                              CSW                    CSW
            DESCRIPTION                  CONSOLIDATED           ELIMINATIONS               CSW                    CPL
-------------------------------------------------------------------------------------------------------------------------------
ASSETS:

ELECTRIC UTILITY PLANT
PRODUCTION                               6,076,996,319.25                   0.00                   0.00       3,169,421,304.82
TRANSMISSION                             1,879,536,528.22                   0.00                   0.00         663,654,688.62
DISTRIBUTION                             5,376,014,741.93                   0.00                   0.00       1,279,037,886.33
GENERAL                                  2,002,462,646.30                   0.00                   0.00         488,518,471.13
CONSTRUCTION WORK IN PROGRESS              373,561,314.81                   0.00                   0.00         169,074,812.08
TOTAL ELECTRIC UTILITY PLANT            15,708,571,550.51                   0.00                   0.00       5,769,707,162.98
LESS ACCUM PRV-DEPR,DEPL,AMORT          (6,359,488,432.25)                  0.00                   0.00      (2,347,427,657.04)
NET ELECTRIC UTILITY PLANT               9,349,083,118.26                   0.00                   0.00       3,422,279,505.94

OTHER PROPERTY AND INVESTMENT
NET NONUTILITY PROPERTY                     11,875,436.68                   0.00                   0.00           2,315,319.36
INVEST IN SUBSIDIARY & ASSOC               460,232,323.47      (4,884,204,026.58)      4,168,172,506.58               2,000.00
TOTAL OTHER INVESTMENTS                  1,371,807,676.84          (2,250,884.14)         29,598,106.34          72,855,936.70
TOTAL OTHER SPECIAL FUNDS                   98,599,798.11                   0.00                   0.00          98,599,798.11
TOTAL OTHER PROP AND INVSTMNTS           1,942,515,235.10      (4,886,454,910.72)      4,197,770,612.92         173,773,054.17

CURRENT AND ACCRUED ASSETS
CASH AND CASH EQUIVALENTS                  122,760,697.28                   0.00                   0.00          10,909,717.25
ADVANCES TO AFFILIATES                       6,242,085.20                   0.00                   0.00                   0.00
ACCOUNTS RECEIVABLE-CUSTOMERS              (31,794,736.56)        200,778,442.14                   0.00          38,272,766.42
ACCOUNTS RECEIVABLE - MISC                 236,447,003.17                   0.00             948,483.90                   0.00
A/P FOR UNCOLLECTIBLE ACCOUNTS             (17,888,995.48)                  0.00                   0.00                   0.00
ACCOUNTS RECEIVABLE- ASSOC COS             428,273,589.53        (476,148,263.21)         24,208,250.92           6,249,279.98
FUEL                                       120,768,370.54                   0.00                   0.00          38,689,642.74
MATERIALS & SUPPLIES                       164,047,790.58                   0.00                   0.00          55,474,693.61
ACCRUED UTILITY REVENUES                    76,184,000.00                   0.00                   0.00          46,869,000.00
PREPAYMENTS                                 46,445,007.95                   0.00            (581,786.91)          2,443,368.14
ENERGY TRADING CONTRACTS                   624,590,188.48                   0.00                   0.00         212,979,008.00
OTHER CURRENT ASSETS                         1,707,683.00                   0.00                   0.00             298,685.00
TOTAL CURRENT ASSETS                     1,777,782,683.69        (275,369,821.07)         24,574,947.91         412,186,161.14

REGULATORY ASSETS
REGULATORY ASSETS                        1,516,013,733.90                   0.00                   0.00       1,286,157,904.42
FAS109 DFIT RECLASS (A/C 254)                        0.00                   0.00                   0.00                   0.00
NET REGULATORY ASSETS                    1,516,013,733.90                   0.00                   0.00       1,286,157,904.42

DEFERRED CHARGES
CLEARING ACCOUNTS                         (118,762,823.63)                  0.00                   0.00                   0.00
UNAMORTIZED DEBT EXPENSE                     2,772,424.78                   0.00                   0.00                   0.00
OTHER DEFERRED DEBITS                      462,792,617.65          39,600,098.77           2,423,718.88          67,115,131.98
TOTAL DEFERRED CHARGES                     346,802,218.80          39,600,098.77           2,423,718.88          67,115,131.98

TOTAL ASSETS                            14,932,196,989.75      (5,122,224,633.02)      4,224,769,279.71       5,361,511,757.65

CENTRAL AND SOUTH WEST CORPORATION
AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEETS
YEAR TO DATE THROUGH DECEMBER 31, 2001
-------------------------------------------------------------------------------------------------------------------------------
                                              CSW                    CSW
            DESCRIPTION                  CONSOLIDATED           ELIMINATIONS               CSW                    CPL
-------------------------------------------------------------------------------------------------------------------------------
CAPITALIZATION AND LIABILITIES:

CAPITALIZATION
COMMON STOCK
COMMON STOCK                                         1.00        (599,001,995.00)                  1.00         168,888,375.00
PREMIUM ON CAPITAL STOCK                             0.00                   0.00                   0.00                   0.00
PAID-IN CAPITAL                          1,724,146,916.28      (2,614,204,669.60)      1,724,146,916.28         405,000,000.00
RETAINED EARNINGS                        2,402,749,873.50      (1,670,619,279.69)      2,408,129,435.40         826,197,470.29
COMMON SHAREHOLDERS' EQUITY              4,126,896,790.78      (4,883,825,944.29)      4,132,276,352.68       1,400,085,845.29

CUMULATIVE PREFERRED STOCK
PS SUBJECT TO MANDATORY REDEMP                       0.00                   0.00                   0.00                   0.00
PS NOT SUBJ MANDATORY REDEMP                18,436,501.74                   0.00                   0.00           5,966,568.87
TRUST PREFERRED SECURITIES
TRUST PREFERRED SECURITIES                 321,250,000.00                   0.00                   0.00         136,250,000.00
LT DEBT (LESS AMT DUE IN 1 YR)
LONG-TERM DEBT LESS AMT DUE 1 YR         3,050,933,348.03                   0.00                   0.00         988,767,526.20

TOTAL CAPITALIZATION                     7,517,516,640.55      (4,883,825,944.29)      4,132,276,352.68       2,531,069,940.36

OTHER NONCURRENT LIABILITIES
OBLIGATIONS UNDER CAP LEASE                          0.00                   0.00                   0.00                   0.00
ACCUM PROVISIONS-RATE REFUND                         0.00                   0.00                   0.00                   0.00
ACCUMULATED PROVISIONS - MISC              145,919,685.60                   0.00                   0.00         108,076,627.53
TOTAL OTH NONCURRENT LIAB'S                145,919,685.60                   0.00                   0.00         108,076,627.53

CURRENT  LIABILITIES
PREFERRED STOCK DUE W/IN 1 YR                        0.00                   0.00                   0.00                   0.00
LONG-TERM DEBT DUE WITHIN 1 YR             873,718,028.00                   0.00                   0.00         265,000,000.00
SHORT-TERM DEBT                             63,676,839.00                   0.00                   0.00                   0.00
A/P - GENERAL                              620,931,734.78                   0.00             492,900.70          65,306,606.20
A/P- ASSOC.  COS.                          119,112,227.37        (231,979,053.80)         15,101,675.25          96,169,891.14
ADVANCES FROM AFFILIATES                 1,136,240,443.99             203,815.52          49,128,320.82         354,277,094.99
CUSTOMER DEPOSITS                          144,316,959.74                   0.00                   0.00          26,744,329.36
TAXES ACCRUED                              182,710,243.06                   0.00         (18,679,551.10)         83,511,967.99
INTEREST ACCRUED                            64,759,214.28           2,595,414.04           1,541,442.68          18,524,064.09
DIVIDENDS DECLARED                             176,720.53          (9,391,579.37)                  0.00              40,258.55
OBLIG UNDER CAP LEASES- CURR                   (23,988.14)                  0.00                   0.00                   0.00
ENERGY TRADING CONTRACTS                   644,875,102.54                   0.00                   0.00         219,485,339.79
OTHR CURR & ACCRUED LIAB                   130,146,977.87                   0.00           5,923,375.96          19,463,969.30
TOTAL CURRENT LIABILITIES                3,980,640,503.02        (238,571,403.61)         53,508,164.31       1,148,523,521.41

DEF CREDITS & REGULATORY LIAB
DEFERRED INCOME TAXES                    2,289,232,167.57                   0.00           2,387,812.91       1,163,795,027.97
DFIT & DSIT RECLASS (A/C 190)              (17,641,242.62)                  0.00                   0.00                   0.00
NET DEFERRED INCOME TAXES                2,271,590,924.95                   0.00           2,387,812.91       1,163,795,027.97
DEF INVESTMENT TAX CREDITS                 228,380,200.44                   0.00                   0.00         122,892,590.02
REGULATORY LIABILITIES
OVER-RECOVERY OF FUEL COST                           0.00                   0.00                   0.00                   0.00
SFAS 106 - OPEB                                      0.00                   0.00                   0.00                   0.00
DEMAND SIDE MANAGEMENT-CREDIT                        0.00                   0.00                   0.00                   0.00
OTHER REGULATORY LIABILTIES                414,852,160.66                   0.00                   0.00         220,671,247.35
UNAMORT GAIN REACQUIRED DEBT                         0.00                   0.00                   0.00                   0.00
TOTAL REGULATORY LIABILITIES               414,852,160.66                   0.00                   0.00         220,671,247.35
DEFERRED CREDITS                           373,296,874.53             172,714.88          36,596,949.81          66,482,803.01
TOTAL DEF CREDITS & REG LIAB'S           3,288,120,160.58             172,714.88          38,984,762.72       1,573,841,668.35

TOTAL  CAPITAL & LIABILITIES            14,932,196,989.75      (5,122,224,633.02)      4,224,769,279.71       5,361,511,757.65

CENTRAL AND SOUTH WEST CORPORATION
AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEETS
YEAR TO DATE THROUGH DECEMBER 31, 2001
-------------------------------------------------------------------------------------------------------------------------------
                                              PSO                  SWEPCO
            DESCRIPTION                  CONSOLIDATED           CONSOLIDATED               WTU                  SEEBOARD
-------------------------------------------------------------------------------------------------------------------------------
ASSETS:

ELECTRIC UTILITY PLANT
PRODUCTION                               1,034,711,260.90       1,429,355,515.44         443,508,238.09                   0.00
TRANSMISSION                               427,110,067.06         538,748,605.56         250,023,166.98                   0.00
DISTRIBUTION                               972,805,625.33       1,042,522,709.60         431,969,376.67       1,649,679,144.00
GENERAL                                    203,571,735.74         376,015,615.68         112,796,684.20         343,691,521.00
CONSTRUCTION WORK IN PROGRESS               56,899,811.29          74,121,735.91          22,574,904.40                   0.00
TOTAL ELECTRIC UTILITY PLANT             2,695,098,500.32       3,460,764,182.19       1,260,872,370.34       1,993,370,665.00
LESS ACCUM PRV-DEPR,DEPL,AMORT          (1,184,442,455.53)     (1,550,618,108.66)       (546,162,575.55)       (710,229,164.00)
NET ELECTRIC UTILITY PLANT               1,510,656,044.79       1,910,146,073.53         714,709,794.79       1,283,141,501.00

OTHER PROPERTY AND INVESTMENT
NET NONUTILITY PROPERTY                      4,473,604.61           4,232,711.01             853,801.70                   0.00
INVEST IN SUBSIDIARY & ASSOC                 3,746,186.51             196,435.96               2,000.00          43,755,908.00
TOTAL OTHER INVESTMENTS                     55,778,510.81          64,987,377.93          21,659,162.38       1,128,999,212.00
TOTAL OTHER SPECIAL FUNDS                            0.00                   0.00                   0.00                   0.00
TOTAL OTHER PROP AND INVSTMNTS              63,998,301.93          69,416,524.90          22,514,964.08       1,172,755,120.00

CURRENT AND ACCRUED ASSETS
CASH AND CASH EQUIVALENTS                    5,794,623.97           5,415,250.74           2,453,471.52          88,975,003.00
ADVANCES TO AFFILIATES                               0.00           6,242,085.20                   0.00                   0.00
ACCOUNTS RECEIVABLE-CUSTOMERS               31,100,285.97          44,499,122.56          18,524,360.58         195,306,879.00
ACCOUNTS RECEIVABLE - MISC                           0.00          (2,261,960.12)                  0.00                   0.00
A/P FOR UNCOLLECTIBLE ACCOUNTS                       0.00                   0.00                   0.00                   0.00
ACCOUNTS RECEIVABLE- ASSOC COS              10,905,192.83          14,331,366.11           8,656,082.74          74,461,420.00
FUEL                                        21,559,102.22          52,212,350.83           8,307,274.75                   0.00
MATERIALS & SUPPLIES                        36,784,585.98          32,527,148.17          11,190,050.74          18,205,006.00
ACCRUED UTILITY REVENUES                     9,120,000.00          11,466,000.00           8,729,000.00                   0.00
PREPAYMENTS                                  2,121,660.32          18,416,393.71             866,427.73          21,417,734.00
ENERGY TRADING CONTRACTS                   162,199,825.92         186,159,106.01          63,252,248.55                   0.00
OTHER CURRENT ASSETS                           246,969.00             298,779.00              99,278.00                   0.00
TOTAL CURRENT ASSETS                       279,832,246.21         369,305,642.21         122,078,194.61         398,366,042.00

REGULATORY ASSETS
REGULATORY ASSETS                           56,416,524.28         111,181,673.25          62,257,631.95                   0.00
FAS109 DFIT RECLASS (A/C 254)                        0.00                   0.00                   0.00                   0.00
NET REGULATORY ASSETS                       56,416,524.28         111,181,673.25          62,257,631.95                   0.00

DEFERRED CHARGES
CLEARING ACCOUNTS                                    0.00        (118,868,099.71)                  0.00                   0.00
UNAMORTIZED DEBT EXPENSE                       195,380.25                   0.00                   0.00                   0.00
OTHER DEFERRED DEBITS                       37,331,593.97         223,576,041.87          26,395,829.41          51,721,250.00
TOTAL DEFERRED CHARGES                      37,526,974.22         104,707,942.16          26,395,829.41          51,721,250.00

TOTAL ASSETS                             1,948,430,091.43       2,564,757,856.05         947,956,414.84       2,905,983,913.00

CENTRAL AND SOUTH WEST CORPORATION
AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEETS
YEAR TO DATE THROUGH DECEMBER 31, 2001
-------------------------------------------------------------------------------------------------------------------------------
                                              PSO                  SWEPCO
            DESCRIPTION                  CONSOLIDATED           CONSOLIDATED               WTU                  SEEBOARD
-------------------------------------------------------------------------------------------------------------------------------
CAPITALIZATION AND LIABILITIES:

CAPITALIZATION
COMMON STOCK
COMMON STOCK                               157,230,000.00         135,659,520.00         137,214,000.00               1,000.00
PREMIUM ON CAPITAL STOCK                             0.00                   0.00                   0.00                   0.00
PAID-IN CAPITAL                            180,000,000.00         245,000,000.00           2,236,000.00         747,442,558.00
RETAINED EARNINGS                          142,994,538.42         308,914,741.35         105,970,218.12         340,612,956.00
COMMON SHAREHOLDERS' EQUITY                480,224,538.42         689,574,261.35         245,420,218.12       1,088,056,514.00

CUMULATIVE PREFERRED STOCK
PS SUBJECT TO MANDATORY REDEMP                       0.00                   0.00                   0.00                   0.00
PS NOT SUBJ MANDATORY REDEMP                 5,283,381.64           4,704,420.64           2,482,130.59                   0.00
TRUST PREFERRED SECURITIES
TRUST PREFERRED SECURITIES                  75,000,000.00         110,000,000.00                   0.00                   0.00
LT DEBT (LESS AMT DUE IN 1 YR)
LONG-TERM DEBT LESS AMT DUE 1 YR           345,128,836.38         494,688,142.61         220,966,636.23         700,661,051.00

TOTAL CAPITALIZATION                       905,636,756.44       1,298,966,824.60         468,868,984.94       1,788,717,565.00

OTHER NONCURRENT LIABILITIES
OBLIGATIONS UNDER CAP LEASE                          0.00                   0.00                   0.00                   0.00
ACCUM PROVISIONS-RATE REFUND                         0.00                   0.00                   0.00                   0.00
ACCUMULATED PROVISIONS - MISC                7,183,476.55          26,452,577.65           4,119,240.87                   0.00
TOTAL OTH NONCURRENT LIAB'S                  7,183,476.55          26,452,577.65           4,119,240.87                   0.00

CURRENT  LIABILITIES
PREFERRED STOCK DUE W/IN 1 YR                        0.00                   0.00                   0.00                   0.00
LONG-TERM DEBT DUE WITHIN 1 YR             106,000,000.00         150,595,000.00          35,000,000.00         315,822,879.00
SHORT-TERM DEBT                                      0.00                   0.00                   0.00          14,264,264.00
A/P - GENERAL                               72,758,902.12          71,810,201.55          33,781,939.19         259,799,656.00
A/P- ASSOC.  COS.                           49,976,602.31          48,934,644.14          20,117,319.65           1,251,533.00
ADVANCES FROM AFFILIATES                   123,086,617.80         123,609,420.67          50,448,227.65          19,035,097.00
CUSTOMER DEPOSITS                           21,041,497.44          19,879,984.82           4,190,888.00          72,445,965.00
TAXES ACCRUED                               18,150,367.38          36,522,250.73          17,357,685.16          39,035,620.00
INTEREST ACCRUED                             7,298,258.19          13,630,530.33           1,244,255.65          16,534,163.00
DIVIDENDS DECLARED                              53,159.18              57,263.62              26,039.18                   0.00
OBLIG UNDER CAP LEASES- CURR                         0.00                   0.00                   0.00                   0.00
ENERGY TRADING CONTRACTS                   167,657,809.96         192,317,631.94          65,414,320.85                   0.00
OTHR CURR & ACCRUED LIAB                    12,242,867.58          39,672,794.50          11,974,769.41          33,739,768.00
TOTAL CURRENT LIABILITIES                  578,266,081.96         697,029,722.30         239,555,444.74         771,928,945.00

DEF CREDITS & REGULATORY LIAB
DEFERRED INCOME TAXES                      296,876,549.00         369,781,227.00         145,049,158.00         269,165,239.00
DFIT & DSIT RECLASS (A/C 190)                        0.00                   0.00                   0.00            (872,760.00)
NET DEFERRED INCOME TAXES                  296,876,549.00         369,781,227.00         145,049,158.00         268,292,479.00
DEF INVESTMENT TAX CREDITS                  33,992,236.19          48,714,448.00          22,780,926.23                   0.00
REGULATORY LIABILITIES
OVER-RECOVERY OF FUEL COST                           0.00                   0.00                   0.00                   0.00
SFAS 106 - OPEB                                      0.00                   0.00                   0.00                   0.00
DEMAND SIDE MANAGEMENT-CREDIT                        0.00                   0.00                   0.00                   0.00
OTHER REGULATORY LIABILTIES                 78,600,130.68          67,261,807.76          48,318,974.87                   0.00
UNAMORT GAIN REACQUIRED DEBT                         0.00                   0.00                   0.00                   0.00
TOTAL REGULATORY LIABILITIES                78,600,130.68          67,261,807.76          48,318,974.87                   0.00
DEFERRED CREDITS                            47,874,860.61          56,551,248.74          19,263,685.19          77,044,924.00
TOTAL DEF CREDITS & REG LIAB'S             457,343,776.48         542,308,731.50         235,412,744.29         345,337,403.00

TOTAL  CAPITAL & LIABILITIES             1,948,430,091.43       2,564,757,856.05         947,956,414.84       2,905,983,913.00

CENTRAL AND SOUTH WEST CORPORATION
AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEETS
YEAR TO DATE THROUGH DECEMBER 31, 2001
-------------------------------------------------------------------------------------------------------------------------------
                                             CSWI                   CSWE
            DESCRIPTION                  CONSOLIDATED           CONSOLIDATED             ENERSHOP                 CSWL
-------------------------------------------------------------------------------------------------------------------------------
ASSETS:

ELECTRIC UTILITY PLANT
PRODUCTION                                           0.00                   0.00                   0.00                   0.00
TRANSMISSION                                         0.00                   0.00                   0.00                   0.00
DISTRIBUTION                                         0.00                   0.00                   0.00                   0.00
GENERAL                                      4,083,763.00         380,479,019.00             676,130.36           3,750,000.37
CONSTRUCTION WORK IN PROGRESS                        0.00                   0.00               5,109.99                   0.00
TOTAL ELECTRIC UTILITY PLANT                 4,083,763.00         380,479,019.00             681,240.35           3,750,000.37
LESS ACCUM PRV-DEPR,DEPL,AMORT              (1,518,852.00)         (4,527,717.00)           (493,354.14)                  0.00
NET ELECTRIC UTILITY PLANT                   2,564,911.00         375,951,302.00             187,886.21           3,750,000.37

OTHER PROPERTY AND INVESTMENT
NET NONUTILITY PROPERTY                              0.00                   0.00                   0.00                   0.00
INVEST IN SUBSIDIARY & ASSOC               983,152,584.00         145,408,729.00                   0.00                   0.00
TOTAL OTHER INVESTMENTS                              0.00                   0.00              60,666.83            (165,417.15)
TOTAL OTHER SPECIAL FUNDS                            0.00                   0.00                   0.00                   0.00
TOTAL OTHER PROP AND INVSTMNTS             983,152,584.00         145,408,729.00              60,666.83            (165,417.15)

CURRENT AND ACCRUED ASSETS
CASH AND CASH EQUIVALENTS                      859,431.00           2,354,218.00                   0.00           7,213,081.00
ADVANCES TO AFFILIATES                               0.00                   0.00                   0.00                   0.00
ACCOUNTS RECEIVABLE-CUSTOMERS                        0.00                   0.00                (576.46)                  0.00
ACCOUNTS RECEIVABLE - MISC                   3,674,316.00          85,811,006.00             622,229.39                   0.00
A/P FOR UNCOLLECTIBLE ACCOUNTS                       0.00                   0.00                   0.00                   0.00
ACCOUNTS RECEIVABLE- ASSOC COS              20,368,289.00             449,073.00                 185.25                   0.00
FUEL                                                 0.00                   0.00                   0.00                   0.00
MATERIALS & SUPPLIES                                 0.00                   0.00                   0.00                   0.00
ACCRUED UTILITY REVENUES                             0.00                   0.00                   0.00                   0.00
PREPAYMENTS                                   (293,361.00)          1,081,749.00              13,582.02                   0.00
ENERGY TRADING CONTRACTS                             0.00                   0.00                   0.00                   0.00
OTHER CURRENT ASSETS                                 0.00                   0.00             302,372.00                   0.00
TOTAL CURRENT ASSETS                        24,608,675.00          89,696,046.00             937,792.20           7,213,081.00

REGULATORY ASSETS
REGULATORY ASSETS                                    0.00                   0.00                   0.00                   0.00
FAS109 DFIT RECLASS (A/C 254)                        0.00                   0.00                   0.00                   0.00
NET REGULATORY ASSETS                                0.00                   0.00                   0.00                   0.00

DEFERRED CHARGES
CLEARING ACCOUNTS                                    0.00                   0.00               4,897.93                   0.00
UNAMORTIZED DEBT EXPENSE                             0.00                   0.00             160,743.56                   0.00
OTHER DEFERRED DEBITS                           26,652.00           7,450,396.00             382,042.56                   0.00
TOTAL DEFERRED CHARGES                          26,652.00           7,450,396.00             547,684.05                   0.00

TOTAL ASSETS                             1,010,352,822.00         618,506,473.00           1,734,029.29          10,797,664.22

CENTRAL AND SOUTH WEST CORPORATION
AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEETS
YEAR TO DATE THROUGH DECEMBER 31, 2001
-------------------------------------------------------------------------------------------------------------------------------
                                             CSWI                   CSWE
            DESCRIPTION                  CONSOLIDATED           CONSOLIDATED             ENERSHOP                 CSWL
-------------------------------------------------------------------------------------------------------------------------------
CAPITALIZATION AND LIABILITIES:

CAPITALIZATION
COMMON STOCK
COMMON STOCK                                     1,000.00               1,000.00                 100.00               1,000.00
PREMIUM ON CAPITAL STOCK                             0.00                   0.00                   0.00                   0.00
PAID-IN CAPITAL                            828,087,992.00         105,834,017.00                 900.00          34,726,215.47
RETAINED EARNINGS                           21,190,977.00         115,605,613.00         (17,959,989.37)        (33,863,641.04)
COMMON SHAREHOLDERS' EQUITY                849,279,969.00         221,440,630.00         (17,958,989.37)            863,574.43

CUMULATIVE PREFERRED STOCK
PS SUBJECT TO MANDATORY REDEMP                       0.00                   0.00                   0.00                   0.00
PS NOT SUBJ MANDATORY REDEMP                         0.00                   0.00                   0.00                   0.00
TRUST PREFERRED SECURITIES
TRUST PREFERRED SECURITIES                           0.00                   0.00                   0.00                   0.00
LT DEBT (LESS AMT DUE IN 1 YR)
LONG-TERM DEBT LESS AMT DUE 1 YR                     0.00          50,078,400.00          15,029,628.75                   0.00

TOTAL CAPITALIZATION                       849,279,969.00         271,519,030.00          (2,929,360.62)            863,574.43

OTHER NONCURRENT LIABILITIES
OBLIGATIONS UNDER CAP LEASE                          0.00                   0.00                   0.00                   0.00
ACCUM PROVISIONS-RATE REFUND                         0.00                   0.00                   0.00                   0.00
ACCUMULATED PROVISIONS - MISC                        0.00                   0.00              36,792.00                   0.00
TOTAL OTH NONCURRENT LIAB'S                          0.00                   0.00              36,792.00                   0.00

CURRENT  LIABILITIES
PREFERRED STOCK DUE W/IN 1 YR                        0.00                   0.00                   0.00                   0.00
LONG-TERM DEBT DUE WITHIN 1 YR                       0.00                   0.00                   0.00                   0.00
SHORT-TERM DEBT                                      0.00                   0.00                   0.00                   0.00
A/P - GENERAL                                  368,385.00          17,700,699.00             304,506.84                   0.00
A/P- ASSOC.  COS.                          102,517,489.00           8,703,672.00             123,856.45              12,201.96
ADVANCES FROM AFFILIATES                    72,592,702.00         245,926,907.00           4,271,430.84                   0.00
CUSTOMER DEPOSITS                                    0.00                   0.00                   0.00                   0.00
TAXES ACCRUED                              (18,494,180.00)         16,151,434.00            (175,909.93)          7,205,614.90
INTEREST ACCRUED                                60,623.00             699,770.00              29,247.87                   0.00
DIVIDENDS DECLARED                                   0.00                   0.00                   0.00                   0.00
OBLIG UNDER CAP LEASES- CURR                         0.00                   0.00                   0.00                   0.00
ENERGY TRADING CONTRACTS                             0.00                   0.00                   0.00                   0.00
OTHR CURR & ACCRUED LIAB                       (20,669.00)          4,620,443.00              23,142.34                   0.00
TOTAL CURRENT LIABILITIES                  157,024,350.00         293,802,925.00           4,576,274.41           7,217,816.86

DEF CREDITS & REGULATORY LIAB
DEFERRED INCOME TAXES                                0.00          39,685,500.00             888,893.50           7,639,587.93
DFIT & DSIT RECLASS (A/C 190)               (3,212,033.00)         (1,241,301.00)           (838,570.00)         (4,923,315.00)
NET DEFERRED INCOME TAXES                   (3,212,033.00)         38,444,199.00              50,323.50           2,716,272.93
DEF INVESTMENT TAX CREDITS                           0.00                   0.00                   0.00                   0.00
REGULATORY LIABILITIES
OVER-RECOVERY OF FUEL COST                           0.00                   0.00                   0.00                   0.00
SFAS 106 - OPEB                                      0.00                   0.00                   0.00                   0.00
DEMAND SIDE MANAGEMENT-CREDIT                        0.00                   0.00                   0.00                   0.00
OTHER REGULATORY LIABILTIES                          0.00                   0.00                   0.00                   0.00
UNAMORT GAIN REACQUIRED DEBT                         0.00                   0.00                   0.00                   0.00
TOTAL REGULATORY LIABILITIES                         0.00                   0.00                   0.00                   0.00
DEFERRED CREDITS                             7,260,536.00          14,740,319.00                   0.00                   0.00
TOTAL DEF CREDITS & REG LIAB'S               4,048,503.00          53,184,518.00              50,323.50           2,716,272.93

TOTAL  CAPITAL & LIABILITIES             1,010,352,822.00         618,506,473.00           1,734,029.29          10,797,664.22

CENTRAL AND SOUTH WEST CORPORATION
AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEETS
YEAR TO DATE THROUGH DECEMBER 31, 2001
-----------------------------------------------------------------------------------------------------------------------------------
                                         C3 COMM                CSWESI                                                 REPHLD
            DESCRIPTION                CONSOLIDATED          CONSOLIDATED       CSWPWRMKT        AEP CREDIT         CONSOLIDATED
-----------------------------------------------------------------------------------------------------------------------------------
ASSETS:

ELECTRIC UTILITY PLANT
PRODUCTION                                        0.00                  0.00          0.00                 0.00               0.00
TRANSMISSION                                      0.00                  0.00          0.00                 0.00               0.00
DISTRIBUTION                                      0.00                  0.00          0.00                 0.00               0.00
GENERAL                                  74,518,162.40         14,361,543.42          0.00                 0.00               0.00
CONSTRUCTION WORK IN PROGRESS            50,884,941.14                  0.00          0.00                 0.00               0.00
TOTAL ELECTRIC UTILITY PLANT            125,403,103.54         14,361,543.42          0.00                 0.00               0.00
LESS ACCUM PRV-DEPR,DEPL,AMORT          (14,062,684.13)            (5,864.20)         0.00                 0.00               0.00
NET ELECTRIC UTILITY PLANT              111,340,419.41         14,355,679.22          0.00                 0.00               0.00

OTHER PROPERTY AND INVESTMENT
NET NONUTILITY PROPERTY                           0.00                  0.00          0.00                 0.00               0.00
INVEST IN SUBSIDIARY & ASSOC                      0.00                  0.00          0.00                 0.00               0.00
TOTAL OTHER INVESTMENTS                           0.00            285,005.14          0.00                 0.00               0.00
TOTAL OTHER SPECIAL FUNDS                         0.00                  0.00          0.00                 0.00               0.00
TOTAL OTHER PROP AND INVSTMNTS                    0.00            285,005.14          0.00                 0.00               0.00

CURRENT AND ACCRUED ASSETS
CASH AND CASH EQUIVALENTS                   133,512.80         (1,044,612.00)         0.00                 0.00        (303,000.00)
ADVANCES TO AFFILIATES                            0.00                  0.00          0.00                 0.00               0.00
ACCOUNTS RECEIVABLE-CUSTOMERS                13,162.08                  0.00          0.00      (560,289,178.85)              0.00
ACCOUNTS RECEIVABLE - MISC                  888,968.45         22,621,146.56          0.00       124,142,666.43             146.56
A/P FOR UNCOLLECTIBLE ACCOUNTS             (162,158.34)          (148,881.90)         0.00       (17,577,955.24)              0.00
ACCOUNTS RECEIVABLE- ASSOC COS              932,171.14         23,289,233.95          0.00       720,130,578.29         440,729.53
FUEL                                              0.00                  0.00          0.00                 0.00               0.00
MATERIALS & SUPPLIES                      5,791,767.63          4,074,538.45          0.00                 0.00               0.00
ACCRUED UTILITY REVENUES                          0.00                  0.00          0.00                 0.00               0.00
PREPAYMENTS                                 183,250.27            113,490.67          0.00           662,500.00               0.00
ENERGY TRADING CONTRACTS                          0.00                  0.00          0.00                 0.00               0.00
OTHER CURRENT ASSETS                        461,600.00                  0.00          0.00                 0.00               0.00
TOTAL CURRENT ASSETS                      8,242,274.03         48,904,915.73          0.00       267,068,610.63         137,876.09

REGULATORY ASSETS
REGULATORY ASSETS                                 0.00                  0.00          0.00                 0.00               0.00
FAS109 DFIT RECLASS (A/C 254)                     0.00                  0.00          0.00                 0.00               0.00
NET REGULATORY ASSETS                             0.00                  0.00          0.00                 0.00               0.00

DEFERRED CHARGES
CLEARING ACCOUNTS                           (22,752.12)           123,130.27          0.00                 0.00               0.00
UNAMORTIZED DEBT EXPENSE                  1,797,761.86            618,539.11          0.00                 0.00               0.00
OTHER DEFERRED DEBITS                    (9,557,466.92)        16,337,278.13          0.00                 0.00          (9,949.00)
TOTAL DEFERRED CHARGES                   (7,782,457.18)        17,078,947.51          0.00                 0.00          (9,949.00)

TOTAL ASSETS                            111,800,236.26         80,624,547.60          0.00       267,068,610.63         127,927.09

CENTRAL AND SOUTH WEST CORPORATION
AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEETS
YEAR TO DATE THROUGH DECEMBER 31, 2001
-----------------------------------------------------------------------------------------------------------------------------------
                                         C3 COMM                CSWESI                                                 REPHLD
            DESCRIPTION                CONSOLIDATED          CONSOLIDATED       CSWPWRMKT        AEP CREDIT         CONSOLIDATED
-----------------------------------------------------------------------------------------------------------------------------------
CAPITALIZATION AND LIABILITIES:

CAPITALIZATION
COMMON STOCK
COMMON STOCK                                  1,000.00              1,000.00          0.00             1,000.00           3,000.00
PREMIUM ON CAPITAL STOCK                          0.00                  0.00          0.00                 0.00               0.00
PAID-IN CAPITAL                                   0.00                  0.00          0.00        65,576,987.13         300,000.00
RETAINED EARNINGS                       (95,831,707.98)       (47,163,711.95)         0.00                 0.00      (1,427,746.05)
COMMON SHAREHOLDERS' EQUITY             (95,830,707.98)       (47,162,711.95)         0.00        65,577,987.13      (1,124,746.05)

CUMULATIVE PREFERRED STOCK
PS SUBJECT TO MANDATORY REDEMP                    0.00                  0.00          0.00                 0.00               0.00
PS NOT SUBJ MANDATORY REDEMP                      0.00                  0.00          0.00                 0.00               0.00
TRUST PREFERRED SECURITIES
TRUST PREFERRED SECURITIES                        0.00                  0.00          0.00                 0.00               0.00
LT DEBT (LESS AMT DUE IN 1 YR)
LONG-TERM DEBT LESS AMT DUE 1 YR        175,269,048.86         60,344,078.00          0.00                 0.00               0.00

TOTAL CAPITALIZATION                     79,438,340.88         13,181,366.05          0.00        65,577,987.13      (1,124,746.05)

OTHER NONCURRENT LIABILITIES
OBLIGATIONS UNDER CAP LEASE                       0.00                  0.00          0.00                 0.00               0.00
ACCUM PROVISIONS-RATE REFUND                      0.00                  0.00          0.00                 0.00               0.00
ACCUMULATED PROVISIONS - MISC                45,000.00              5,971.00          0.00                 0.00               0.00
TOTAL OTH NONCURRENT LIAB'S                  45,000.00              5,971.00          0.00                 0.00               0.00

CURRENT  LIABILITIES
PREFERRED STOCK DUE W/IN 1 YR                     0.00                  0.00          0.00                 0.00               0.00
LONG-TERM DEBT DUE WITHIN 1 YR                    0.00          1,300,149.00          0.00                 0.00               0.00
SHORT-TERM DEBT                                   0.00         49,412,575.00          0.00                 0.00               0.00
A/P - GENERAL                             3,395,157.45          4,283,352.18          0.00        90,929,428.55               0.00
A/P- ASSOC.  COS.                         2,710,891.79            587,811.95          0.00         2,426,233.39       2,457,459.14
ADVANCES FROM AFFILIATES                 13,665,415.65         16,333,629.08          0.00        63,661,764.97               0.00
CUSTOMER DEPOSITS                            14,295.12                  0.00          0.00                 0.00               0.00
TAXES ACCRUED                             1,758,649.47         (4,478,667.42)         0.00         5,440,747.88        (595,786.00)
INTEREST ACCRUED                             65,415.56             55,312.72          0.00         2,480,717.15               0.00
DIVIDENDS DECLARED                                0.00                  0.00          0.00         9,391,579.37               0.00
OBLIG UNDER CAP LEASES- CURR                (23,988.14)                 0.00          0.00                 0.00               0.00
ENERGY TRADING CONTRACTS                          0.00                  0.00          0.00                 0.00               0.00
OTHR CURR & ACCRUED LIAB                  2,759,109.89            356,406.89          0.00                 0.00        (609,000.00)
TOTAL CURRENT LIABILITIES                24,344,946.79         67,850,569.40          0.00       174,330,471.31       1,252,673.14

DEF CREDITS & REGULATORY LIAB
DEFERRED INCOME TAXES                     1,158,373.88            546,025.38          0.00        (7,741,227.00)              0.00
DFIT & DSIT RECLASS (A/C 190)                     0.00         (6,553,263.62)         0.00                 0.00               0.00
NET DEFERRED INCOME TAXES                 1,158,373.88         (6,007,238.24)         0.00        (7,741,227.00)              0.00
DEF INVESTMENT TAX CREDITS                        0.00                  0.00          0.00                 0.00               0.00
REGULATORY LIABILITIES
OVER-RECOVERY OF FUEL COST                        0.00                  0.00          0.00                 0.00               0.00
SFAS 106 - OPEB                                   0.00                  0.00          0.00                 0.00               0.00
DEMAND SIDE MANAGEMENT-CREDIT                     0.00                  0.00          0.00                 0.00               0.00
OTHER REGULATORY LIABILTIES                       0.00                  0.00          0.00                 0.00               0.00
UNAMORT GAIN REACQUIRED DEBT                      0.00                  0.00          0.00                 0.00               0.00
TOTAL REGULATORY LIABILITIES                      0.00                  0.00          0.00                 0.00               0.00
DEFERRED CREDITS                          6,813,574.71          5,593,879.39          0.00        34,901,379.19               0.00
TOTAL DEF CREDITS & REG LIAB'S            7,971,948.59           (413,358.85)         0.00        27,160,152.19               0.00

TOTAL  CAPITAL & LIABILITIES            111,800,236.26         80,624,547.60          0.00       267,068,610.63         127,927.09

APPALACHIAN POWER COMPANY, INC.
AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEET
YEAR TO DATE THROUGH DECEMBER 31, 2001
--------------------------------------------------------------------------------------------------------
                                         APCO               APCO
           DESCRIPTION               CONSOLIDATED       ELIMINATIONS          APCO            CACCO
--------------------------------------------------------------------------------------------------------
ASSETS:

ELECTRIC UTILITY PLANT
PRODUCTION                          2,093,531,758.74              0.00  2,093,531,758.74           0.00
TRANSMISSION                        1,222,225,955.09              0.00  1,222,225,955.09           0.00
DISTRIBUTION                        1,887,020,721.58              0.00  1,887,020,721.58           0.00
GENERAL                               257,956,883.89              0.00    257,956,883.89           0.00
CONSTRUCTION WORK IN PROGRESS         203,921,729.88              0.00    203,921,729.88           0.00
TOTAL ELECTRIC UTILITY PLANT        5,664,657,049.18              0.00  5,664,657,049.18           0.00
LESS ACCUM PRV-DEPR,DEPL,AMORT     (2,296,480,679.00)             0.00 (2,296,480,679.00)          0.00
NET ELECTRIC UTILITY PLANT          3,368,176,370.18              0.00  3,368,176,370.18           0.00

OTHER PROPERTY AND INVESTMENT
NET NONUTILITY PROPERTY                21,632,660.03              0.00     21,054,695.03           0.00
INVEST IN SUBSIDIARY & ASSOC              603,868.00    (15,757,234.57)    16,361,102.57           0.00
TOTAL OTHER INVESTMENTS               347,748,533.76              0.00    340,046,891.76     292,672.00
TOTAL OTHER SPECIAL FUNDS                       0.00              0.00              0.00           0.00
TOTAL OTHER PROP AND INVSTMNTS        369,985,061.79    (15,757,234.57)   377,462,689.36     292,672.00

CURRENT AND ACCRUED ASSETS
CASH AND CASH EQUIVALENTS              13,662,995.63              0.00     16,268,787.47         645.65
ADVANCES TO AFFILIATES                 11,409,952.97              0.00              0.00   1,812,634.50
ACCOUNTS RECEIVABLE-CUSTOMERS         113,370,816.88              0.00    113,370,816.88           0.00
ACCOUNTS RECEIVABLE - MISC             11,847,324.07              0.00      8,233,993.74     120,591.23
A/P FOR UNCOLLECTIBLE ACCOUNTS         (1,876,921.82)             0.00     (1,879,876.77)          0.00
ACCOUNTS RECEIVABLE- ASSOC COS         63,367,887.52     (8,372,052.79)    69,695,892.79     361,514.97
FUEL                                   56,698,667.95              0.00     56,698,667.95           0.00
MATERIALS & SUPPLIES                   59,849,039.02           (105.71)    59,849,144.73           0.00
ACCRUED UTILITY REVENUES               30,907,372.74              0.00     30,907,372.74           0.00
PREPAYMENTS                             3,774,724.24              0.00      3,774,664.24           0.00
ENERGY TRADING CONTRACTS              566,283,611.93              0.00    566,283,611.93           0.00
OTHER CURRENT ASSETS                   12,244,072.23              0.00      8,091,360.55           0.00
TOTAL CURRENT ASSETS                  941,539,543.36     (8,372,158.50)   931,294,436.25   2,295,386.35

REGULATORY ASSETS
REGULATORY ASSETS                     495,319,627.64              0.00    494,707,687.64           0.00
FAS109 DFIT RECLASS (A/C 254)         (36,497,329.00)             0.00    (35,252,866.00)   (210,000.00)
NET REGULATORY ASSETS                 458,822,298.64              0.00    459,454,821.64    (210,000.00)

DEFERRED CHARGES
CLEARING ACCOUNTS                         244,389.02              0.00        244,389.02           0.00
UNAMORTIZED DEBT EXPENSE                3,407,553.66              0.00      3,407,553.66           0.00
OTHER DEFERRED DEBITS                  38,612,619.93        234,734.04     38,270,486.35           0.00
TOTAL DEFERRED CHARGES                 42,264,562.61        234,734.04     41,922,429.03           0.00

TOTAL ASSETS                        5,180,787,836.58    (23,894,659.03) 5,178,310,746.46   2,378,058.35

APPALACHIAN POWER COMPANY, INC.
AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEET
YEAR TO DATE THROUGH DECEMBER 31, 2001
--------------------------------------------------------------------------------------------------------
                                         APCO               APCO
           DESCRIPTION               CONSOLIDATED       ELIMINATIONS          APCO            CACCO
--------------------------------------------------------------------------------------------------------
CAPITALIZATION AND LIABILITIES:

CAPITALIZATION
COMMON STOCK
COMMON STOCK                          260,457,768.00       (210,050.00)   260,457,768.00       3,000.00
PREMIUM ON CAPITAL STOCK                  762,826.38     (8,900,000.01)       762,826.38           0.00
PAID-IN CAPITAL                       714,683,741.99     (5,513,293.00)   714,683,741.99     449,990.00
RETAINED EARNINGS                     150,796,650.14     (1,143,890.59)   150,796,650.14     307,103.00
COMMON SHAREHOLDERS' EQUITY         1,126,700,986.51    (15,767,233.60) 1,126,700,986.51     760,093.00

CUMULATIVE PREFERRED STOCK
PS SUBJECT TO MANDATORY REDEMP         10,860,000.00              0.00     10,860,000.00           0.00
PS NOT SUBJ MANDATORY REDEMP           17,790,500.00              0.00     17,790,500.00           0.00
TRUST PREFERRED SECURITIES
TRUST PREFERRED SECURITIES                      0.00              0.00              0.00           0.00
LT DEBT (LESS AMT DUE IN 1 YR)
LONG-TERM DEBT LESS AMT DUE 1 YR    1,476,551,890.41              0.00  1,476,551,890.41           0.00

TOTAL CAPITALIZATION                2,631,903,376.92    (15,767,233.60) 2,631,903,376.92     760,093.00

OTHER NONCURRENT LIABILITIES
OBLIGATIONS UNDER CAP LEASE            33,928,399.29              0.00     33,928,399.29           0.00
ACCUM PROVISIONS-RATE REFUND                    0.00              0.00              0.00           0.00
ACCUMULATED PROVISIONS - MISC          50,175,477.93              0.00     35,960,169.11   2,336,634.00
TOTAL OTH NONCURRENT LIAB'S            84,103,877.22              0.00     69,888,568.40   2,336,634.00

CURRENT  LIABILITIES
PREFERRED STOCK DUE W/IN 1 YR                   0.00              0.00              0.00           0.00
LONG-TERM DEBT DUE WITHIN 1 YR         80,006,878.49              0.00     80,006,878.49           0.00
SHORT-TERM DEBT                                 0.00              0.00              0.00           0.00
A/P - GENERAL                         131,387,416.77              0.00    131,180,159.18         909.00
A/P- ASSOC.  COS.                      84,517,934.33     (8,127,425.43)    91,303,546.97     235,657.35
ADVANCES FROM AFFILIATES              303,226,866.67              0.00    303,226,866.67           0.00
CUSTOMER DEPOSITS                      13,177,233.40              0.00     13,177,233.40           0.00
TAXES ACCRUED                          55,583,447.85              0.00     55,439,348.09     (11,973.00)
INTEREST ACCRUED                       21,769,907.45              0.00     21,769,907.45           0.00
DIVIDENDS DECLARED                        360,635.63              0.00        360,635.63           0.00
OBLIG UNDER CAP LEASES- CURR           12,356,725.75              0.00     12,356,725.75           0.00
ENERGY TRADING CONTRACTS              549,703,474.79              0.00    549,703,474.79           0.00
OTHR CURR & ACCRUED LIAB               62,580,858.74              0.00     62,410,695.15     113,400.00
TOTAL CURRENT LIABILITIES           1,314,671,379.87     (8,127,425.43) 1,320,935,471.57     337,993.35

DEF CREDITS & REGULATORY LIAB
DEFERRED INCOME TAXES                 865,908,592.00              0.00    864,586,854.00      73,500.00
DFIT & DSIT RECLASS (A/C 190)        (162,333,905.00)             0.00   (155,073,040.00) (1,130,162.00)
NET DEFERRED INCOME TAXES             703,574,687.00              0.00    709,513,814.00  (1,056,662.00)
DEF INVESTMENT TAX CREDITS             38,328,187.00              0.00     38,328,187.00           0.00
REGULATORY LIABILITIES
OVER-RECOVERY OF FUEL COST                      0.00              0.00              0.00           0.00
SFAS 106 - OPEB                                 0.00              0.00              0.00           0.00
DEMAND SIDE MANAGEMENT-CREDIT                   0.00              0.00              0.00           0.00
OTHER REGULATORY LIABILTIES           137,040,715.58              0.00    137,040,715.58           0.00
UNAMORT GAIN REACQUIRED DEBT              111,920.01              0.00        111,920.01           0.00
TOTAL REGULATORY LIABILITIES          137,152,635.59              0.00    137,152,635.59           0.00
DEFERRED CREDITS                      271,053,692.98              0.00    270,588,692.98           0.00
TOTAL DEF CREDITS & REG LIAB'S      1,150,109,202.57              0.00  1,155,583,329.57  (1,056,662.00)

TOTAL  CAPITAL & LIABILITIES        5,180,787,836.58    (23,894,659.03) 5,178,310,746.46   2,378,058.35

APPALACHIAN POWER COMPANY, INC.
AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEET
YEAR TO DATE THROUGH DECEMBER 31, 2001
-------------------------------------------------------------------------------

           DESCRIPTION                 CECCO          SACCO          WVPCO
-------------------------------------------------------------------------------
ASSETS:

ELECTRIC UTILITY PLANT
PRODUCTION                                  0.00           0.00           0.00
TRANSMISSION                                0.00           0.00           0.00
DISTRIBUTION                                0.00           0.00           0.00
GENERAL                                     0.00           0.00           0.00
CONSTRUCTION WORK IN PROGRESS               0.00           0.00           0.00
TOTAL ELECTRIC UTILITY PLANT                0.00           0.00           0.00
LESS ACCUM PRV-DEPR,DEPL,AMORT              0.00           0.00           0.00
NET ELECTRIC UTILITY PLANT                  0.00           0.00           0.00

OTHER PROPERTY AND INVESTMENT
NET NONUTILITY PROPERTY                     0.00     568,338.00       9,627.00
INVEST IN SUBSIDIARY & ASSOC                0.00           0.00           0.00
TOTAL OTHER INVESTMENTS             3,704,481.00   3,704,489.00           0.00
TOTAL OTHER SPECIAL FUNDS                   0.00           0.00           0.00
TOTAL OTHER PROP AND INVSTMNTS      3,704,481.00   4,272,827.00       9,627.00

CURRENT AND ACCRUED ASSETS
CASH AND CASH EQUIVALENTS             110,194.49     113,641.05       1,617.65
ADVANCES TO AFFILIATES              5,143,863.49   4,199,446.80     254,008.18
ACCOUNTS RECEIVABLE-CUSTOMERS               0.00           0.00           0.00
ACCOUNTS RECEIVABLE - MISC          1,494,734.56   1,997,250.17         754.37
A/P FOR UNCOLLECTIBLE ACCOUNTS          2,954.95           0.00           0.00
ACCOUNTS RECEIVABLE- ASSOC COS      1,645,872.76      35,618.45       1,041.34
FUEL                                        0.00           0.00           0.00
MATERIALS & SUPPLIES                        0.00           0.00           0.00
ACCRUED UTILITY REVENUES                    0.00           0.00           0.00
PREPAYMENTS                                 0.00           0.00          60.00
ENERGY TRADING CONTRACTS                    0.00           0.00           0.00
OTHER CURRENT ASSETS                1,320,821.00           0.00           0.00
TOTAL CURRENT ASSETS                9,718,441.25   6,345,956.47     257,481.54

REGULATORY ASSETS
REGULATORY ASSETS                     157,816.00     454,124.00           0.00
FAS109 DFIT RECLASS (A/C 254)        (810,000.00)   (224,463.00)          0.00
NET REGULATORY ASSETS                (652,184.00)    229,661.00           0.00

DEFERRED CHARGES
CLEARING ACCOUNTS                           0.00           0.00           0.00
UNAMORTIZED DEBT EXPENSE                    0.00           0.00           0.00
OTHER DEFERRED DEBITS                 106,661.19           0.00         738.35
TOTAL DEFERRED CHARGES                106,661.19           0.00         738.35

TOTAL ASSETS                       12,877,399.44  10,848,444.47     267,846.89

APPALACHIAN POWER COMPANY, INC.
AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEET
YEAR TO DATE THROUGH DECEMBER 31, 2001
-------------------------------------------------------------------------------

           DESCRIPTION                 CECCO          SACCO          WVPCO
-------------------------------------------------------------------------------
CAPITALIZATION AND LIABILITIES:

CAPITALIZATION
COMMON STOCK
COMMON STOCK                          200,000.00       6,950.00         100.00
PREMIUM ON CAPITAL STOCK                    0.00   8,900,000.01           0.00
PAID-IN CAPITAL                     4,868,403.00           0.00     194,900.00
RETAINED EARNINGS                    (114,808.32)    879,293.00      72,302.91
COMMON SHAREHOLDERS' EQUITY         4,953,594.68   9,786,243.01     267,302.91

CUMULATIVE PREFERRED STOCK
PS SUBJECT TO MANDATORY REDEMP              0.00           0.00           0.00
PS NOT SUBJ MANDATORY REDEMP                0.00           0.00           0.00
TRUST PREFERRED SECURITIES
TRUST PREFERRED SECURITIES                  0.00           0.00           0.00
LT DEBT (LESS AMT DUE IN 1 YR)
LONG-TERM DEBT LESS AMT DUE 1 YR            0.00           0.00           0.00

TOTAL CAPITALIZATION                4,953,594.68   9,786,243.01     267,302.91

OTHER NONCURRENT LIABILITIES
OBLIGATIONS UNDER CAP LEASE                 0.00           0.00           0.00
ACCUM PROVISIONS-RATE REFUND                0.00           0.00           0.00
ACCUMULATED PROVISIONS - MISC      11,878,674.82           0.00           0.00
TOTAL OTH NONCURRENT LIAB'S        11,878,674.82           0.00           0.00

CURRENT  LIABILITIES
PREFERRED STOCK DUE W/IN 1 YR               0.00           0.00           0.00
LONG-TERM DEBT DUE WITHIN 1 YR              0.00           0.00           0.00
SHORT-TERM DEBT                             0.00           0.00           0.00
A/P - GENERAL                         206,348.59           0.00           0.00
A/P- ASSOC.  COS.                      15,182.00   1,088,492.46       2,480.98
ADVANCES FROM AFFILIATES                    0.00           0.00           0.00
CUSTOMER DEPOSITS                           0.00           0.00           0.00
TAXES ACCRUED                         111,483.76      46,526.00      (1,937.00)
INTEREST ACCRUED                            0.00           0.00           0.00
DIVIDENDS DECLARED                          0.00           0.00           0.00
OBLIG UNDER CAP LEASES- CURR                0.00           0.00           0.00
ENERGY TRADING CONTRACTS                    0.00           0.00           0.00
OTHR CURR & ACCRUED LIAB               56,763.59           0.00           0.00
TOTAL CURRENT LIABILITIES             389,777.94   1,135,018.46         543.98

DEF CREDITS & REGULATORY LIAB
DEFERRED INCOME TAXES                 847,121.00     401,117.00           0.00
DFIT & DSIT RECLASS (A/C 190)      (5,191,769.00)   (938,934.00)          0.00
NET DEFERRED INCOME TAXES          (4,344,648.00)   (537,817.00)          0.00
DEF INVESTMENT TAX CREDITS                  0.00           0.00           0.00
REGULATORY LIABILITIES
OVER-RECOVERY OF FUEL COST                  0.00           0.00           0.00
SFAS 106 - OPEB                             0.00           0.00           0.00
DEMAND SIDE MANAGEMENT-CREDIT               0.00           0.00           0.00
OTHER REGULATORY LIABILTIES                 0.00           0.00           0.00
UNAMORT GAIN REACQUIRED DEBT                0.00           0.00           0.00
TOTAL REGULATORY LIABILITIES                0.00           0.00           0.00
DEFERRED CREDITS                            0.00     465,000.00           0.00
TOTAL DEF CREDITS & REG LIAB'S     (4,344,648.00)    (72,817.00)          0.00

TOTAL  CAPITAL & LIABILITIES       12,877,399.44  10,848,444.47     267,846.89

COLUMBUS SOUTHERN POWER, INC.
AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEET
YEAR TO DATE THROUGH DECEMBER 31, 2001
------------------------------------------------------------------------------------------------------------------
                                                    CSPCO                   CSPCO
              DESCRIPTION                       CONSOLIDATED            ELIMINATIONS               CSPCO
------------------------------------------------------------------------------------------------------------------
ASSETS:

ELECTRIC UTILITY PLANT
PRODUCTION                                        1,574,506,041.22                  0.00         1,574,506,041.22
TRANSMISSION                                        401,404,522.72                  0.00           401,404,522.72
DISTRIBUTION                                      1,159,105,019.48                  0.00         1,159,105,019.48
GENERAL                                             146,732,305.14                  0.00           142,673,555.21
CONSTRUCTION WORK IN PROGRESS                        72,571,605.04                  0.00            72,235,160.74
TOTAL ELECTRIC UTILITY PLANT                      3,354,319,493.60                  0.00         3,349,924,299.37
LESS ACCUM PRV-DEPR,DEPL,AMORT                   (1,377,031,924.03)                 0.00        (1,373,698,107.10)
NET ELECTRIC UTILITY PLANT                        1,977,287,569.57                  0.00         1,976,226,192.27

OTHER PROPERTY AND INVESTMENT
NET NONUTILITY PROPERTY                              29,291,848.32                  0.00            24,684,315.69
INVEST IN SUBSIDIARY & ASSOC                            430,000.00         (7,062,377.71)            7,492,377.71
TOTAL OTHER INVESTMENTS                             204,562,051.16                  0.00           204,434,457.76
TOTAL OTHER SPECIAL FUNDS                                     0.00                  0.00                     0.00
TOTAL OTHER PROP AND INVSTMNTS                      234,283,899.48         (7,062,377.71)          236,611,151.16

CURRENT AND ACCRUED ASSETS
CASH AND CASH EQUIVALENTS                            12,357,347.14         (1,736,168.00)           14,049,273.73
ADVANCES TO AFFILIATES                                1,272,513.37                  0.00                     0.00
ACCOUNTS RECEIVABLE-CUSTOMERS                        41,769,951.78                  0.00            41,769,951.78
ACCOUNTS RECEIVABLE - MISC                           16,968,297.34                  0.00            16,903,440.34
A/P FOR UNCOLLECTIBLE ACCOUNTS                         (745,119.51)                 0.00              (745,119.51)
ACCOUNTS RECEIVABLE- ASSOC COS                       63,469,678.54         (1,417,582.44)           63,481,209.18
FUEL                                                 20,018,628.14                  0.00            20,018,628.14
MATERIALS & SUPPLIES                                 38,984,591.25                  0.00            37,621,296.25
ACCRUED UTILITY REVENUES                              7,086,677.45                  0.00             7,086,677.45
ENERGY TRADING CONTRACTS                            347,197,900.62                  0.00           347,197,900.62
PREPAYMENTS                                           1,410,869.98                  0.00             1,410,733.98
OTHER CURRENT ASSETS                                 27,323,653.96          1,736,168.00            25,582,205.96
TOTAL CURRENT ASSETS                                577,114,990.06         (1,417,582.44)          574,376,197.92

REGULATORY ASSETS
REGULATORY ASSETS                                   277,935,220.88                  0.00           277,871,498.88
FAS109 DFIT RECLASS (A/C 254)                       (15,668,035.00)                 0.00           (15,668,035.00)
NET REGULATORY ASSETS                               262,267,185.88                  0.00           262,203,463.88

DEFERRED CHARGES
CLEARING ACCOUNTS                                        61,430.13                  0.00                45,130.14
UNAMORTIZED DEBT EXPENSE                              2,023,601.68                  0.00             2,023,601.68
OTHER DEFERRED DEBITS                                54,102,078.35            (96,420.70)           54,041,216.73
TOTAL DEFERRED CHARGES                               56,187,110.16            (96,420.70)           56,109,948.55

TOTAL ASSETS                                      3,107,140,755.15         (8,576,380.85)        3,105,526,953.78

COLUMBUS SOUTHERN POWER, INC.
AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEET
YEAR TO DATE THROUGH DECEMBER 31, 2001
------------------------------------------------------------------------------------------------------------------
                                                    CSPCO                   CSPCO
              DESCRIPTION                       CONSOLIDATED            ELIMINATIONS               CSPCO
------------------------------------------------------------------------------------------------------------------
CAPITALIZATION AND LIABILITIES:

CAPITALIZATION
COMMON STOCK
COMMON STOCK                                         41,026,065.00         (1,609,000.00)           41,026,065.00
PREMIUM ON CAPITAL STOCK                            257,892,417.78            (30,000.00)          257,892,417.78
PAID-IN CAPITAL                                     316,476,557.07           (668,589.30)          316,476,557.07
RETAINED EARNINGS                                   176,102,772.91         (1,932,486.75)          176,102,771.91
COMMON SHAREHOLDERS' EQUITY                         791,497,812.76         (4,240,076.05)          791,497,811.76

CUMULATIVE PREFERRED STOCK
PS SUBJECT TO MANDATORY REDEMP                       10,000,000.00                  0.00            10,000,000.00
PS NOT SUBJ MANDATORY REDEMP                                  0.00                  0.00                     0.00
TRUST PREFERRED SECURITIES
TRUST PREFERRED SECURITIES                                    0.00                  0.00                     0.00
LT DEBT (LESS AMT DUE IN 1 YR)
LONG-TERM DEBT LESS AMT DUE 1 YR                    571,347,775.29         (2,822,302.00)          571,347,775.29

TOTAL CAPITALIZATION                              1,372,845,588.05         (7,062,378.05)        1,372,845,587.05

OTHER NONCURRENT LIABILITIES
OBLIGATIONS UNDER CAP LEASE                          27,052,195.42                  0.00            27,014,438.81
ACCUM PROVISIONS-RATE REFUND                                  0.00                  0.00                     0.00
ACCUMULATED PROVISIONS - MISC                         9,662,329.98                  0.00             7,403,438.77
TOTAL OTH NONCURRENT LIAB'S                          36,714,525.40                  0.00            34,417,877.58

CURRENT  LIABILITIES
PREFERRED STOCK DUE W/IN 1 YR                                 0.00                  0.00                     0.00
LONG-TERM DEBT DUE WITHIN 1 YR                      220,500,000.00                  0.00           220,500,000.00
SHORT-TERM DEBT                                               0.00                  0.00                     0.00
A/P - GENERAL                                        62,393,378.49                  0.00            62,200,073.04
A/P- ASSOC.  COS.                                    83,697,206.85         (1,514,002.80)           84,842,355.46
ADVANCES FROM AFFILIATES                            182,656,601.44                  0.00           182,656,601.44
CUSTOMER DEPOSITS                                     5,883,721.03                  0.00             5,883,721.03
TAXES ACCRUED                                       116,363,845.67                  0.00           116,227,722.55
INTEREST ACCRUED                                     10,906,842.80                  0.00            10,869,842.80
DIVIDENDS DECLARED                                      175,000.00                  0.00               175,000.00
OBLIG UNDER CAP LEASES- CURR                          7,835,242.22                  0.00             7,620,924.72
ENERGY TRADING CONTRACTS                            334,957,549.76                  0.00           334,957,549.76
OTHR CURR & ACCRUED LIAB                             20,706,143.01                  0.00            19,910,607.92
TOTAL CURRENT LIABILITIES                         1,046,075,531.27         (1,514,002.80)        1,045,844,398.72

DEF CREDITS & REGULATORY LIAB
DEFERRED INCOME TAXES                               518,488,718.00                  0.00           518,418,886.00
DFIT & DSIT RECLASS (A/C 190)                       (74,767,049.00)                 0.00           (73,520,594.00)
NET DEFERRED INCOME TAXES                           443,721,669.00                  0.00           444,898,292.00
DEF INVESTMENT TAX CREDITS                           37,176,416.00                  0.00            37,158,430.00
REGULATORY LIABILITIES
OVER-RECOVERY OF FUEL COST                                    0.00                  0.00                     0.00
SFAS 106 - OPEB                                               0.00                  0.00                     0.00
DEMAND SIDE MANAGEMENT-CREDIT                                 0.00                  0.00                     0.00
OTHER REGULATORY LIABILTIES                              30,975.81                  0.00                30,975.81
UNAMORT GAIN REACQUIRED DEBT                                  0.00                  0.00                     0.00
TOTAL REGULATORY LIABILITIES                             30,975.81                  0.00                30,975.81
DEFERRED CREDITS                                    170,576,049.62                  0.00           170,331,392.62
TOTAL DEF CREDITS & REG LIAB'S                      651,505,110.43                  0.00           652,419,090.43

TOTAL  CAPITAL & LIABILITIES                      3,107,140,755.15         (8,576,380.85)        3,105,526,953.78

COLUMBUS SOUTHERN POWER, INC.
AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEET
YEAR TO DATE THROUGH DECEMBER 31, 2001
---------------------------------------------------------------------------------------------------------
              DESCRIPTION                         COLM                 CCPC                 SIMCO
---------------------------------------------------------------------------------------------------------
ASSETS:

ELECTRIC UTILITY PLANT
PRODUCTION                                               0.00                 0.00                  0.00
TRANSMISSION                                             0.00                 0.00                  0.00
DISTRIBUTION                                             0.00                 0.00                  0.00
GENERAL                                                  0.00         2,237,373.75          1,821,376.18
CONSTRUCTION WORK IN PROGRESS                      336,444.30                 0.00                  0.00
TOTAL ELECTRIC UTILITY PLANT                       336,444.30         2,237,373.75          1,821,376.18
LESS ACCUM PRV-DEPR,DEPL,AMORT                           0.00        (1,825,911.64)        (1,507,905.29)
NET ELECTRIC UTILITY PLANT                         336,444.30           411,462.11            313,470.89

OTHER PROPERTY AND INVESTMENT
NET NONUTILITY PROPERTY                          4,607,532.63                 0.00                  0.00
INVEST IN SUBSIDIARY & ASSOC                             0.00                 0.00                  0.00
TOTAL OTHER INVESTMENTS                                  0.00           127,593.40                  0.00
TOTAL OTHER SPECIAL FUNDS                                0.00                 0.00                  0.00
TOTAL OTHER PROP AND INVSTMNTS                   4,607,532.63           127,593.40                  0.00

CURRENT AND ACCRUED ASSETS
CASH AND CASH EQUIVALENTS                           28,889.43            15,351.98                  0.00
ADVANCES TO AFFILIATES                              70,548.63           957,165.03            244,799.71
ACCOUNTS RECEIVABLE-CUSTOMERS                            0.00                 0.00                  0.00
ACCOUNTS RECEIVABLE - MISC                          36,057.12            20,167.91              8,631.97
A/P FOR UNCOLLECTIBLE ACCOUNTS                           0.00                 0.00                  0.00
ACCOUNTS RECEIVABLE- ASSOC COS                       5,132.74         1,400,898.80                 20.26
FUEL                                                     0.00                 0.00                  0.00
MATERIALS & SUPPLIES                                     0.00         1,363,295.00                  0.00
ACCRUED UTILITY REVENUES                                 0.00                 0.00                  0.00
ENERGY TRADING CONTRACTS                                 0.00                 0.00                  0.00
PREPAYMENTS                                              0.00               136.00                  0.00
OTHER CURRENT ASSETS                                     0.00             5,280.00                  0.00
TOTAL CURRENT ASSETS                               140,627.92         3,762,294.72            253,451.94

REGULATORY ASSETS
REGULATORY ASSETS                                        0.00            63,722.00                  0.00
FAS109 DFIT RECLASS (A/C 254)                            0.00                 0.00                  0.00
NET REGULATORY ASSETS                                    0.00            63,722.00                  0.00

DEFERRED CHARGES
CLEARING ACCOUNTS                                        0.00                 0.00             16,299.99
UNAMORTIZED DEBT EXPENSE                                 0.00                 0.00                  0.00
OTHER DEFERRED DEBITS                              122,382.16            34,900.16                  0.00
TOTAL DEFERRED CHARGES                             122,382.16            34,900.16             16,299.99

TOTAL ASSETS                                     5,206,987.01         4,399,972.39            583,222.82

COLUMBUS SOUTHERN POWER, INC.
AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEET
YEAR TO DATE THROUGH DECEMBER 31, 2001
---------------------------------------------------------------------------------------------------------
              DESCRIPTION                         COLM                 CCPC                 SIMCO
---------------------------------------------------------------------------------------------------------
CAPITALIZATION AND LIABILITIES:

CAPITALIZATION
COMMON STOCK
COMMON STOCK                                     1,500,000.00           100,000.00              9,000.00
PREMIUM ON CAPITAL STOCK                            30,000.00                 0.00                  0.00
PAID-IN CAPITAL                                          0.00           400,000.00            268,589.30
RETAINED EARNINGS                                  747,181.54         1,099,983.00             85,323.21
COMMON SHAREHOLDERS' EQUITY                      2,277,181.54         1,599,983.00            362,912.51

CUMULATIVE PREFERRED STOCK
PS SUBJECT TO MANDATORY REDEMP                           0.00                 0.00                  0.00
PS NOT SUBJ MANDATORY REDEMP                             0.00                 0.00                  0.00
TRUST PREFERRED SECURITIES
TRUST PREFERRED SECURITIES                               0.00                 0.00                  0.00
LT DEBT (LESS AMT DUE IN 1 YR)
LONG-TERM DEBT LESS AMT DUE 1 YR                 2,822,302.00                 0.00                  0.00

TOTAL CAPITALIZATION                             5,099,483.54         1,599,983.00            362,912.51

OTHER NONCURRENT LIABILITIES
OBLIGATIONS UNDER CAP LEASE                              0.00            37,756.61                  0.00
ACCUM PROVISIONS-RATE REFUND                             0.00                 0.00                  0.00
ACCUMULATED PROVISIONS - MISC                            0.00         2,258,891.21                  0.00
TOTAL OTH NONCURRENT LIAB'S                              0.00         2,296,647.82                  0.00

CURRENT  LIABILITIES
PREFERRED STOCK DUE W/IN 1 YR                            0.00                 0.00                  0.00
LONG-TERM DEBT DUE WITHIN 1 YR                           0.00                 0.00                  0.00
SHORT-TERM DEBT                                          0.00                 0.00                  0.00
A/P - GENERAL                                            0.00           193,305.45                  0.00
A/P- ASSOC.  COS.                                   16,647.29           351,912.50                294.40
ADVANCES FROM AFFILIATES                                 0.00                 0.00                  0.00
CUSTOMER DEPOSITS                                        0.00                 0.00                  0.00
TAXES ACCRUED                                       (3,545.00)          125,906.12             13,762.00
INTEREST ACCRUED                                         0.00            37,000.00                  0.00
DIVIDENDS DECLARED                                       0.00                 0.00                  0.00
OBLIG UNDER CAP LEASES- CURR                             0.00           214,317.50                  0.00
ENERGY TRADING CONTRACTS                                 0.00                 0.00                  0.00
OTHR CURR & ACCRUED LIAB                              (255.82)          795,663.00                127.91
TOTAL CURRENT LIABILITIES                           12,846.47         1,718,104.57             14,184.31

DEF CREDITS & REGULATORY LIAB
DEFERRED INCOME TAXES                                    0.00           (27,118.00)            96,950.00
DFIT & DSIT RECLASS (A/C 190)                            0.00        (1,187,645.00)           (58,810.00)
NET DEFERRED INCOME TAXES                                0.00        (1,214,763.00)            38,140.00
DEF INVESTMENT TAX CREDITS                               0.00                 0.00             17,986.00
REGULATORY LIABILITIES
OVER-RECOVERY OF FUEL COST                               0.00                 0.00                  0.00
SFAS 106 - OPEB                                          0.00                 0.00                  0.00
DEMAND SIDE MANAGEMENT-CREDIT                            0.00                 0.00                  0.00
OTHER REGULATORY LIABILTIES                              0.00                 0.00                  0.00
UNAMORT GAIN REACQUIRED DEBT                             0.00                 0.00                  0.00
TOTAL REGULATORY LIABILITIES                             0.00                 0.00                  0.00
DEFERRED CREDITS                                    94,657.00                 0.00            150,000.00
TOTAL DEF CREDITS & REG LIAB'S                      94,657.00        (1,214,763.00)           206,126.00

TOTAL  CAPITAL & LIABILITIES                     5,206,987.01         4,399,972.39            583,222.82

INDIANA MICHIGAN POWER COMPANY, INC.
AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEET
YEAR TO DATE THROUGH DECEMBER 31, 2001
---------------------------------------------------------------------------------------------------------------------------
                                         I&M               I&M
           DESCRIPTION               CONSOLIDATED     ELIMINATIONS            I&M              BHCCO            PRCCO
---------------------------------------------------------------------------------------------------------------------------
ASSETS:

ELECTRIC UTILITY PLANT
PRODUCTION                         2,758,160,077.14             0.00    2,758,160,077.14             0.00             0.00
TRANSMISSION                         957,336,718.30             0.00      957,336,718.30             0.00             0.00
DISTRIBUTION                         900,920,965.86             0.00      900,920,965.86             0.00             0.00
GENERAL                              233,004,797.39             0.00      233,004,797.39             0.00             0.00
CONSTRUCTION WORK IN PROGRESS         74,298,932.82             0.00       74,298,932.82             0.00             0.00
TOTAL ELECTRIC UTILITY PLANT       4,923,721,491.51             0.00    4,923,721,491.51             0.00             0.00
LESS ACCUM PRV-DEPR,DEPL,AMORT    (2,436,972,552.67)            0.00   (2,436,972,552.67)            0.00             0.00
NET ELECTRIC UTILITY PLANT         2,486,748,938.84             0.00    2,486,748,938.84             0.00             0.00

OTHER PROPERTY AND INVESTMENT
NET NONUTILITY PROPERTY               77,294,414.72             0.00       45,565,958.72    31,728,456.00             0.00
INVEST IN SUBSIDIARY & ASSOC                   0.00   (50,688,097.83)      50,688,097.83             0.00             0.00
TOTAL OTHER INVESTMENTS              266,227,227.07             0.00      257,913,022.07     8,314,205.00             0.00
TOTAL OTHER SPECIAL FUNDS            834,108,675.61             0.00      834,108,675.61             0.00             0.00
TOTAL OTHER PROP AND INVSTMNTS     1,177,630,317.40   (50,688,097.83)   1,188,275,754.23    40,042,661.00             0.00

CURRENT AND ACCRUED ASSETS
CASH AND CASH EQUIVALENTS             16,804,249.76             0.00       16,753,363.20        50,886.56             0.00
ADVANCES TO AFFILIATES                46,309,293.04             0.00       38,425,774.17     7,883,518.87             0.00
ACCOUNTS RECEIVABLE-CUSTOMERS         60,863,606.27             0.00       60,863,606.27             0.00             0.00
ACCOUNTS RECEIVABLE - MISC            25,398,062.33             0.00       22,282,926.24     3,115,136.09             0.00
A/P FOR UNCOLLECTIBLE ACCOUNTS          (740,902.53)            0.00         (740,902.53)            0.00             0.00
ACCOUNTS RECEIVABLE- ASSOC COS        31,907,757.55      (141,445.82)      31,991,820.06        30,108.31        27,275.00
FUEL                                  28,988,624.81             0.00       28,988,624.81             0.00             0.00
MATERIALS & SUPPLIES                  91,440,326.76             0.00       91,440,326.76             0.00             0.00
ACCRUED UTILITY REVENUES               2,071,505.45             0.00        2,071,505.45             0.00             0.00
ENERGY TRADING CONTRACTS             399,195,694.12             0.00      399,195,694.12             0.00             0.00
PREPAYMENTS                            4,480,242.29             0.00        4,480,242.29             0.00             0.00
OTHER CURRENT ASSETS                   2,016,707.60             0.00        1,878,519.60       138,188.00             0.00
TOTAL CURRENT ASSETS                 708,735,167.45      (141,445.82)     697,631,500.44    11,217,837.83        27,275.00

REGULATORY ASSETS
REGULATORY ASSETS                    498,607,390.04             0.00      496,528,359.04     2,079,031.00             0.00
FAS109 DFIT RECLASS (A/C 254)        (89,680,290.00)            0.00      (89,701,226.00)       20,936.00             0.00
NET REGULATORY ASSETS                408,927,100.04             0.00      406,827,133.04     2,099,967.00             0.00

DEFERRED CHARGES
CLEARING ACCOUNTS                        282,926.05             0.00          282,926.05             0.00             0.00
UNAMORTIZED DEBT EXPENSE               4,229,507.30             0.00        4,229,507.30             0.00             0.00
OTHER DEFERRED DEBITS                 30,454,412.45           478.25       30,453,934.20             0.00             0.00
TOTAL DEFERRED CHARGES                34,966,845.80           478.25       34,966,367.55             0.00             0.00

TOTAL ASSETS                       4,817,008,369.53   (50,829,065.40)   4,814,449,694.10    53,360,465.83        27,275.00

INDIANA MICHIGAN POWER COMPANY, INC.
AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEET
YEAR TO DATE THROUGH DECEMBER 31, 2001
---------------------------------------------------------------------------------------------------------------------------
                                         I&M               I&M
           DESCRIPTION               CONSOLIDATED     ELIMINATIONS            I&M              BHCCO            PRCCO
---------------------------------------------------------------------------------------------------------------------------
CAPITALIZATION AND LIABILITIES:

CAPITALIZATION
COMMON STOCK
COMMON STOCK                          56,583,866.43   (39,548,275.00)      56,583,866.43    39,521,000.00        27,275.00
PREMIUM ON CAPITAL STOCK               4,319,844.45             0.00        4,319,844.45             0.00             0.00
PAID-IN CAPITAL                      725,060,923.27    (1,303,000.00)     725,060,923.27     1,303,000.00             0.00
RETAINED EARNINGS                     74,605,269.60    (9,836,822.83)      74,605,269.60     9,836,822.83             0.00
COMMON SHAREHOLDERS' EQUITY          860,569,903.75   (50,688,097.83)     860,569,903.75    50,660,822.83        27,275.00

CUMULATIVE PREFERRED STOCK
PS SUBJECT TO MANDATORY REDEMP        64,945,000.00             0.00       64,945,000.00             0.00             0.00
PS NOT SUBJ MANDATORY REDEMP           8,735,700.00             0.00        8,735,700.00             0.00             0.00
TRUST PREFERRED SECURITIES
TRUST PREFERRED SECURITIES                     0.00             0.00                0.00             0.00             0.00
LT DEBT (LESS AMT DUE IN 1 YR)
LONG-TERM DEBT LESS AMT DUE 1 YR   1,312,082,023.77             0.00    1,312,082,023.77             0.00             0.00

TOTAL CAPITALIZATION               2,246,332,627.52   (50,688,097.83)   2,246,332,627.52    50,660,822.83        27,275.00

OTHER NONCURRENT LIABILITIES
OBLIGATIONS UNDER CAP LEASE           51,092,776.15             0.00       51,092,776.15             0.00             0.00
ACCUM PROVISIONS-RATE REFUND                   0.00             0.00                0.00             0.00             0.00
ACCUMULATED PROVISIONS - MISC        636,176,049.20             0.00      635,525,549.20       650,500.00             0.00
TOTAL OTH NONCURRENT LIAB'S          687,268,825.35             0.00      686,618,325.35       650,500.00             0.00

CURRENT  LIABILITIES
PREFERRED STOCK DUE W/IN 1 YR                  0.00             0.00                0.00             0.00             0.00
LONG-TERM DEBT DUE WITHIN 1 YR       340,000,000.00             0.00      340,000,000.00             0.00             0.00
SHORT-TERM DEBT                                0.00             0.00                0.00             0.00             0.00
A/P - GENERAL                         90,816,742.25             0.00       90,816,742.25             0.00             0.00
A/P- ASSOC.  COS.                     43,955,995.19      (113,692.57)      43,883,029.22       186,658.54             0.00
ADVANCES FROM AFFILIATES                       0.00             0.00                0.00             0.00             0.00
CUSTOMER DEPOSITS                      9,269,682.96             0.00        9,269,682.96             0.00             0.00
TAXES ACCRUED                         69,760,947.77             0.00       70,610,011.77      (849,064.00)            0.00
INTEREST ACCRUED                      20,691,492.22             0.00       20,691,492.22             0.00             0.00
DIVIDENDS DECLARED                     1,121,706.65             0.00        1,121,706.65             0.00             0.00
OBLIG UNDER CAP LEASES- CURR          10,839,953.41             0.00       10,839,953.41             0.00             0.00
ENERGY TRADING CONTRACTS             383,713,700.51             0.00      383,713,700.51             0.00             0.00
OTHR CURR & ACCRUED LIAB              62,043,990.93             0.00       62,005,569.47        38,421.46             0.00
TOTAL CURRENT LIABILITIES          1,032,214,211.89      (113,692.57)   1,032,951,888.46      (623,984.00)            0.00

DEF CREDITS & REGULATORY LIAB
DEFERRED INCOME TAXES                732,755,493.00             0.00      728,930,948.00     3,824,545.00             0.00
DFIT & DSIT RECLASS (A/C 190)       (332,224,617.00)            0.00     (326,457,386.00)   (5,767,231.00)            0.00
NET DEFERRED INCOME TAXES            400,530,876.00             0.00      402,473,562.00    (1,942,686.00)            0.00
DEF INVESTMENT TAX CREDITS           105,448,564.00             0.00      105,448,564.00             0.00             0.00
REGULATORY LIABILITIES
OVER-RECOVERY OF FUEL COST                     0.00             0.00                0.00             0.00             0.00
SFAS 106 - OPEB                                0.00             0.00                0.00             0.00             0.00
DEMAND SIDE MANAGEMENT-CREDIT                  0.00             0.00                0.00             0.00             0.00
OTHER REGULATORY LIABILTIES           52,441,653.02             0.00       52,441,653.02             0.00             0.00
UNAMORT GAIN REACQUIRED DEBT              37,091.59             0.00           37,091.59             0.00             0.00
TOTAL REGULATORY LIABILITIES          52,478,744.61             0.00       52,478,744.61             0.00             0.00
DEFERRED CREDITS                     292,734,520.16       (27,275.00)     288,145,982.16     4,615,813.00             0.00
TOTAL DEF CREDITS & REG LIAB'S       851,192,704.77       (27,275.00)     848,546,852.77     2,673,127.00             0.00

TOTAL  CAPITAL & LIABILITIES       4,817,008,369.53   (50,829,065.40)   4,814,449,694.10    53,360,465.83        27,275.00

OHIO POWER COMPANY, INC.
AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEETS
YEAR TO DATE THROUGH DECEMBER 31, 2001
-------------------------------------------------------------------------------------------------------------------------------
                                         OPCO              OPCO
          DESCRIPTION                CONSOLIDATED      ELIMINATIONS          OPCO           COCCO        SOCCO         WCCO
-------------------------------------------------------------------------------------------------------------------------------
ASSETS:

ELECTRIC UTILITY PLANT
PRODUCTION                         3,007,865,531.86             0.00   3,007,865,531.86         0.00         0.00         0.00
TRANSMISSION                         891,282,831.60             0.00     891,282,831.60         0.00         0.00         0.00
DISTRIBUTION                       1,081,121,781.57             0.00   1,081,121,781.57         0.00         0.00         0.00
GENERAL                              245,232,016.42             0.00     245,232,016.42         0.00         0.00         0.00
CONSTRUCTION WORK IN PROGRESS        165,073,508.50             0.00     165,073,508.50         0.00         0.00         0.00
TOTAL ELECTRIC UTILITY PLANT       5,390,575,669.95             0.00   5,390,575,669.95         0.00         0.00         0.00
LESS ACCUM PRV-DEPR,DEPL,AMORT    (2,452,570,932.97)            0.00  (2,452,570,932.97)        0.00         0.00         0.00
NET ELECTRIC UTILITY PLANT         2,938,004,736.98             0.00   2,938,004,736.98         0.00         0.00         0.00

OTHER PROPERTY AND INVESTMENT
NET NONUTILITY PROPERTY               32,122,175.14             0.00      32,122,175.14         0.00         0.00         0.00
TOTAL OTHER INVESTMENTS              293,228,062.38         3,327.00     293,224,735.38         0.00         0.00         0.00
TOTAL OTHER SPECIAL FUNDS                      0.00             0.00               0.00         0.00         0.00         0.00
TOTAL OTHER PROP AND INVSTMNTS       326,036,789.52         3,077.00     326,033,712.52         0.00         0.00         0.00

CURRENT AND ACCRUED ASSETS
CASH AND CASH EQUIVALENTS              8,847,678.37    (2,862,076.77)     11,709,755.14         0.00         0.00         0.00
ADVANCES TO AFFILIATES                         0.00             0.00               0.00         0.00         0.00         0.00
ACCOUNTS RECEIVABLE-CUSTOMERS         84,694,284.42             0.00      84,694,284.42         0.00         0.00         0.00
ACCOUNTS RECEIVABLE - MISC            20,409,148.76             0.00      20,409,148.76         0.00         0.00         0.00
A/P FOR UNCOLLECTIBLE ACCOUNTS        (1,379,086.90)            0.00      (1,379,086.90)        0.00         0.00         0.00
ACCOUNTS RECEIVABLE- ASSOC COS       148,563,112.67       (17,284.09)    148,580,396.76         0.00         0.00         0.00
FUEL                                  84,723,564.97             0.00      84,723,564.97         0.00         0.00         0.00
MATERIALS & SUPPLIES                  88,768,076.70           (54.43)     88,768,131.13         0.00         0.00         0.00
ACCRUED UTILITY REVENUES                       0.00             0.00               0.00         0.00         0.00         0.00
ENERGY TRADING CONTRACTS             472,245,684.18             0.00     472,245,684.18         0.00         0.00         0.00
PREPAYMENTS                            3,598,099.40             0.00       3,598,099.40         0.00         0.00         0.00
OTHER CURRENT ASSETS                  17,267,198.77     2,862,076.77      14,405,122.00         0.00         0.00         0.00
TOTAL CURRENT ASSETS                 927,737,761.34       (17,338.52)    927,755,099.86         0.00         0.00         0.00

REGULATORY ASSETS
REGULATORY ASSETS                    669,837,808.90             0.00     669,837,808.90         0.00         0.00         0.00
FAS109 DFIT RECLASS (A/C 254)        (25,212,606.61)            0.00     (25,212,606.61)        0.00         0.00         0.00
NET REGULATORY ASSETS                644,625,202.29             0.00     644,625,202.29         0.00         0.00         0.00

DEFERRED CHARGES
CLEARING ACCOUNTS                         73,997.75             0.00          73,997.75         0.00         0.00         0.00
UNAMORTIZED DEBT EXPENSE               3,771,249.38             0.00       3,771,249.38         0.00         0.00         0.00
OTHER DEFERRED DEBITS                 75,817,061.68      (146,176.62)     75,963,238.30         0.00         0.00         0.00
TOTAL DEFERRED CHARGES                79,662,308.81      (146,176.62)     79,808,485.43         0.00         0.00         0.00

TOTAL ASSETS                       4,916,066,798.94      (160,438.14)  4,916,227,237.08         0.00         0.00         0.00

OHIO POWER COMPANY, INC.
AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEETS
YEAR TO DATE THROUGH DECEMBER 31, 2001
-------------------------------------------------------------------------------------------------------------------------------
                                         OPCO              OPCO
          DESCRIPTION                CONSOLIDATED      ELIMINATIONS          OPCO           COCCO        SOCCO         WCCO
-------------------------------------------------------------------------------------------------------------------------------
CAPITALIZATION AND LIABILITIES:

CAPITALIZATION
COMMON STOCK
COMMON STOCK                         321,201,454.00             0.00     321,201,454.00         0.00         0.00         0.00
PREMIUM ON CAPITAL STOCK                 729,130.45             0.00         729,130.45         0.00         0.00         0.00
PAID-IN CAPITAL                      461,556,623.78             0.00     461,556,623.78         0.00         0.00         0.00
RETAINED EARNINGS                    401,297,351.38            (0.00)    401,297,351.38         0.00         0.00         0.00
COMMON SHAREHOLDERS' EQUITY        1,184,784,559.61            (0.00)  1,184,784,559.61         0.00         0.00         0.00

CUMULATIVE PREFERRED STOCK
PS SUBJECT TO MANDATORY REDEMP         8,850,000.00             0.00       8,850,000.00         0.00         0.00         0.00
PS NOT SUBJ MANDATORY REDEMP          16,647,700.00             0.00      16,647,700.00         0.00         0.00         0.00
TRUST PREFERRED SECURITIES
TRUST PREFERRED SECURITIES                     0.00             0.00               0.00         0.00         0.00         0.00
LT DEBT (LESS AMT DUE IN 1 YR)
LONG-TERM DEBT LESS AMT DUE 1 YR   1,203,841,523.53             0.00   1,203,841,523.53         0.00         0.00         0.00

TOTAL CAPITALIZATION               2,414,123,783.14            (0.00)  2,414,123,783.14         0.00         0.00         0.00

OTHER NONCURRENT LIABILITIES
OBLIGATIONS UNDER CAP LEASE           64,260,714.08             0.00      64,260,714.08         0.00         0.00         0.00
ACCUM PROVISIONS-RATE REFUND                   0.00             0.00               0.00         0.00         0.00         0.00
ACCUMULATED PROVISIONS - MISC         66,125,597.98             0.00      66,125,597.98         0.00         0.00         0.00
TOTAL OTH NONCURRENT LIAB'S          130,386,312.06             0.00     130,386,312.06         0.00         0.00         0.00

CURRENT  LIABILITIES
PREFERRED STOCK DUE W/IN 1 YR                  0.00             0.00               0.00         0.00         0.00         0.00
LONG-TERM DEBT DUE WITHIN 1 YR                 0.00             0.00               0.00         0.00         0.00         0.00
SHORT-TERM DEBT                                0.00             0.00               0.00         0.00         0.00         0.00
A/P - GENERAL                        134,418,106.91             0.00     134,418,106.91         0.00         0.00         0.00
A/P- ASSOC.  COS.                    176,519,600.54      (160,438.14)    176,680,038.68         0.00         0.00         0.00
ADVANCES FROM AFFILIATES             300,212,874.81             0.00     300,212,874.81         0.00         0.00         0.00
CUSTOMER DEPOSITS                      5,452,031.21             0.00       5,452,031.21         0.00         0.00         0.00
TAXES ACCRUED                        126,770,255.04             0.00     126,770,255.04         0.00         0.00         0.00
INTEREST ACCRUED                      17,679,214.45             0.00      17,679,214.45         0.00         0.00         0.00
DIVIDENDS DECLARED                             0.00             0.00               0.00         0.00         0.00         0.00
OBLIG UNDER CAP LEASES- CURR          16,405,200.08             0.00      16,405,200.08         0.00         0.00         0.00
ENERGY TRADING CONTRACTS             456,046,702.21             0.00     456,046,702.21         0.00         0.00         0.00
OTHR CURR & ACCRUED LIAB              87,070,016.97             0.00      87,070,016.97         0.00         0.00         0.00
TOTAL CURRENT LIABILITIES          1,320,574,002.22      (160,438.14)  1,320,734,440.36         0.00         0.00         0.00

DEF CREDITS & REGULATORY LIAB
DEFERRED INCOME TAXES                933,827,065.51             0.00     933,827,065.51         0.00         0.00         0.00
DFIT & DSIT RECLASS (A/C 190)       (135,938,491.00)            0.00    (135,938,491.00)        0.00         0.00         0.00
NET DEFERRED INCOME TAXES            797,888,574.51             0.00     797,888,574.51         0.00         0.00         0.00
DEF INVESTMENT TAX CREDITS            21,925,356.00             0.00      21,925,356.00         0.00         0.00         0.00
REGULATORY LIABILITIES
OVER-RECOVERY OF FUEL COST                     0.00             0.00               0.00         0.00         0.00         0.00
SFAS 106 - OPEB                                0.00             0.00               0.00         0.00         0.00         0.00
DEMAND SIDE MANAGEMENT-CREDIT                  0.00             0.00               0.00         0.00         0.00         0.00
OTHER REGULATORY LIABILTIES            1,236,941.00             0.00       1,236,941.00         0.00         0.00         0.00
UNAMORT GAIN REACQUIRED DEBT                   0.00             0.00               0.00         0.00         0.00         0.00
TOTAL REGULATORY LIABILITIES           1,236,941.00             0.00       1,236,941.00         0.00         0.00         0.00
DEFERRED CREDITS                     229,931,830.01             0.00     229,931,830.01         0.00         0.00         0.00
TOTAL DEF CREDITS & REG LIAB'S     1,050,982,701.52             0.00   1,050,982,701.52         0.00         0.00         0.00

TOTAL  CAPITAL & LIABILITIES       4,916,066,798.94      (160,438.14)  4,916,227,237.08         0.00         0.00         0.00

SOUTHWESTERN ELECTRIC POWER COMPANY
AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEET
YEAR TO DATE THROUGH DECEMBER 31, 2001

-------------------------------------------------------------------------------------------------------------
                                            SWEPCO           SWEPCO
       DESCRIPTION                       CONSOLIDATED     ELIMINATIONS          SWEPCO          DOLETHILLS
-------------------------------------------------------------------------------------------------------------
ASSETS:

ELECTRIC UTILITY PLANT
PRODUCTION                            1,429,355,515.44             0.00    1,429,355,515.44              0.00
TRANSMISSION                            538,748,605.56             0.00      538,748,605.56              0.00
DISTRIBUTION                          1,042,522,709.60             0.00    1,042,522,709.60              0.00
GENERAL                                 376,015,615.68             0.00      328,964,425.25     47,051,190.43
CONSTRUCTION WORK IN PROGRESS            74,121,735.91             0.00       74,121,735.91              0.00
TOTAL ELECTRIC UTILITY PLANT          3,460,764,182.19             0.00    3,413,712,991.76     47,051,190.43
LESS ACCUM PRV-DEPR,DEPL,AMORT       (1,550,618,108.66)            0.00   (1,547,021,429.65)    (3,596,679.01)
NET ELECTRIC UTILITY PLANT            1,910,146,073.53             0.00    1,866,691,562.11     43,454,511.42

OTHER PROPERTY AND INVESTMENT
NET NONUTILITY PROPERTY                   4,232,711.01             0.00        4,232,711.01              0.00
INVEST IN SUBSIDIARY & ASSOC                196,435.96   (25,912,039.69)      26,108,475.65              0.00
TOTAL OTHER INVESTMENTS                  64,987,377.93             0.00       64,987,377.93              0.00
TOTAL OTHER SPECIAL FUNDS                         0.00             0.00                0.00              0.00
TOTAL OTHER PROP AND INVSTMNTS           69,416,524.90   (25,912,039.69)      95,328,564.59              0.00

CURRENT AND ACCRUED ASSETS
CASH AND CASH EQUIVALENTS                 5,415,250.74             0.00        5,414,730.74            500.00
ADVANCES TO AFFILIATES                    6,242,085.20   (60,505,917.77)      60,505,917.77      6,242,085.20
ACCOUNTS RECEIVABLE-CUSTOMERS            44,499,122.56             0.00       44,499,122.56              0.00
ACCOUNTS RECEIVABLE - MISC               (2,261,960.12)     (568,088.23)      (1,903,015.77)       209,143.88
A/P FOR UNCOLLECTIBLE ACCOUNTS                    0.00             0.00                0.00              0.00
ACCOUNTS RECEIVABLE- ASSOC COS           14,331,366.11    (4,748,635.00)      14,331,366.11      4,748,635.00
FUEL                                     52,212,350.83             0.00       46,822,768.99      5,389,581.84
MATERIALS & SUPPLIES                     32,527,148.17             0.00       29,100,148.17      3,427,000.00
ACCRUED UTILITY REVENUES                 11,466,000.00             0.00       11,466,000.00              0.00
PREPAYMENTS                              18,416,393.71             0.00       18,363,795.84         52,597.87
ENERGY TRADING CONTRACTS                186,159,106.01             0.00      186,159,106.01              0.00
OTHER CURRENT ASSETS                        298,779.00             0.00          298,799.00              0.00
TOTAL CURRENT ASSETS                    369,305,642.21   (65,822,641.00)     415,058,739.42     20,069,543.79

REGULATORY ASSETS
REGULATORY ASSETS                       111,181,673.25             0.00      111,181,673.25              0.00
FAS109 DFIT RECLASS (A/C 254)                     0.00             0.00                0.00              0.00
NET REGULATORY ASSETS                   111,181,673.25             0.00      111,181,673.25              0.00

DEFERRED CHARGES
CLEARING ACCOUNTS                      (118,868,099.71)            0.00     (118,868,099.71)             0.00
UNAMORTIZED DEBT EXPENSE                          0.00             0.00                0.00              0.00
OTHER DEFERRED DEBITS                   223,576,041.87     2,268,427.32      163,934,735.64     57,372,878.91
TOTAL DEFERRED CHARGES                  104,707,942.16     2,268,427.32       45,066,635.93     57,372,878.91

TOTAL ASSETS                          2,564,757,856.05   (89,466,253.37)   2,533,327,175.30    120,896,934.12

SOUTHWESTERN ELECTRIC POWER COMPANY
AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEET
YEAR TO DATE THROUGH DECEMBER 31, 2001

-------------------------------------------------------------------------------------------------------------
                                            SWEPCO           SWEPCO
       DESCRIPTION                       CONSOLIDATED     ELIMINATIONS          SWEPCO          DOLETHILLS
-------------------------------------------------------------------------------------------------------------
CAPITALIZATION AND LIABILITIES:

CAPITALIZATION
COMMON STOCK
COMMON STOCK                            135,659,520.00             0.00      135,659,520.00              0.00
PREMIUM ON CAPITAL STOCK                          0.00             0.00                0.00              0.00
PAID-IN CAPITAL                         245,000,000.00   (25,210,448.69)     245,000,000.00     25,210,448.69
RETAINED EARNINGS                       308,914,741.35      (699,591.00)     308,914,741.35        699,591.00
COMMON SHAREHOLDERS' EQUITY             689,574,261.35   (25,910,039.69)     689,574,261.35     25,910,039.69

CUMULATIVE PREFERRED STOCK
PS SUBJECT TO MANDATORY REDEMP                    0.00             0.00                0.00              0.00
PS NOT SUBJ MANDATORY REDEMP              4,704,420.64             0.00        4,704,420.64              0.00
TRUST PREFERRED SECURITIES
TRUST PREFERRED SECURITIES              110,000,000.00             0.00      110,000,000.00              0.00
LT DEBT (LESS AMT DUE IN 1 YR)
LONG-TERM DEBT LESS AMT DUE 1 YR        494,688,142.61             0.00      494,688,142.61              0.00

TOTAL CAPITALIZATION                  1,298,966,824.60   (25,910,039.69)   1,298,966,824.60     25,910,039.69

OTHER NONCURRENT LIABILITIES
OBLIGATIONS UNDER CAP LEASE                       0.00             0.00                0.00              0.00
ACCUM PROVISIONS-RATE REFUND                      0.00             0.00                0.00              0.00
ACCUMULATED PROVISIONS - MISC            26,452,577.65             0.00        5,020,319.90     21,432,257.75
TOTAL OTH NONCURRENT LIAB'S              26,452,577.65             0.00        5,020,319.90     21,432,257.75

CURRENT LIABILITIES
PREFERRED STOCK DUE W/IN 1 YR                     0.00             0.00                0.00              0.00
LONG-TERM DEBT DUE WITHIN 1 YR          150,595,000.00             0.00      150,595,000.00              0.00
SHORT-TERM DEBT                                   0.00             0.00                0.00              0.00
A/P - GENERAL                            71,810,201.55             0.00       69,380,114.40      2,430,087.15
A/P- ASSOC. COS.                         48,934,644.14    (2,482,207.68)      51,136,627.92        280,223.90
ADVANCES FROM AFFILIATES                123,609,420.67   (60,505,917.77)     123,609,420.67     60,505,917.77
CUSTOMER DEPOSITS                        19,879,984.82             0.00       19,879,984.82              0.00
TAXES ACCRUED                            36,522,250.73             0.00       35,505,273.36      1,016,977.37
INTEREST ACCRUED                         13,630,530.33      (568,088.23)      13,630,530.33        568,088.23
DIVIDENDS DECLARED                           57,263.62             0.00           57,263.62              0.00
OBLIG UNDER CAP LEASES- CURR                      0.00             0.00                0.00              0.00
ENERGY TRADING CONTRACTS                192,317,631.94             0.00      192,317,631.94              0.00
OTHR CURR & ACCRUED LIAB                 39,672,794.50             0.00       30,919,452.24      8,753,342.26
TOTAL CURRENT LIABILITIES               697,029,722.30   (63,556,213.68)     687,031,299.30     73,554,636.68

DEF CREDITS & REGULATORY LIAB
DEFERRED INCOME TAXES                   369,781,227.00             0.00      369,781,227.00              0.00
DFIT & DSIT RECLASS (A/C 190)                     0.00             0.00                0.00              0.00
NET DEFERRED INCOME TAXES               369,781,227.00             0.00      369,781,227.00              0.00
DEF INVESTMENT TAX CREDITS               48,714,448.00             0.00       48,714,448.00              0.00
REGULATORY LIABILITIES
OVER-RECOVERY OF FUEL COST                        0.00             0.00                0.00              0.00
SFAS 106 - OPEB                                   0.00             0.00                0.00              0.00
DEMAND SIDE MANAGEMENT-CREDIT                     0.00             0.00                0.00              0.00
OTHER REGULATORY LIABILTIES              67,261,807.76             0.00       67,261,807.76              0.00
UNAMORT GAIN REACQUIRED DEBT                      0.00             0.00                0.00              0.00
TOTAL REGULATORY LIABILITIES             67,261,807.76             0.00       67,261,807.76              0.00
DEFERRED CREDITS                         56,551,248.74             0.00       56,551,248.74              0.00
TOTAL DEF CREDITS & REG LIAB'S          542,308,731.50             0.00      542,308,731.50              0.00

TOTAL CAPITAL & LIABILITIES           2,564,757,856.05   (89,466,253.37)   2,533,327,175.30    120,896,934.12

American Electric Power Co. and Subsidiaries
Consolidated Statement of Cash Flows YTD December 31, 2001
------------------------------------------------------------------------------------------------------------------------
                                                AEP CONS.          ELIM & ADJ           COMBINED           AEP Inc.
------------------------------------------------------------------------------------------------------------------------
CASH FLOWS - OPERATING ACTIVITIES:
  Consolidated Net Income                          970,828,282      (1,034,086,030)     2,004,914,312        970,828,267
  Adj. to Recon. N/I to Cash Flow:
     Depreciation & Amortization                 1,412,574,581                          1,412,574,581
     Prov for Def Income Taxes (net)               163,035,298                   0        163,035,298           (932,866)
     Def Invest Tax Credits (net)                  (28,517,791)          9,477,258        (37,995,049)
     AFUDC - Equity                                 (2,030,411)                            (2,030,411)
     Equity/Undist. Subs. Earnings                     764,730         620,300,569       (619,535,839)      (620,300,569)
     Mark to market Energy Trading                (257,000,000)        (45,939,000)      (211,061,000)
     Decrease (Increase) in:
        Accounts Receivable (net)                1,763,621,302       1,078,070,606        685,550,696       (330,022,117)
        Fuel, Materials & Supplies                 (82,456,071)         12,775,019        (95,231,090)            33,575
        Accrued Utility Revenues                    25,800,083         (15,557,924)        41,358,007
        Incr (Decr) in Accounts Payable           (460,569,592)       (487,178,428)        26,608,836         (7,460,565)
        Other Oper. Items Assets (Sch 1)          (190,966,959)       (525,564,408)       334,597,449
        Other Oper. Items Liab. (Sch 1)           (363,716,005)        245,751,704       (609,467,709)      (286,501,269)
                                               ---------------     ---------------    ---------------    ---------------
NET CASH PROVIDED (USED) OPERATING               2,951,367,447        (141,950,634)     3,093,318,081       (274,355,544)
CASH FLOWS - INVESTING ACTIVITIES:
  Plant & Property Additions:
     Gross Additions to Utility Plant           (1,698,750,508)          8,660,487     (1,707,410,995)
     Other Gross Additions                        (135,278,336)                          (135,278,336)
                                               ---------------     ---------------    ---------------    ---------------
        Total Gross Additions                   (1,834,028,844)          8,660,487     (1,842,689,331)                 0
  AFUDC - Equity                                     2,030,411                              2,030,411
                                               ---------------     ---------------    ---------------    ---------------
        Cash Used Plant & Prop. Adds            (1,831,998,433)          8,660,487     (1,840,658,920)                 0
  Invest in Subs - Equity & Debt                    30,333,487       1,119,869,010     (1,089,535,523)      (902,399,010)
  Purchase of Houston Pipe Line                   (726,567,366)                          (726,567,366)
  Purchase of U. K. Generation                    (943,197,338)                          (943,197,338)
  Purchase of MEMCO                               (265,966,785)                          (265,966,785)
  Purchase of Quaker Coal Co.                     (101,000,000)                          (101,000,000)
  Purchase of Indian Mesa                         (175,000,000)                          (175,000,000)
  Proceeds - Sale of Yorkshire                     383,332,905                            383,332,905
  Proceeds - Sale of Frontera                      264,731,214                            264,731,214
  Proceeds - Sales of Property                      45,600,761          (3,618,587)        49,219,348
  Proceeds - Sale & Leaseback Trans                     23,420                                 23,420
  Other Investing Activities                      (111,910,303)                          (111,910,303)
                                               ---------------     ---------------    ---------------    ---------------
NET CASH PROVIDED (USED) INVESTING              (3,431,618,438)      1,124,910,910     (4,556,529,348)      (902,399,010)
CASH FLOWS - FINANCING ACTIVITIES:
   Proceeds from Issuances of:
     Capital Contributions from Parent                       0         (17,470,000)        17,470,000
        Common Stock                                10,698,105                             10,698,105         10,395,105
        Preferred Stock                                      0                                      0
        Minority Interest                          746,423,012                            746,423,012
        Long-term Debt                           2,930,796,085                          2,930,796,085      1,244,607,382
        Long-term Debt - Affiliated Cos.                     0      (1,217,652,590)     1,217,652,590
        Change in Money Pool                                 0        (394,044,433)       394,044,433        198,781,531
        Short-term Debt (net)                     (596,960,366)                          (596,960,366)       525,321,710
                                               ---------------     ---------------    ---------------    ---------------
          Total Issuances                        3,090,956,836      (1,629,167,023)     4,720,123,859      1,979,105,728
  Cash Paid To Retire:
     Preferred Stock                                (5,000,000)                            (5,000,000)
     Long-term Debt                             (1,834,547,516)                        (1,834,547,516)
     Long-term Debt - Affiliated Cos.                        0         117,652,590       (117,652,590)
                                               ---------------     ---------------    ---------------    ---------------
        Total Retirements                       (1,839,547,516)        117,652,590     (1,957,200,106)                 0
  Dividends Paid on Common Stock                  (773,168,114)        395,322,374     (1,168,490,488)      (773,168,114)
  Preferred Dividends on Minority Interests         (4,671,613)                  0         (4,671,613)
  Dividends Paid on Preferred Stock                          0           8,150,608         (8,150,608)
                                               ---------------     ---------------    ---------------    ---------------
NET CASH PROVIDED (USED) FINANCING                 473,569,593      (1,108,041,451)     1,581,611,044      1,205,937,614
                                               ---------------     ---------------    ---------------    ---------------
EFFECT OF EXCHANGE RATE CHANGES                     (3,667,236)                            (3,667,236)

NET INCREASE (DECREASE) IN CASH                    (10,348,634)       (125,081,175)       114,732,541         29,183,060

CASH AT BEGINNING OF PERIOD                        342,586,777                            342,586,777         50,082,161
                                               ---------------     ---------------    ---------------    ---------------
CASH AT END OF PERIOD                              332,238,143        (125,081,175)       457,319,318         79,265,221
                                               ===============     ===============    ===============    ===============
CASH PAID DURING THE PERIOD FOR:
  Interest (net of ABFUDC)                         972,450,135        (190,301,447)     1,162,751,582        179,530,781
  Income Taxes (State & Federal)                   569,427,003                            569,427,003        (25,554,193)
NONCASH INVESTING ACTIVITIES:
  Utility Assets - Capital Leases                    8,017,600          (5,229,613)        13,247,213                  0
  NonUtility Assets - Capital Leases                 9,341,887                              9,341,887                  0
     Total Capital Leases                           17,359,487          (5,229,613)        22,589,100                  0

American Electric Power Co. and Subsidiaries
Consolidated Statement of Cash Flows YTD December 31, 2001
------------------------------------------------------------------------------------------------------------------------
                                                  AEPSC               APCo                OPCo               I&M
                                                                     CONSOL.             CONSOL.            CONSOL.
------------------------------------------------------------------------------------------------------------------------
CASH FLOWS - OPERATING ACTIVITIES:
  Consolidated Net Income                                              161,818,276        147,445,368         75,787,951
  Adj. to Recon. N/I to Cash Flow:
     Depreciation & Amortization                    13,598,144         180,505,480        252,123,403        166,360,007
     Prov for Def Income Taxes (net)               (63,060,973)         42,498,113        215,832,825        (29,204,810)
     Def Invest Tax Credits (net)                      (50,808)         (4,764,823)        (3,288,192)        (8,324,685)
     AFUDC - Equity                                                          5,338            (29,564)            45,778
     Equity/Undist. Subs. Earnings                                               0                  0
     Mark to market Energy Trading                                     (68,254,000)       (59,833,000)       (19,502,000)
     Decrease (Increase) in:
        Accounts Receivable (net)                   55,345,219         134,098,915         51,638,892         64,842,213
        Fuel, Materials & Supplies                                     (19,956,663)         4,852,315        (19,425,760)
        Accrued Utility Revenues                                        35,591,132            263,690         (2,071,505)
        Incr (Decr) in Accounts Payable              7,384,842         (45,073,190)         9,886,755        (60,185,499)
        Other Oper. Items Assets (Sch 1)                               (64,626,669)        84,091,540         15,962,866
        Other Oper. Items Liab. (Sch 1)            178,711,807          33,578,572       (616,228,265)        51,923,158
                                               ---------------     ---------------    ---------------    ---------------
NET CASH PROVIDED (USED) OPERATING                 191,928,231         385,420,481         86,755,767        236,207,714
CASH FLOWS - INVESTING ACTIVITIES:
  Plant & Property Additions:
     Gross Additions to Utility Plant                        0        (305,603,150)      (343,796,191)       (90,796,082)
     Other Gross Additions                        (106,207,963)           (437,755)          (804,446)          (210,350)
                                               ---------------     ---------------    ---------------    ---------------
        Total Gross Additions                     (106,207,963)       (306,040,905)      (344,600,637)       (91,006,432)
  AFUDC - Equity                                                            (5,338)            29,564            (45,778)
                                               ---------------     ---------------    ---------------    ---------------
        Cash Used Plant & Prop. Adds              (106,207,963)       (306,046,243)      (344,571,073)       (91,052,210)
  Invest in Subs - Equity & Debt                                                              171,928
  Purchase of Houston Pipe Line
  Purchase of U. K. Generation
  Purchase of MEMCO
  Purchase of Quaker Coal Co.
  Purchase of Indian Mesa
  Proceeds - Sale of Yorkshire
  Proceeds - Sale of Frontera
  Proceeds - Sales of Property                                           1,181,969         16,583,079          1,074,349
  Proceeds - Sale & Leaseback Trans                                                            23,420                  0
  Other Investing Activities                                                              (32,115,000)       (92,615,925)
                                               ---------------     ---------------    ---------------    ---------------
NET CASH PROVIDED (USED) INVESTING                (106,207,963)       (304,864,274)      (359,907,646)      (182,593,786)
CASH FLOWS - FINANCING ACTIVITIES:
   Proceeds from Issuances of:
     Capital Contributions from Parent                                           0
        Common Stock
        Preferred Stock                                                          0
        Minority Interest
        Long-term Debt                                                 124,587,500                  0        297,655,636
        Long-term Debt - Affiliated Cos.                                                  300,000,000
        Change in Money Pool                       (83,780,011)        300,204,241        392,699,157       (299,891,219)
        Short-term Debt (net)                                         (191,495,000)                 0                  0
                                               ---------------     ---------------    ---------------    ---------------
          Total Issuances                          (83,780,011)        233,296,741        692,699,157         (2,235,583)
  Cash Paid To Retire:
     Preferred Stock                                                             0
     Long-term Debt                                 (2,000,000)       (175,000,000)      (297,858,040)       (44,922,491)
     Long-term Debt - Affiliated Cos.                                            0                  0                  0
                                               ---------------     ---------------    ---------------    ---------------
        Total Retirements                           (2,000,000)       (175,000,000)      (297,858,040)       (44,922,491)
  Dividends Paid on Common Stock                                      (129,594,120)      (142,975,781)                 0
  Preferred Dividends on Minority Interests
  Dividends Paid on Preferred Stock                                     (1,442,543)        (1,258,738)        (4,486,827)
                                               ---------------     ---------------    ---------------    ---------------
NET CASH PROVIDED (USED) FINANCING                 (85,780,011)        (72,739,922)       250,606,598        (51,644,901)
                                               ---------------     ---------------    ---------------    ---------------
EFFECT OF EXCHANGE RATE CHANGES

NET INCREASE (DECREASE) IN CASH                        (59,743)          7,816,285        (22,545,281)         1,969,027

CASH AT BEGINNING OF PERIOD                          2,774,716           5,846,710         31,392,958         14,835,222
                                               ---------------     ---------------    ---------------    ---------------
CASH AT END OF PERIOD                                2,714,973          13,662,995          8,847,677         16,804,249
                                               ===============     ===============    ===============    ===============
CASH PAID DURING THE PERIOD FOR:
  Interest (net of ABFUDC)                           5,590,733         117,283,027         94,746,680         92,139,687
  Income Taxes (State & Federal)                    87,963,600          56,981,200        (22,416,867)       100,469,900
NONCASH INVESTING ACTIVITIES:
  Utility Assets - Capital Leases                            0           2,510,162          2,284,894          1,022,906
  NonUtility Assets - Capital Leases                 9,246,719                   0             95,168                  0
     Total Capital Leases                            9,246,719           2,510,162          2,380,062          1,022,906

American Electric Power Co. and Subsidiaries
Consolidated Statement of Cash Flows YTD December 31, 2001
------------------------------------------------------------------------------------------------------------------------
                                                     CSPCo               KEPCo              KGPCo               WPCo
                                                    CONSOL.
------------------------------------------------------------------------------------------------------------------------
CASH FLOWS - OPERATING ACTIVITIES:
  Consolidated Net Income                          161,876,319          21,564,541          3,406,249          4,068,002
  Adj. to Recon. N/I to Cash Flow:
     Depreciation & Amortization                   128,500,123          32,490,516          3,262,028          3,699,114
     Prov for Def Income Taxes (net)                24,107,869           6,293,296            529,999             79,504
     Def Invest Tax Credits (net)                   (4,058,087)         (1,252,008)           (83,172)           (38,397)
     AFUDC - Equity                                    297,939                 832                660                  0
     Equity/Undist. Subs. Earnings
     Mark to market Energy Trading                 (44,680,000)         (1,454,000)
     Decrease (Increase) in:
        Accounts Receivable (net)                   19,985,865          23,693,453          5,389,355          2,219,450
        Fuel, Materials & Supplies                  (7,780,073)         (7,656,906)             7,824             (1,372)
        Accrued Utility Revenues                     2,551,640           1,105,393          4,265,878            215,565
        Incr (Decr) in Accounts Payable            (16,248,484)        (22,942,929)        (1,614,233)        (3,018,434)
        Other Oper. Items Assets (Sch 1)             1,735,369          (7,792,389)
        Other Oper. Items Liab. (Sch 1)            (32,844,669)        (10,703,357)          (194,688)          (922,780)
                                               ---------------     ---------------    ---------------    ---------------
NET CASH PROVIDED (USED) OPERATING                 233,443,811          33,346,442         14,969,900          6,300,652
CASH FLOWS - INVESTING ACTIVITIES:
  Plant & Property Additions:
     Gross Additions to Utility Plant             (122,476,192)        (37,107,882)        (4,054,404)        (3,389,575)
     Other Gross Additions                          (9,757,500)            (97,279)
                                               ---------------     ---------------    ---------------    ---------------
        Total Gross Additions                     (132,233,692)        (37,205,161)        (4,054,404)        (3,389,575)
  AFUDC - Equity                                      (297,939)               (832)              (660)                 0
                                               ---------------     ---------------    ---------------    ---------------
        Cash Used Plant & Prop. Adds              (132,531,631)        (37,205,993)        (4,055,064)        (3,389,575)
  Invest in Subs - Equity & Debt
  Purchase of Houston Pipe Line
  Purchase of U. K. Generation
  Purchase of MEMCO
  Purchase of Quaker Coal Co.
  Purchase of Indian Mesa
  Proceeds - Sale of Yorkshire
  Proceeds - Sale of Frontera
  Proceeds - Sales of Property                      10,840,454             215,760                                     0
  Proceeds - Sale & Leaseback Trans                          0                                                         0
  Other Investing Activities
                                               ---------------     ---------------    ---------------    ---------------
NET CASH PROVIDED (USED) INVESTING                (121,691,177)        (36,990,233)        (4,055,064)        (3,389,575)
CASH FLOWS - FINANCING ACTIVITIES:
   Proceeds from Issuances of:
     Capital Contributions from Parent
        Common Stock
        Preferred Stock                                      0
        Minority Interest
        Long-term Debt                                                           0         20,000,000         20,000,000
        Long-term Debt - Affiliated Cos.           200,000,000          75,000,000
        Change in Money Pool                        92,652,315          18,564,431        (18,128,252)         5,569,611
        Short-term Debt (net)                                0                   0                  0         (5,025,000)
                                               ---------------     ---------------    ---------------    ---------------
          Total Issuances                          292,652,315          93,564,431          1,871,748         20,544,611
  Cash Paid To Retire:
     Preferred Stock                                (5,000,000)
     Long-term Debt                               (314,733,231)        (60,000,000)       (10,000,000)       (21,000,000)
     Long-term Debt - Affiliated Cos.                        0
                                               ---------------     ---------------    ---------------    ---------------
        Total Retirements                         (319,733,231)        (60,000,000)       (10,000,000)       (21,000,000)
  Dividends Paid on Common Stock                   (82,952,078)        (30,244,396)        (2,743,999)        (2,976,000)
  Preferred Dividends on Minority Interests
  Dividends Paid on Preferred Stock                   (962,500)
                                               ---------------     ---------------    ---------------    ---------------
NET CASH PROVIDED (USED) FINANCING                (110,995,494)          3,320,035        (10,872,251)        (3,431,389)
                                               ---------------     ---------------    ---------------    ---------------
EFFECT OF EXCHANGE RATE CHANGES

NET INCREASE (DECREASE) IN CASH                        757,140            (323,756)            42,585           (520,312)

CASH AT BEGINNING OF PERIOD                         11,600,207           2,270,123            429,468            822,940
                                               ---------------     ---------------    ---------------    ---------------
CASH AT END OF PERIOD                               12,357,347           1,946,367            472,053            302,628
                                               ===============     ===============    ===============    ===============
CASH PAID DURING THE PERIOD FOR:
  Interest (net of ABFUDC)                          68,595,700          27,090,057          1,499,319          1,548,218
  Income Taxes (State & Federal)                    80,484,500           7,548,500          1,875,327          1,810,200
NONCASH INVESTING ACTIVITIES:
  Utility Assets - Capital Leases                    1,019,036             817,140             15,381            151,325
  NonUtility Assets - Capital Leases                         0                   0                  0                  0
     Total Capital Leases                            1,019,036             817,140             15,381            151,325

American Electric Power Co. and Subsidiaries
Consolidated Statement of Cash Flows YTD December 31, 2001
------------------------------------------------------------------------------------------------------------------------
                                                     AEP PRO              AEGCo               CCCo              COpCo
                                                      SERV
------------------------------------------------------------------------------------------------------------------------
CASH FLOWS - OPERATING ACTIVITIES:
  Consolidated Net Income                              292,589           7,874,666                                     0
  Adj. to Recon. N/I to Cash Flow:
     Depreciation & Amortization                        12,623          22,422,582
     Prov for Def Income Taxes (net)                (1,203,810)         (6,224,093)            (8,538)                 0
     Def Invest Tax Credits (net)                                       (3,413,473)
     AFUDC - Equity                                                        (21,720)
     Equity/Undist. Subs. Earnings
     Mark to market Energy Trading
     Decrease (Increase) in:
        Accounts Receivable (net)                   (7,074,859)          1,224,319             55,815                  0
        Fuel, Materials & Supplies                       1,820          (4,738,850)
        Accrued Utility Revenues
        Incr (Decr) in Accounts Payable             14,571,225          (4,595,622)           (25,550)                 0
        Other Oper. Items Assets (Sch 1)
        Other Oper. Items Liab. (Sch 1)             18,016,427          (7,578,536)           (25,916)                 0
                                               ---------------     ---------------    ---------------    ---------------
NET CASH PROVIDED (USED) OPERATING                  24,616,015           4,949,273             (4,189)                 0
CASH FLOWS - INVESTING ACTIVITIES:
  Plant & Property Additions:
     Gross Additions to Utility Plant                                   (6,770,357)
     Other Gross Additions                                                (119,589)
                                               ---------------     ---------------    ---------------    ---------------
        Total Gross Additions                                0          (6,889,946)                 0                  0
  AFUDC - Equity                                                            21,720
                                               ---------------     ---------------    ---------------    ---------------
        Cash Used Plant & Prop. Adds                         0          (6,868,226)                 0                  0
  Invest in Subs - Equity & Debt
  Purchase of Houston Pipe Line
  Purchase of U. K. Generation
  Purchase of MEMCO
  Purchase of Quaker Coal Co.
  Purchase of Indian Mesa
  Proceeds - Sale of Yorkshire
  Proceeds - Sale of Frontera
  Proceeds - Sales of Property
  Proceeds - Sale & Leaseback Trans
  Other Investing Activities
                                               ---------------     ---------------    ---------------    ---------------
NET CASH PROVIDED (USED) INVESTING                           0          (6,868,226)                 0                  0
CASH FLOWS - FINANCING ACTIVITIES:
   Proceeds from Issuances of:
     Capital Contributions from Parent                       0
        Common Stock
        Preferred Stock
        Minority Interest
        Long-term Debt
        Long-term Debt - Affiliated Cos.
        Change in Money Pool                       (57,968,342)          3,981,430             18,632
        Short-term Debt (net)                                                    0
                                               ---------------     ---------------    ---------------    ---------------
          Total Issuances                          (57,968,342)          3,981,430             18,632                  0
  Cash Paid To Retire:
     Preferred Stock
     Long-term Debt
     Long-term Debt - Affiliated Cos.
                                               ---------------     ---------------    ---------------    ---------------
        Total Retirements                                    0                   0                  0                  0
  Dividends Paid on Common Stock                                        (3,836,000)
  Preferred Dividends on Minority Interests
  Dividends Paid on Preferred Stock
                                               ---------------     ---------------    ---------------    ---------------
NET CASH PROVIDED (USED) FINANCING                 (57,968,342)            145,430             18,632                  0
                                               ---------------     ---------------    ---------------    ---------------
EFFECT OF EXCHANGE RATE CHANGES

NET INCREASE (DECREASE) IN CASH                    (33,352,327)         (1,773,523)            14,443                  0

CASH AT BEGINNING OF PERIOD                         33,684,687           2,756,743              6,503                  0
                                               ---------------     ---------------    ---------------    ---------------
CASH AT END OF PERIOD                                  332,360             983,220             20,946                  0
                                               ===============     ===============    ===============    ===============
CASH PAID DURING THE PERIOD FOR:
  Interest (net of ABFUDC)                             269,015           1,508,655                  0                  0
  Income Taxes (State & Federal)                       181,813           8,597,100             11,800                  0
NONCASH INVESTING ACTIVITIES:
  Utility Assets - Capital Leases                            0                   0                  0                  0
  NonUtility Assets - Capital Leases                         0                   0                  0                  0
     Total Capital Leases                                    0                   0                  0                  0

American Electric Power Co. and Subsidiaries
Consolidated Statement of Cash Flows YTD December 31, 2001
------------------------------------------------------------------------------------------------------------------------
                                                      AEPINV              FRECo               IFRI               AEPR
                                                      CONSOL.                                                  CONSOL.
------------------------------------------------------------------------------------------------------------------------
CASH FLOWS - OPERATING ACTIVITIES:
  Consolidated Net Income                              306,123                   0                  0        (62,841,782)
  Adj. to Recon. N/I to Cash Flow:
     Depreciation & Amortization                                                                              69,088,990
     Prov for Def Income Taxes (net)                  (674,201)                                                6,520,602
     Def Invest Tax Credits (net)
     AFUDC - Equity
     Equity/Undist. Subs. Earnings                    (151,672)                                               (5,594,430)
     Mark to market Energy Trading
     Decrease (Increase) in:
        Accounts Receivable (net)                     (225,347)            361,899            (51,015)      (414,337,243)
        Fuel, Materials & Supplies                       1,338                                                84,486,147
        Accrued Utility Revenues                                                                                (563,786)
        Incr (Decr) in Accounts Payable                342,728              94,877            103,624        414,967,554
        Other Oper. Items Assets (Sch 1)
        Other Oper. Items Liab. (Sch 1)               (443,190)            690,505            130,889        (77,355,147)
                                               ---------------     ---------------    ---------------    ---------------
NET CASH PROVIDED (USED) OPERATING                    (844,221)          1,147,281            183,498         14,370,905
CASH FLOWS - INVESTING ACTIVITIES:
  Plant & Property Additions:
     Gross Additions to Utility Plant                                                                        (43,515,883)
     Other Gross Additions                            (302,734)                                               (4,375,900)
                                               ---------------     ---------------    ---------------    ---------------
        Total Gross Additions                         (302,734)                  0                  0        (47,891,783)
  AFUDC - Equity
                                               ---------------     ---------------    ---------------    ---------------
        Cash Used Plant & Prop. Adds                  (302,734)                  0                  0        (47,891,783)
  Invest in Subs - Equity & Debt                                                                                       0
  Purchase of Houston Pipe Line                                                                             (726,567,366)
  Purchase of U. K. Generation                                                                              (943,197,338)
  Purchase of MEMCO                                                                                         (265,966,785)
  Purchase of Quaker Coal Co.
  Purchase of Indian Mesa
  Proceeds - Sale of Yorkshire                                                                               383,332,905
  Proceeds - Sale of Frontera
  Proceeds - Sales of Property
  Proceeds - Sale & Leaseback Trans
  Other Investing Activities                        (2,716,650)                  0                            (7,279,500)
                                               ---------------     ---------------    ---------------    ---------------
NET CASH PROVIDED (USED) INVESTING                  (3,019,384)                  0                  0     (1,607,569,867)
CASH FLOWS - FINANCING ACTIVITIES:
   Proceeds from Issuances of:
     Capital Contributions from Parent                       0                   0
        Common Stock
        Preferred Stock
        Minority Interest                                                                                    751,970,936
        Long-term Debt                                                                                       944,483,472
        Long-term Debt - Affiliated Cos.                                                                     168,412,925
        Change in Money Pool                         3,863,605            (555,778)           (95,045)      (155,665,138)
        Short-term Debt (net)                                                                                     40,500
                                               ---------------     ---------------    ---------------    ---------------
          Total Issuances                            3,863,605            (555,778)           (95,045)     1,709,242,695
  Cash Paid To Retire:
     Preferred Stock
     Long-term Debt                                                                                          (25,524,814)
     Long-term Debt - Affiliated Cos.                                                                        (67,652,590)
                                               ---------------     ---------------    ---------------    ---------------
        Total Retirements                                    0                   0                  0        (93,177,404)
  Dividends Paid on Common Stock
  Preferred Dividends on Minority Interests                                                                   (4,671,613)
  Dividends Paid on Preferred Stock
                                               ---------------     ---------------    ---------------    ---------------
NET CASH PROVIDED (USED) FINANCING                   3,863,605            (555,778)           (95,045)     1,611,393,678
                                               ---------------     ---------------    ---------------    ---------------
EFFECT OF EXCHANGE RATE CHANGES                                                                               (1,234,575)

NET INCREASE (DECREASE) IN CASH                              0             591,503             88,453         16,960,141

CASH AT BEGINNING OF PERIOD                                  0              70,701             31,686         44,009,531
                                               ---------------     ---------------    ---------------    ---------------
CASH AT END OF PERIOD                                        0             662,204            120,139         60,969,672
                                               ===============     ===============    ===============    ===============
CASH PAID DURING THE PERIOD FOR:
  Interest (net of ABFUDC)                              82,695                   0                  0        105,315,401
  Income Taxes (State & Federal)                     1,243,000                   0                  0        (66,285,545)
NONCASH INVESTING ACTIVITIES:
  Utility Assets - Capital Leases                            0                   0                  0            196,756
  NonUtility Assets - Capital Leases                         0                   0                  0                  0
     Total Capital Leases                                    0                   0                  0            196,756

American Electric Power Co. and Subsidiaries
Consolidated Statement of Cash Flows YTD December 31, 2001
------------------------------------------------------------------------------------------------------------------------
                                                      AEPC               AEPPM              AEPES               CSW
                                                     CONSOL.                                                  CONSOL.
------------------------------------------------------------------------------------------------------------------------
CASH FLOWS - OPERATING ACTIVITIES:
  Consolidated Net Income                          (34,836,444)               (221)        82,224,895        476,004,505
  Adj. to Recon. N/I to Cash Flow:
     Depreciation & Amortization                     3,055,678                              3,208,331        528,980,585
     Prov for Def Income Taxes (net)                (7,814,264)                  0         90,361,006       (125,086,722)
     Def Invest Tax Credits (net)                                                                            (12,721,404)
     AFUDC - Equity                                                                                           (2,329,674)
     Equity/Undist. Subs. Earnings                  21,076,468                                               (14,565,636)
     Mark to market Energy Trading                                                                           (17,338,000)
     Decrease (Increase) in:
        Accounts Receivable (net)                   13,078,293                   0       (101,080,132)     1,194,270,837
        Fuel, Materials & Supplies                  (1,224,460)                           (89,827,727)       (25,917,450)
        Accrued Utility Revenues                             0                                                         0
        Incr (Decr) in Accounts Payable             (3,145,839)                340        334,937,312       (697,359,139)
        Other Oper. Items Assets (Sch 1)                                                                     305,226,732
        Other Oper. Items Liab. (Sch 1)             21,427,520                (119)      (138,791,147)       105,112,615
                                               ---------------     ---------------    ---------------    ---------------
NET CASH PROVIDED (USED) OPERATING                  11,616,952                   0        181,032,538      1,714,277,249
CASH FLOWS - INVESTING ACTIVITIES:
  Plant & Property Additions:
     Gross Additions to Utility Plant               (2,854,927)                           (10,849,829)      (733,218,148)
     Other Gross Additions                                                                                   (12,834,320)
                                               ---------------     ---------------    ---------------    ---------------
        Total Gross Additions                       (2,854,927)                  0        (10,849,829)      (746,052,468)
  AFUDC - Equity                                                                                               2,329,674
                                               ---------------     ---------------    ---------------    ---------------
        Cash Used Plant & Prop. Adds                (2,854,927)                  0        (10,849,829)      (743,722,794)
  Invest in Subs - Equity & Debt                                                           (3,333,333)      (183,975,108)
  Purchase of Houston Pipe Line
  Purchase of U. K. Generation
  Purchase of MEMCO
  Purchase of Quaker Coal Co.
  Purchase of Indian Mesa
  Proceeds - Sale of Yorkshire
  Proceeds - Sale of Frontera                                                                                264,731,214
  Proceeds - Sales of Property                                                                                19,323,737
  Proceeds - Sale & Leaseback Trans
  Other Investing Activities                       (54,951,043)                                               95,930,998
                                               ---------------     ---------------    ---------------    ---------------
NET CASH PROVIDED (USED) INVESTING                 (57,805,970)                  0        (14,183,162)      (547,711,953)
CASH FLOWS - FINANCING ACTIVITIES:
   Proceeds from Issuances of:
     Capital Contributions from Parent                       0                             17,470,000                  0
        Common Stock                                                                                             303,000
        Preferred Stock
        Minority Interest                           (5,514,715)
        Long-term Debt                                                                                       261,462,095
        Long-term Debt - Affiliated Cos.           123,876,538                                               350,363,127
        Change in Money Pool                      (122,082,211)                          (188,799,732)       122,315,568
        Short-term Debt (net)                       50,000,000                                              (978,883,755)
                                               ---------------     ---------------    ---------------    ---------------
          Total Issuances                           46,279,612                   0       (171,329,732)      (244,439,965)
  Cash Paid To Retire:
     Preferred Stock                                                                                                   0
     Long-term Debt                                                                                         (883,508,940)
     Long-term Debt - Affiliated Cos.                                                                        (50,000,000)
                                               ---------------     ---------------    ---------------    ---------------
        Total Retirements                                    0                   0                  0       (933,508,940)
  Dividends Paid on Common Stock
  Preferred Dividends on Minority Interests
  Dividends Paid on Preferred Stock
                                               ---------------     ---------------    ---------------    ---------------
NET CASH PROVIDED (USED) FINANCING                  46,279,612                   0       (171,329,732)    (1,177,948,905)
                                               ---------------     ---------------    ---------------    ---------------
EFFECT OF EXCHANGE RATE CHANGES                                                                               (2,432,661)

NET INCREASE (DECREASE) IN CASH                         90,594                   0         (4,480,356)       (13,816,270)

CASH AT BEGINNING OF PERIOD                              5,096                   0          5,390,357        136,576,968
                                               ---------------     ---------------    ---------------    ---------------
CASH AT END OF PERIOD                                   95,690                   0            910,001        122,760,698
                                               ===============     ===============    ===============    ===============
CASH PAID DURING THE PERIOD FOR:
  Interest (net of ABFUDC)                          10,642,197                   0          6,336,460        449,620,296
  Income Taxes (State & Federal)                   (25,552,100)                 50         12,061,400        353,509,318
NONCASH INVESTING ACTIVITIES:
  Utility Assets - Capital Leases                    5,229,613                   0                  0                  0
  NonUtility Assets - Capital Leases                         0                   0                  0                  0
     Total Capital Leases                            5,229,613                   0                  0                  0

American Electric Power Co. and Subsidiaries
Consolidated Statement of Cash Flows YTD December 31, 2001
------------------------------------------------------------------------------------------------------------------------
                                                    AEPRELLC            AEPC&I            AEPT&DSVC          AEPTEXASGP
                                                  (AEP Retail)          CONSOL.                             (AEP Texas)
------------------------------------------------------------------------------------------------------------------------
CASH FLOWS - OPERATING ACTIVITIES:
  Consolidated Net Income                             (111,480)         (3,267,098)           (76,815)            (1,855)
  Adj. to Recon. N/I to Cash Flow:
     Depreciation & Amortization                                         2,647,043
     Prov for Def Income Taxes (net)                    32,361                                                         0
     Def Invest Tax Credits (net)
     AFUDC - Equity
     Equity/Undist. Subs. Earnings
     Mark to market Energy Trading
     Decrease (Increase) in:
        Accounts Receivable (net)                     (128,772)           (116,416)          (305,276)            (1,000)
        Fuel, Materials & Supplies                                      (2,519,230)
        Accrued Utility Revenues
        Incr (Decr) in Accounts Payable                 25,135             233,315             68,544              2,953
        Other Oper. Items Assets (Sch 1)
        Other Oper. Items Liab. (Sch 1)               (132,709)             18,528             95,963                (98)
                                               ---------------     ---------------    ---------------    ---------------
NET CASH PROVIDED (USED) OPERATING                    (315,465)         (3,003,858)          (217,584)                 0
CASH FLOWS - INVESTING ACTIVITIES:
  Plant & Property Additions:
     Gross Additions to Utility Plant
     Other Gross Additions                                                (130,500)
                                               ---------------     ---------------    ---------------    ---------------
        Total Gross Additions                                0            (130,500)                 0                  0
  AFUDC - Equity
                                               ---------------     ---------------    ---------------    ---------------
        Cash Used Plant & Prop. Adds                         0            (130,500)                 0                  0
  Invest in Subs - Equity & Debt
  Purchase of Houston Pipe Line
  Purchase of U. K. Generation
  Purchase of MEMCO
  Purchase of Quaker Coal Co.
  Purchase of Indian Mesa
  Proceeds - Sale of Yorkshire
  Proceeds - Sale of Frontera
  Proceeds - Sales of Property
  Proceeds - Sale & Leaseback Trans
  Other Investing Activities                                 0         (14,865,489)
                                               ---------------     ---------------    ---------------    ---------------
NET CASH PROVIDED (USED) INVESTING                           0         (14,995,989)                 0                  0
CASH FLOWS - FINANCING ACTIVITIES:
   Proceeds from Issuances of:
     Capital Contributions from Parent                       0                                      0
        Common Stock
        Preferred Stock
        Minority Interest                                                  (33,209)
        Long-term Debt
        Long-term Debt - Affiliated Cos.
        Change in Money Pool                           315,551          18,078,255            217,584
        Short-term Debt (net)
                                               ---------------     ---------------    ---------------    ---------------
          Total Issuances                              315,551          18,045,046            217,584                  0
  Cash Paid To Retire:
     Preferred Stock
     Long-term Debt
     Long-term Debt - Affiliated Cos.
                                               ---------------     ---------------    ---------------    ---------------
        Total Retirements                                    0                   0                  0                  0
  Dividends Paid on Common Stock
  Preferred Dividends on Minority Interests
  Dividends Paid on Preferred Stock
                                               ---------------     ---------------    ---------------    ---------------
NET CASH PROVIDED (USED) FINANCING                     315,551          18,045,046            217,584                  0
                                               ---------------     ---------------    ---------------    ---------------
EFFECT OF EXCHANGE RATE CHANGES

NET INCREASE (DECREASE) IN CASH                             86              45,199                  0                  0

CASH AT BEGINNING OF PERIOD                                  0                   0                  0                  0
                                               ---------------     ---------------    ---------------    ---------------
CASH AT END OF PERIOD                                       86              45,199                  0                  0
                                               ===============     ===============    ===============    ===============
CASH PAID DURING THE PERIOD FOR:
  Interest (net of ABFUDC)                              11,005             669,961              2,583                  0
  Income Taxes (State & Federal)                        29,000          (1,553,000)          (174,000)            (1,000)
NONCASH INVESTING ACTIVITIES:
  Utility Assets - Capital Leases                            0                   0                  0                  0
  NonUtility Assets - Capital Leases                         0                   0                  0                  0
     Total Capital Leases                                    0                   0                  0                  0

American Electric Power Co. and Subsidiaries
Consolidated Statement of Cash Flows YTD December 31, 2001
------------------------------------------------------------------------------------------------------------------------
                                                   MUTUALENER           AEP COAL           AEP TEXAS          AEP INDIAN
                                                     CONSOL.                               POLR CONS.         MESA CONS.
------------------------------------------------------------------------------------------------------------------------
CASH FLOWS - OPERATING ACTIVITIES:
  Consolidated Net Income                           (8,082,292)            634,548                  0                  0
  Adj. to Recon. N/I to Cash Flow:
     Depreciation & Amortization                                         2,619,934
     Prov for Def Income Taxes (net)                         0                   0                            10,990,000
     Def Invest Tax Credits (net)
     AFUDC - Equity
     Equity/Undist. Subs. Earnings
     Mark to market Energy Trading
     Decrease (Increase) in:
        Accounts Receivable (net)                   (1,070,176)        (26,241,476)                 0                  0
        Fuel, Materials & Supplies                    (407,274)         (5,158,344)
        Accrued Utility Revenues
        Incr (Decr) in Accounts Payable              6,320,973          99,338,143                  0                  0
        Other Oper. Items Assets (Sch 1)
        Other Oper. Items Liab. (Sch 1)             (9,356,801)         38,668,810                  0         (1,844,987)
                                               ---------------     ---------------    ---------------    ---------------
NET CASH PROVIDED (USED) OPERATING                 (12,595,570)        109,861,615                  0          9,145,013
CASH FLOWS - INVESTING ACTIVITIES:
  Plant & Property Additions:
     Gross Additions to Utility Plant                                   (2,978,375)
     Other Gross Additions
                                               ---------------     ---------------    ---------------    ---------------
        Total Gross Additions                                0          (2,978,375)                 0                  0
  AFUDC - Equity
                                               ---------------     ---------------    ---------------    ---------------
        Cash Used Plant & Prop. Adds                         0          (2,978,375)                 0                  0
  Invest in Subs - Equity & Debt
  Purchase of Houston Pipe Line
  Purchase of U. K. Generation
  Purchase of MEMCO
  Purchase of Quaker Coal Co.                                         (101,000,000)
  Purchase of Indian Mesa                                                                                   (175,000,000)
  Proceeds - Sale of Yorkshire
  Proceeds - Sale of Frontera
  Proceeds - Sales of Property
  Proceeds - Sale & Leaseback Trans
  Other Investing Activities                        (3,297,694)                  0                  0
                                               ---------------     ---------------    ---------------    ---------------
NET CASH PROVIDED (USED) INVESTING                  (3,297,694)       (103,978,375)                 0       (175,000,000)
CASH FLOWS - FINANCING ACTIVITIES:
   Proceeds from Issuances of:
     Capital Contributions from Parent                                           0                  0
        Common Stock
        Preferred Stock
        Minority Interest
        Long-term Debt                                                                                        18,000,000
        Long-term Debt - Affiliated Cos.
        Change in Money Pool                        15,893,263                                               147,854,987
        Short-term Debt (net)                                            3,081,179
                                               ---------------     ---------------    ---------------    ---------------
          Total Issuances                           15,893,263           3,081,179                  0        165,854,987
  Cash Paid To Retire:
     Preferred Stock
     Long-term Debt
     Long-term Debt - Affiliated Cos.
                                               ---------------     ---------------    ---------------    ---------------
        Total Retirements                                    0                   0                  0                  0
  Dividends Paid on Common Stock
  Preferred Dividends on Minority Interests
  Dividends Paid on Preferred Stock
                                               ---------------     ---------------    ---------------    ---------------
NET CASH PROVIDED (USED) FINANCING                  15,893,263           3,081,179                  0        165,854,987
                                               ---------------     ---------------    ---------------    ---------------
EFFECT OF EXCHANGE RATE CHANGES

NET INCREASE (DECREASE) IN CASH                             (1)          8,964,419                  0                  0

CASH AT BEGINNING OF PERIOD                                  0                   0                  0                  0
                                               ---------------     ---------------    ---------------    ---------------
CASH AT END OF PERIOD                                       (1)          8,964,419                  0                  0
                                               ===============     ===============    ===============    ===============
CASH PAID DURING THE PERIOD FOR:
  Interest (net of ABFUDC)                              10,436             258,676                  0                  0
  Income Taxes (State & Federal)                    (1,803,000)                  0                  0                  0
NONCASH INVESTING ACTIVITIES:
  Utility Assets - Capital Leases                            0                   0                  0                  0
  NonUtility Assets - Capital Leases                         0                   0                  0                  0
     Total Capital Leases                                    0                   0                  0                  0

Central & Southwest Corporation and Subsidiaries
Consolidated Statement of Cash Flows YTD December 31, 2001
--------------------------------------------------------------------------------------------------------------------
                                              CSW CONS.          ELIM & ADJ           COMBINED             CSW
                                                                                                          CORP.
--------------------------------------------------------------------------------------------------------------------
CASH FLOWS - OPERATING ACTIVITIES:
  Consolidated Net Income                        476,004,505        (499,563,857)        975,568,362     482,171,465
  Adj. to Recon. N/I to Cash Flow:
     Depreciation & Amortization                 528,980,585                   0         528,980,585         326,496
     Prov for Def Income Taxes (net)            (125,086,722)                  0        (125,086,722)      2,307,388
     Def Invest Tax Credits (net)                (12,721,404)                  0         (12,721,404)              0
     AFUDC - Equity                               (2,329,674)                  0          (2,329,674)              0
     Equity/Undist. Subs. Earnings               (14,565,636)        152,308,367        (166,874,003)   (123,788,357)
     Decrease (Increase) in:                               0                   0                   0               0
        Accounts Rec. Affiliated West                      0        (160,068,205)        160,068,205     (17,576,627)
        Accounts Rec. Affiliated East           (183,861,237)                  0        (183,861,237)              0
        Accounts Rec. - Factored West                      0           8,679,586          (8,679,586)              0
        Accounts Rec. - Factored East             (4,261,577)                  0          (4,261,577)     (8,917,644)
        Accounts Rec. - Nonaffiliated          1,382,393,651                   0       1,382,393,651       1,130,285
        Dividends Receivable                               0                   0                   0               0
        Fuel, Materials & Supplies               (25,917,450)                  0         (25,917,450)              0
        Accrued Utility Revenues                           0                   0                   0               0
        Accounts Payable - Affiliated West                (0)         10,157,326         (10,157,326)         15,704
        Accounts Payable - Affiliated East      (571,756,847)                  0        (571,756,847)   (340,653,379)
        Accounts Payable  - Nonaffiliated       (125,602,292)                  0        (125,602,292)     (4,039,714)
         Interest Payable - Affiliated West                0             (92,678)             92,678               0
         Interest Payable - Affiliated East       (1,544,726)                  0          (1,544,726)              0
        Mark to market Energy Trading            (17,338,000)        (17,338,000)                  0               0
        Other Oper. Items Assets (Sch 1)         305,226,732         305,226,732                   0               0
        Other Oper. Items Liab. (Sch 1)          106,657,341        (170,742,752)        277,400,093       9,834,224
                                          ------------------  ------------------  ------------------ ------------------
NET CASH PROVIDED (USED) OPERATING             1,714,277,249        (371,433,481)      2,085,710,730         809,842
CASH FLOWS - INVESTING ACTIVITIES:
  Plant & Property Additions:
     Gross Additions to Utility Plant           (733,218,148)                  0        (733,218,148)              0
     Other Gross Additions                       (12,834,320)                  0         (12,834,320)              0
                                          ------------------  ------------------  ------------------ ------------------
        Total Gross Additions                   (746,052,468)                  0        (746,052,468)              0
  AFUDC - Equity                                   2,329,674                   0           2,329,674               0
                                          ------------------  ------------------  ------------------ ------------------
        Cash Used Plant & Prop. Adds            (743,722,794)                  0        (743,722,794)              0
  Invest in Subs - Equity & Debt                (183,975,108)                  0        (183,975,108)              0
  Proceeds - Sales of Property                    19,323,737                   0          19,323,737               0
  Proceeds - Sale of Frontera                    264,731,214                   0         264,731,214               0
  Proceeds - Sale & Leaseback Trans                        0                   0                   0               0
  Other Investing Activities                      95,930,998             811,042          95,119,956        (811,042)
                                          ------------------  ------------------  ------------------ ------------------
NET CASH PROVIDED (USED) INVESTING              (547,711,953)            811,042        (548,522,995)       (811,042)
CASH FLOWS - FINANCING ACTIVITIES:
   Proceeds from Issuances of:
     Capital Contributions from Parent                     0          19,222,754         (19,222,754)              0
        Common Stock                                 303,000                   0             303,000               0
        Preferred Stock                                    0                   0                   0               0
        Minority Interest                                  0                   0                   0               0
        Long-term Debt                           261,462,095                   0         261,462,095               0
        Long-Term Debt - Affiliated  Cos.        350,363,127                   0         350,363,127               0
        Money Pool Payable - East                105,981,939                   0         105,981,939               0
        Money Pool Payable - West                 16,333,629                   0          16,333,629               0
        Short-term Debt (net)                   (978,883,755)                  0        (978,883,755)              0
                                          ------------------  ------------------  ------------------ ------------------
          Total Issuances                       (244,439,965)         19,222,754        (263,662,719)              0
  Cash Paid To Retire:
     Preferred Stock                                       0                   0                   0               0
     Long-term Debt                             (883,508,940)                  0        (883,508,940)              0
     Long-term Debt - Affiliated Cos.            (50,000,000)                  0         (50,000,000)              0
                                          ------------------  ------------------  ------------------ ------------------
        Total Retirements                       (933,508,940)                  0        (933,508,940)              0
  Dividends Paid on Common Stock                           0         347,709,105        (347,709,105)              0
  Dividends Paid on Preferred Stock                        0             787,400            (787,400)              0
                                          ------------------  ------------------  ------------------ ------------------
NET CASH PROVIDED (USED) FINANCING            (1,177,948,905)        367,719,259      (1,545,668,164)              0
                                          ------------------  ------------------  ------------------ ------------------
EFFECT OF EXCHANGE RATE CHANGES                   (2,432,661)                  0          (2,432,661)              0

NET INCREASE (DECREASE) IN CASH                  (13,816,270)         (2,903,180)        (10,913,090)         (1,200)

CASH AT BEGINNING OF PERIOD                      136,576,968           2,903,180         133,673,788           1,200
                                          ------------------  ------------------  ------------------ ------------------
CASH AT END OF PERIOD                            122,760,698                   0         122,760,698              (0)

CASH PAID DURING THE PERIOD FOR:
  Interest (net of ABFUDC)                       449,620,296                   0         449,620,296               0
  Income Taxes (State & Federal)                 353,509,318                   0         353,509,318               0
NONCASH INVESTING ACTIVITIES:
  Utility Assets - Capital Leases                          0                   0                   0               0
  NonUtility Assets - Capital Leases                       0                   0                   0               0
     Total Capital Leases                                  0                   0                   0               0

Central & Southwest Corporation and Subsidiaries
Consolidated Statement of Cash Flows YTD December 31, 2001
---------------------------------------------------------------------------------------------------------------------
                                                CPLCo              PSOCo              SWEPCo              WTUCo
                                               CONSOL.            CONSOL.             CONSOL.
---------------------------------------------------------------------------------------------------------------------
CASH FLOWS - OPERATING ACTIVITIES:
  Consolidated Net Income                        182,277,199         57,758,861          89,366,586        12,310,609
  Adj. to Recon. N/I to Cash Flow:
     Depreciation & Amortization                 168,341,222         80,244,801         121,814,226        50,705,348
     Prov for Def Income Taxes (net)             (72,567,527)       (17,751,024)        (31,396,485)      (11,891,049)
     Def Invest Tax Credits (net)                 (5,206,908)        (1,790,796)         (4,452,888)       (1,270,812)
     AFUDC - Equity                                 (860,657)          (900,909)           (571,968)            3,860
     Equity/Undist. Subs. Earnings                         0                  0                   0                 0
     Decrease (Increase) in:                               0                  0                   0                 0
        Accounts Rec. Affiliated West             27,089,484                  0          (8,910,888)          (99,869)
        Accounts Rec. Affiliated East             (2,067,016)        (7,452,525)           (243,598)       25,667,101
        Accounts Rec. - Factored West                      0                  0          (8,679,586)                0
        Accounts Rec. - Factored East              8,657,742                  0                   0        (4,001,675)
        Accounts Rec. - Nonaffiliated             19,181,848         28,856,779           7,841,779        21,406,043
        Dividends Receivable                               0                  0                   0                 0
        Fuel, Materials & Supplies               (18,215,024)          (587,848)        (15,806,843)        3,186,438
        Accrued Utility Revenues                           0                  0                   0                 0
        Accounts Payable - Affiliated West         9,778,536                  0            (976,422)      (18,615,190)
        Accounts Payable - Affiliated East        11,843,579        (23,699,507)          1,878,802       (12,208,309)
        Accounts Payable  - Nonaffiliated        (76,933,098)       (31,619,600)        (35,392,810)      (29,908,162)
         Interest Payable - Affiliated West                0                  0                   0                 0
         Interest Payable - Affiliated East       (1,493,885)        (1,037,440)                  0          (215,112)
        Mark to market Energy Trading            (12,048,000)                 0          (3,472,000)       (1,818,000)
        Other Oper. Items Assets (Sch 1)         200,396,956         40,042,128          28,353,924        36,433,724
        Other Oper. Items Liab. (Sch 1)           31,745,616         27,796,354          30,259,223         2,674,996
                                          ------------------ ------------------  ------------------ ------------------
NET CASH PROVIDED (USED) OPERATING               469,920,067        149,859,274         169,611,052        72,359,941
CASH FLOWS - INVESTING ACTIVITIES:
  Plant & Property Additions:
     Gross Additions to Utility Plant           (194,592,630)      (125,420,705)       (112,296,858)      (39,658,470)
     Other Gross Additions                          (354,057)          (359,111)           (411,540)         (126,968)
                                          ------------------ ------------------  ------------------ ------------------
        Total Gross Additions                   (194,946,687)      (125,779,816)       (112,708,398)      (39,785,438)
  AFUDC - Equity                                     860,657            900,909             571,968            (3,860)
                                          ------------------ ------------------  ------------------ ------------------
        Cash Used Plant & Prop. Adds            (194,086,030)      (124,878,907)       (112,136,430)      (39,789,298)
  Invest in Subs - Equity & Debt                           0                  0         (85,716,367)                0
  Proceeds - Sales of Property                             0                  0                   0                 0
  Proceeds - Sale of Frontera                              0                  0                   0                 0
  Proceeds - Sale & Leaseback Trans                        0                  0                   0                 0
  Other Investing Activities                               0                  0                   0                 0
                                          ------------------ ------------------  ------------------ ------------------
NET CASH PROVIDED (USED) INVESTING              (194,086,030)      (124,878,907)       (197,852,797)      (39,789,298)
CASH FLOWS - FINANCING ACTIVITIES:
   Proceeds from Issuances of:
     Capital Contributions from Parent                     0                  0                   0                 0
        Common Stock                                       0                  0                   0                 0
        Preferred Stock                                    0                  0                   0                 0
        Minority Interest                                  0                  0                   0                 0
        Long-term Debt                           260,161,946                  0                   0                 0
        Long-Term Debt - Affiliated  Cos.                  0                  0                   0                 0
        Money Pool Payable - East                 84,565,438         41,966,246         106,786,869        (8,129,932)
        Money Pool Payable - West                          0                  0                   0                 0
        Short-term Debt (net)                              0                  0                   0                 0
                                          ------------------ ------------------  ------------------ ------------------
          Total Issuances                        344,727,384         41,966,246         106,786,869        (8,129,932)
  Cash Paid To Retire:
     Preferred Stock                                       0                  0                   0                 0
     Long-term Debt                             (475,606,000)       (20,000,000)           (595,000)                0
     Long-term Debt - Affiliated Cos.                      0                  0                   0                 0
                                          ------------------ ------------------  ------------------ ------------------
        Total Retirements                       (475,606,000)       (20,000,000)           (595,000)                0
  Dividends Paid on Common Stock                (148,057,007)       (52,240,069)        (74,212,088)      (28,823,941)
  Dividends Paid on Preferred Stock                 (241,551)          (212,637)           (229,055)         (104,157)
                                          ------------------ ------------------  ------------------ ------------------
NET CASH PROVIDED (USED) FINANCING              (279,177,174)       (30,486,460)         31,750,726       (37,058,030)
                                          ------------------ ------------------  ------------------ ------------------
EFFECT OF EXCHANGE RATE CHANGES                            0                  0                   0                 0

NET INCREASE (DECREASE) IN CASH                   (3,343,137)        (5,506,093)          3,508,981        (4,487,387)

CASH AT BEGINNING OF PERIOD                       14,252,854         11,300,717           1,906,269         6,940,859
                                          ------------------ ------------------  ------------------ ------------------
CASH AT END OF PERIOD                             10,909,717          5,794,624           5,415,250         2,453,472

CASH PAID DURING THE PERIOD FOR:
  Interest (net of ABFUDC)                       109,834,983         38,250,023          51,125,534        19,279,398
  Income Taxes (State & Federal)                 161,529,377         38,652,982          49,176,363        21,997,000
NONCASH INVESTING ACTIVITIES:
  Utility Assets - Capital Leases                          0                  0                   0                 0
  NonUtility Assets - Capital Leases                       0                  0                   0                 0
     Total Capital Leases                                  0                  0                   0                 0

Central & Southwest Corporation and Subsidiaries
Consolidated Statement of Cash Flows YTD December 31, 2001
---------------------------------------------------------------------------------------------------------------------
                                              SEEBOARD               CSW              LEASING             CREDIT
                                                                    COMM
---------------------------------------------------------------------------------------------------------------------
CASH FLOWS - OPERATING ACTIVITIES:
  Consolidated Net Income                         88,118,636         (42,926,774)        (6,205,075)         27,205,599
  Adj. to Recon. N/I to Cash Flow:
     Depreciation & Amortization                  90,693,144           9,515,484                  0                   0
     Prov for Def Income Taxes (net)               1,305,629          (3,612,690)                 0          (1,341,160)
     Def Invest Tax Credits (net)                          0                   0                  0                   0
     AFUDC - Equity                                        0                   0                  0                   0
     Equity/Undist. Subs. Earnings               (10,967,403)                  0                  0                   0
     Decrease (Increase) in:                               0                   0                  0                   0
        Accounts Rec. Affiliated West                      0                   0                  0                   0
        Accounts Rec. Affiliated East                      0             800,826         (1,037,181)       (177,339,925)
        Accounts Rec. - Factored West                      0                   0                  0                   0
        Accounts Rec. - Factored East                      0                   0                  0                   0
        Accounts Rec. - Nonaffiliated              3,290,058          (2,886,571)           234,780       1,228,629,115
        Dividends Receivable                               0                   0                  0                   0
        Fuel, Materials & Supplies                (5,382,151)          3,374,435                  0                   0
        Accrued Utility Revenues                           0                   0                  0                   0
        Accounts Payable - Affiliated West                 0                   0           (268,024)            (34,936)
        Accounts Payable - Affiliated East        (1,503,528)         (8,627,569)                 0           2,234,256
        Accounts Payable  - Nonaffiliated         10,752,149          (1,605,741)           (23,782)         90,929,429
         Interest Payable - Affiliated West                0                   0                  0                   0
         Interest Payable - Affiliated East           92,678              31,811                  0           2,480,717
        Mark to market Energy Trading                      0                   0                  0                   0
        Other Oper. Items Assets (Sch 1)                   0                   0                  0                   0
        Other Oper. Items Liab. (Sch 1)          (62,943,094)          2,106,662         16,053,532          13,769,821
                                          ------------------  ------------------ ------------------  ------------------
NET CASH PROVIDED (USED) OPERATING               113,456,118         (43,830,127)         8,754,250       1,186,532,916
CASH FLOWS - INVESTING ACTIVITIES:
  Plant & Property Additions:
     Gross Additions to Utility Plant           (119,726,802)         10,955,044                  0                   0
     Other Gross Additions                                 0         (11,819,068)                 0                   0
                                          ------------------  ------------------ ------------------  ------------------
        Total Gross Additions                   (119,726,802)           (864,024)                 0                   0
  AFUDC - Equity                                           0                   0                  0                   0
                                          ------------------  ------------------ ------------------  ------------------
        Cash Used Plant & Prop. Adds            (119,726,802)           (864,024)                 0                   0
  Invest in Subs - Equity & Debt                     609,497                   0                  0                   0
  Proceeds - Sales of Property                     1,469,987                   0         17,853,750                   0
  Proceeds - Sale of Frontera                              0                   0                  0                   0
  Proceeds - Sale & Leaseback Trans                        0                   0                  0                   0
  Other Investing Activities                       6,227,855                   0                  0                   0
                                          ------------------  ------------------ ------------------  ------------------
NET CASH PROVIDED (USED) INVESTING              (111,419,463)           (864,024)        17,853,750                   0
CASH FLOWS - FINANCING ACTIVITIES:
   Proceeds from Issuances of:
     Capital Contributions from Parent                     0                   0          9,600,315         (28,823,069)
        Common Stock                                       0                   0                  0                   0
        Preferred Stock                                    0                   0                  0                   0
        Minority Interest                                  0                   0                  0                   0
        Long-term Debt                                     0                   0                  0                   0
        Long-Term Debt - Affiliated  Cos.                  0         175,269,049                  0                   0
        Money Pool Payable - East                 23,349,653        (130,443,385)                 0          63,661,765
        Money Pool Payable - West                          0                   0                  0                   0
        Short-term Debt (net)                    192,651,670                   0                  0      (1,220,948,000)
                                          ------------------  ------------------ ------------------  ------------------
          Total Issuances                        216,001,323          44,825,664          9,600,315      (1,186,109,304)
  Cash Paid To Retire:
     Preferred Stock                                       0                   0                  0                   0
     Long-term Debt                             (187,307,940)                  0                  0                   0
     Long-term Debt - Affiliated Cos.                      0                   0                  0                   0
                                          ------------------  ------------------ ------------------  ------------------
        Total Retirements                       (187,307,940)                  0                  0                   0
  Dividends Paid on Common Stock                 (14,376,000)                  0        (30,000,000)                  0
  Dividends Paid on Preferred Stock                        0                   0                  0                   0
                                          ------------------  ------------------ ------------------  ------------------
NET CASH PROVIDED (USED) FINANCING                14,317,383          44,825,664        (20,399,685)     (1,186,109,304)
                                          ------------------  ------------------ ------------------  ------------------
EFFECT OF EXCHANGE RATE CHANGES                   (1,321,652)                  0                  0                   0

NET INCREASE (DECREASE) IN CASH                   15,032,386             131,513          6,208,315             423,612

CASH AT BEGINNING OF PERIOD                       73,942,617               2,000          1,004,767            (423,612)
                                          ------------------  ------------------ ------------------  ------------------
CASH AT END OF PERIOD                             88,975,003             133,513          7,213,082                   0

CASH PAID DURING THE PERIOD FOR:
  Interest (net of ABFUDC)                       125,729,346           6,542,116                  0          62,369,566
  Income Taxes (State & Federal)                  17,095,536                   0                  0          14,466,250
NONCASH INVESTING ACTIVITIES:
  Utility Assets - Capital Leases                          0                   0                  0                   0
  NonUtility Assets - Capital Leases                       0                   0                  0                   0
     Total Capital Leases                                  0                   0                  0                   0

Central & Southwest Corporation and Subsidiaries
Consolidated Statement of Cash Flows YTD December 31, 2001
---------------------------------------------------------------------------------------------------------------------------------
                                                CSW               ESI                 CSW                 CSW              REP
                                              ENERGY                                 INT'L.             ENERSHOP          HOLDCO
---------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS - OPERATING ACTIVITIES:
  Consolidated Net Income                       64,831,183        (23,649,238)          47,714,210         (1,977,153) (1,427,747)
  Adj. to Recon. N/I to Cash Flow:
     Depreciation & Amortization                 5,438,894          1,423,392              235,169            242,409           0
     Prov for Def Income Taxes (net)           (12,018,380)         5,482,798           16,395,778                  0           0
     Def Invest Tax Credits (net)                        0                  0                    0                  0           0
     AFUDC - Equity                                      0                  0                    0                  0           0
     Equity/Undist. Subs. Earnings             (15,082,963)                 0          (17,035,280)                 0           0
     Decrease (Increase) in:                             0                  0                    0                  0           0
        Accounts Rec. Affiliated West          158,870,576            694,305                    0              1,225           0
        Accounts Rec. Affiliated East                    0                  0          (21,748,189)                 0    (440,730)
        Accounts Rec. - Factored West                    0                  0                    0                  0           0
        Accounts Rec. - Factored East                    0                  0                    0                  0           0
        Accounts Rec. - Nonaffiliated           (7,547,083)        14,435,876           67,147,235            673,654        (147)
        Dividends Receivable                             0                  0                    0                  0           0
        Fuel, Materials & Supplies                       0          7,513,543                    0                  0           0
        Accrued Utility Revenues                         0                  0                    0                  0           0
        Accounts Payable - Affiliated West               0            (56,994)                   0                  0           0
        Accounts Payable - Affiliated East               0        (69,478,954)        (134,105,248)           105,551   2,457,459
        Accounts Payable  - Nonaffiliated       (9,945,307)       (37,798,394)             (30,161)            12,898           0
         Interest Payable - Affiliated West              0                  0               92,678                  0           0
         Interest Payable - Affiliated East     (1,437,360)                 0               33,865                  0           0
        Mark to market Energy Trading                    0                  0                    0                  0           0
        Other Oper. Items Assets (Sch 1)                 0                  0                    0                  0           0
        Other Oper. Items Liab. (Sch 1)        (63,787,907)        (3,652,426)         (12,100,215)        (1,050,589) (1,194,835)
                                         ------------------ -----------------   ------------------ ------------------ -------------
NET CASH PROVIDED (USED) OPERATING             119,321,653       (105,086,092)         (53,400,158)        (1,992,005)   (606,000)
CASH FLOWS - INVESTING ACTIVITIES:
  Plant & Property Additions:
     Gross Additions to Utility Plant         (147,206,346)        (7,572,498)           2,306,227             (5,110)          0
     Other Gross Additions                               0                  0                    0            236,424           0
                                         ------------------ -----------------   ------------------ ------------------ -------------
        Total Gross Additions                 (147,206,346)        (7,572,498)           2,306,227            231,314           0
  AFUDC - Equity                                         0                  0                    0                  0           0
                                         ------------------ -----------------   ------------------ ------------------ -------------
        Cash Used Plant & Prop. Adds          (147,206,346)        (7,572,498)           2,306,227            231,314           0
  Invest in Subs - Equity & Debt                         0        (15,526,453)         (83,341,785)                 0           0
  Proceeds - Sales of Property                           0                  0                    0                  0           0
  Proceeds - Sale of Frontera                  264,731,214                  0                    0                  0           0
  Proceeds - Sale & Leaseback Trans                      0                  0                    0                  0           0
  Other Investing Activities                     3,808,454                  0           85,894,689                  0           0
                                         ------------------ -----------------   ------------------ ------------------ -------------
NET CASH PROVIDED (USED) INVESTING             121,333,322        (23,098,951)           4,859,131            231,314           0
CASH FLOWS - FINANCING ACTIVITIES:
   Proceeds from Issuances of:
     Capital Contributions from Parent                   0                  0                    0                  0           0
        Common Stock                                     0                  0                    0                  0     303,000
        Preferred Stock                                  0                  0                    0                  0           0
        Minority Interest                                0                  0                    0                  0           0
        Long-term Debt                                   0          1,300,149                    0                  0           0
        Long-Term Debt - Affiliated  Cos.      100,000,000         60,094,078                    0         15,000,000           0
        Money Pool Payable - East             (108,688,360)                 0           46,104,068        (13,190,423)          0
        Money Pool Payable - West                        0         16,333,629                    0                  0           0
        Short-term Debt (net)                            0         49,412,575                    0                  0           0
                                         ------------------ -----------------   ------------------ ------------------ -------------
          Total Issuances                       (8,688,360)       127,140,431           46,104,068          1,809,577     303,000
  Cash Paid To Retire:
     Preferred Stock                                     0                  0                    0                  0           0
     Long-term Debt                           (200,000,000)                 0                    0                  0           0
     Long-term Debt - Affiliated Cos.          (50,000,000)                 0                    0                  0           0
                                         ------------------ -----------------   ------------------ ------------------ -------------
        Total Retirements                     (250,000,000)                 0                    0                  0           0
  Dividends Paid on Common Stock                         0                  0                    0                  0           0
  Dividends Paid on Preferred Stock                      0                  0                    0                  0           0
                                         ------------------ -----------------   ------------------ ------------------ -------------
NET CASH PROVIDED (USED) FINANCING            (258,688,360)       127,140,431           46,104,068          1,809,577     303,000
                                         ------------------ -----------------   ------------------ ------------------ -------------
EFFECT OF EXCHANGE RATE CHANGES                          0                  0           (1,111,009)                 0           0

NET INCREASE (DECREASE) IN CASH                (18,033,385)        (1,044,612)          (3,547,968)            48,885    (303,000)

CASH AT BEGINNING OF PERIOD                     20,387,603                  0            4,407,399            (48,885)          0
                                         ------------------ -----------------   ------------------ ------------------ -------------
CASH AT END OF PERIOD                            2,354,218         (1,044,612)             859,431                  0    (303,000)

CASH PAID DURING THE PERIOD FOR:
  Interest (net of ABFUDC)                      25,205,018                  0           10,059,417          1,224,895           0
  Income Taxes (State & Federal)                31,071,800                  0           19,520,010                  0           0
NONCASH INVESTING ACTIVITIES:
  Utility Assets - Capital Leases                        0                  0                    0                  0           0
  NonUtility Assets - Capital Leases                     0                  0                    0                  0           0
     Total Capital Leases                                0                  0                    0                  0           0

APPALACHIAN POWER COMPANY   Consolidated Statement of Cash Flows
--------------------------------------------------------------------------------------------------------------------------------
                                           APCo Cons.    ELIM & ADJ    APCo Corp.      CACCo      Cedar       SACCo        WVPCo
--------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS - OPERATING ACTIVITIES:
Consolidated Net Income                  161,818,276      (631,383)  161,818,276      24,022    100,307      500,201       6,853
Adj. to Recon. N/I to Cash Flow:
 Depreciation & Amortization             180,505,480             0   180,505,480           0          0            0           0
 Prov for Def Income Taxes (net)          42,498,113             0    42,584,901      66,036   (385,493)     232,669           0
 Def Invest Tax Credits (net)             (4,764,823)            0    (4,764,823)          0          0            0           0
 AFUDC - Equity                                5,338             0         5,338           0          0            0           0
 Equity/Undist. Subs. Earnings                     0       631,383      (631,383)          0          0            0           0
 Decrease (Increase) in:
   Accounts Receivable (net)             134,098,915     3,424,859   136,166,621    (501,847)(3,232,663)  (1,756,258)     (1,796)
   Fuel, Materials & Supplies            (19,956,663)         (497)  (19,956,166)          0          0            0           0
   Accrued Utility Revenues               35,591,132             0    35,591,132           0          0            0           0
 Incr (Decr) in Accounts Payable         (45,073,190)   (4,223,023)  (41,729,686)     87,206   (292,914)   1,082,745       2,481
 Mark to market                          (68,254,000)  (68,254,000)
 Other Oper. Items Assets (Sch 1)        (64,626,669)  (64,626,669)
 Other Oper. Items Liabilities (Sch 1)    33,578,572   133,679,330  (107,387,053)    324,155  4,557,978    2,409,138      (4,976)
                                        ------------  ------------  ------------ ----------- ----------  ----------- ------------
NET CASH PROVIDED (USED) OPERATING       385,420,481            (0)  382,202,637        (429)   747,215    2,468,495       2,562

CASH FLOWS - INVESTING ACTIVITIES:
Plant & Property Additions:
 Gross Additions to Utility Plant       (305,603,150)            0  (305,603,150)          0          0            0           0
 Other Gross Additions                      (437,755)            0      (437,755)          0          0            0           0
                                        ------------  ------------  ------------ ----------- ----------  ----------- ------------
   Total Gross Additions                (306,040,905)            0  (306,040,905)          0          0            0           0
 AFUDC - Equity                               (5,338)            0        (5,338)          0          0            0           0
                                        ------------  ------------  ------------ ----------- ----------  ----------- ------------
   Cash Used Plant & Prop. Adds         (306,046,242)            0  (306,046,242)          0          0            0           0
Invest in Subs - Equity & Debt                     0             0             0           0          0            0           0
Proceeds - Sales of Property               1,181,969             0     1,181,969           0          0            0           0
Proceeds - Sale & Leaseback Trans                  0             0             0           0          0            0           0
Other Investing Activities                         0             0             0           0          0            0           0
                                        ------------  ------------  ------------ ----------- ----------  ----------- ------------
NET CASH PROVIDED (USED) INVESTING      (304,864,273)            0  (304,864,273)          0          0            0           0

CASH FLOWS - FINANCING ACTIVITIES:
Proceeds from Issuances of:
 Capital Contributions from Parent                 0             0             0           0          0            0           0
 Common Stock                                      0             0             0           0          0            0           0
 Preferred Stock                                   0             0             0           0          0            0           0
 Long-term Debt                          124,587,500             0   124,587,500           0          0            0           0
 Short-term Debt (net)                  (191,495,000)            0  (191,495,000)          0          0            0           0
Change in Money Pool                     300,204,241             0   303,226,867     (22,413)  (642,553)  (2,354,933)     (2,727)
                                        ------------  ------------  ------------ ----------- ----------  ----------- ------------
    Total Issuances                      233,296,741             0   236,319,367     (22,413)  (642,553)  (2,354,933)     (2,727)
Cash Paid To Retire:
 Preferred Stock                                   0             0             0           0          0            0           0
 Long-term Debt                         (175,000,000)            0  (175,000,000)          0          0            0           0
                                        ------------  ------------  ------------ ----------- ----------  ----------- ------------
    Total Retirements                   (175,000,000)            0  (175,000,000)          0          0            0           0
Dividends Paid on Common Stock          (129,594,120)            0  (129,594,120)          0          0            0           0
Dividends Paid on Preferred Stock         (1,442,543)            0    (1,442,543)          0          0            0           0
                                        ------------  ------------  ------------ ----------- ----------  ----------- ------------
NET CASH PROVIDED (USED) FINANCING       (72,739,922)            0   (69,717,296)    (22,413)  (642,553)  (2,354,933)     (2,727)
                                        ------------  ------------  ------------ ----------- ----------  ----------- ------------
NET INCREASE (DECREASE) IN CASH            7,816,286            (0)    7,621,068     (22,841)   104,662      113,563        (165)

CASH AT BEGINNING OF PERIOD                5,846,710             0     5,815,829      23,487      5,533           78       1,783
                                        ------------  ------------  ------------ ----------- ----------  ----------- ------------
CASH AT END OF PERIOD                     13,662,996             0    13,436,897         646    110,194      113,641       1,618
                                         ===========   ===========   =========== =========== ==========  =========== ===========

CASH PAID DURING THE PERIOD FOR:
 INTEREST (net of ABFUDC)                117,283,027          (605)  117,283,632           0          0            0           0
 INCOME TAXES (State & Federal)           56,981,200             0    56,474,100     (74,100)   248,100      327,900       5,200
NONCASH INVESTING ACTIVITIES:
 Utility Plant - Capital Leases            2,510,162             0     2,510,162           0          0            0           0
 Nonutility Plant - Capital Leases                 0             0             0           0          0            0           0

COLUMBUS SOUTHERN POWER COMPANY
Consolidated Statement of Cash Flows
YTD December 2001
----------------------------------------------------------------------------------------------------------------------------------
                                         CSPCo Cons.      ELIM & ADJ     CSPCo Corp.            CCPC         Simco         Colomet
----------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS - OPERATING ACTIVITIES:
Consolidated Net Income                  161,876,319        (164,785)    161,876,319          70,000        91,338           3,447
Adj. to Recon. N/I to Cash Flow:
Depreciation & Amortization              105,354,069               0     104,292,297         992,676        69,096               0
Amort Regulatory Debits                   23,146,054               0      23,146,054               0             0               0
Prov for Def Income Taxes (net)           24,107,869               0      24,330,283        (210,494)      (11,920)              0
Def Invest Tax Credits (net)              (4,058,087)              0      (4,052,867)              0        (5,220)              0
AFUDC - Equity (4191000)                     297,939               0         297,939               0             0               0
Equity/Undist. Subs. Earnings                      0         (35,215)         35,215               0             0               0
Decrease (Increase) in:
Accounts Receivable (net)                 19,985,865      (6,521,207)     25,778,347         612,085       (15,148)        131,788
Fuel, Materials & Supplies                (7,780,073)              0      (7,393,033)       (387,040)            0               0
Accrued Utility Revenues                   2,551,640               0       2,551,640               0             0               0
Incr (Decr) in Accounts Payable          (16,248,484)      6,619,433     (22,476,948)       (237,818)       (5,346)       (147,805)
Mark to market                           (44,680,000)    (44,680,000)              0               0             0               0
Other Oper. Items Assets (Sch 1)           1,735,369       1,735,369               0               0             0               0
Other Oper. Items Liabilities (Sch 1)    (32,844,669)     42,846,405     (72,002,565)       (689,658)      (24,335)     (2,974,516)
                                        ------------    ------------    ------------    ------------    ----------    ------------
NET CASH PROVIDED (USED) OPERATING       233,443,811        (200,000)    236,382,681         149,751        98,465      (2,987,086)
CASH FLOWS - INVESTING ACTIVITIES:
Plant & Property Additions:
Gross Additions to Utility Plant        (122,476,192)              0    (122,187,063)              0             0        (289,129)
Other Gross Additions                     (9,757,500)              0               0      (9,757,500)            0               0
                                        ------------    ------------    ------------    ------------    ----------    ------------
Total Gross Additions                   (132,233,692)              0    (122,187,063)     (9,757,500)            0        (289,129)
AFUDC - Equity                              (297,939)              0        (297,939)              0             0               0
                                        ------------    ------------    ------------    ------------    ----------    ------------
Cash Used Plant & Prop. Adds            (132,531,631)              0    (122,485,002)     (9,757,500)            0        (289,129)
Invest in Subs - Equity & Debt                     0       2,822,302      (2,822,302)              0             0               0
Proceeds - Sales of Property              10,840,454               0       1,594,758       9,245,696             0               0
Proceeds - Sale & Leaseback Trans                  0               0               0               0             0               0
Other Investing Activities                         0               0               0               0             0               0
                                        ------------    ------------    ------------    ------------    ----------    ------------

NET CASH PROVIDED (USED) INVESTING      (121,691,177)      2,822,302    (123,712,546)       (511,804)            0        (289,129)
                                        ------------    ------------    ------------    ------------    ----------    ------------
CASH FLOWS - FINANCING ACTIVITIES:
Proceeds from Issuances of:
Capital Contributions from Parent                  0               0               0               0             0               0
Common Stock                                       0               0               0               0             0               0
Preferred Stock                                    0               0               0               0             0               0
Long-term Debt                           200,000,000      (2,822,302)    200,000,000               0             0       2,822,302
Change in Money Pool                      92,652,315               0      91,697,703         370,575         1,535         582,502
Short-term Debt (net)                              0               0               0               0             0               0
                                        ------------    ------------    ------------    ------------    ----------    ------------
Total Issuances                          292,652,315      (2,822,302)    291,697,703         370,575         1,535       3,404,804
Cash Paid To Retire:
Preferred Stock                           (5,000,000)              0      (5,000,000)              0             0               0
Long-term Debt                          (314,733,231)              0    (314,733,231)              0             0               0
                                        ------------    ------------    ------------    ------------    ----------    ------------

Total Retirements                       (319,733,231)              0    (319,733,231)              0             0               0

Dividends Paid on Common Stock           (82,952,078)        200,000     (82,952,078)              0      (100,000)       (100,000)
Dividends Paid on Preferred Stock           (962,500)              0        (962,500)              0             0               0
                                        ------------    ------------    ------------    ------------    ----------    ------------
NET CASH PROVIDED (USED) FINANCING      (110,995,494)     (2,622,302)   (111,950,106)        370,575       (98,465)      3,304,804
                                                        ------------    ------------    ------------    ----------    ------------

NET INCREASE (DECREASE) IN CASH              757,140               0         720,029           8,522             0          28,589

CASH AT BEGINNING OF PERIOD               11,600,207               0      11,593,077           6,830             0             300
                                        ------------    ------------    ------------    ------------    ----------    ------------
CASH AT END OF PERIOD                     12,357,347               0      12,313,106          15,352             0          28,889
                                        ============    ============    ============    ============    ==========    ============
CASH PAID DURING THE PERIOD FOR:
INTEREST (net of ABFUDC)                  68,595,700            (606)     68,561,462          34,844             0               0
INCOME TAXES (State & Federal)            80,484,500               0      79,547,000         666,800        78,000         192,700
NONCASH INVESTING ACTIVITIES:
Utility Assets - Capital Lease             1,019,036               0       1,019,036               0             0               0
Nonutility Assets - Capital Lease                  0               0               0               0             0               0

INDIANA MICHIGAN POWER COMPANY
Consolidating Statement of Cash Flows
PERIOD ENDING December 2001
------------------------------------------------------------------------------------------------------------------------
                                                  I&M          Eliminations         I&M            Blackhawk Price River
CASH FLOWS - OPERATING ACTIVITIES:           Consolidated     & Adjustments     Corporation         Coal Co.    Coal Co.
------------------------------------------------------------------------------------------------------------------------
Consolidated Net Income                     75,787,950.62      (996,352.00)    75,787,950.62      996,352.00    0.00
Adj. to Recon. N/I to Cash Flow:
Depreciation & Amortization                166,360,007.05             0.00    166,360,007.05            0.00    0.00
Prov for Def Income Taxes (net)            (29,204,810.00)            0.00    (29,397,795.00)     192,985.00    0.00
Def Invest Tax Credits (net)                (8,324,685.00)            0.00     (8,324,685.00)           0.00    0.00
AFUDC - Equity                                  45,777.79             0.00         45,777.79            0.00    0.00
Equity/Undist. Subs. Earnings                        0.00    (5,292,690.61)     5,292,690.61            0.00    0.00
Decrease (Increase) in:
Accounts Receivable (net)                   64,842,213.36       118,336.75     63,259,112.20    1,464,764.41    0.00
Fuel, Materials & Supplies                 (19,425,760.59)            0.00    (19,425,760.59)           0.00    0.00
Accrued Utility Revenues                    (2,071,505.45)            0.00     (2,071,505.45)           0.00    0.00
Incr (Decr) in Accounts Payable            (60,185,498.67)     (117,986.66)   (60,165,466.46)      97,954.45    0.00
Mark to Market Trading Contracts           (19,502,000.00)  (19,502,000.00)
Other Oper. Items Assets (Sch 1)            15,962,866.14    15,962,866.14
Other Oper. Items Liabilities (Sch 1)       51,923,158.54     3,527,783.77     46,938,607.34    1,456,767.43    0.00
                                           --------------    -------------    --------------    ------------    ----
NET CASH PROVIDED (USED) OPERATING         236,207,713.79    (6,300,042.61)   238,298,933.11    4,208,823.29    0.00

CASH FLOWS - INVESTING ACTIVITIES:
Plant & Property Additions:
Gross Additions to Utility Plant           (90,796,081.93)            0.00    (90,796,081.93)           0.00    0.00
Other Gross Additions                         (210,349.83)            0.00       (210,349.83)           0.00    0.00
                                           --------------    -------------    --------------    ------------    ----
Total Gross Additions                      (91,006,431.76)            0.00    (91,006,431.76)           0.00    0.00
AFUDC - Equity                                 (45,777.79)            0.00        (45,777.79)           0.00    0.00
                                           --------------    -------------    --------------    ------------    ----
Cash Used Plant & Prop. Adds               (91,052,209.55)            0.00    (91,052,209.55)           0.00    0.00
Invest in Subs - Equity & Debt                       0.00             0.00              0.00            0.00    0.00
Proceeds - Sales of Property                 1,074,349.00             0.00      1,074,349.00            0.00    0.00
Proceeds - Sale & Leaseback Trans                    0.00             0.00              0.00            0.00    0.00
Other Investing Activities                 (92,615,924.47)            0.00    (92,615,924.47)           0.00    0.00
                                           --------------    -------------    --------------    ------------    ----
NET CASH PROVIDED (USED) INVESTING        (182,593,785.02)            0.00   (182,593,785.02)           0.00    0.00

CASH FLOWS - FINANCING ACTIVITIES:
Proceeds from Issuances of:
Capital Contributions from Parent                    0.00             0.00              0.00            0.00    0.00
Common Stock                                         0.00             0.00              0.00            0.00    0.00
Preferred Stock                                      0.00             0.00              0.00            0.00    0.00
Long-term Debt                             297,655,636.00             0.00    297,655,636.00            0.00    0.00
Change in Money Pool                      (299,891,219.34)            0.00   (302,016,110.19)   2,124,890.85    0.00
Short-term Debt (net)                                0.00             0.00              0.00            0.00    0.00
                                           --------------    -------------    --------------    ------------    ----
Total Issuances                             (2,235,583.34)            0.00     (4,360,474.19)   2,124,890.85    0.00
Cash Paid To Retire:
Preferred Stock                                      0.00             0.00              0.00            0.00    0.00
Long-term Debt                             (44,922,491.40)            0.00    (44,922,491.40)           0.00    0.00
                                           --------------    -------------    --------------    ------------    ----
Total Retirements                          (44,922,491.40)            0.00    (44,922,491.40)           0.00    0.00
Dividends Paid on Common Stock                       0.00     6,300,042.61              0.00   (6,300,042.61)   0.00
Dividends Paid on Preferred Stock           (4,486,826.58)            0.00     (4,486,826.58)           0.00    0.00
                                           --------------    -------------    --------------    ------------    ----
NET CASH PROVIDED (USED) FINANCING         (51,644,901.32)    6,300,042.61    (53,769,792.17)  (4,175,151.76)   0.00

NET INCREASE (DECREASE) IN CASH              1,969,027.45             0.00      1,935,355.92       33,671.53    0.00
CASH AT BEGINNING OF PERIOD                 14,835,222.31             0.00     14,818,007.28       17,215.03    0.00
                                           --------------    -------------    --------------    ------------    ----
CASH AT END OF PERIOD                       16,804,249.76             0.00     16,753,363.20       50,886.56    0.00
                                            =============             ====     =============       =========    ====
CASH PAID DURING THE PERIOD FOR:
Interest (net of ABFUDC)                    92,139,686.15             0.00     92,139,686.15            0.00    0.00
Income Taxes (State & Federal)             100,469,900.00             0.00     99,212,900.00    1,257,000.00    0.00
Noncash Investing Activities:
Utility Assets - Capital Lease               1,022,905.80             0.00      1,022,905.80            0.00    0.00
NonUtility Assets - Capital Lease                    0.00             0.00              0.00            0.00    0.00

OHIO POWER COMPANY
Consolidated Statement of Cash Flow as of 12/31/2001
--------------------------------------------------------------------------------------------------------------------------------
                                      OPCo Cons.      ELIM & ADJ      OPCo Corp.           COCCo           SOCCo            WCCo
--------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS - OPERATING ACTIVITIES:
Consolidated Net Income              147,445,368      (7,133,891)    147,445,368      (7,244,116)      6,919,078       7,458,929
Adj. to Recon. N/I to Cash Flow:
Depreciation & Amortization          178,793,020              --     166,651,116              --      11,843,052         298,852
Transition Asset Amortization         73,330,383              --      73,330,383              --              --              --
Prov for Def Income Taxes (net)      215,832,825              --      38,140,205      52,697,230      93,461,992      31,533,398
Def Invest Tax Credits (net)          (3,288,192)             --      (3,288,192)             --              --              --
AFUDC - Equity                           (29,564)             --         (29,564)             --              --              --
Equity/Undist. Subs. Earnings                 --       7,076,903      (7,076,903)             --              --              --
Decrease (Increase) in:                       --              --
Accounts Receivable (net)             51,638,892     (95,830,305)     38,094,700      24,446,881      77,144,091       7,783,525
Fuel, Materials & Supplies             4,852,315            (484)    (16,380,122)      6,363,327      10,850,099       4,019,495
Accrued Utility Revenues                 263,690              --         263,690              --              --              --
Incr (Decr) in Accounts Payable        9,886,755      93,583,724     (61,734,458)     (2,483,625)    (14,538,337)     (4,940,549)
COLI Tax                                      --              --              --              --              --              --
Mark to Market trading               (59,833,000)    (59,833,000)             --              --              --              --
Other Oper. Items Assets (Sch 1)      84,091,540      84,091,540              --              --              --              --
Other Oper. Items Liab. (Sch 1)     (616,228,265)    (22,011,475)   (118,799,449)   (124,876,953)   (265,235,090)    (85,305,298)
                                    ------------     -----------    ------------    ------------    ------------     -----------
NET CASH PROVIDED (USED) OPERATING    86,755,767         (56,988)    256,616,774     (51,097,256)    (79,555,115)    (39,151,648)
                                    ------------     -----------    ------------    ------------    ------------     -----------
CASH FLOWS - INVESTING ACTIVITIES:
Plant & Property Additions:
Gross Additions to Utility Plant    (343,796,191)             --    (343,708,149)             --         (88,042)             --
Other Gross Additions                   (804,446)             --        (804,446)             --              --              --
                                    ------------     -----------    ------------    ------------    ------------     -----------
Total Gross Additions               (344,600,637)             --    (344,512,595)             --         (88,042)             --

AFUDC - Equity                            29,564              --          29,564              --              --              --
                                    ------------     -----------    ------------    ------------    ------------     -----------
Cash Used Plant & Prop. Adds        (344,571,073)             --    (344,483,031)             --         (88,042)             --
Invest in Subs - Equity & Debt           171,928     (62,471,092)     62,643,020              --              --              --
Proceeds - Sales of Property          16,583,079              --       2,738,469         637,454      12,577,938         629,218
Proceeds - Sale & Leaseback Trans         23,420              --          23,420              --              --              --
Other Investing Activities           (32,115,000)             --     (32,115,000)             --              --              --
                                    ------------     -----------    ------------    ------------    ------------     -----------
NET CASH PROVIDED (USED) INVESTING  (359,907,646)    (62,471,092)   (311,193,122)        637,454      12,489,896         629,218
                                    ------------     -----------    ------------    ------------    ------------     -----------
CASH FLOWS - FINANCING ACTIVITIES:
Proceeds from Issuances of:
Capital Contributions from Parent             --      62,458,786              --       7,244,234     (62,247,041)     (7,455,979)
Common Stock                                  --          12,306              --          (6,900)         (5,000)           (406)
Preferred Stock                               --              --              --              --              --              --
Long-term Debt                       300,000,000              --     300,000,000              --              --              --
Short-term Debt (net)                         --              --              --              --              --              --
Change in Money Pool                 392,699,157              --     133,023,307      43,021,738     171,619,082      45,035,030
                                    ------------     -----------    ------------    ------------    ------------     -----------
Total Issuances                      692,699,157      62,471,092     433,023,307      50,259,072     109,367,041      37,578,645
Cash Paid To Retire:
Preferred Stock                               --              --              --              --              --              --
Long-term Debt                      (297,858,040)             --    (255,351,672)             --     (42,506,368)             --
                                    ------------     -----------    ------------    ------------    ------------     -----------
Total Retirements                   (297,858,040)             --    (255,351,672)             --     (42,506,368)             --

Dividends Paid on Common Stock      (142,975,781)         56,988    (142,975,781)         (2,951)           (252)        (53,785)
Dividends Paid on Preferred Stock     (1,258,738)             --      (1,258,738)             --              --              --
                                    ------------     -----------    ------------    ------------    ------------     -----------
NET CASH PROVIDED (USED) FINANCING   250,606,598      62,528,080      33,437,116      50,256,121      66,860,421      37,524,860
                                    ------------     -----------    ------------    ------------    ------------     -----------
NET INCREASE (DECREASE) IN CASH      (22,545,281)             --     (21,139,232)       (203,681)       (204,798)       (997,570)
CASH AT BEGINNING OF PERIOD           31,392,958              --      29,986,909         203,681         204,798         997,570
                                    ------------     -----------    ------------    ------------    ------------     -----------
CASH AT END OF PERIOD                  8,847,677              --       8,847,677              --              --              --
                                    ============     ===========    ============    ============    ============     ===========
CASH PAID DURING THE PERIOD FOR:
INTEREST (net of ABFUDC)              94,746,680         532,395      91,699,176              20       2,515,089              --
INCOME TAXES (State & Federal)       (22,416,867)             --      63,456,300     (32,665,192)    (20,345,675)    (32,862,300)
NONCASH INVESTING ACTIVITIES:
Utility Assets - Capital Lease         2,284,894              --       2,284,894              --              --              --
Non-Utility plant-Capital Lease           95,168              --          95,168              --              --              --

SWEPCo Consolidated STATEMENT OF CASH FLOWS
PERIOD ENDING DECEMBER 31, 2001
------------------------------------------------------------------------------------------------------------------
                                                         SWEPCO
                                                      Consolidated    Eliminations          SWEPCO     Dolet Hills
------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
1. Consolidated Net Income                              89,366,586      (1,632,379)     89,366,586       1,632,379
Adjustments to Reconcile Net Income to Net Cash
Provided by Operating Activities:
2.Depreciation, Depletion and Amortization.            121,814,226              --     116,137,240       5,676,986
3.Provision for Deferred Income Taxes (net).           (31,396,485)             --     (31,396,485)             --
4.Deferred Investment Tax Credits (net)                 (4,452,888)             --      (4,452,888)             --
5.Allowance for Equity Funds Used During Con.             (571,968)             --        (571,968)             --
6.Equity in Undistributed Earnings of Subsidiary                --         699,591        (699,591)             --
7.Decrease (Increase) in:
Accounts Receivable (net)..                             (9,992,291)      5,316,724      (4,109,151)    (11,199,864)
Fuel, Materials and Supplies ..                        (15,806,843)      3,771,537     (10,761,798)     (8,816,582)
Accrued Utility Revenues .                                      --              --              --              --
Increase (Decrease) in Accounts Payable                (34,490,432)     (2,482,208)    (34,718,535)      2,710,311
Mark to Market                                          (3,472,000)     (3,472,000)             --              --
Other Operating Items Assets (See Schedule 1.)          28,353,924      28,353,924              --              --
Other Operating Items Liabilities (See Schedule 1.)     30,259,223       7,689,013      50,305,328     (27,735,118)
                                                      ------------    ------------    ------------    ------------
Net Cash Provided (Used) By Operating Activities       169,611,052      38,244,202     169,098,738     (37,731,888)
CASH FLOWS FROM INVESTING ACTIVITIES:
Plant and Property Additions:
9. Gross Additions to Utility Plant.                  (112,296,858)     46,240,598    (111,486,266)    (47,051,190)
10. Gross Other Additions .                               (411,540)             --        (411,540)             --
                                                      ------------    ------------    ------------    ------------
Total Gross Additions . . .                           (112,708,398)     46,240,598    (111,897,806)    (47,051,190)
11. Allowance for Equity Funds Used During Con.            571,968              --         571,968              --
                                                      ------------    ------------    ------------    ------------
Cash Used for Plant and Property Additions.           (112,136,430)     46,240,598    (111,325,838)    (47,051,190)
12.Investments in Associated Companies Equity/Debt     (85,716,367)             --     (85,716,367)             --
13.Proceeds from Sales of Property                              --              --              --              --
14.Proceeds from Sale and Leaseback Transaction                 --              --              --              --
15.Other Investing Activities.                                  --              --              --              --
                                                      ------------    ------------    ------------    ------------
Net Cash Provided (Used) By Investing Activities      (197,852,797)     46,240,598    (197,042,205)    (47,051,190)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from Issuances of:
16. Capital Contributions from (returned to) Parent             --     (25,210,449)             --      25,210,449
17. Common Stock.                                               --              --              --              --
18. Cumulative Preferred Stock.                                 --              --              --              --
19. Long-term Debt.                                             --              --              --              --
20. Advances to/from Affiliates (Money Pool) (net).    106,786,869     (60,505,918)    106,786,869      60,505,918
21.Short-term Debt (net)                                        --              --              --              --
                                                      ------------    ------------    ------------    ------------
Total Issuances .                                      106,786,869     (85,716,367)    106,786,869      85,716,367
Cash Paid to Retire:                                            --              --              --              --
22. Cumulative Preferred Stocks .                               --              --              --              --
23. Long-term Debt.                                       (595,000)             --        (595,000)             --
Total Retirements                                         (595,000)             --        (595,000)             --
24.Dividends Paid on Common Stock.                     (74,212,088)        932,788     (74,212,088)       (932,788)
25.Dividends Paid on Preferred Stocks.                    (229,055)             --        (229,055)             --
                                                      ------------    ------------    ------------    ------------
Net Cash Provided (Used) By Financing                   31,750,726     (84,783,579)     31,750,726      84,783,579
26.Effect on Foreign Exchange Rate on Cash                      --              --              --              --
27.NET INCREASE (DECREASE) IN CASH                       3,508,981        (298,779)      3,807,259             501
28.Cash and Cash Equivalents at Beginning of Period      1,906,269              --       1,906,269              --
                                                      ------------    ------------    ------------    ------------
29.Cash and Cash Equivalents at End of Period.           5,415,250        (298,779)      5,713,528             501
                                                      ============    ============    ============    ============
Supplemental Disclosure:
Cash Paid During the Period For:
30. Interest (net of Allowance for Borrowed Funds               --              --              --              --
Used During Construction)                               51,125,534              --      51,125,534              --
31. Income Taxes.                                       49,176,363              --      49,176,363              --
Noncash Investing Activities:                                   --              --              --              --
32. Utility Plant Acquired Under Capital Lease                  --              --              --              --
33. Nonutility Plant Acquired Under Capital Leases              --              --              --              --

AMERICAN ELECTRIC POWER COMPANY, INC.
AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF RETAINED EARNINGS
YEAR TO DATE THROUGH DECEMBER 31, 2001
-------------------------------------------------------------------------------------------------------------------------
                                                     AEP                 AEP                                  APCO
                DESCRIPTION                      CONSOLIDATED        ELIMINATIONS            AEP          CONSOLIDATED
-------------------------------------------------------------------------------------------------------------------------
BALANCE AT BEGINNING OF YEAR                   3,090,051,634.74    (2,491,773,799.19)  3,090,051,634.74   120,583,783.72
Preferred Stock Dividend Req of Subsidiaries      (9,773,227.84)       (9,773,227.84)
Net Income (Loss)                                980,601,520.95    (1,016,383,354.79)    970,828,267.06   161,818,276.05
NET INCOME (LOSS)                                970,828,293.11    (1,026,156,582.63)    970,828,267.06   161,818,276.05
TOTAL                                          4,060,879,927.85    (3,517,930,381.82)  4,060,879,901.80   282,402,059.77

DEDUCTIONS:

Div Declrd - Common Stk - Asso                             0.00       395,322,373.48               0.00  (129,594,120.04)
Div Declrd - Common - NonAssoc                  (773,168,114.38)                0.00    (773,168,114.40)            0.00
DIVIDEND DECLARED ON COMMON                     (773,168,114.38)      395,322,373.48    (773,168,114.40) (129,594,120.04)
Dividends Decl-Preferred Stock                             0.00         8,063,107.29               0.00    (1,442,542.51)
DIVIDEND DECLARED ON PREFERRED                             0.00         8,063,107.29               0.00    (1,442,542.51)


ADJUSTMENT RETAINED EARNINGS                       8,410,267.03        (5,889,426.06       8,410,267.03      (568,747.08)

TOTAL DEDUCTIONS                                (764,757,847.35)      397,496,234.71    (764,757,847.37) (131,605,409.63)

BALANCE AT END OF PERIOD                       3,296,122,080.50    (3,120,434,147.11)  3,296,122,054.43   150,796,650.14

AMERICAN ELECTRIC POWER COMPANY, INC.
AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF RETAINED EARNINGS
YEAR TO DATE THROUGH DECEMBER 31, 2001
-------------------------------------------------------------------------------------------------------------------------
                                                    CSPCO               I&M
                DESCRIPTION                      CONSOLIDATED       CONSOLIDATED          KEPCO              KGPCO
-------------------------------------------------------------------------------------------------------------------------
BALANCE AT BEGINNING OF YEAR                      99,068,911.36       3,443,259.42      57,513,179.25       5,219,330.67
Preferred Stock Dividend Req of Subsidiaries
Net Income (Loss)                                161,876,319.67      75,787,950.62      21,564,540.76       3,406,249.26
NET INCOME (LOSS)                                161,876,319.67      75,787,950.62      21,564,540.76       3,406,249.26
TOTAL                                            260,945,231.03      79,231,210.04      79,077,720.01       8,625,579.93

DEDUCTIONS:

Div Declrd - Common Stk - Asso                   (82,952,077.76)              0.00     (30,244,395.60)     (2,743,998.80)
Div Declrd - Common - NonAssoc                             0.00               0.00               0.00               0.00
DIVIDEND DECLARED ON COMMON                      (82,952,077.76)              0.00     (30,244,395.60)     (2,743,998.80)
Dividends Decl-Preferred Stock                      (875,000.00)     (4,486,826.58)              0.00               0.00
DIVIDEND DECLARED ON PREFERRED                      (875,000.00)     (4,486,826.58)              0.00               0.00


ADJUSTMENT RETAINED EARNINGS                      (1,015,380.36)       (139,113.86)              0.00               0.00

TOTAL DEDUCTIONS                                 (84,842,458.12)     (4,625,940.44)    (30,244,395.60)     (2,743,998.80)

BALANCE AT END OF PERIOD                         176,102,772.91      74,605,269.60      48,833,324.41       5,881,581.13

AMERICAN ELECTRIC POWER COMPANY, INC.
AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF RETAINED EARNINGS
YEAR TO DATE THROUGH DECEMBER 31, 2001
------------------------------------------------------------------------------------------------------------------------------
                                                       OPCO
                DESCRIPTION                        CONSOLIDATED           WPCO              AEGCO          AEPSC        CCCO
------------------------------------------------------------------------------------------------------------------------------
BALANCE AT BEGINNING OF YEAR                     398,086,502.58       8,721,597.74       9,722,442.59        0.00        0.00
Preferred Stock Dividend Req of Subsidiaries
Net Income (Loss)                                147,445,368.28       4,068,001.66       7,874,666.12        0.00        0.00
NET INCOME (LOSS)                                147,445,368.28       4,068,001.66       7,874,666.12        0.00        0.00
TOTAL                                            545,531,870.86      12,789,599.40      17,597,108.71        0.00        0.00

DEDUCTIONS:

Div Declrd - Common Stk - Asso                  (142,975,781.28)     (2,976,000.00)     (3,836,000.00)       0.00        0.00
Div Declrd - Common - NonAssoc                             0.00               0.00               0.00        0.00        0.00
DIVIDEND DECLARED ON COMMON                     (142,975,781.28)     (2,976,000.00)     (3,836,000.00)       0.00        0.00
Dividends Decl-Preferred Stock                    (1,258,738.20)              0.00               0.00        0.00        0.00
DIVIDEND DECLARED ON PREFERRED                    (1,258,738.20)              0.00               0.00        0.00        0.00


ADJUSTMENT RETAINED EARNINGS                               0.00               0.00               0.00        0.00        0.00

TOTAL DEDUCTIONS                                (144,234,519.48)     (2,976,000.00)     (3,836,000.00)       0.00        0.00

BALANCE AT END OF PERIOD                         401,297,351.38       9,813,599.40      13,761,108.71        0.00        0.00

AMERICAN ELECTRIC POWER COMPANY, INC.
AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF RETAINED EARNINGS
YEAR TO DATE THROUGH DECEMBER 31, 2001
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                      AEPINV
                DESCRIPTION                        FRECO           IFRI           AEPPM             AEPES          CONSOLIDATED
-----------------------------------------------------------------------------------------------------------------------------------
BALANCE AT BEGINNING OF YEAR                        19,968.85           0.00        (152.00)     (40,438,374.55)    (10,179,671.03)
Preferred Stock Dividend Req of Subsidiaries
Net Income (Loss)                                        0.00           0.00        (221.34)      82,224,895.12         306,122.97
NET INCOME (LOSS)                                        0.00           0.00        (221.34)      82,224,895.12         306,122.97
TOTAL                                               19,968.85           0.00        (373.34)      41,786,520.57      (9,873,548.06)

DEDUCTIONS:

Div Declrd - Common Stk - Asso                           0.00           0.00           0.00                0.00               0.00
Div Declrd - Common - NonAssoc                           0.00           0.00           0.00                0.00               0.00
DIVIDEND DECLARED ON COMMON                              0.00           0.00           0.00                0.00               0.00
Dividends Decl-Preferred Stock                           0.00           0.00           0.00                0.00               0.00
DIVIDEND DECLARED ON PREFERRED                           0.00           0.00           0.00                0.00               0.00


ADJUSTMENT RETAINED EARNINGS                             0.00           0.00           0.00                0.00               0.00

TOTAL DEDUCTIONS                                         0.00           0.00           0.00                0.00               0.00

BALANCE AT END OF PERIOD                            19,968.85           0.00        (373.34)      41,786,520.57      (9,873,548.06)

AMERICAN ELECTRIC POWER COMPANY, INC.
AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF RETAINED EARNINGS
YEAR TO DATE THROUGH DECEMBER 31, 2001
-------------------------------------------------------------------------------------------------------------------------
                                                     AEPR                                  AEPC               CSW
                DESCRIPTION                      CONSOLIDATED          AEPPRO          CONSOLIDATED       CONSOLIDATED
-------------------------------------------------------------------------------------------------------------------------
BALANCE AT BEGINNING OF YEAR                     (32,737,617.48)     (5,092,242.82)    (40,389,865.31)  1,918,345,472.81
Preferred Stock Dividend Req of Subsidiaries
Net Income (Loss)                                (62,841,782.06)        292,589.16     (34,836,439.82)    476,791,903.32
NET INCOME (LOSS)                                (62,841,782.06)        292,589.16     (34,836,439.82)    476,791,903.32
TOTAL                                            (95,579,399.54)     (4,799,653.66)    (75,226,305.13)  2,395,137,376.13

DEDUCTIONS:

Div Declrd - Common Stk - Asso                             0.00               0.00               0.00              (0.00)
Div Declrd - Common - NonAssoc                             0.02               0.00               0.00               0.00
DIVIDEND DECLARED ON COMMON                                0.02               0.00               0.00              (0.00)
Dividends Decl-Preferred Stock                             0.00               0.00               0.00              (0.00)
DIVIDEND DECLARED ON PREFERRED                             0.00               0.00               0.00              (0.00)


ADJUSTMENT RETAINED EARNINGS                             (10.01)              0.00               0.00       7,612,497.37

TOTAL DEDUCTIONS                                          (9.99)              0.00               0.00       7,612,497.37

BALANCE AT END OF PERIOD                         (95,579,409.53)     (4,799,653.66)    (75,226,305.13)  2,402,749,873.50

AMERICAN ELECTRIC POWER COMPANY, INC.
AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF RETAINED EARNINGS
YEAR TO DATE THROUGH DECEMBER 31, 2001
----------------------------------------------------------------------------------------------------------------
                                                    AEPC&I                                           MESA LP
                DESCRIPTION                      CONSOLIDATED     AEP T&D SVC      AEPTEXASGP      CONSOLIDATED
----------------------------------------------------------------------------------------------------------------
BALANCE AT BEGINNING OF YEAR                               0.00            0.00            0.00             0.00
Preferred Stock Dividend Req of Subsidiaries
Net Income (Loss)                                 (3,267,095.65)     (76,815.33)      (1,855.40)            0.00
NET INCOME (LOSS)                                 (3,267,095.65)     (76,815.33)      (1,855.40)            0.00
TOTAL                                             (3,267,095.65)     (76,815.33)      (1,855.40)            0.00

DEDUCTIONS:

Div Declrd - Common Stk - Asso                             0.00            0.00            0.00             0.00
Div Declrd - Common - NonAssoc                             0.00            0.00            0.00             0.00
DIVIDEND DECLARED ON COMMON                                0.00            0.00            0.00             0.00
Dividends Decl-Preferred Stock                             0.00            0.00            0.00             0.00
DIVIDEND DECLARED ON PREFERRED                             0.00            0.00            0.00             0.00


ADJUSTMENT RETAINED EARNINGS                               0.00            0.00            0.00             0.00

TOTAL DEDUCTIONS                                           0.00            0.00            0.00             0.00

BALANCE AT END OF PERIOD                          (3,267,095.65)     (76,815.33)      (1,855.40)            0.00

AMERICAN ELECTRIC POWER COMPANY, INC.
AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF RETAINED EARNINGS
YEAR TO DATE THROUGH DECEMBER 31, 2001
----------------------------------------------------------------------------------------------------
                                                  MUTUALENER         AEPCOAL
                DESCRIPTION                      CONSOLIDATED      CONSOLIDATED        AEPRELLC
----------------------------------------------------------------------------------------------------
BALANCE AT BEGINNING OF YEAR                               0.00              0.00       (112,726.61)
Preferred Stock Dividend Req of Subsidiaries
Net Income (Loss)                                 (8,082,292.23)       634,548.00       (111,480.25)
NET INCOME (LOSS)                                 (8,082,292.23)       634,548.00       (111,480.25)
TOTAL                                             (8,082,292.23)       634,548.00       (224,206.86)

DEDUCTIONS:

Div Declrd - Common Stk - Asso                             0.00              0.00              0.00
Div Declrd - Common - NonAssoc                             0.00              0.00              0.00
DIVIDEND DECLARED ON COMMON                                0.00              0.00              0.00
Dividends Decl-Preferred Stock                             0.00              0.00              0.00
DIVIDEND DECLARED ON PREFERRED                             0.00              0.00              0.00


ADJUSTMENT RETAINED EARNINGS                               0.00              0.00              0.00

TOTAL DEDUCTIONS                                           0.00              0.00              0.00

BALANCE AT END OF PERIOD                          (8,082,292.23)       634,548.00       (224,206.86)

CENTRAL AND SOUTHWEST CORPORATION
AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF RETAINED EARNINGS
YEAR TO DATE THROUGH DECEMBER 31, 2001
-----------------------------------------------------------------------------------------------------------------------
                                                   CSW                CSW
                DESCRIPTION                    CONSOLIDATED       ELIMINATIONS            CSW                CPL
-----------------------------------------------------------------------------------------------------------------------
BALANCE AT BEGINNING OF YEAR                 1,918,345,472.81   (1,256,423,407.83)  1,918,345,472.81    792,218,830.15
NET INCOME (LOSS)                              476,791,903.32     (498,776,456.36)    482,171,465.22    182,277,198.63
TOTAL                                        2,395,137,376.13   (1,755,199,864.19)  2,400,516,938.03    974,496,028.78

DEDUCTIONS:

Div Declrd - Common Stk - Asso                           0.00      341,709,105.76               0.00   (148,057,007.28)
Div Declrd - Common - NonAssoc                           0.00        6,000,000.00               0.00              0.00
DIVIDEND DECLARED ON COMMON                              0.00      347,709,105.76               0.00   (148,057,007.28)
Dividends Decl-Preferred Stock                          (0.00)         787,399.21               0.00       (241,551.21)
DIVIDEND DECLARED ON PREFERRED                          (0.00)         787,399.21               0.00       (241,551.21)


ADJUSTMENT RETAINED EARNINGS                     7,612,497.37     (263,915,920.47)      7,612,497.37              0.00

TOTAL DEDUCTIONS                                 7,612,497.37       84,580,584.50       7,612,497.37   (148,298,558.49)

BALANCE AT END OF PERIOD                     2,402,749,873.50   (1,670,619,279.69)  2,408,129,435.40    826,197,470.29

CENTRAL AND SOUTHWEST CORPORATION
AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF RETAINED EARNINGS
YEAR TO DATE THROUGH DECEMBER 31, 2001
--------------------------------------------------------------------------------------------------------------------
                                                                    SWEPCO
                DESCRIPTION                        PSO           CONSOLIDATED          WTU             SEEBOARD
--------------------------------------------------------------------------------------------------------------------
BALANCE AT BEGINNING OF YEAR                   137,688,382.92    293,989,298.21    122,587,707.55              0.00
NET INCOME (LOSS)                               57,758,861.10     89,366,585.98     12,310,608.61     88,118,636.00
TOTAL                                          195,447,244.02    383,355,884.19    134,898,316.16     88,118,636.00

DEDUCTIONS:

Div Declrd - Common Stk - Asso                 (52,240,069.04)   (74,212,088.20)   (28,823,941.24)   (14,376,000.00)
Div Declrd - Common - NonAssoc                           0.00              0.00              0.00              0.00
DIVIDEND DECLARED ON COMMON                    (52,240,069.04)   (74,212,088.20)   (28,823,941.24)   (14,376,000.00)
Dividends Decl-Preferred Stock                    (212,636.56)      (229,054.64)      (104,156.80)             0.00
DIVIDEND DECLARED ON PREFERRED                    (212,636.56)      (229,054.64)      (104,156.80)             0.00


ADJUSTMENT RETAINED EARNINGS                             0.00              0.00              0.00    266,870,320.00

TOTAL DEDUCTIONS                               (52,452,705.60)   (74,441,142.84)   (28,928,098.04)   252,494,320.00

BALANCE AT END OF PERIOD                       142,994,538.42    308,914,741.35    105,970,218.12    340,612,956.00

CENTRAL AND SOUTHWEST CORPORATION
AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF RETAINED EARNINGS
YEAR TO DATE THROUGH DECEMBER 31, 2001
--------------------------------------------------------------------------------------------------------------------
                DESCRIPTION                        CSWI              CSWE            ENERSHOP            CSWL
--------------------------------------------------------------------------------------------------------------------
BALANCE AT BEGINNING OF YEAR                             0.00              0.00    (15,982,836.34)     2,341,433.64
NET INCOME (LOSS)                               47,714,208.00     64,831,183.00     (1,977,153.03)    (6,205,074.68)
TOTAL                                           47,714,208.00     64,831,183.00    (17,959,989.37)    (3,863,641.04)

DEDUCTIONS:

Div Declrd - Common Stk - Asso                           0.00              0.00              0.00    (24,000,000.00)
Div Declrd - Common - NonAssoc                           0.00              0.00              0.00     (6,000,000.00)
DIVIDEND DECLARED ON COMMON                              0.00              0.00              0.00    (30,000,000.00)
Dividends Decl-Preferred Stock                           0.00              0.00              0.00              0.00
DIVIDEND DECLARED ON PREFERRED                           0.00              0.00              0.00              0.00


ADJUSTMENT RETAINED EARNINGS                   (26,523,231.00)    50,774,430.00              0.00              0.00

TOTAL DEDUCTIONS                               (26,523,231.00)    50,774,430.00              0.00    (30,000,000.00)

BALANCE AT END OF PERIOD                        21,190,977.00    115,605,613.00    (17,959,989.37)   (33,863,641.04)

CENTRAL AND SOUTHWEST CORPORATION
AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF RETAINED EARNINGS
YEAR TO DATE THROUGH DECEMBER 31, 2001
------------------------------------------------------------------------------------------------------------------------------
                                                 C3 COMM            CSWESI                        REPHLD
                DESCRIPTION                    CONSOLIDATED      CONSOLIDATED     CSWPWRMKT    CONSOLIDATED     AEP CREDIT
------------------------------------------------------------------------------------------------------------------------------
BALANCE AT BEGINNING OF YEAR                   (52,904,933.90)   (23,514,474.40)        0.00            0.00             0.00
NET INCOME (LOSS)                              (42,926,774.08)   (23,649,237.55)        0.00   (1,427,746.05)   27,205,598.53
TOTAL                                          (95,831,707.98)   (47,163,711.95)        0.00   (1,427,746.05)   27,205,598.53

DEDUCTIONS:

Div Declrd - Common Stk - Asso                           0.00              0.00         0.00            0.00             0.00
Div Declrd - Common - NonAssoc                           0.00              0.00         0.00            0.00             0.00
DIVIDEND DECLARED ON COMMON                              0.00              0.00         0.00            0.00             0.00
Dividends Decl-Preferred Stock                           0.00              0.00         0.00            0.00             0.00
DIVIDEND DECLARED ON PREFERRED                           0.00              0.00         0.00            0.00             0.00


ADJUSTMENT RETAINED EARNINGS                             0.00              0.00         0.00            0.00   (27,205,598.53)

TOTAL DEDUCTIONS                                         0.00              0.00         0.00            0.00   (27,205,598.53)

BALANCE AT END OF PERIOD                       (95,831,707.98)   (47,163,711.95)        0.00   (1,427,746.05)            0.00

APPALACHIAN POWER COMPANY
AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF RETAINED EARNINGS
YEAR TO DATE THROUGH DECEMBER 31, 2001
-----------------------------------------------------------------------------------------------------------------
                                                   APCO               APCO
                DESCRIPTION                    CONSOLIDATED       ELIMINATIONS          APCO           CACCO
-----------------------------------------------------------------------------------------------------------------
BALANCE AT BEGINNING OF YEAR                    120,583,783.72       (512,507.73)   120,583,783.72    283,081.00
Preferred Stock Dividend Req of Subsidiaries
Net Income (Loss)                               161,818,276.05       (631,382.86)   161,818,276.05     24,022.00
NET INCOME (LOSS)                               161,818,276.05       (631,382.86)   161,818,276.05     24,022.00
TOTAL                                           282,402,059.77     (1,143,890.59)   282,402,059.77    307,103.00

DEDUCTIONS:

Div Declrd - Common Stk - Asso                 (129,594,120.04)             0.00   (129,594,120.04)         0.00
Div Declrd - Common - NonAssoc                            0.00              0.00              0.00          0.00
DIVIDEND DECLARED ON COMMON                    (129,594,120.04)             0.00   (129,594,120.04)         0.00
Dividends Decl-Preferred Stock                   (1,442,542.51)             0.00     (1,442,542.51)         0.00
DIVIDEND DECLARED ON PREFERRED                   (1,442,542.51)             0.00     (1,442,542.51)         0.00


ADJUSTMENT RETAINED EARNINGS                       (568,747.08)             0.00       (568,747.08)         0.00

TOTAL DEDUCTIONS                               (131,605,409.63)             0.00   (131,605,409.63)         0.00

BALANCE AT END OF PERIOD                        150,796,650.14     (1,143,890.59)   150,796,650.14    307,103.00

APPALACHIAN POWER COMPANY
AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF RETAINED EARNINGS
YEAR TO DATE THROUGH DECEMBER 31, 2001
-----------------------------------------------------------------------------------------
                DESCRIPTION                       CECCO          SACCO         WVPCO
-----------------------------------------------------------------------------------------
BALANCE AT BEGINNING OF YEAR                    (215,115.32)    379,092.00     65,450.05
Preferred Stock Dividend Req of Subsidiaries
Net Income (Loss)                                100,307.00     500,201.00      6,852.86
NET INCOME (LOSS)                                100,307.00     500,201.00      6,852.86
TOTAL                                           (114,808.32)    879,293.00     72,302.91

DEDUCTIONS:

Div Declrd - Common Stk - Asso                         0.00           0.00          0.00
Div Declrd - Common - NonAssoc                         0.00           0.00          0.00
DIVIDEND DECLARED ON COMMON                            0.00           0.00          0.00
Dividends Decl-Preferred Stock                         0.00           0.00          0.00
DIVIDEND DECLARED ON PREFERRED                         0.00           0.00          0.00


ADJUSTMENT RETAINED EARNINGS                           0.00           0.00          0.00

TOTAL DEDUCTIONS                                       0.00           0.00          0.00

BALANCE AT END OF PERIOD                        (114,808.32)    879,293.00     72,302.91

COLUMBUS SOUTHERN POWER COMPANY
AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF RETAINED EARNINGS
YEAR TO DATE THROUGH DECEMBER 31, 2001
----------------------------------------------------------------------------------------------------
                                                    CSPCO              CSPCO
                DESCRIPTION                      CONSOLIDATED      ELIMINATIONS         CSPCO
----------------------------------------------------------------------------------------------------
BALANCE AT BEGINNING OF YEAR                      99,068,911.36     (1,967,703.05)    99,068,911.36
Preferred Stock Dividend Req of Subsidiaries
Net Income (Loss)                                161,876,319.67       (164,783.61)   161,876,318.67
NET INCOME (LOSS)                                161,876,319.67       (164,783.61)   161,876,318.67
TOTAL                                            260,945,231.03     (2,132,486.66)   260,945,230.03

DEDUCTIONS:

Div Declrd - Common Stk - Asso                   (82,952,077.76)       199,999.91    (82,952,077.76)
Div Declrd - Common - NonAssoc                             0.00              0.00              0.00
DIVIDEND DECLARED ON COMMON                      (82,952,077.76)       199,999.91    (82,952,077.76)
Dividends Decl-Preferred Stock                      (875,000.00)             0.00       (875,000.00)
DIVIDEND DECLARED ON PREFERRED                      (875,000.00)             0.00       (875,000.00)


ADJUSTMENT RETAINED EARNINGS                      (1,015,380.36)             0.00     (1,015,380.36)

TOTAL DEDUCTIONS                                 (84,842,458.12)       199,999.91    (84,842,458.12)

BALANCE AT END OF PERIOD                         176,102,772.91     (1,932,486.75)   176,102,771.91

COLUMBUS SOUTHERN POWER COMPANY
AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF RETAINED EARNINGS
YEAR TO DATE THROUGH DECEMBER 31, 2001
-------------------------------------------------------------------------------------------
                DESCRIPTION                        COLM            CCPC          SIMCO
-------------------------------------------------------------------------------------------
BALANCE AT BEGINNING OF YEAR                      843,734.71    1,029,983.00     93,985.34
Preferred Stock Dividend Req of Subsidiaries
Net Income (Loss)                                   3,446.84       70,000.00     91,337.77
NET INCOME (LOSS)                                   3,446.84       70,000.00     91,337.77
TOTAL                                             847,181.55    1,099,983.00    185,323.11

DEDUCTIONS:

Div Declrd - Common Stk - Asso                   (100,000.01)           0.00    (99,999.90)
Div Declrd - Common - NonAssoc                          0.00            0.00          0.00
DIVIDEND DECLARED ON COMMON                      (100,000.01)           0.00    (99,999.90)
Dividends Decl-Preferred Stock                          0.00            0.00          0.00
DIVIDEND DECLARED ON PREFERRED                          0.00            0.00          0.00


ADJUSTMENT RETAINED EARNINGS                            0.00            0.00          0.00

TOTAL DEDUCTIONS                                 (100,000.01)           0.00    (99,999.90)

BALANCE AT END OF PERIOD                          747,181.54    1,099,983.00     85,323.21

INDIANA MICHIGAN POWER COMPANY
AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF RETAINED EARNINGS
YEAR TO DATE THROUGH DECEMBER 31, 2001
-------------------------------------------------------------------------------------------------------------------------------
                                                     I&M                I&M
                DESCRIPTION                      CONSOLIDATED      ELIMINATIONS          I&M              BHCCO        PRCCO
-------------------------------------------------------------------------------------------------------------------------------
BALANCE AT BEGINNING OF YEAR                       3,443,259.42    (15,140,513.44)    3,443,259.42     15,140,513.44      0.00
Preferred Stock Dividend Req of Subsidiaries
Net Income (Loss)                                 75,787,950.62       (996,352.00)   75,787,950.62        996,352.00      0.00
NET INCOME (LOSS)                                 75,787,950.62       (996,352.00)   75,787,950.62        996,352.00      0.00
TOTAL                                             79,231,210.04    (16,136,865.44)   79,231,210.04     16,136,865.44      0.00

DEDUCTIONS:

Div Declrd - Common Stk - Asso                             0.00      6,300,042.61             0.00     (6,300,042.61)     0.00
Div Declrd - Common - NonAssoc                             0.00              0.00             0.00              0.00      0.00
DIVIDEND DECLARED ON COMMON                                0.00      6,300,042.61             0.00     (6,300,042.61)     0.00
Dividends Decl-Preferred Stock                    (4,486,826.58)             0.00    (4,486,826.58)             0.00      0.00
DIVIDEND DECLARED ON PREFERRED                    (4,486,826.58)             0.00    (4,486,826.58)             0.00      0.00


ADJUSTMENT RETAINED EARNINGS                        (139,113.86)             0.00      (139,113.86)             0.00      0.00

TOTAL DEDUCTIONS                                  (4,625,940.44)     6,300,042.61    (4,625,940.44)    (6,300,042.61)     0.00

BALANCE AT END OF PERIOD                          74,605,269.60     (9,836,822.83)   74,605,269.60      9,836,822.83      0.00

OHIO POWER COMPANY
AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF RETAINED EARNINGS
YEAR TO DATE THROUGH DECEMBER 31, 2001
----------------------------------------------------------------------------------------------------
                                                   OPCO               OPCO
                DESCRIPTION                    CONSOLIDATED       ELIMINATIONS           OPCO
----------------------------------------------------------------------------------------------------
BALANCE AT BEGINNING OF YEAR                    398,086,502.58    (26,499,341.00)    398,086,502.58
Preferred Stock Dividend Req of Subsidiaries
Net Income (Loss)                               147,445,368.28     (7,133,891.00)    147,445,368.28
NET INCOME (LOSS)                               147,445,368.28     (7,133,891.00)    147,445,368.28
TOTAL                                           545,531,870.86    (33,633,232.00)    545,531,870.86

DEDUCTIONS:

Div Declrd - Common Stk - Asso                 (142,975,781.28)        56,988.00    (142,975,781.28)
Div Declrd - Common - NonAssoc                            0.00              0.00               0.00
DIVIDEND DECLARED ON COMMON                    (142,975,781.28)        56,988.00    (142,975,781.28)
Dividends Decl-Preferred Stock                   (1,258,738.20)             0.00      (1,258,738.20)
DIVIDEND DECLARED ON PREFERRED                   (1,258,738.20)             0.00      (1,258,738.20)


ADJUSTMENT RETAINED EARNINGS                              0.00     33,576,244.00               0.00

TOTAL DEDUCTIONS                               (144,234,519.48)    33,633,232.00    (144,234,519.48)

BALANCE AT END OF PERIOD                        401,297,351.38              0.00     401,297,351.38

OHIO POWER COMPANY
AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF RETAINED EARNINGS
YEAR TO DATE THROUGH DECEMBER 31, 2001
-------------------------------------------------------------------------------------------------
                DESCRIPTION                        COCCO             SOCCO             WCCO
-------------------------------------------------------------------------------------------------
BALANCE AT BEGINNING OF YEAR                         2,833.00     26,445,673.00        50,835.00
Preferred Stock Dividend Req of Subsidiaries
Net Income (Loss)                               (7,244,116.00)     6,919,078.00     7,458,929.00
NET INCOME (LOSS)                               (7,244,116.00)     6,919,078.00     7,458,929.00
TOTAL                                           (7,241,283.00)    33,364,751.00     7,509,764.00

DEDUCTIONS:

Div Declrd - Common Stk - Asso                      (2,951.00)          (252.00)      (53,785.00)
Div Declrd - Common - NonAssoc                           0.00              0.00             0.00
DIVIDEND DECLARED ON COMMON                         (2,951.00)          (252.00)      (53,785.00)
Dividends Decl-Preferred Stock                           0.00              0.00             0.00
DIVIDEND DECLARED ON PREFERRED                           0.00              0.00             0.00


ADJUSTMENT RETAINED EARNINGS                     7,244,234.00    (33,364,499.00)   (7,455,979.00)

TOTAL DEDUCTIONS                                 7,241,283.00    (33,364,751.00)   (7,509,764.00)

BALANCE AT END OF PERIOD                                 0.00              0.00             0.00

SOUTHWESTERN ELECTRIC POWER COMPANY
CONSOLIDATING STATEMENT OF RETAINED EARNINGS
YEAR TO DATE THROUGH DECEMBER 31, 2001
----------------------------------------------------------------------------------------------------------------
                                                SWEPCO           SWEPCO
                DESCRIPTION                  CONSOLIDATED     ELIMINATIONS         SWEPCO          DOLETHILLS
----------------------------------------------------------------------------------------------------------------
BALANCE AT BEGINNING OF YEAR                 293,989,298.21            0.00     293,989,298.21             0.00
NET INCOME (LOSS)                             89,366,585.98   (1,632,379.00)     89,366,585.98     1,632,379.00
TOTAL                                        383,355,884.19   (1,632,379.00)    383,355,884.19     1,632,379.00

DEDUCTIONS:

Div Declrd - Common Stk - Asso               (74,212,088.20)     932,788.00     (74,212,088.20)     (932,788.00)
Div Declrd - Common - NonAssoc                         0.00            0.00               0.00             0.00
DIVIDEND DECLARED ON COMMON                  (74,212,088.20)     932,788.00     (74,212,088.20)     (932,788.00)
Dividends Decl-Preferred Stock                  (229,054.64)           0.00        (229,054.64)            0.00
DIVIDEND DECLARED ON PREFERRED                  (229,054.64)           0.00        (229,054.64)            0.00


ADJUSTMENT RETAINED EARNINGS                           0.00            0.00               0.00             0.00

TOTAL DEDUCTIONS                             (74,441,142.84)     932,788.00     (74,441,142.84)     (932,788.00)

BALANCE AT END OF PERIOD                     308,914,741.35     (699,591.00)    308,914,741.35       699,591.00

Notes to Consolidating Financial Statements.

Notes to financial statements are incorporated herein by reference to the 2001 Annual Report on Form 10-K filed by the respective companies reporting to the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

                       OHIO VALLEY ELECTRIC CORPORATION
                              STATEMENT OF INCOME
                         YEAR ENDED DECEMBER 31, 2001
                                (in thousands)
                                  (UNAUDITED)

OPERATING REVENUES. . . . . . . . . . . . . . . . . . . $318,132
                                                        --------

OPERATING EXPENSES:
  Fuel. . . . . . . . . . . . . . . . . . . . . . . . .   81,311
  Purchased Power . . . . . . . . . . . . . . . . . . .  170,344
  Other Operation . . . . . . . . . . . . . . . . . . .   24,498
  Maintenance . . . . . . . . . . . . . . . . . . . . .   20,527
  Depreciation. . . . . . . . . . . . . . . . . . . . .   11,034
  Taxes Other Than Federal Income Taxes . . . . . . . .    2,857
  Federal Income Taxes. . . . . . . . . . . . . . . . .      657
                                                        --------

          TOTAL OPERATING EXPENSES. . . . . . . . . . .  311,228
                                                        --------

OPERATING INCOME. . . . . . . . . . . . . . . . . . . .    6,904
NONOPERATING INCOME . . . . . . . . . . . . . . . . . .      308
                                                        --------
INCOME BEFORE INTEREST CHARGES. . . . . . . . . . . . .    7,212

INTEREST CHARGES. . . . . . . . . . . . . . . . . . . .    5,025
                                                        --------

NET INCOME. . . . . . . . . . . . . . . . . . . . . . . $  2,187
                                                        ========


                       OHIO VALLEY ELECTRIC CORPORATION
                        STATEMENT OF RETAINED EARNINGS
                         YEAR ENDED DECEMBER 31, 2001
                                (in thousands)
                                  (UNAUDITED)

RETAINED EARNINGS JANUARY 1 . . . . . . . . . . . . . .   $1,933
NET INCOME. . . . . . . . . . . . . . . . . . . . . . .    2,187
CASH DIVIDENDS DECLARED . . . . . . . . . . . . . . . .    2,200
                                                          ------
RETAINED EARNINGS DECEMBER 31 . . . . . . . . . . . . .   $1,920
                                                          ======

                       OHIO VALLEY ELECTRIC CORPORATION
                                 BALANCE SHEET
                               DECEMBER 31, 2001
                                (in thousands)
                                  (UNAUDITED)

ASSETS

ELECTRIC UTILITY PLANT:
  Electric Plant (at cost). . . . . . . . . . . . . . . $312,978
  Construction Work in Progress . . . . . . . . . . . .   34,084
                                                        --------
          Total Electric Utility Plant. . . . . . . . .  347,062
  Accumulated Depreciation and Amortization . . . . . .  302,400
                                                        --------
          NET ELECTRIC UTILITY PLANT. . . . . . . . . .   44,662
                                                        --------

INVESTMENTS AND OTHER . . . . . . . . . . . . . . . . .   70,073
                                                        --------

CURRENT ASSETS:
  Cash and Cash Equivalents . . . . . . . . . . . . . .   13,794
  Investments Held by Trustee . . . . . . . . . . . . .  194,735
  Accounts Receivable . . . . . . . . . . . . . . . . .   25,639
  Coal in Storage - at average cost . . . . . . . . . .    8,269
  Materials and Supplies - at average cost. . . . . . .    9,473
  Prepayments and Other . . . . . . . . . . . . . . . .    3,205
                                                        --------
          TOTAL CURRENT ASSETS. . . . . . . . . . . . .  255,115
                                                        --------

FUTURE FEDERAL INCOME TAX BENEFITS. . . . . . . . . . .   27,127
                                                        --------

REGULATORY ASSETS . . . . . . . . . . . . . . . . . . .   45,404
                                                        --------

            TOTAL . . . . . . . . . . . . . . . . . . . $442,381
                                                        ========

                       OHIO VALLEY ELECTRIC CORPORATION
                                 BALANCE SHEET
                               DECEMBER 31, 2001
                                (in thousands)
                                  (UNAUDITED)

CAPITALIZATION AND LIABILITIES

SHAREHOLDERS' EQUITY:
  Common Stock  - Par Value $100:
    Authorized  - 300,000 Shares
    Outstanding - 100,000 Shares. . . . . . . . . . . . $ 10,000
  Retained Earnings . . . . . . . . . . . . . . . . . .    1,920
                                                        --------
          Total Shareowners' Equity . . . . . . . . . .   11,920
  Long-term Debt - Notes Payable. . . . . . . . . . . .  332,734
                                                        --------
          TOTAL CAPITALIZATION. . . . . . . . . . . . .  344,654
                                                        --------

CURRENT LIABILITIES:
  Long-term Debt Due Within One Year. . . . . . . . . .    8,369
  Accounts Payable. . . . . . . . . . . . . . . . . . .   20,526
  Taxes Accrued . . . . . . . . . . . . . . . . . . . .    6,268
  Interest Accrued and Other. . . . . . . . . . . . . .    3,249
                                                        --------
          TOTAL CURRENT LIABILITIES . . . . . . . . . .   38,412
                                                        --------

INVESTMENT TAX CREDITS. . . . . . . . . . . . . . . . .   10,610
                                                        --------

POSTRETIREMENT BENEFIT OBLIGATION . . . . . . . . . . .   25,030
                                                        --------

AMOUNTS DUE TO CUSTOMERS FOR FEDERAL INCOME TAXES . . .   17,263
                                                        --------

OTHER REGULATORY LIABILITIES AND DEFERRED CREDITS . . .    6,412
                                                        --------

            TOTAL . . . . . . . . . . . . . . . . . . . $442,381
                                                        ========

                       OHIO VALLEY ELECTRIC CORPORATION
                            STATEMENT OF CASH FLOWS
                         YEAR ENDED DECEMBER 31, 2001
                                (in thousands)
                                  (UNAUDITED)

OPERATING ACTIVITIES:
  Net Income. . . . . . . . . . . . . . . . . . . . .  $   2,187
  Adjustments for Noncash Items:
    Depreciation. . . . . . . . . . . . . . . . . . .     11,034
    Future Federal Income Tax Benefits. . . . . . . .     (5,273)
    Changes in Certain Current Assets and Liabilities:
      Accounts Receivable . . . . . . . . . . . . . .     14,036
      Coal, Materials and Supplies. . . . . . . . . .     (4,063)
      Accounts Payable. . . . . . . . . . . . . . . .     11,238
      Accrued Taxes . . . . . . . . . . . . . . . . .     (4,858)
    Other (net) . . . . . . . . . . . . . . . . . . .      1,498
                                                       ---------
       Net Cash Flows From Operating Activities . . .     25,799
                                                       ---------

INVESTING ACTIVITIES:
  Construction Expenditures . . . . . . . . . . . . .    (36,273)
  Purchase of Investments . . . . . . . . . . . . . .   (194,735)
  Advances from Sponsoring Companies. . . . . . . . .        198
  Advances to Subsidiary. . . . . . . . . . . . . . .    (22,903)
                                                       ---------
       Net Cash Flows Used For Investing Activities .   (253,713)
                                                       ---------

FINANCING ACTIVITIES:
  Issuance of Long-term Debt. . . . . . . . . . . . .    294,107
  Retirement of Long-term Debt. . . . . . . . . . . .    (13,946)
  Change in Short-term Debt . . . . . . . . . . . . .    (40,000)
  Dividends Paid. . . . . . . . . . . . . . . . . . .     (2,200)
                                                       ---------
       Net Cash Flows From Financing Activities . . .    237,961
                                                       ---------

  Net Increase in Cash and Cash Equivalents . . . . .     10,047
  Cash and Cash Equivalents January 1 . . . . . . . .      3,747
                                                       ---------
  Cash and Cash Equivalents December 31 . . . . . . .  $  13,794
                                                       =========

Supplemental Disclosure:
  Interest Paid (net of capitalized amounts). . . . .     $6,522
                                                          ======

  Income Taxes Paid . . . . . . . . . . . . . . . . .     $5,672
                                                          ======

                              Untitled

EXHIBIT A

                        Incorporation by Reference
                              Form 10K
                              Annual Report

                  Year              File Number

AEP               2001              1-3525
AEGCo             2001              0-18135
APCo              2001              1-3457
CPL               2001              0-346
CSP               2001              1-2680
I&M               2001              1-3570
KPCo              2001              1-6858
OPCo              2001              1-6543
PSO               2001              0-343
SWEPCo            2001              1-3146
WTU               2001              0-340

EXHIBIT INDEX (Exhibits B&C)

      Certain of the following exhibits, designated with an asterisk(*), are filed herewith. The exhibits not so designated have heretofore been filed with the Commission and, pursuant to 17 C.F.R. 229.10(d) and 240.12b-32, are incorporated herein by reference to the documents indicated in brackets following the descriptions of such exhibits. Exhibits, designated with a dagger (&), are management contracts or compensatory plans or arrangements required to be filed as an exhibit to this form pursuant to Item 14(c) of this report.

Exhibit Number                                          Description
AEGCo
    3(a)            -      Copy of Articles of Incorporation of AEGCo [Registration Statement on Form 10 for the Common
                           Shares of AEGCo, File No. 0-18135, Exhibit 3(a)].
    3(b)            -      Copy of the Code of Regulations of AEGCo (amended as of June 15, 2000) [Annual Report on Form
                           10-K of AEGCo for the fiscal year ended December 31, 2000, File No. 0-18135, Exhibit 3(b)].
  10(a)             -      Copy of Capital Funds Agreement dated as of December 30, 1988 between AEGCo and AEP
                           [Registration Statement No. 33-32752, Exhibit 28(a)].
  10(b)(1)          -      Copy of Unit Power Agreement dated as of March 31, 1982 between AEGCo and I&M, as amended
                           [Registration Statement No. 33-32752, Exhibits 28(b)(1)(A) and 28(b)(1)(B)].
  10(b)(2)          -      Copy of Unit Power Agreement, dated as of August 1, 1984, among AEGCo, I&M and KEPCo
                           [Registration Statement No. 33-32752, Exhibit 28(b)(2)].
  10(b)(3)          -      Copy of Agreement, dated as of October 1, 1984, among AEGCo, I&M, APCo and Virginia Electric and Power Company [Registration Statement No. 33-32752, Exhibit 28(b)(3)].
  10(c)             -      Copy of Lease Agreements, dated as of December 1, 1989, between AEGCo and Wilmington Trust
                           Company, as amended [Registration Statement No. 33-32752, Exhibits 28(c)(1)(C), 28(c)(2)(C),
                           28(c)(3)(C), 28(c)(4)(C), 28(c)(5)(C) and 28(c)(6)(C); Annual Report on Form 10-K of AEGCo
                           for the fiscal year ended December 31, 1993, File No. 0-18135, Exhibits 10(c)(1)(B),
                           10(c)(2)(B), 10(c)(3)(B), 10(c)(4)(B), 10(c)(5)(B) and 10(c)(6)(B)].
*13                 -      Copy of those portions of the AEGCo 2001 Annual Report (for the fiscal year ended December
                           31, 2001) which are incorporated by reference in this filing.
*24                 -      Power of Attorney.
AEP+
   3(a)             -      Copy of Restated Certificate of Incorporation of AEP, dated October 29, 1997 [Quarterly
                           Report on Form 10-Q of AEP for the quarter ended September 30, 1997, File No. 1-3525, Exhibit
                           3(a)].
   3(b)             -      Copy of Certificate of Amendment of the Restated Certificate of Incorporation of AEP, dated
                           January 13, 1999 [Annual Report on Form 10-K of AEP for the fiscal year ended December 31,
                           1998, File No. 1-3525, Exhibit 3(b)].
   3(c)             -      Composite copy of the Restated Certificate of Incorporation of AEP, as amended [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1998, File No. 1-3525, Exhibit
                           3(c)].
   3(d)             -      Copy of By-Laws of AEP, as amended through January 28, 1998 [Annual Report on Form 10-K of
                           AEP for the fiscal year ended December 31, 1997, File No. 1-3525, Exhibit 3(b)].
 *4(a)              -      Indenture (for unsecured debt securities), dated as of May 1, 2001, between AEP and The Bank of New York, as Trustee.


 *4(b)              -      First Supplemental Indenture, dated as of May 1, 2001, between AEP and The Bank of New York, as Trustee, for 6.125% Senior Notes, Series A, due May 15, 2006.
 *4(c)              -      Second Supplemental Indenture, dated as of May 1, 2001, between AEP and The Bank of New York, as Trustee, for 5.50% Putable Callable Notes, Series B, Putable Callable May 15, 2003.
  10(a)             -      Interconnection Agreement, dated July 6, 1951, among APCo, CSPCo, KEPCo, OPCo and I&M and with the Service Corporation, as amended [Registration Statement No. 2-52910, Exhibit 5(a);
                           Registration Statement No. 2-61009, Exhibit 5(b); and Annual Report on Form 10-K of AEP for
                           the fiscal year ended December 31, 1990, File No. 1-3525, Exhibit 10(a)(3)].
   10(b)            -      Copy of Transmission Agreement, dated April 1, 1984, among APCo, CSPCo, I&M, KEPCo, OPCo and with the Service Corporation as agent, as amended [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1985, File No. 1-3525, Exhibit 10(b); and Annual Report on
                           Form 10-K of AEP for the fiscal year ended December 31, 1988, File No. 1-3525, Exhibit
                           10(b)(2)].
   10(c)            -      Copy of Lease Agreements, dated as of December 1, 1989, between AEGCo or I&M and Wilmington
                           Trust Company, as amended [Registration Statement No. 33-32752, Exhibits 28(c)(1)(C),
                           28(c)(2)(C), 28(c)(3)(C), 28(c)(4)(C), 28(c)(5)(C) and 28(c)(6)(C); Registration Statement
                           No. 33-32753, Exhibits 28(a)(1)(C), 28(a)(2)(C), 28(a)(3)(C), 28(a)(4)(C), 28(a)(5)(C) and
                           28(a)(6)(C); and Annual Report on Form 10-K of AEGCo for the fiscal year ended December 31,
                           1993, File No. 0-18135, Exhibits 10(c)(1)(B), 10(c)(2)(B), 10(c)(3)(B), 10(c)(4)(B),
                           10(c)(5)(B) and 10(c)(6)(B); Annual Report on Form 10-K of I&M for the fiscal year ended
                           December 31, 1993, File No. 1-3570, Exhibits 10(e)(1)(B), 10(e)(2)(B), 10(e)(3)(B),
                           10(e)(4)(B), 10(e)(5)(B) and 10(e)(6)(B)].
  10(d)             -      Lease Agreement dated January 20, 1995 between OPCo and JMG Funding, Limited Partnership, and amendment thereto (confidential treatment requested) [Annual Report on Form 10-K of OPCo for the fiscal year ended December 31, 1994, File No. 1-6543, Exhibit 10(l)(2)].
   10(e)            -      Modification No. 1 to the AEP System Interim Allowance Agreement, dated July 28, 1994, among
                           APCo, CSPCo, I&M, KEPCo, OPCo and the Service Corporation [Annual Report on Form 10-K of AEP
                           for the fiscal year ended December 31, 1996, File No. 1-3525, Exhibit 10(l)].
  10(f)(1)          -      Agreement and Plan of Merger, dated as of December 21, 1997, By and Among American Electric
                           Power Company, Inc., Augusta Acquisition Corporation and Central and South West Corporation
                           [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1997, File No.
                           1-3525, Exhibit 10(f)].
  10(f)(2)          -      Amendment No. 1, dated as of December 31, 1999, to the Agreement and Plan of Merger [Current
                           Report on Form 8-K of AEP dated December 15, 1999, File No. 1-3525, Exhibit 10].
 &10(g)(1)                 - AEP Deferred Compensation Agreement for certain
                           executive officers [Annual Report on Form 10-K of AEP
                           for the fiscal year ended December 31, 1985, File No.
                           1-3525, Exhibit 10(e)].
 &10(g)(2)          -      Amendment to AEP Deferred Compensation Agreement for certain executive officers [Annual
                           Report on Form 10-K of AEP for the fiscal year ended December 31, 1986, File No. 1-3525,
                           Exhibit 10(d)(2)].
 &10(h)             -      AEP Accident Coverage Insurance Plan for directors [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1985, File No. 1-3525, Exhibit 10(g)].


 &10(i)(1)          -      AEP Deferred Compensation and Stock Plan for Non-Employee Directors, as amended June 1, 2000
                           [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 2000, File No.
                           1-3525, Exhibit 10(i)(1)].
*&10(i)(2)          -      AEP Stock Unit Accumulation Plan for Non-Employee Directors, as amended January 1, 2002.
&10(j)(1)(A)        -      AEP System Excess Benefit Plan, Amended and Restated as of January 1, 2001 [Annual Report on
                           Form 10-K of AEP for the fiscal year ended December
                           31, 2000, File No. 1-3525, Exhibit 10(j)(1)(A)].
&10(j)(1)(B)               - Guaranty by AEP of the Service Corporation Excess
                           Benefits Plan [Annual Report on Form 10-K of AEP for
                           the fiscal year ended December 31, 1990, File No.
                           1-3525, Exhibit 10(h)(1)(B)].
 &10(j)(2)          -      AEP System Supplemental Retirement Savings Plan, Amended and Restated as of June 1, 2001
                           (Non-Qualified) [Registration Statement No. 333-66048, Exhibit 4].
 &10(j)(3)          -      Service Corporation Umbrella Trust for Executives [Annual Report on Form 10-K of AEP for the
                           fiscal year ended December 31, 1993, File No. 1-3525, Exhibit 10(g)(3)].
  &10(k)            -      Employment Agreement between E. Linn Draper, Jr. and AEP and the Service Corporation [Annual
                           Report on Form 10-K of AEGCo for the fiscal year ended December 31, 1991, File No. 0-18135,
                           Exhibit 10(g)(3)].
  &10(l)            -      AEP System Senior Officer Annual Incentive Compensation Plan[Annual Report on Form 10-K of
                           AEP for the fiscal year ended December 31, 1996, File No. 1-3525, Exhibit 10(i)(1)].
  &10(m)            -      AEP System Survivor Benefit Plan, effective January 27, 1998 [Quarterly Report on Form 10-Q of AEP for the quarter ended September 30, 1998, File No. 1-3525, Exhibit 10].
  &10(n)            -      AEP Senior Executive Severance Plan for Merger with Central and South West Corporation, effective March 1, 1999 [Annual Report on Form 10-K of AEP for the fiscal year ended December
                           31, 1998, File No. 1-3525, Exhibit 10(o)].
*&10(o)             -      AEP Change In Control Agreement.
  &10(p)            -      AEP System 2000 Long-Term Incentive Plan [Proxy Statement of AEP, March 10, 2000].
  &10(q)            -      Memorandum of agreement between Susan Tomasky and the Service Corporation dated January 3,
                           2001 [Annual Report on Form 10-K of AEP for the
                           fiscal year ended December 31, 2000, File No. 1-3525,
                           Exhibit 10(s)].
  &10(r)(1)                - Central and South West System Special Executive
                           Retirement Plan as amended and restated effective
                           July 1, 1997 [Annual Report on Form 10-K of CSW for
                           the fiscal year ended December 31, 1998, File No.
                           1-1443, Exhibit 18].
*&10(r)(2)          -      Certified CSW Board Resolution of April 18, 1991.
  &10(r)(3)         -      CSW 1992 Long-Term Incentive Plan [Proxy Statement of CSW, March 13, 1992].
   *12              -      Statement re: Computation of Ratios.
   *13              -      Copy of those portions of the AEP 2001 Annual Report (for the fiscal year ended December 31,
                           2001) which are incorporated by reference in this filing.
   *21              -      List of subsidiaries of AEP.
   *23(a)           -      Consent of Deloitte & Touche LLP.
   *23(b)           -      Consent of Arthur Andersen LLP.
   *23(c)           -      Consent of KPMG Audit plc.
   *24              -      Power of Attorney.


APCo+
     3(a)           -      Copy of Restated Articles of Incorporation of APCo, and amendments thereto to November 4,
                           1993 [Registration Statement No. 33-50163, Exhibit 4(a); Registration Statement No. 33-53805,
                           Exhibits 4(b) and 4(c)].
     3(b)           -      Copy of Articles of Amendment to the Restated Articles of Incorporation of APCo, dated June
                           6, 1994 [Annual Report on Form 10-K of APCo for the fiscal year ended December 31, 1994, File
                           No. 1-3457, Exhibit 3(b)].
     3(c)           -      Copy of Articles of Amendment to the Restated Articles of Incorporation of APCo, dated March
                           6, 1997 [Annual Report on Form 10-K of APCo for the fiscal year ended December 31, 1996, File
                           No. 1-3457, Exhibit 3(c)].
     3(d)           -      Composite copy of the Restated Articles of Incorporation of APCo (amended as of March 7,
                           1997) [Annual Report on Form 10-K of APCo for the fiscal year ended December 31, 1996, File
                           No. 1-3457, Exhibit 3(d)].
   *3(e)            -      Copy of By-Laws of APCo (amended as of October 24, 2001).
    4(a)            -      Copy of Mortgage and Deed of Trust, dated as of December 1, 1940, between APCo and Bankers
                           Trust Company and R. Gregory Page, as Trustees, as amended and supplemented [Registration
                           Statement No. 2-7289, Exhibit 7(b); Registration Statement No. 2-19884, Exhibit 2(1);
                           Registration Statement No. 2-24453, Exhibit 2(n); Registration Statement No. 2-60015,
                           Exhibits 2(b)(2), 2(b)(3), 2(b)(4), 2(b)(5),
                           2(b)(6), 2(b)(7), 2(b)(8), 2(b)(9), 2(b)(10),
                           2(b)(12), 2(b)(14), 2(b)(15), 2(b)(16), 2(b)(17),
                           2(b)(18), 2(b)(19), 2(b)(20), 2(b)(21), 2(b)(22),
                           2(b)(23), 2(b)(24), 2(b)(25), 2(b)(26), 2(b)(27) and
                           2(b)(28); Registration Statement No. 2-64102, Exhibit
                           2(b)(29); Registration Statement No. 2-66457,
                           Exhibits (2)(b)(30) and 2(b)(31); Registration
                           Statement No. 2-69217, Exhibit 2(b)(32); Registration
                           Statement No. 2-86237, Exhibit 4(b); Registration
                           Statement No. 33-11723, Exhibit 4(b); Registration
                           Statement No. 33-17003, Exhibit 4(a)(ii),
                           Registration Statement No. 33-30964, Exhibit 4(b);
                           Registration Statement No. 33-40720, Exhibit 4(b);
                           Registration Statement No. 33-45219, Exhibit 4(b);
                           Registration Statement No. 33-46128, Exhibits 4(b)
                           and 4(c); Registration Statement No. 33-53410,
                           Exhibit 4(b); Registration Statement No. 33-59834,
                           Exhibit 4(b); Registration Statement No. 33-50229,
                           Exhibits 4(b) and 4(c); Registration Statement No.
                           33-58431, Exhibits 4(b), 4(c), 4(d) and 4(e);
                           Registration Statement No. 333-01049, Exhibits 4(b)
                           and 4(c); Registration Statement No. 333-20305,
                           Exhibits 4(b) and 4(c); Annual Report on Form 10-K of
                           APCo for the fiscal year ended December 31, 1996,
                           File No. 1-3457, Exhibit 4(b); Annual Report on Form
                           10-K of APCo for the fiscal year ended December 31,
                           1998, File No. 1-3457, Exhibit 4(b)].
    4(b)            -      Indenture (for unsecured debt securities), dated as of January 1, 1998, between APCo and The
                           Bank of New York, As Trustee [Registration Statement No. 333-45927, Exhibit 4(a);
                           Registration Statement No. 333-49071, Exhibit 4(b); Registration Statement No. 333-84061,
                           Exhibits 4(b) and 4(c); Annual Report on Form 10-K of APCo for the fiscal year ended December
                           31, 1999, File No. 1-3457, Exhibit 4(c); Registration Statement No. 333-81402, Exhibits 4(b),
                           4(c) and 4(d)].


  10(a)(1)          -      Copy of Power Agreement, dated October 15, 1952, between OVEC and United States of America, acting by and through the United States Atomic Energy Commission, and, subsequent to January
                           18, 1975, the Administrator of the Energy Research and Development Administration, as amended
                           [Registration Statement No. 2-60015, Exhibit 5(a); Registration Statement No. 2-63234,
                           Exhibit 5(a)(1)(B); Registration Statement No 2-66301, Exhibit 5(a)(1)(C); Registration
                           Statement No. 2-67728, Exhibit 5(a)(1)(D); Annual Report on Form 10-K of APCo for the fiscal year ended December 31, 1989, File No. 1-3457, Exhibit 10(a)(1)(F); and Annual Report on Form
                           10-K of APCo for the fiscal year ended December 31, 1992, File No. 1-3457, Exhibit
                           10(a)(1)(B)].
  10(a)(2)          -      Copy of Inter-Company Power Agreement, dated as of July 10, 1953, among OVEC and the
                           Sponsoring Companies, as amended [Registration Statement No. 2-60015, Exhibit 5(c);
                           Registration Statement No. 2-67728, Exhibit 5(a)(3)(B); and Annual Report on Form 10-K of
                           APCo for the fiscal year ended December 31, 1992, File No. 1-3457, Exhibit 10(a)(2)(B)].
  10(a)(3)          -      Copy of Power Agreement, dated July 10, 1953, between OVEC and Indiana-Kentucky Electric
                           Corporation, as amended [Registration Statement No. 2-60015, Exhibit 5(e)].
  10(b)             -      Copy of Interconnection Agreement, dated July 6, 1951, among APCo, CSPCo, KEPCo, OPCo and I&M and with the Service Corporation, as amended [Registration Statement No. 2-52910, Exhibit
                           5(a); Registration Statement No. 2-61009, Exhibit 5(b); Annual Report on Form 10-K of AEP for
                           the fiscal year ended December 31, 1990, File No. 1-3525, Exhibit 10(a)(3)].
  10(c)             -      Copy of Transmission Agreement, dated April 1, 1984, among APCo, CSPCo, I&M, KEPCo, OPCo and with the Service Corporation as agent, as amended [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1985, File No. 1-3525, Exhibit 10(b); Annual Report on Form
                           10-K of AEP for the fiscal year ended December 31, 1988, File No. 1-3525, Exhibit 10(b)(2)].
  10(d)             -      Copy of Modification No. 1 to the AEP System Interim Allowance Agreement, dated July 28,
                           1994, among APCo, CSPCo, I&M, KEPCo, OPCo and the Service Corporation [Annual Report on Form
                           10-K of AEP for the fiscal year ended December 31, 1996, File No. 1-3525, Exhibit 10(l)].
  10(e)(1)          -      Agreement and Plan of Merger, dated as of December 21, 1997, By and Among American Electric
                           Power Company, Inc., Augusta Acquisition Corporation and Central and South West Corporation
                           [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1997, File No.
                           1-3525, Exhibit 10(f)].
  10(e)(2)          -      Amendment No. 1, dated as of December 31, 1999, to the Agreement and Plan of Merger [Current
                           Report on Form 8-K of APCo dated December 15, 1999, File No. 1-3457, Exhibit 10].
 &10(f)(1)                 - AEP Deferred Compensation Agreement for certain
                           executive officers [Annual Report on Form 10-K of AEP
                           for the fiscal year ended December 31, 1985, File No.
                           1-3525, Exhibit 10(e)].
 &10(f)(2)          -      Amendment to AEP Deferred Compensation Agreement for certain executive officers [Annual
                           Report on Form 10-K of AEP for the fiscal year ended December 31, 1986, File No. 1-3525,
                           Exhibit 10(d)(2)].
 &10(g)             -      AEP System Senior Officer Annual Incentive Compensation Plan [Annual Report on Form 10-K of
                           AEP for the fiscal year ended December 31, 1996, File No. 1-3525, Exhibit 10(i)(1)].


 &10(h)(1)          -      AEP System Excess Benefit Plan, Amended and Restated as of January 1, 2001 [Annual Report on
                           Form 10-K of AEP for the fiscal year ended December 31, 2000, File No. 1-3525, Exhibit
                           10(j)(1)(A)].
 &10(h)(2)          -      AEP System Supplemental Retirement Savings Plan, Amended and Restated as of January 1, 2001
                           (Non-Qualified) [Annual Report on Form 10-K of AEP for the fiscal year ended December 31,
                           2000, File No. 1-3525, Exhibit 10(j)(2)].
 &10(h)(3)          -      Umbrella Trust for Executives [Annual Report on Form 10-K of AEP for the fiscal year ended
                           December 31, 1993, File No. 1-3525, Exhibit 10(g)(3)].
 &10(i)             -      Employment Agreement between E. Linn Draper, Jr. and AEP and the Service Corporation [Annual
                           Report on Form 10-K of AEGCo for the fiscal year ended December 31, 1991, File No. 0-18135,
                           Exhibit 10(g)(3)].
 &10(j)             -      AEP System Survivor Benefit Plan, effective January 27, 1998 [Quarterly Report on Form 10-Q of AEP for the quarter ended September 30, 1998, File No. 1-3525, Exhibit 10].
 &10(k)             -      AEP Senior Executive Severance Plan for Merger with Central and South West Corporation, effective March 1, 1999[Annual Report on Form 10-K of AEP for the fiscal year ended December
                           31, 1998, File No. 1-3525, Exhibit 10(o)].
 &10(l)             -      AEP Change In Control Agreement [Annual Report on Form 10-K of AEP for the fiscal year ended
                           December 31, 2001, File No. 1-3525, Exhibit 10(o)].
  &10(m)            -      AEP System 2000 Long-Term Incentive Plan [Proxy Statement of AEP, March 10, 2000].
  &10(n)            -      Memorandum of agreement between Susan Tomasky and the Service Corporation dated January 3,
                           2001 [Annual Report on Form 10-K of AEP for the
                           fiscal year ended December 31, 2000, File No. 1-3525,
                           Exhibit 10(s)].
  &10(o)(1)                - Central and South West System Special Executive
                           Retirement Plan as amended and restated effective
                           July 1, 1997 [Annual Report on Form 10-K of CSW for
                           the fiscal year ended December 31, 1998, File No.
                           1-1443, Exhibit 18].
  &10(o)(2)                - Certified CSW Board Resolution of April 18, 1991
                           [Annual Report on Form 10-K of AEP for the fiscal
                           year ended December 31, 2001, File No. 1-3525,
                           Exhibit 10(r)(2)].
  &10(o)(3)         -      CSW 1992 Long-Term Incentive Plan [Proxy Statement of CSW, March 13, 1992].
 *12                -      Statement re: Computation of Ratios.
 *13                -      Copy of those portions of the APCo 2001 Annual Report (for the fiscal year ended December 31,
                           2001) which are incorporated by reference in this filing.
   21               -      List of subsidiaries of APCo [Annual Report on Form 10-K of AEP for the fiscal year ended
                           December 31, 2001, File No. 1-3525, Exhibit 21].
 *24                -      Power of Attorney.
CPL+
   3(a)             -      Restated Articles of Incorporation Without Amendment, Articles of Correction to Restated
                           Articles of Incorporation Without Amendment, Articles of Amendment to Restated Articles of
                           Incorporation, Statements of Registered Office and/or Agent, and Articles of Amendment to the
                           Articles of Incorporation [Quarterly Report on Form 10-Q of CPL for the quarter ended March
                           31, 1997, File No. 0-346, Exhibit 3.1].
   3(b)             -      By-Laws of CPL (amended as of April 19, 2000) [Annual Report on Form 10-K of CPL for the
                           fiscal year ended December 31, 2000, File No. 0-346, Exhibit 3(b)].


   4(a)             -      Indenture of Mortgage or Deed of Trust, dated November 1, 1943, between CPL and The First
                           National Bank of Chicago and R. D. Manella, as Trustees, as amended and supplemented
                           [Registration Statement No. 2-60712, Exhibit 5.01;  Registration Statement No. 2-62271,
                           Exhibit 2.02; Form U-1 No. 70-7003, Exhibit 17; Registration Statement No. 2-98944, Exhibit 4
                           (b); Form U-1 No. 70-7236, Exhibit 4; Form U-1 No. 70-7249, Exhibit 4; Form U-1 No. 70-7520,
                           Exhibit 2; Form U-1 No. 70-7721, Exhibit 3; Form U-1 No. 70-7725, Exhibit 10; Form U-1 No.
                           70-8053, Exhibit 10 (a); Form U-1 No. 70-8053, Exhibit 10 (b);  Form U-1 No. 70-8053, Exhibit
                           10 (c); Form U-1 No. 70-8053, Exhibit 10 (d); Form U-1 No. 70-8053, Exhibit 10 (e); Form U-1
                           No. 70-8053, Exhibit 10 (f)].
   4(b)             -      CPL-obligated,  mandatorily redeemable preferred securities of subsidiary trust holding solely
                           Junior Subordinated Debentures of CPL:
                           (1)      Indenture, dated as of May 1, 1997, between CPL and the Bank of New York, as Trustee
                                [Quarterly Report on Form 10-Q of CPL dated
                                March 31, 1997, File No. 0-346, Exhibits 4.1 and
                                4.2].
                           (2)  Amended and Restated Trust Agreement of CPL
                                Capital I, dated as of May 1, 1997, among CPL,
                                as Depositor, the Bank of New York, as Property
                                Trustee, The Bank of New York (Delaware), as
                                Delaware Trustee, and the Administrative Trustee
                                [Quarterly Report on Form 10-Q of CPL dated
                                March 31, 1997, File No. 0-346, Exhibit 4.3].
                           (3)  Guarantee Agreement, dated as of May 1, 1997,
                                delivered by CPL for the benefit of the holders
                                of CPL Capital I's Preferred Securities
                                [Quarterly Report on Form 10-Q of CPL dated
                                March 31, 1997, File No. 0-346, Exhibit 4.4].
                           (4)  Agreement as to Expenses and Liabilities dated
                                as of May 1, 1997, between CPL and CPL Capital I
                                [Quarterly Report on Form 10-Q of CPL dated
                                March 31, 1997, File No. 0-346, Exhibit 4.5].
   4(c)             -      Indenture (for unsecured debt securities), dated as of November 15, 1999, between CPL and The
                           Bank of New York, as Trustee, as amended and supplemented [Annual Report on Form 10-K of CPL for the fiscal year ended December 31, 2000, File No. 0-346, Exhibits 4(c), 4(d) and 4(e)].
 *12                -      Statement re: Computation of Ratios.
 *13                -      Copy of those portions of the CPL 2001 Annual Report (for the fiscal year ended December 31,
                           2001) which are incorporated by reference in this filing.
 *23(a)             -      Consent of Deloitte & Touche LLP.
 *23(b)             -      Consent of Arthur Andersen LLP.
 *24                -      Power of Attorney.
CSPCo+
    3(a)            -      Copy of Amended Articles of Incorporation of CSPCo, as amended to March 6, 1992 [Registration
                           Statement No. 33-53377, Exhibit 4(a)].
    3(b)            -      Copy of Certificate of Amendment to Amended Articles of Incorporation of CSPCo, dated May 19,
                           1994 [Annual Report on Form 10-K of CSPCo for the fiscal year ended December 31, 1994, File
                           No. 1-2680, Exhibit 3(b)].
    3(c)            -      Composite copy of Amended Articles of Incorporation of CSPCo, as amended [Annual Report on
                           Form 10-K of CSPCo for the fiscal year ended December 31, 1994, File No. 1-2680, Exhibit
                           3(c)].
    3(d)            -      Copy of Code of Regulations and By-Laws of CSPCo [Annual Report on Form 10-K of CSPCo for the
                           fiscal year ended December 31, 1987, File No. 1-2680, Exhibit 3(d)].


    4(a)            -      Copy of Indenture of Mortgage and Deed of Trust, dated September 1, 1940, between CSPCo and
                           City Bank Farmers Trust Company (now Citibank, N.A.), as trustee, as supplemented and amended
                           [Registration Statement No. 2-59411, Exhibits 2(B) and 2(C); Registration Statement No.
                           2-80535, Exhibit 4(b); Registration Statement No. 2-87091, Exhibit 4(b); Registration
                           Statement No. 2-93208, Exhibit 4(b); Registration Statement No. 2-97652, Exhibit 4(b);
                           Registration Statement No. 33-7081, Exhibit 4(b); Registration Statement No. 33-12389,
                           Exhibit 4(b); Registration Statement No. 33-19227, Exhibits 4(b), 4(e), 4(f), 4(g) and 4(h);
                           Registration Statement No. 33-35651, Exhibit 4(b); Registration Statement No. 33-46859,
                           Exhibits 4(b) and 4(c); Registration Statement No. 33-50316, Exhibits 4(b) and 4(c);
                           Registration Statement No. 33-60336, Exhibits 4(b), 4(c) and 4(d); Registration Statement No.
                           33-50447, Exhibits 4(b) and 4(c); Annual Report on Form 10-K of CSPCo for the fiscal year ended December 31, 1993, File No. 1-2680, Exhibit 4(b)].
    4(b)            -      Copy of Indenture (for unsecured debt securities), dated as of  September 1, 1997, between
                           CSPCo and Bankers Trust Company, as Trustee [Registration Statement No. 333-54025, Exhibits
                           4(a), 4(b), 4(c) and 4(d); Annual Report on Form 10-K of CSPCo for the fiscal year ended
                           December 31, 1998, File No. 1-2680, Exhibits 4(c) and 4(d)].
  10(a)(1)          -      Copy of Power Agreement, dated October 15, 1952, between OVEC and United States of America, acting by and through the United States Atomic Energy Commission, and, subsequent to January
                           18, 1975, the Administrator of the Energy Research and Development Administration, as amended
                           [Registration Statement No. 2-60015, Exhibit 5(a); Registration Statement No. 2-63234,
                           Exhibit 5(a)(1)(B); Registration Statement No. 2-66301, Exhibit 5(a)(1)(C); Registration
                           Statement No. 2-67728, Exhibit 5(a)(1)(B); Annual Report on Form 10-K of APCo for the fiscal year ended December 31, 1989, File No. 1-3457, Exhibit 10(a)(1)(F); and Annual Report on Form
                           10-K of APCo for the fiscal year ended December 31, 1992, File No. 1-3457, Exhibit
                           10(a)(1)(B)].
  10(a)(2)          -      Copy of Inter-Company Power Agreement, dated July 10, 1953, among OVEC and the Sponsoring
                           Companies, as amended [Registration Statement No. 2-60015, Exhibit 5(c); Registration
                           Statement No. 2-67728, Exhibit 5(a)(3)(B); and Annual Report on Form 10-K of APCo for the
                           fiscal year ended December 31, 1992, File No. 1-3457, Exhibit 10(a)(2)(B)].
  10(a)(3)          -      Copy of Power Agreement, dated July 10, 1953, between OVEC and Indiana-Kentucky Electric
                           Corporation, as amended [Registration Statement No. 2-60015, Exhibit 5(e)].
  10(b)             -      Copy of Interconnection Agreement, dated July 6, 1951, among APCo, CSPCo, KEPCo, OPCo and I&M and the Service Corporation, as amended [Registration Statement No. 2-52910, Exhibit 5(a);
                           Registration Statement No. 2-61009, Exhibit 5(b); and Annual Report on Form 10-K of AEP for
                           the fiscal year ended December 31, 1990, File No. 1-3525, Exhibit 10(a)(3)].
  10(c)             -      Copy of Transmission Agreement, dated April 1, 1984, among APCo, CSPCo, I&M, KEPCo, OPCo, and with the Service Corporation as agent, as amended [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1985, File No. 1-3525, Exhibit 10(b); and Annual Report on
                           Form 10-K of AEP for the fiscal year ended December 31, 1988, File No. 1-3525, Exhibit
                           10(b)(2)].
  10(d)             -      Copy of Modification No. 1 to the AEP System Interim Allowance Agreement, dated July 28,
                           1994, among APCo, CSPCo, I&M, KEPCo, OPCo and the Service Corporation [Annual Report on Form
                           10-K of AEP for the fiscal year ended December 31, 1996, File No. 1-3525, Exhibit 10(l)].


  10(e)(1)          -      Agreement and Plan of Merger, dated as of December 21, 1997, By and Among American Electric
                           Power Company, Inc., Augusta Acquisition Corporation and Central and South West Corporation
                           [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1997, File No.
                           1-3525, Exhibit 10(f)].
  10(e)(2)          -      Amendment No. 1, dated as of December 31, 1999, to the Agreement and Plan of Merger [Current
                           Report on Form 8-K of CSPCo dated December 15, 1999, File No. 1-2680, Exhibit 10].
*12                 -      Statement re: Computation of Ratios.
*13                 -      Copy of those portions of the CSPCo 2001 Annual Report (for the fiscal year ended December
                           31, 2001) which are incorporated by reference in this filing.
*23                 -      Consent of Deloitte & Touche LLP.
*24                 -      Power of Attorney.
I&M+
    3(a)                   - Copy of the Amended Articles of Acceptance of I&M
                           and amendments thereto [Annual Report on Form 10-K of
                           I&M for fiscal year ended December 31, 1993, File No.
                           1-3570, Exhibit 3(a)].
    3(b)            -      Copy of Articles of Amendment to the Amended Articles of Acceptance of I&M, dated March 6,
                           1997 [Annual Report on Form 10-K of I&M for fiscal year ended December 31, 1996, File No.
                           1-3570, Exhibit 3(b)].
    3(c)            -      Composite Copy of the Amended Articles of Acceptance of I&M (amended as of March 7, 1997)
                           [Annual Report on Form 10-K of I&M for the fiscal year ended December 31, 1996, File No.
                           1-3570, Exhibit 3(c)].
  *3(d)             -      Copy of the By-Laws of I&M (amended as of November 28, 2001).
    4(a)            -      Copy of Mortgage and Deed of Trust, dated as of June 1, 1939, between I&M and Irving Trust
                           Company (now The Bank of New York) and various individuals, as Trustees, as amended and supplemented [Registration Statement No. 2-7597, Exhibit 7(a); Registration Statement No.
                           2-60665, Exhibits 2(c)(2), 2(c)(3), 2(c)(4), 2(c)(5), 2(c)(6), 2(c)(7), 2(c)(8), 2(c)(9),
                           2(c)(10), 2(c)(11), 2(c)(12), 2(c)(13), 2(c)(14), 2(c)(15), (2)(c)(16), and 2(c)(17);
                           Registration Statement No. 2-63234, Exhibit 2(b)(18); Registration Statement No. 2-65389,
                           Exhibit 2(a)(19); Registration Statement No. 2-67728, Exhibit 2(b)(20); Registration
                           Statement No. 2-85016, Exhibit 4(b); Registration Statement No. 33-5728, Exhibit 4(c);
                           Registration Statement No. 33-9280, Exhibit 4(b); Registration Statement No. 33-11230,
                           Exhibit 4(b); Registration Statement No. 33-19620, Exhibits 4(a)(ii), 4(a)(iii), 4(a)(iv) and
                           4(a)(v); Registration Statement No. 33-46851, Exhibits 4(b)(i), 4(b)(ii) and 4(b)(iii);
                           Registration Statement No. 33-54480, Exhibits 4(b)(I) and 4(b)(ii); Registration Statement
                           No. 33-60886, Exhibit 4(b)(I); Registration Statement No. 33-50521, Exhibits 4(b)(I),
                           4(b)(ii) and 4(b)(iii); Annual Report on Form 10-K of I&M for the fiscal year ended December
                           31, 1993, File No. 1-3570, Exhibit 4(b); Annual Report on Form 10-K of I&M for the  fiscal year ended December 31, 1994, File No. 1-3570, Exhibit 4(b); Annual Report on Form 10-K of
                           I&M for the fiscal year ended December 31, 1996, File No. 1-3570, Exhibit 4(b)].
    4(b)            -      Copy of Indenture (for unsecured debt securities), dated as of October 1, 1998, between I&M and The Bank of New York, as Trustee [Registration Statement No. 333-88523, Exhibits 4(a),
                           4(b) and 4(c); Registration Statement No. 58656, Exhibits 4(b) and 4(c)].
 * 4(c)             -      Copy of Company Order and Officers' Certificate, dated December 12, 2001, establishing certain terms of the 6.125% Notes, Series C, due 2006.


  10(a)(1)          -      Copy of Power Agreement, dated October 15, 1952, between OVEC and United States of America, acting by and through the United States Atomic Energy Commission, and, subsequent to January
                           18, 1975, the Administrator of the Energy Research and Development Administration, as amended
                           [Registration Statement No. 2-60015, Exhibit 5(a); Registration Statement No. 2-63234,
                           Exhibit 5(a)(1)(B); Registration Statement No. 2-66301, Exhibit 5(a)(1)(C); Registration
                           Statement No. 2-67728, Exhibit 5(a)(1)(D); Annual Report on Form 10-K of APCo for the fiscal year ended December 31, 1989, File No. 1-3457, Exhibit 10(a)(1)(F); and Annual Report on Form
                           10-K of APCo for the fiscal year ended December 31, 1992, File No. 1-3457, Exhibit
                           10(a)(1)(B)].
  10(a)(2)          -      Copy of Inter-Company Power Agreement, dated as of July 10, 1953, among OVEC and the
                           Sponsoring Companies, as amended [Registration Statement No. 2-60015, Exhibit 5(c);
                           Registration Statement No. 2-67728, Exhibit 5(a)(3)(B); Annual Report on Form 10-K of APCo
                           for the fiscal year ended December 31, 1992, File No. 1-3457, Exhibit 10(a)(2)(B)].
  10(a)(3)          -      Copy of Power Agreement, dated July 10, 1953, between OVEC and Indiana-Kentucky Electric
                           Corporation, as amended [Registration Statement No. 2-60015, Exhibit 5(e)].
  10(a)(4)          -      Copy of Inter-Company Power Agreement, dated as of July 10, 1953, among OVEC and the
                           Sponsoring Companies, as amended [Registration Statement No. 2-60015, Exhibit 5(c);
                           Registration Statement No. 2-67728, Exhibit 5(a)(3)(B); Annual Report on Form 10-K of APCo
                           for the fiscal year ended December 31, 1992, File No. 1-3457, Exhibit 10(a)(2)(B)].
  10(a)(5)          -      Copy of Power Agreement, dated July 10, 1953, between OVEC and Indiana-Kentucky Electric
                           Corporation, as amended [Registration Statement No. 2-60015, Exhibit 5(e)].
  10(b)             -      Copy of Interconnection Agreement, dated July 6, 1951, among APCo, CSPCo, KEPCo, I&M, and
                           OPCo and with the Service Corporation, as amended [Registration Statement No. 2-52910,
                           Exhibit 5(a); Registration Statement No. 2-61009, Exhibit 5(b); and Annual Report on Form
                           10-K of AEP for the fiscal year ended December 31, 1990, File No. 1-3525, Exhibit 10(a)(3)].
  10(c)             -      Copy of Transmission Agreement, dated April 1, 1984, among APCo, CSPCo, I&M, KEPCo, OPCo and with the Service Corporation as agent, as amended [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1985, File No. 1-3525, Exhibit 10(b); and Annual Report on
                           Form 10-K of AEP for the fiscal year ended December 31, 1988, File No. 1-3525, Exhibit
                           10(b)(2)].
  10(d)             -      Copy of Modification No. 1 to the AEP System Interim Allowance Agreement, dated July 28,
                           1994, among APCo, CSPCo, I&M, KEPCo, OPCo and the Service Corporation [Annual Report on Form
                           10-K of AEP for the fiscal year ended December 1, 1996, File No. 1-3525, Exhibit 10(l)].
  10(e)             -      Copy of Nuclear Material Lease Agreement, dated as of December 1, 1990, between I&M and DCC
                           Fuel Corporation [Annual Report on Form 10-K of I&M for the fiscal year ended December 31,
                           1993, File No. 1-3570, Exhibit 10(d)].
  10(f)             -      Copy of Lease Agreements, dated as of December 1, 1989, between I&M and Wilmington Trust
                           Company, as amended [Registration Statement No. 33-32753, Exhibits 28(a)(1)(C), 28(a)(2)(C),
                           28(a)(3)(C), 28(a)(4)(C), 28(a)(5)(C) and 28(a)(6)(C); Annual Report on Form 10-K of I&M for
                           the fiscal year ended December
                           31, 1993, File No. 1-3570, Exhibits 10(e)(1)(B), 10(e)(2)(B), 10(e)(3)(B), 10(e)(4)(B),
                           10(e)(5)(B) and 10(e)(6)(B)].


  10(g)(1)          -      Agreement and Plan of Merger, dated as of December 21, 1997, By and Among American Electric
                           Power Company, Inc., Augusta Acquisition Corporation and Central and South West Corporation
                           [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1997, File No.
                           1-3525, Exhibit 10(f)].
  10(g)(2)          -      Amendment No. 1, dated as of December 31, 1999, to the Agreement and Plan of Merger [Current
                           Report on Form 8-K of I&M dated December 15, 1999, File No. 1-3570, Exhibit 10].
*12                 -      Statement re: Computation of Ratios.
*13                 -      Copy of those portions of the I&M 2001 Annual Report (for the fiscal year ended December 31,
                           2001) which are incorporated by reference in this filing.
  21                -      List of subsidiaries of I&M [Annual Report on Form 10-K of AEP for the fiscal year ended
                           December 31, 2001, File No. 1-3525, Exhibit 21].
*23                 -      Consent of Deloitte & Touche LLP.
*24                 -      Power of Attorney.
KEPCo+
    3(a)            -      Copy of Restated Articles of Incorporation of KEPCo [Annual Report on Form 10-K of KEPCo for
                           the fiscal year ended December 31, 1991, File No. 1-6858, Exhibit 3(a)].
    3(b)            -      Copy of By-Laws of KEPCo (amended as of June 15, 2000) [Annual Report on Form 10-K of KEPCo
                           for the fiscal year ended December 31, 2000, File No. 1-6858, Exhibit 3(b)].
    4(a)            -      Copy of Mortgage and Deed of Trust, dated May 1, 1949, between KEPCo and Bankers Trust
                           Company, as supplemented and amended [Registration Statement No. 2-65820, Exhibits 2(b)(1),
                           2(b)(2), 2(b)(3), 2(b)(4), 2(b)(5), and  2(b)(6); Registration Statement No. 33-39394,
                           Exhibits 4(b) and 4(c); Registration Statement No. 33-53226, Exhibits 4(b) and 4(c);
                           Registration Statement No. 33-61808, Exhibits 4(b) and 4(c), Registration Statement No.
                           33-53007, Exhibits 4(b), 4(c) and 4(d)].
    4(b)            -      Copy of Indenture (for unsecured debt securities), dated as of September 1, 1997, between
                           KEPCo and Bankers Trust Company, as Trustee [Registration Statement No. 333-75785, Exhibits
                           4(a), 4(b), 4(c) and 4(d); Annual Report on Form 10-K of KEPCo for the fiscal year ended
                           December 31, 1999, File No. 1-6858, Exhibit 4(c); Annual Report on Form 10-K of KEPCo for the
                           fiscal year ended December 31, 2000, File No. 1-6858, Exhibit 4(c)].
  10(a)             -      Copy of Interconnection Agreement, dated July 6, 1951, among APCo, CSPCo, KEPCo, I&M and OPCo and with the Service Corporation, as amended [Registration Statement No. 2-52910, Exhibit
                           5(a);Registration Statement No. 2-61009, Exhibit 5(b); and Annual Report on Form 10-K of AEP
                           for the fiscal year ended December 31, 1990, File No. 1-3525, Exhibit 10(a)(3)].
  10(b)             -      Copy of Transmission Agreement, dated April 1, 1984, among APCo, CSPCo, I&M, KEPCo, OPCo and with the Service Corporation as agent, as amended [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1985, File No. 1-3525, Exhibit 10(b); and Annual Report on
                           Form 10-K of AEP for the fiscal year ended December 31, 1988, File No. 1-3525, Exhibit
                           10(b)(2)].
  10(c)             -      Copy of Modification No. 1 to the AEP System Interim Allowance Agreement, dated July 28,
                           1994, among APCo, CSPCo, I&M, KEPCo, OPCo and the Service Corporation [Annual Report on Form
                           10-K of AEP for the fiscal year ended December 31, 1996, File No. 1-3525, Exhibit 10(l)].


  10(d)(1)          -      Agreement and Plan of Merger, dated as of December 21, 1997, By and Among American Electric
                           Power Company, Inc., Augusta Acquisition Corporation and Central and South West Corporation
                           [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1997, File No.
                           1-3525, Exhibit 10(f)].
  10(d)(2)          -      Amendment No. 1, dated as of December 31, 1999, to the Agreement and Plan of Merger [Current
                           Report on Form 8-K of KEPCo dated December 15, 1999, File No. 1-6858, Exhibit 10].
*12                 -      Statement re: Computation of Ratios.
*13                 -      Copy of those portions of the KEPCo 2001 Annual Report (for the fiscal year ended December
                           31, 2001) which are incorporated by reference in this filing.
*24                 -      Power of Attorney.
OPCo+
    3(a)            -      Copy of Amended Articles of Incorporation of OPCo, and amendments thereto to December 31,
                           1993 [Registration Statement No. 33-50139, Exhibit 4(a); Annual Report on Form 10-K of OPCo
                           for the fiscal year ended December 31, 1993, File No. 1-6543, Exhibit 3(b)].
    3(b)            -      Certificate of Amendment to Amended Articles of Incorporation of OPCo, dated May 3, 1994
                           [Annual Report on Form 10-K of OPCo for the fiscal year ended December 31, 1994, File No.
                           1-6543, Exhibit 3(b)].
    3(c)            -      Copy of Certificate of Amendment to Amended Articles of Incorporation of OPCo, dated March 6,
                           1997 [Annual Report on Form 10-K of OPCo for the fiscal year ended December 31, 1996, File
                           No. 1-6543, Exhibit 3(c)].
    3(d)            -      Composite copy of the Amended Articles of Incorporation of OPCo (amended as of March 7, 1997)
                           [Annual Report on Form 10-K of OPCo for the fiscal year ended December 31, 1996, File No.
                           1-6543, Exhibit 3(d)].
    3(e)            -      Copy of Code of Regulations of OPCo [Annual Report on Form 10-K of OPCo for the fiscal year ended December 31, 1990, File No. 1-6543, Exhibit 3(d)].
    4(a)            -      Copy of Mortgage and Deed of Trust, dated as of October 1, 1938, between OPCo and
                           Manufacturers Hanover Trust Company (now Chemical Bank), as Trustee, as amended and supplemented [Registration Statement No. 2-3828, Exhibit B-4; Registration Statement No.
                           2-60721, Exhibits 2(c)(2), 2(c)(3), 2(c)(4), 2(c)(5), 2(c)(6), 2(c)(7), 2(c)(8), 2(c)(9),
                           2(c)(10), 2(c)(11), 2(c)(12), 2(c)(13), 2(c)(14), 2(c)(15), 2(c)(16), 2(c)(17), 2(c)(18),
                           2(c)(19), 2(c)(20), 2(c)(21), 2(c)(22), 2(c)(23), 2(c)(24), 2(c)(25), 2(c)(26), 2(c)(27),
                           2(c)(28), 2(c)(29), 2(c)(30), and 2(c)(31); Registration Statement No. 2-83591, Exhibit 4(b);
                           Registration Statement No. 33-21208, Exhibits 4(a)(ii), 4(a)(iii) and 4(a)(iv); Registration
                           Statement No. 33-31069, Exhibit 4(a)(ii); Registration Statement No. 33-44995, Exhibit
                           4(a)(ii); Registration Statement No. 33-59006, Exhibits 4(a)(ii), 4(a)(iii) and 4(a)(iv);
                           Registration Statement No. 33-50373, Exhibits 4(a)(ii), 4(a)(iii) and 4(a)(iv); Annual Report
                           on Form 10-K of OPCo for the fiscal year ended December 31, 1993, File No. 1-6543, Exhibit
                           4(b)].
    4(b)            -      Copy of Indenture (for unsecured debt securities), dated as of September 1, 1997, between
                           OPCo and Bankers Trust Company, as Trustee [Registration Statement No. 333-49595, Exhibits
                           4(a), 4(b) and 4(c); Annual Report on Form 10-K of OPCo for the fiscal year ended December
                           31, 1998, File No. 1-6543, Exhibits 4(c) and 4(d); Annual Report on Form 10-K of OPCo for the
                           fiscal year ended December 31, 1999, File No. 1-6543, Exhibits 4(c) and 4(d); Annual Report
                           on Form 10-K of OPCo for the fiscal year ended December 31, 2000, File No. 1-6543, Exhibit
                           4(c)].


  10(a)(1)          -      Copy of Power Agreement, dated October 15, 1952, between OVEC and United States of America, acting by and through the United States Atomic Energy Commission, and, subsequent to January
                           18, 1975, the Administrator of the Energy Research and Development Administration, as amended
                           [Registration Statement No. 2-60015, Exhibit 5(a); Registration Statement No. 2-63234,
                           Exhibit 5(a)(1)(B); Registration Statement No. 2-66301, Exhibit 5(a)(1)(C); Registration
                           Statement No. 2-67728, Exhibit 5(a)(1)(D); Annual Report on Form 10-K of APCo for the fiscal year ended December 31, 1989, File No. 1-3457, Exhibit 10(a)(1)(F); Annual Report on Form
                           10-K of APCo for the fiscal year ended December 31, 1992, File No. 1-3457, Exhibit
                           10(a)(1)(B)].
  10(a)(2)          -      Copy of Inter-Company Power Agreement, dated July 10, 1953, among OVEC and the Sponsoring
                           Companies, as amended [Registration Statement No. 2-60015, Exhibit 5(c); Registration
                           Statement No. 2-67728, Exhibit 5(a)(3)(B); Annual Report on Form 10-K of APCo  for the fiscal year ended December 31, 1992, File No. 1-3457, Exhibit 10(a)(2)(B)].
  10(a)(3)          -      Copy of Power Agreement, dated July 10, 1953, between OVEC and Indiana-Kentucky Electric
                           Corporation, as amended [Registration Statement No. 2-60015, Exhibit 5(e)].
  10(b)             -      Copy of Interconnection Agreement, dated July 6, 1951, among APCo, CSPCo, KEPCo, I&M and OPCo and with the Service Corporation, as amended [Registration Statement No. 2-52910, Exhibit
                           5(a); Registration Statement No. 2-61009, Exhibit 5(b); Annual Report on Form 10-K of AEP for
                           the fiscal year ended December 31, 1990, File 1-3525, Exhibit 10(a)(3)].
  10(c)             -      Copy of Transmission Agreement, dated April 1, 1984, among APCo, CSPCo, I&M, KEPCo, OPCo and with the Service Corporation as agent [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1985, File No. 1-3525, Exhibit 10(b); Annual Report on Form 10-K of AEP
                           for the fiscal year ended December 31, 1988, File No. 1-3525, Exhibit 10(b)(2)].
  10(d)             -      Copy of Modification No. 1 to the AEP System Interim Allowance Agreement, dated July 28,
                           1994, among APCo, CSPCo, I&M, KEPCo, OPCo and the Service Corporation [Annual Report on Form
                           10-K of AEP for the fiscal year ended December 31, 1996, File No. 1-3525, Exhibit 10(l)].
  10(e)             -      Copy of Amendment No. 1, dated October 1, 1973, to Station Agreement dated January 1, 1968, among OPCo, Buckeye and Cardinal Operating Company,
                           and amendments thereto [Annual Report on Form 10-K of
                           OPCo for the fiscal year ended December 31, 1993,
                           File No. 1-6543, Exhibit 10(f)].
  10(f)             -      Lease Agreement dated January 20, 1995 between OPCo and JMG Funding, Limited Partnership, and amendment thereto (confidential treatment requested) [Annual Report on Form 10-K of OPCo for the fiscal year ended December 31, 1994, File No. 1-6543, Exhibit 10(l)(2)].
  10(g)(1)          -      Agreement and Plan of Merger, dated as of December 21, 1997, by and among American Electric
                           Power Company, Inc., Augusta Acquisition Corporation and Central and South West Corporation
                           [Annual Report on Form 10-K of AEP for the fiscal year ended December 31, 1997, File No.
                           1-3525, Exhibit 10(f)].
  10(g)(2)          -      Amendment No. 1, dated as of December 31, 1999, to the Agreement and Plan of Merger [Current
                           Report on Form 8-K of OPCo dated December 15, 1999, File No. 1-6543, Exhibit 10].


&10(h)(1)           -      AEP Deferred Compensation Agreement for certain executive officers [Annual Report on Form
                           10-K of OPCo for the fiscal year ended December 31, 1985, File No. 1-3525, Exhibit 10(e)].
&10(h)(2)           -      Amendment to AEP Deferred Compensation Agreement for certain executive officers [Annual
                           Report on Form 10-K of AEP for the fiscal year ended December 31, 1986, File No. 1-3525,
                           Exhibit 10(d)(2)].
&10(i)              -      AEP System Senior Officer Annual Incentive Compensation Plan [Annual Report on Form 10-K of
                           AEP for the fiscal year ended December 31, 1996, File No. 1-3525, Exhibit 10(i)(1)].
&10(j)(1)           -      AEP System Excess Benefit Plan, Amended and Restated as of January 1, 2001 [Annual Report on
                           Form 10-K of AEP for the fiscal year ended December 31, 2000, File No. 1-3525, Exhibit
                           10(j)(1)(A)].
&10(j)(2)           -      AEP System Supplemental Retirement Savings Plan, Amended and Restated as of January 1, 2001
                           (Non-Qualified) [Annual Report on Form 10-K of AEP for the fiscal year ended December 31,
                           2000, File No. 1-3525, Exhibit 10(j)(2)].
&10(j)(3)           -      Umbrella Trust for Executives [Annual Report on Form 10-K of AEP for the fiscal year ended
                           December 31, 1993, File No. 1-3525, Exhibit 10(g)(3)].
&10(k)              -      Employment Agreement between E. Linn Draper, Jr. and AEP and the Service Corporation [Annual
                           Report on Form 10-K of AEGCo for the fiscal year ended December 31, 1991, File No. 0-18135,
                           Exhibit 10(g)(3)].
 &10(l)             -      AEP System Survivor Benefit Plan, effective January 27, 1998 [Quarterly Report on Form 10-Q of AEP for the quarter ended September 30, 1998, File No. 1-3525, Exhibit 10].
 &10(m)             -      AEP Senior Executive Severance Plan for Merger with Central and South West Corporation, effective March 1, 1999[Annual Report on Form 10-K of AEP for the fiscal year ended December
                           31, 1998, File No. 1-3525, Exhibit 10(o)].
 &10(n)             -      AEP Change In Control Agreement [Annual Report on Form 10-K of AEP for the fiscal year ended
                           December 31, 2001, File No. 1-3525, Exhibit 10(o)].
  &10(o)            -      AEP System 2000 Long-Term Incentive Plan [Proxy Statement of AEP, March 10, 2000].
  &10(p)            -      Memorandum of agreement between Susan Tomasky and the Service Corporation dated January 3,
                           2001 [Annual Report on Form 10-K of AEP for the
                           fiscal year ended December 31, 2000, File No. 1-3525,
                           Exhibit 10(s)].
  &10(q)(1)                - Central and South West System Special Executive
                           Retirement Plan as amended and restated effective
                           July 1, 1997 [Annual Report on Form 10-K of CSW for
                           the fiscal year ended December 31, 1998, File No.
                           1-1443, Exhibit 18].
  &10(q)(2)                - Certified CSW Board Resolution of April 18, 1991
                           [Annual Report on Form 10-K of AEP for the fiscal
                           year ended December 31, 2001, File No. 1-3525,
                           Exhibit 10(r)(2)].
  &10(q)(3)         -      CSW 1992 Long-Term Incentive Plan [Proxy Statement of CSW, March 13, 1992].
 *12                -      Statement re: Computation of Ratios.
 *13                -      Copy of those portions of the OPCo 2001 Annual Report (for the fiscal year ended December 31,
                           2001) which are incorporated by reference in this filing.
   21               -      List of subsidiaries of OPCo [Annual Report on Form 10-K of AEP for the fiscal year ended
                           December 31, 2001, File No. 1-3525, Exhibit 21].
 *23                -      Consent of Deloitte & Touche LLP.
 *24                -      Power of Attorney.


PSO+
   3(a)                    - Restated Certificate of Incorporation of PSO
                           [Annual Report on Form U5S of Central and South West
                           Corporation for the fiscal year ended December 31,
                           1996, File No. 1-1443, Exhibit B-3.1].
    3(b)            -      By-Laws of PSO (amended as of June 28, 2000) [Annual Report on Form 10-K of PSO for the
                           fiscal year ended December 31, 2000, File No. 0-343, Exhibit 3(b)].
    4(a)            -      Indenture, dated July 1, 1945, between PSO and Liberty Bank and Trust Company of Tulsa,
                           National Association, as Trustee, as amended and supplemented [Registration Statement No.
                           2-60712, Exhibit 5.03; Registration Statement No. 2-64432, Exhibit 2.02; Registration
                           Statement No. 2-65871, Exhibit 2.02; Form U-1 No. 70-6822, Exhibit 2; Form U-1 No. 70-7234,
                           Exhibit 3; Registration Statement No. 33-48650, Exhibit 4(b); Registration Statement No.
                           33-49143, Exhibit 4(c); Registration Statement No. 33-49575, Exhibit 4(b); Annual Report on
                           Form 10-K of PSO for the fiscal year ended December 31, 1993, File No. 0-343, Exhibit 4(b);
                           Current Report on Form 8-K of PSO dated March 4, 1996, No. 0-343, Exhibit 4.01; Current
                           Report on Form 8-K of PSO dated  March 4, 1996, No. 0-343, Exhibit 4.02; Current Report on
                           Form 8-K of PSO dated March 4, 1996, No. 0-343, Exhibit 4.03].
    4(b)            -      PSO-obligated,  mandatorily redeemable preferred securities of subsidiary trust holding solely
                           Junior Subordinated Debentures of PSO:
                           (1)      Indenture, dated as of May 1, 1997, between PSO and The Bank of New York, as Trustee
                                [Quarterly Report on Form 10-Q of PSO dated
                                March 31, 1997, File No. 0-343, Exhibits 4.6 and
                                4.7].
                           (2)  Amended and Restated Trust Agreement of PSO
                                Capital I, dated as of May 1, 1997, among PSO,
                                as Depositor, The Bank of New York, as Property
                                Trustee, The Bank of New York (Delaware), as
                                Delaware Trustee, and the Administrative Trustee
                                [Quarterly Report on Form 10-Q of PSO dated
                                March 31, 1997, File No. 0-343, Exhibit 4.8].
                           (3)  Guarantee Agreement, dated as of May 1, 1997,
                                delivered by PSO for the benefit of the holders
                                of PSO Capital I's Preferred Securities
                                [Quarterly Report on Form 10-Q of PSO dated
                                March 31, 1997, File No. 0-343, Exhibits 4.9].
                           (4)  Agreement as to Expenses and Liabilities, dated
                                as of May 1, 1997, between PSO and PSO Capital I
                                [Quarterly Report on Form 10-Q of PSO dated
                                March 31, 1997, File No. 0-343, Exhibits 4.10].
    4(c)            -      Indenture (for unsecured debt securities), dated as of November 1, 2000, between PSO and The
                           Bank of New York, as Trustee [Annual Report on Form 10-K of PSO for the fiscal year ended
                           December 31, 2000, File No. 0-343, Exhibits 4(c) and 4(d)]
 *12                -      Statement re: Computation of Ratios.
 *13                -      Copy of those portions of the PSO 2001 Annual Report (for the fiscal year ended December 31,
                           2001) which are incorporated by reference in this filing.
 *23(a)             -      Consent of Deloitte & Touche LLP.
 *23(b)             -      Consent of Arthur Andersen LLP.
 *24                -      Power of Attorney.
SWEPCo+
    3(a)            -      Restated Certificate of Incorporation,  as amended through May 6, 1997, including  Certificate of  Amendment  of Restated  Certificate  of  Incorporation  [Quarterly  Report on Form 10-Q of
                           SWEPCo for the quarter ended March 31, 1997, File No. 1-3146, Exhibit 3.4].


    3(b)            -      By-Laws of SWEPCo (amended as of April 27, 2000) [Quarterly Report on Form 10-Q of SWEPCo for
                           the quarter ended March 31, 2000, File No. 1-3146, Exhibit 3.3].
    4(a)            -      Indenture, dated February 1, 1940, between SWEPCo and Continental Bank, National Association and M. J. Kruger, as Trustees, as amended and supplemented [Registration Statement No.
                           2-60712, Exhibit 5.04; Registration Statement No. 2-61943, Exhibit 2.02;  Registration
                           Statement No. 2-66033, Exhibit 2.02; Registration Statement No. 2-71126, Exhibit 2.02;
                           Registration Statement No. 2-77165, Exhibit 2.02; Form U-1 No. 70-7121, Exhibit 4; Form U-1
                           No. 70-7233, Exhibit 3; Form U-1 No. 70-7676, Exhibit 3; Form U-1 No. 70-7934, Exhibit 10;
                           Form U-1 No. 72-8041, Exhibit 10(b); Form U-1 No. 70-8041, Exhibit 10(c); Form U-1 No.
                           70-8239, Exhibit 10(a)].
    4(b)            -      SWEPCO-obligated, mandatorily redeemable preferred securities of subsidiary trust holding solely Junior Subordinated Debentures of SWEPCo:
                           (1)  Indenture, dated as of May 1, 1997, between SWEPCo and the Bank of New York, as Trustee
                                [Quarterly Report on Form 10-Q of SWEPCo dated
                                March 31, 1997, File No. 1-3146, Exhibits 4.11
                                and 4.12].
                           (2)  Amended and Restated Trust Agreement of SWEPCo
                                Capital I, dated as of May 1, 1997, among
                                SWEPCo, as Depositor, the Bank of New York, as
                                Property Trustee, The Bank of New York
                                (Delaware), as Delaware Trustee, and the
                                Administrative Trustee [Quarterly Report on Form
                                10-Q of SWEPCo dated March 31, 1997, File No.
                                1-3146, Exhibit 4.13].
                           (3)  Guarantee Agreement, dated as of May 1, 1997,
                                delivered by SWEPCo for the benefit of the
                                holders of SWEPCo Capital I's Preferred
                                Securities [Quarterly Report on Form 10-Q of
                                SWEPCo dated March 31, 1997, File No. 1-3146,
                                Exhibit 4.14].
                           (4)  Agreement as to Expenses and Liabilities, dated
                                as of May 1, 1997 between SWEPCo and SWEPCo
                                Capital I [Quarterly Report on Form 10-Q of
                                SWEPCo dated March 31, 1997, File No. 1-3146,
                                Exhibits 4.15].
    4(c)            -      Indenture (for unsecured debt securities), dated as of February 4, 2000, between SWEPCo and
                           The Bank of New York, as Trustee [Annual Report on Form 10-K of SWEPCo for the fiscal year ended December 31, 2000, File No. 1-3146, Exhibits 4(c) and 4(d)].
 *12                -      Statement re: Computation of Ratios.
 *13                -      Copy of those portions of the SWEPCo 2001 Annual Report (for the fiscal year ended December
                           31, 2001) which are incorporated by reference in this filing.
 *23(a)             -      Consent of Deloitte & Touche LLP.
 *23(b)             -      Consent of Arthur Andersen LLP.
 *24                -      Power of Attorney.
WTU+
     3(a)           -       Restated Articles of Incorporation, as amended, and Articles of Amendment to the Articles of
                           Incorporation [Annual Report on Form 10-K of WTU for the fiscal year ended December 31, 1996,
                           File No. 0-340, Exhibit 3.5].
     3(b)           -      By-Laws  of WTU  (amended  as of May 1,  2000)  [Quarterly  Report on Form 10-Q of WTU for the
                           quarter ended March 31, 2000, File No. 0-340, Exhibit 3.4].


     4(a)           -      Indenture, dated August 1, 1943, between WTU and Harris Trust and Savings Bank and J.
                           Bartolini, as Trustees, as amended and supplemented [Registration Statement No. 2-60712,
                           Exhibit 5.05; Registration Statement No. 2-63931, Exhibit 2.02; Registration Statement No.
                           2-74408, Exhibit 4.02; Form U-1 No. 70-6820, Exhibit 12; Form U-1 No. 70-6925, Exhibit 13;
                           Registration Statement No. 2-98843, Exhibit 4(b); Form U-1 No. 70-7237, Exhibit 4; Form U-1
                           No. 70-7719, Exhibit 3; Form U-1 No. 70-7936, Exhibit 10; Form U-1 No. 70-8057, Exhibit 10;
                           Form U-1 No. 70-8265, Exhibit 10; Form U-1 No. 70-8057, Exhibit 10(b); Form U-1 No. 70-8057,
                           Exhibit 10(c)].
 *12                -      Statement re: Computation of Ratios.
 *13                -      Copy of those portions of the WTU 2001 Annual Report (for the fiscal year ended December 31,
                           2001) which are incorporated by reference in this filing.
 *24                -      Power of Attorney.

-------------------------------------

+Certain instruments defining the rights of holders of long-term debt of the registrants included in the financial statements of registrants filed herewith have been omitted because the total amount of securities authorized thereunder does not exceed 10% of the total assets of registrants. The registrants hereby agree to furnish a copy of any such omitted instrument to the SEC upon request.

EXHIBIT D

                    AMERICAN ELECTRIC POWER COMPANY, INC. AND
                           ITS CONSOLIDATED AFFILIATES
                    TAX AGREEMENT UNDER TITLE 17, CHAPTER II
                  OF THE CODE OF FEDERAL REGULATIONS PARAGRAPH
                    (C) OF SECTION 250.45 REGARDING METHOD OF
                      ALLOCATING CONSOLIDATED INCOME TAXES



      The below listed affiliated companies, joining in the annual filing of a consolidated federal income tax return with American Electric Power Company, Inc., agree to allocate the consolidated annual net current federal income tax liability and/or benefit to the members of the consolidated group in accordance with the following procedures:

      ( 1) The consolidated regular federal income tax, exclusive of capital gains and preference taxes and before the application of general business credits including foreign tax credits, shall be apportioned among the members of the consolidated group based on corporate taxable income. Loss companies shall be included in the allocation, receiving a negative tax allocation which is similar to a separate return carryback refund, before considering general business credits, which would have resulted had the loss company historically filed a separate return.

      ( 2) The corporate taxable income of each member of the group shall be first reduced by its proportionate share of American Electric Power Company, Inc.'s (the holding company) tax loss (excluding the effects of extraordinary items which do not apply to the regulated business) in arriving at adjusted corporate taxable income for each member of the group with positive taxable income.

      ( 3) To the extent that the consolidated and corporate taxable incomes include material items taxed at rates other than the statutory tax rate (such as capital gains and preference items), the portion of the consolidated tax attributable to these items shall be apportioned directly to the members of the group giving rise to such items.

      ( 4) General business credits, other tax credits, and foreign tax credits shall be equitably allocated to those members whose investments or contributions generates the tax credit.

      ( 5) If the tax credits can not be entirely utilized to offset the consolidated tax liability, the tax credit carryover shall be equitably allocated to those members whose investments or contributions generated the credit.

      ( 6) Should the consolidated group generate a net operating tax loss for a calendar year, the tax benefits of any resultant carryback refund shall be allocated proportionately to member companies that generated corporate tax losses in the year the consolidated net operating loss was generated. Any related loss of general business credits, shall be allocated to the member companies that utilized the credits in the prior year in the same proportion that the credit lost is to the total credit utilized in the prior year. A consolidated net operating tax loss carryfoward shall be allocated proportionately to member companies that generated the original tax losses that gave rise to the consolidated net operating tax loss carryforward.

      ( 7) A member with a net positive tax allocation shall pay the holding company the net amount allocated, while a tax loss member with a net negative tax allocation shall receive current payment from the holding company in the amount of its negative allocation.
            The payment made to a member with a tax loss should equal the amount by which the consolidated tax is reduced by including the member's net corporate tax loss in the consolidated tax return. The holding company shall pay to the Internal Revenue Service the consolidated group's net current federal income tax liability from the net of the receipts and payments.

      ( 8) No member of the consolidated group shall be allocated a federal income tax which is greater than the federal income tax computed as if such member had filed a separate return.

      ( 9) In the event the consolidated tax liability is subsequently revised by Internal Revenue Service audit adjustments, amended returns, claims for refund, or otherwise, such changes shall be allocated in the same manner as though the adjustments on which they are based had formed part of the original consolidated return using the tax allocation agreement which was in effect at that time.

      Any current state tax liability and/or benefit associated with a state tax return involving more than one member of the consolidated group, shall be allocated to such members following the principles set forth above for current federal income taxes. Due to certain states utilizing a unitary approach, the consolidated return liability may exceed the sum of the liabilities computed for each company on a separate return basis. If this occurs, the excess of the consolidated liability over the sum of the separate return liabilities shall be allocated proportionally based on each member's contribution to the consolidated apportionment percentage. If additional tax is attributable to a significant transaction or event, such additional tax shall be allocated directly to the members who are party to said transaction or event.

      This agreement is subject to revision as a result of changes in federal and state tax law and relevant facts and circumstances.

      The above procedures for apportioning the consolidated annual net current federal and state tax liabilities and expenses of American Electric Power Company, Inc. and its consolidating affiliates have been agreed to by each of the below listed members of the consolidated group as evidenced by the signature of an officer of each company.

                  COMPANY                              OFFICER'S SIGNATURE
--------------------------------------------------     -------------------
American Electric Power Company, Inc.                  /S/William L. Scott
                                                       -------------------
American Electric Power Service Corporation            /S/William L. Scott
                                                       -------------------
AEP C&I Company, LLC                                   /S/Timothy A. King
                                                       ------------------
AEP Coal, Inc.                                         /S/Timothy A. King
                                                       ------------------
AEP Communications, Inc.                               /S/William L. Scott
                                                       -------------------

AEP Communications, LLC                                /S/Jeffrey D. Cross
                                                       -------------------
AEP Credit, Inc.                                       /S/William L. Scott
                                                       -------------------
AEP Delaware Investment Company                        /S/Mark A. Pyle
                                                       ---------------
AEP Delaware Investment Company II                     /S/Mark A. Pyle
                                                       ---------------
AEP Delaware Investment Company III                    /S/Mark A. Pyle
                                                       ---------------
AEP Elmwood LLC                                        /S/Timothy A. King
                                                       ------------------
AEP EmTech LLC                                         /S/Timothy A. King
                                                       ------------------
AEP Energy Services, Inc.                              /S/William L. Scott
                                                       -------------------
AEP Energy Services Gas Holding Company                /S/Mark A. Pyle
                                                       ---------------
AEP Energy Services Gas Holdings II LLC                /S/Mark A. Pyle
                                                       ---------------
AEP Energy Services Investments, Inc.                  /S/Mark A. Pyle
                                                       ---------------
AEP Energy Services Ventures, Inc.                     /S/Mark A. Pyle
                                                       ---------------
AEP Energy Services Ventures II, Inc.                  /S/Mark A. Pyle
                                                       ---------------
AEP Energy Services Ventures III, Inc.                 /S/Mark A. Pyle
                                                       ---------------
AEP Fiber Ventures, LLC                                /S/Timothy A. King
                                                       ------------------
AEP Gas Marketing LP                                   /S/Mark A. Pyle
                                                       ---------------
AEP Gas Power GP, LLC                                  /S/Timothy A. King
                                                       ------------------
AEP Generating Company                                 /S/William L. Scott
                                                       -------------------
AEP Indian Mesa GP, LLC                                /S/Timothy A. King
                                                       ------------------
AEP Indian Mesa LP, LLC                                /S/Timothy A. King
                                                       ------------------
AEP Investments, Inc.                                  /S/William L. Scott
                                                       -------------------
AEP Kentucky Coal, LLC                                 /S/Timothy A. King
                                                       ------------------
AEP MEMCO LLC                                          /S/Timothy A. King
                                                       ------------------
AEP Ohio Coal, LLC                                     /S/Timothy A. King
                                                       ------------------
AEP Ohio Commercial & Industrial Retail Co.            /S/Timothy A. King
                                                       ------------------
AEP Ohio Retail Energy, LLC                            /S/Jeffrey D. Cross
                                                       -------------------
AEP Power Marketing, Inc.                              /S/Jeffrey D. Cross
                                                       -------------------
AEP Pro Serv, Inc.                                     /S/William L. Scott
                                                       -------------------
AEP Resources, Inc.                                    /S/William L. Scott
                                                       -------------------
AEP Resources Australia Holdings Pty, Ltd.             /S/Jeffrey D. Cross
                                                       -------------------
AEP Resources Australia Pty, Ltd.                      /S/Timothy A. King
                                                       ------------------
AEP Resources Limited                                  /S/Jeffrey D. Cross
                                                       -------------------
AEP Resources Services, LLC                            /S/Timothy A. King
                                                       ------------------
AEP Retail Energy, LLC                                 /S/Jeffrey D. Cross
                                                       -------------------
AEP T & D Services, LLC                                /S/Timothy A. King
                                                       ------------------
AEP Texas Commercial & Industrial Retail GP            /S/Timothy A. King
                                                       ------------------
AEP Texas POLR, LLC                                    /S/Timothy A. King
                                                       ------------------
AEP Texas POLR GP, LLC                                 /S/Timothy A. King
                                                       ------------------
AEP West Virginia Coal, Inc.                           /S/Timothy A. King
                                                       ------------------
AEP Wind GP, LLC                                       /S/Timothy A. King
                                                       ------------------
AEP Wind LP, LLC                                       /S/Timothy A. King
                                                       ------------------
Appalachian Power Company                              /S/William L. Scott
                                                       -------------------
Ash Creek Mining Company                               /S/William L. Scott
                                                       -------------------
Blackhawk Coal Company                                 /S/William L. Scott
                                                       -------------------
Cedar Coal Company                                     /S/William L. Scott
                                                       -------------------
Central and South West Corporation                     /S/William L. Scott
                                                       -------------------
Central Appalachian Coal Company                       /S/William L. Scott
                                                       -------------------
Central Coal Company                                   /S/William L. Scott
                                                       -------------------
Central Ohio Coal Company                              /S/William L. Scott
                                                       -------------------
Central Power and Light Company                        /S/William L. Scott
                                                       -------------------
Colomet, Inc.                                          /S/William L. Scott
                                                       -------------------
Columbus Southern Power Company                        /S/William L. Scott
                                                       -------------------
Conesville Coal Preparation Company                    /S/William L. Scott
                                                       -------------------
Conlease, Inc.                                         /S/Timothy A. King
                                                       ------------------
C3 Communications, Inc.                                /S/William L. Scott
                                                        ------------------
C3 Networks GP, LLC                                    /S/Timothy A. King
                                                       ------------------
CSW Development-I, Inc.                                /S/Mark A. Pyle
                                                       ---------------
CSW Development-II, Inc.                               /S/Mark A. Pyle
                                                       ---------------
CSW Development-3, Inc.                                /S/Mark A. Pyle
                                                       ---------------
CSW Eastex GP I, Inc.                                  /S/Mark A. Pyle
                                                       ---------------
CSW Eastex GP II, Inc.                                 /S/Mark A. Pyle
                                                       ---------------
CSW Eastex LP I, Inc.                                  /S/Mark A. Pyle
                                                       ---------------
CSW Eastex LP II, Inc.                                 /S/Mark A. Pyle
                                                       ---------------
CSW Energy, Inc.                                       /S/William L. Scott
                                                       -------------------
CSW Energy Services, Inc.                              /S/William L. Scott
                                                       -------------------
CSW Frontera GP I, Inc.                                /S/Timothy A. King
                                                       ------------------
CSW Frontera GP II, Inc.                               /S/Timothy A. King
                                                       ------------------
CSW Frontera LP I, Inc.                                /S/Timothy A. King
                                                       ------------------
CSW Frontera LP II, Inc.                               /S/Timothy A. King
                                                       ------------------
CSW Ft. Lupton, Inc.                                   /S/Mark A. Pyle
                                                       ---------------
CSW International, Inc.                                /S/Jeffrey D. Cross
                                                       -------------------
CSW International (U.K.), Inc.                         /S/Mark A. Pyle
                                                       ---------------
CSW International Two, Inc.                            /S/Mark A. Pyle
                                                       ---------------
CSW International Three, Inc.                          /S/Mark A. Pyle
                                                       ---------------
CSW Leasing, Inc.                                      /S/William L. Scott
                                                       -------------------
CSW Mulberry, Inc.                                     /S/Mark A. Pyle
                                                       ---------------
CSW Mulberry II, Inc.                                  /S/Mark A. Pyle
                                                       ---------------
CSW Nevada, Inc.                                       /S/Mark A. Pyle
                                                       ---------------
CSW Northwest GP, Inc.                                 /S/Mark A. Pyle
                                                       ---------------
CSW Northwest LP, Inc.                                 /S/Mark A. Pyle
                                                       ---------------
CSW Orange, Inc.                                       /S/Mark A. Pyle
                                                       ---------------
CSW Orange II, Inc.                                    /S/Mark A. Pyle
                                                       ---------------
CSW Power Marketing, Inc.                              /S/Mark A. Pyle
                                                        --------------
CSW Services International, Inc.                       /S/Mark A. Pyle
                                                       ---------------
CSW Sweeny GP I, Inc.                                  /S/Mark A. Pyle
                                                       ---------------
CSW Sweeny GP II, Inc.                                 /S/Mark A. Pyle
                                                       ---------------
CSW Sweeny LP I, Inc.                                  /S/Mark A. Pyle
                                                       ---------------
CSW Sweeny LP II, Inc.                                 /S/Mark A. Pyle
                                                       ---------------
CSWC Southwest Holding, Inc.                           /S/Mark A. Pyle
                                                       ---------------
CSWC TeleChoice, Inc.                                  /S/Mark A. Pyle
                                                       ---------------
CSWC TeleChoice Management, Inc.                       /S/Mark A. Pyle
                                                       ---------------
Datapult, LLC                                          /S/Jeffrey D. Cross
                                                       -------------------
DECCO II, LLC                                          /S/Mark A. Pyle
                                                       ---------------
Diversified Energy Contractors Co., LLC                /S/Mark A. Pyle
                                                       ---------------
Dolet Hills Lignite Company, LLC                       /S/Jeffrey D. Cross
                                                       -------------------
Enershop, Inc.                                         /S/Mark A. Pyle
                                                       ---------------
Envirotherm, Inc.                                      /S/Mark A. Pyle
                                                       ---------------
Franklin Real Estate Company                           /S/William L. Scott
                                                       -------------------
Houston Pipe Line Company LP                           /S/Mark A. Pyle
                                                       ---------------
HPL GP, LLC                                            /S/Mark A. Pyle
                                                       ---------------
HPL Holdings, Inc.                                     /S/Mark A. Pyle
                                                       ---------------
HPL Resources Company LP                               /S/Mark A. Pyle
                                                       ---------------
Indiana Franklin Realty, Inc.                          /S/William L. Scott
                                                       -------------------
Indiana Michigan Power Company                         /S/William L. Scott
                                                       -------------------
Indian Mesa Power Partners I LP                        /S/Jeffrey D. Cross
                                                       -------------------
Indian Mesa Power Partners II LP                       /S/Jeffrey D. Cross
                                                       -------------------
Industry and Energy Associates, LLC                    /S/Mark A. Pyle
                                                       ---------------
Kentucky Power Company                                 /S/William L. Scott
                                                       -------------------
Kingsport Power Company                                /S/William L. Scott
                                                       -------------------
Latin American Energy Holding, Inc.                    /S/Mark A. Pyle
                                                       ---------------
LIG, Inc.                                              /S/Mark A. Pyle
                                                       ---------------
LIG Chemical Company                                   /S/Mark A. Pyle
                                                       ---------------
LIG Liquids Company, LLC                               /S/Mark A. Pyle
                                                       ---------------
LIG Pipeline Company                                   /S/Mark A. Pyle
                                                       ---------------
Louisiana Intrastate Gas Company, LLC                  /S/Mark A. Pyle
                                                       ---------------
Mutual Energy, LLC                                     /S/Timothy A. King
                                                       ------------------
Mutual Energy CPL LP                                   /S/Timothy A. King
                                                       ------------------
Mutual Energy Service Company, LLC                     /S/Timothy A. King
                                                       ------------------
Mutual Energy SWEPCO LP                                /S/Timothy A. King
                                                       ------------------
Mutual Energy WTU LP                                   /S/Timothy A. King
                                                       ------------------
Newgulf Power Venture, Inc.                            /S/Mark A. Pyle
                                                       ---------------
Noah I Power G.P., Inc.                                /S/Mark A. Pyle
                                                       ---------------
Ohio Power Company                                     /S/William L. Scott
                                                       -------------------
POLR Power, LP                                         /S/Timothy A. King
                                                       ------------------
Price River Coal Company, Inc.                         /S/William L. Scott
                                                       -------------------

Public Liability                                       /S/Jeffrey D. Cross
                                                       -------------------
Public Service Company of Oklahoma                     /S/William L. Scott
                                                       -------------------
REP General Partner LLC                                /S/Timothy A. King
                                                       ------------------
REP Holdco Inc.                                        /S/Timothy A. King
                                                       ------------------
Simco, Inc.                                            /S/William L. Scott
                                                       -------------------
Snowcap Coal Company, Inc.                             /S/John W. Seidensticker
                                                       ------------------------
Southern Appalachian Coal Company                      /S/William L. Scott
                                                       -------------------
Southern Ohio Coal Company                             /S/William L. Scott
                                                       -------------------
Southwest Arkansas Utilities Corp.                     /S/William L. Scott
                                                       -------------------
Southwestern Electric Power Company                    /S/William L. Scott
                                                       -------------------
Southwestern Wholesale Electric Company                /S/Mark A. Pyle
                                                       ---------------
Trent Wind Farm LP                                     /S/Jeffrey D. Cross
                                                       -------------------
Tuscaloosa Pipeline Company                            /S/Mark A. Pyle
                                                       ---------------
Ventures Lease Co., LLC                                /S/Timothy A. King
                                                       ------------------
West Texas Utilities Company                           /S/William L. Scott
                                                       -------------------
West Virginia Power Company                            /S/William L. Scott
                                                       -------------------
Wheeling Power Company                                 /S/William L. Scott
                                                       -------------------
Windsor Coal Company                                   /S/William L. Scott
                                                       --------------------

Note: Because of the reasons set forth in AEP's response dated April 8, 2002 to the SEC's audit, we have not made changes suggested by the Staff.

EXHIBIT E

                                   CONTENTS


1   CHART OF ACCOUNTS FOR AEP SYSTEM COMPANIES - PER FULE 26
2   COPIES OF PERSONNEL POLICIES AS THEY RELATE TO RULE 48 (b)


EXHIBIT E DOCUMENT:

1   CHART OF ACCOUNTS FOR AEP SYSTEM COMPANIES (PURSUANT TO RULE 26)

    THE FEDERAL ENERGY REGULATORY COMMISSION (FERC) UNIFORM SYSTEM OF ACCOUNTS (US OF A) IS USED BY MOST OF THE AEP SYSTEM COMPANIES WITH MODIFICATIONS AS NECESSARY TO ACCOUNT FOR NON-UTILITY BUSINESS OPERATIONS. CERTAIN AEP SYSTEM COMPANIES DO NOT FOLLOW THE FERC US OF A, THOSE COMPANIES USE THE TYPICAL COMMERCIAL CHART OF ACCOUNTS APPLICABLE FOR THAT TYPE OF BUSINESS OPERATION.

2   COPIES OF PERSONNEL POLICIES AS THEY RELATE TO RULE 48 (b):

American Electric Power Exempt
Employees and Nonexempt Supervisors
Relocation Expense Policy . . . . . . Incorporated by Reference
                                                to 1994 Form U5S Annual
                                                Report, File No. 30-150.

EXHIBIT F

TOTAL COMPANY SUMMARY
2001 INTERCOMPANY BILLING COSTS INCURRED

COMPANY BENEFITING FROM WORK                Total            KGPCO             APCO              KPCO              I&M
ORGANIZATION PROVIDING SERVICE
O&M COSTS
MARKETING
  CONSUMER MARKETING                         0.00             0.00             0.00              0.00             0.00
  ECONOMIC DEVELOPMENT                 177,946.53        31,565.30        54,243.00         34,239.84             0.00
  BUSINESS SERVICES                    (35,936.81)            0.38            11.05              2.29        (6,561.52)
DISTRIBUTION REGIONS
  MANAGERIAL                           634,333.14        12,829.99       121,124.47         18,298.68         1,775.83
  CUSTOMER SERVICES                  2,072,911.85        55,378.72       182,337.85        531,596.81        59,284.37
  ENGENEERING & PLANNING               422,649.78        25,223.56        92,512.98         57,076.13         3,698.30
  ENGINEERING INFO & DRAFTING          188,022.07        26,346.59         1,844.88         38,698.48           100.70
  STORES                               (21,110.85)           17.99       (13,690.39)        (4,999.97)          101.07
  OPERATIONS-ADMINISTRATIVE            521,503.96        58,908.58        16,733.84         77,716.83           194.51
  OPERATIONS-METER                     707,591.55         4,314.06       124,946.54        100,255.57           809.66
  OPERATIONS-LINE                    2,555,915.73        46,655.76       576,707.06        613,486.66       216,214.15
ENERGY DISTRIBUTION SUPPORT
 DISTRIBUTION OPERATIONS
  DISTRIBUTION OPERATIONS                    0.00             0.00             0.00              0.00             0.00
  RIGHT OF WAY MAINTENANCE           1,913,785.08        14,356.89        10,726.94         67,828.61     1,313,180.16
 DISTRIBUTION ENGINEERING
  DISTRIBUTION ENG&PLANNING             85,236.50         1,393.40         2,488.35         33,340.44           444.11
 DISTRIBUTION DATA SYSTEMS
  DATABASE APPLICATIONS                      0.00             0.00             0.00              0.00             0.00
  JOINT USE                             24,535.14            14.58        14,063.87             51.06         1,503.53
T&D MATERIAL DISTRIBUTION
  CENTRAL WAREHOUSE                      3,073.38            16.31         1,289.69            313.14           238.78
ENERGY TRANSMISSION
 TRANSMISSION REGIONS
  TRANSMISSION LINE                  1,181,146.39         4,356.84       175,892.47        233,772.31        46,116.38
  PROTECTION & CONTROL                       0.00             0.00             0.00              0.00             0.00
  STATION                            2,644,351.25        38,746.93       758,669.18        227,564.11        22,774.38
 TRANSMISSION SYSTEM ENG
  LINE ENGINEERING                           0.00             0.00             0.00              0.00             0.00
  LINE ENG/RIGHT OF WAY                      0.00             0.00             0.00              0.00             0.00
  LINE ENGINEERING/SURVEY                    0.00             0.00             0.00              0.00             0.00
  PROTECTION & CONTROL                       0.00             0.00             0.00              0.00             0.00
  STATION ENGINEERING                        0.00             0.00             0.00              0.00             0.00
 STATION CONSTRUCTION O&M ADM                0.00             0.00             0.00              0.00             0.00
  SYSTEM MAINT-TOOLS/EQUIP             718,703.98        14,072.20        46,500.10         69,811.96       148,497.03
 OPERATIONS CENTER                   2,948,205.64         2,221.87       596,292.73        278,609.61       631,779.94
ENERGY DELIVERY SUPPORT
 MEASURE & CUST SUPPORT
  MEASUREMENTS ENG & SUPT                    0.00             0.00             0.00              0.00             0.00
  METER OPERATIONS                     721,796.07        11,372.03       147,064.08         80,853.28       159,774.30
 TELECOMMUNICATIONS
  TELECOM ENGINEERING                        0.00             0.00             0.00              0.00             0.00
  TELECOM OPERATIONS                   489,999.61         5,035.18        61,131.64         15,211.83        32,268.22
 OPERATIONS IMPROVEMENT
  LAND MANAGEMENT-FORESTRY             284,468.65             0.00         2,577.52          4,972.02           839.03
  LAND MGMT-REAL ESTATE                522,107.77          (133.30)        1,954.86            427.13       237,917.16
 ENERGY DELIVERY & CUSTOMER REL
  PLANNING & BUDGETING                   2,360.26             0.00             0.00              0.00             0.00
COAL TERMINAL
  COOK COAL TERMINAL                     3,246.20             0.00         3,246.20              0.00             0.00
  PUTNAM                                     0.00             0.00             0.00              0.00             0.00
FOSSIL POWER PLANT
  MANAGERIAL                         2,982,811.06           131.52     2,199,800.34         42,983.17       183,935.44
  ENERGY PRODUCTION                          0.00             0.00             0.00              0.00             0.00
  PRODUCTION SUPPORT                         0.00             0.00             0.00              0.00             0.00
  ADMINISTRATIVE & TECH SERV                 0.00             0.00             0.00              0.00             0.00
HYDRO PLANT                            217,045.01           275.05        34,024.45         18,991.60       112,179.93
NUCLEAR GENERATION                      43,553.67             0.00         1,225.47              0.00             0.00
ADMINISTRATIVE SUPPORT
 ADMINISTRATIVE
  STATE PRES/ENVIR & GOV'T           1,101,335.36         5,936.63         8,238.93         25,160.14         8,002.40
  CORPORATE COMMUNICATIONS             596,491.08           494.34         8,252.66         23,543.83           295.62
  RATES                                587,759.83        11,585.44             0.00              0.00             0.00
  OTHER ADMIN GROUPS                23,780,389.48        42,243.00       659,110.80        195,386.48       470,544.24
 ACCOUNTING
  ADMINISTRATIVE                         1,529.90            38.08           533.13            273.23           342.73
 CORPORATE SERVICES
  CORPORATE SERVICES-ADMIN                   0.00             0.00             0.00              0.00             0.00
  FLEET MANAGEMENT                     480,301.13         5,155.67        17,041.01         38,502.78         6,862.62
  BUILDING SERVICES                  1,795,776.61        30,685.93       495,573.70        151,299.46       344,057.88
  OFFICE SERVICES                      204,838.83        14,040.85       118,478.23         12,164.47        14,799.00

LABOR FRINGES ON O&M LABOR           2,299,429.13        48,683.94       396,405.40        228,966.32       341,820.96
TOTAL O&M COSTS                     31,395,911.96       511,964.31     6,917,353.03      3,216,398.30     4,353,790.91
CONSTRUCTION, RETIRE, OTHER WIP     31,820,182.99       492,775.03     7,445,526.01      4,462,406.13     3,872,748.99
MATERIAL & SUPPLY COSTS              7,477,446.76        68,360.37     1,263,312.97        783,739.36       474,335.63
FACILITY COSTS                      12,975,078.00        60,344.00       492,837.00        321,156.00        25,380.00
INVESTMENT CARRYING CHARGES          8,487,114.00        34,996.00       871,311.00        341,172.00        75,360.00
COMPANY TOTAL                       92,155,733.71     1,168,439.71    16,990,340.01      9,124,871.79     8,801,615.53

TOTAL COMPANY SUMMARY
2001 INTERCOMPANY BILLING COSTS INCURRED

COMPANY BENEFITING FROM WORK                 WPCO             OPCO              CSP             AEPSC
ORGANIZATION PROVIDING SERVICE
O&M COSTS
MARKETING
  CONSUMER MARKETING                         0.00             0.00             0.00              0.00
  ECONOMIC DEVELOPMENT                      45.09             9.70        57,843.60              0.00
  BUSINESS SERVICES                     (3,384.99)      (17,991.43)       (8,012.59)             0.00
DISTRIBUTION REGIONS
  MANAGERIAL                             7,196.81       450,024.33        23,083.03              0.00
  CUSTOMER SERVICES                    105,818.79       875,578.20       262,917.11              0.00
  ENGENEERING & PLANNING                31,671.25       143,512.18        68,955.38              0.00
  ENGINEERING INFO & DRAFTING           46,773.50        74,118.23           139.69              0.00
  STORES                                   137.49        (1,443.40)       (1,233.64)             0.00
  OPERATIONS-ADMINISTRATIVE             80,967.68       286,717.88           264.64              0.00
  OPERATIONS-METER                      20,311.33       219,998.78       236,955.61              0.00
  OPERATIONS-LINE                      133,150.06       490,029.02       479,673.02              0.00
ENERGY DISTRIBUTION SUPPORT
 DISTRIBUTION OPERATIONS
  DISTRIBUTION OPERATIONS                    0.00             0.00             0.00              0.00
  RIGHT OF WAY MAINTENANCE               8,438.94       424,824.82        74,428.72              0.00
 DISTRIBUTION ENGINEERING
  DISTRIBUTION ENG&PLANNING              3,147.73        44,080.82           341.65              0.00
 DISTRIBUTION DATA SYSTEMS
  DATABASE APPLICATIONS                      0.00             0.00             0.00              0.00
  JOINT USE                                 15.37           627.53         8,259.20              0.00
T&D MATERIAL DISTRIBUTION
  CENTRAL WAREHOUSE                        552.79             0.00           662.67              0.00
ENERGY TRANSMISSION
 TRANSMISSION REGIONS
  TRANSMISSION LINE                     24,114.30       156,248.04       540,646.05              0.00
  PROTECTION & CONTROL                       0.00             0.00             0.00              0.00
  STATION                              201,697.87       804,215.76       590,683.02              0.00
 TRANSMISSION SYSTEM ENG
  LINE ENGINEERING                           0.00             0.00             0.00              0.00
  LINE ENG/RIGHT OF WAY                      0.00             0.00             0.00              0.00
  LINE ENGINEERING/SURVEY                    0.00             0.00             0.00              0.00
  PROTECTION & CONTROL                       0.00             0.00             0.00              0.00
  STATION ENGINEERING                        0.00             0.00             0.00              0.00
 STATION CONSTRUCTION O&M ADM                0.00             0.00             0.00              0.00
  SYSTEM MAINT-TOOLS/EQUIP               9,275.38       238,630.13       191,917.18              0.00
 OPERATIONS CENTER                      40,304.31       914,039.22       484,957.96              0.00
ENERGY DELIVERY SUPPORT
 MEASURE & CUST SUPPORT
  MEASUREMENTS ENG & SUPT                    0.00             0.00             0.00              0.00
  METER OPERATIONS                      13,509.27        81,782.25       227,440.86              0.00
 TELECOMMUNICATIONS
  TELECOM ENGINEERING                        0.00             0.00             0.00              0.00
  TELECOM OPERATIONS                    44,342.05       290,131.95        41,878.74              0.00
 OPERATIONS IMPROVEMENT
  LAND MANAGEMENT-FORESTRY                   0.00       275,020.42         1,059.66              0.00
  LAND MGMT-REAL ESTATE                      9.91       266,374.59        15,557.42              0.00
 ENERGY DELIVERY & CUSTOMER REL
  PLANNING & BUDGETING                       0.00         2,360.26             0.00              0.00
COAL TERMINAL
  COOK COAL TERMINAL                         0.00             0.00             0.00              0.00
  PUTNAM                                     0.00             0.00             0.00              0.00
FOSSIL POWER PLANT
  MANAGERIAL                             1,497.10       365,373.79       189,089.70              0.00
  ENERGY PRODUCTION                          0.00             0.00             0.00              0.00
  PRODUCTION SUPPORT                         0.00             0.00             0.00              0.00
  ADMINISTRATIVE & TECH SERV                 0.00             0.00             0.00              0.00
HYDRO PLANT                                275.06        49,140.65         2,158.27              0.00
NUCLEAR GENERATION                           0.00           260.05        42,068.15              0.00
ADMINISTRATIVE SUPPORT
 ADMINISTRATIVE
  STATE PRES/ENVIR & GOV'T              82,060.40       763,867.78       208,069.08              0.00
  CORPORATE COMMUNICATIONS              11,928.81       181,726.68       370,249.14              0.00
  RATES                                 44,951.66       373,903.20       157,319.53              0.00
  OTHER ADMIN GROUPS                    94,764.40       593,134.03       392,723.50       (129,708.97)
 ACCOUNTING
  ADMINISTRATIVE                            38.09             0.00           304.64              0.00
 CORPORATE SERVICES
  CORPORATE SERVICES-ADMIN                   0.00             0.00             0.00              0.00
  FLEET MANAGEMENT                      35,873.57       288,092.01        88,585.54            187.93
  BUILDING SERVICES                     26,300.27       668,183.35        79,676.02              0.00
  OFFICE SERVICES                        4,585.96        38,588.29         2,150.73             31.30

LABOR FRINGES ON O&M LABOR              93,163.11       782,818.55       407,570.85              0.00
TOTAL O&M COSTS                      1,163,533.36    10,123,977.66     5,238,384.13       (129,489.74)
CONSTRUCTION, RETIRE, OTHER WIP        650,737.02     8,510,534.08     5,617,224.16        768,231.57
MATERIAL & SUPPLY COSTS                 93,128.58     1,677,912.26     3,113,749.72          2,907.87
FACILITY COSTS                          86,198.00       619,179.00       587,940.00     10,782,044.00
INVESTMENT CARRYING CHARGES             91,450.00       596,865.00     1,158,180.00      5,317,780.00
COMPANY TOTAL                        2,085,046.96    21,528,468.00    15,715,478.01     16,741,473.70

KINGSPORT POWER COMPANY
2001 INTERCOMPANY BILLING COSTS INCURRED

COMPANY BENEFITING FROM WORK                Total             KGPCO              APCO             KPCO               I&M
ORGANIZATION PROVIDING SERVICE
O&M COSTS
MARKETING
CONSUMER MARKETING                           0.00              0.00              0.00             0.00              0.00
ECONOMIC DEVELOPMENT                    54,243.00              0.00         54,243.00             0.00              0.00
BUSINESS SERVICES                            0.00              0.00              0.00             0.00              0.00
DISTRIBUTION REGIONS
MANAGERIAL                              85,234.88              0.00         85,234.88             0.00              0.00
CUSTOMER SERVICES                       69,113.39              0.00         68,647.92            43.19            133.53
ENGENEERING & PLANNING                  51,076.16              0.00         51,076.16             0.00              0.00
ENGINEERING INFO & DRAFTING                  0.00              0.00              0.00             0.00              0.00
STORES                                       0.00              0.00              0.00             0.00              0.00
OPERATIONS-ADMINISTRATIVE                    0.00              0.00              0.00             0.00              0.00
OPERATIONS-METER                        47,736.70              0.00         46,890.70             0.00              0.00
OPERATIONS-LINE                         97,605.31              0.00         97,402.13            28.99             93.71
ENERGY DISTRIBUTION SUPPORT
DISTRIBUTION OPERATIONS
DISTRIBUTION OPERATIONS                      0.00              0.00              0.00             0.00              0.00
RIGHT OF WAY MAINTENANCE                     0.00              0.00              0.00             0.00              0.00
DISTRIBUTION ENGINEERING
DISTRIBUTION ENG&PLANNING                    0.00              0.00              0.00             0.00              0.00
DISTRIBUTION DATA SYSTEMS
DATABASE APPLICATIONS                        0.00              0.00              0.00             0.00              0.00
JOINT USE                                    0.00              0.00              0.00             0.00              0.00
T&D MATERIAL DISTRIBUTION
CENTRAL WAREHOUSE                            0.00              0.00              0.00             0.00              0.00
ENERGY TRANSMISSION
TRANSMISSION REGIONS
TRANSMISSION_LINE                        2,127.27              0.00          1,033.59           106.33            334.18
PROTECTION & CONTROL                         0.00              0.00              0.00             0.00              0.00
STATION                                201,163.68              0.00        191,131.97         8,063.14          1,145.67
TRANSMISSION SYSTEM ENG
LINE ENGINEERING                             0.00              0.00              0.00             0.00              0.00
LINE ENG/RIGHT OF WAY                        0.00              0.00              0.00             0.00              0.00
LINE ENGINEERING/SURVEY                      0.00              0.00              0.00             0.00              0.00
PROTECTION & CONTROL                         0.00              0.00              0.00             0.00              0.00
STATION ENGINEERING                          0.00              0.00              0.00             0.00              0.00
STATION CONSTRUCTION O&M ADMIN
SYSTEM MAINT-TOOLS/EQUIP                     0.00              0.00              0.00             0.00              0.00
OPERATIONS CENTER                            0.00              0.00              0.00             0.00              0.00
ENERGY DELIVERY SUPPORT
MEASURE & CUST_SUPPORT
MEASUREMENTS ENG & SUPT                      0.00              0.00              0.00             0.00              0.00
METER OPERATIONS                             0.00              0.00              0.00             0.00              0.00
TELECOMMUNICATIONS
TELECOM ENGINEERING                          0.00              0.00              0.00             0.00              0.00
TELECOM OPERATIONS                      15,666.92              0.00         15,620.22             0.00             46.70
OPERATIONS IMPROVEMENT
LAND MANAGEMENT-FORESTRY                     0.00              0.00              0.00             0.00              0.00
LAND MGMT-REAL ESTATE                        0.00              0.00              0.00             0.00              0.00
ENERGY DELIVERY & CUSTOMER REL
PLANNING & BUDGETING                         0.00              0.00              0.00             0.00              0.00
COAL TERMINAL
COOK COAL TERMINAL                           0.00              0.00              0.00             0.00              0.00
PUTNAM                                       0.00              0.00              0.00             0.00              0.00
FOSSIL POWER PLANT
MANAGERIAL                                   0.00              0.00              0.00             0.00              0.00
ENERGY PRODUCTION                            0.00              0.00              0.00             0.00              0.00
PRODUCTION SUPPORT                           0.00              0.00              0.00             0.00              0.00
ADMINISTRATIVE & TECH SERV                   0.00              0.00              0.00             0.00              0.00
HYDRO PLANT                                  0.00              0.00              0.00             0.00              0.00
NUCLEAR GENERATION                           0.00              0.00              0.00             0.00              0.00
ADMINISTRATIVE SUPPORT
ADMINISTRATIVE
STATE PRES/ENVIR & GOV'T                 3,033.00              0.00          3,033.00             0.00              0.00
CORPORATE COMMUNICATIONS                    26.12              0.00              7.46             1.87              4.80
RATES                                        0.00              0.00              0.00             0.00              0.00
OTHER ADMIN GROUPS                      42,513.87              0.00            595.65           269.26            (11.24)
ACCOUNTING
ADMINISTRATIVE                               0.00              0.00              0.00             0.00              0.00
CORPORATE SERVICES
CORPORATE SERVICES-ADMIN                     0.00              0.00              0.00             0.00              0.00
FLEET MANAGEMENT                        21,534.03              0.00         21,532.98             0.00              0.00
BUILDING SERVICES                       21,397.18              0.00         20,318.54         1,078.64              0.00
OFFICE SERVICES                            103.74              0.00            103.74             0.00              0.00

LABOR FRINGES ON O&M LABOR              53,480.38              0.00         52,434.43           815.30            111.59
TOTAL O&M COSTS                        741,155.63              0.00        709,306.37        10,406.72          1,858.94
CONSTRUCTION, RETIRE, OTHER WIP        742,159.16              0.00        673,313.81        40,465.07          3,422.17
MATERIAL & SUPPLY COSTS                (10,312.64)             0.00        (10,463.26)          115.33             17.68
FACILITY COSTS                          15,384.00
INVESTMENT CARRYING CHARGES              9,516.00
COMPANY TOTAL                        1,497,902.15              0.00      1,372,156.92        50,987.12          5,298.79

KINGSPORT POWER COMPANY
2001 INTERCOMPANY BILLING COSTS INCURRED

COMPANY BENEFITING FROM WORK                 WPCO              OPCO               CSP            AEPSC
ORGANIZATION PROVIDING SERVICE
O&M COSTS
MARKETING
CONSUMER MARKETING                           0.00              0.00              0.00             0.00
ECONOMIC DEVELOPMENT                         0.00              0.00              0.00             0.00
BUSINESS SERVICES                            0.00              0.00              0.00             0.00
DISTRIBUTION REGIONS
MANAGERIAL                                   0.00              0.00              0.00             0.00
CUSTOMER SERVICES                            6.55            182.17            100.03             0.00
ENGENEERING & PLANNING                       0.00              0.00              0.00             0.00
ENGINEERING INFO & DRAFTING                  0.00              0.00              0.00             0.00
STORES                                       0.00              0.00              0.00             0.00
OPERATIONS-ADMINISTRATIVE                    0.00              0.00              0.00             0.00
OPERATIONS-METER                             0.00              0.00            846.00             0.00
OPERATIONS-LINE                              0.00             25.81             54.67             0.00
ENERGY DISTRIBUTION SUPPORT
DISTRIBUTION OPERATIONS
DISTRIBUTION OPERATIONS                      0.00              0.00              0.00             0.00
RIGHT OF WAY MAINTENANCE                     0.00              0.00              0.00             0.00
DISTRIBUTION ENGINEERING
DISTRIBUTION ENG&PLANNING                    0.00              0.00              0.00             0.00
DISTRIBUTION DATA SYSTEMS
DATABASE APPLICATIONS                        0.00              0.00              0.00             0.00
JOINT USE                                    0.00              0.00              0.00             0.00
T&D MATERIAL DISTRIBUTION
CENTRAL WAREHOUSE                            0.00              0.00              0.00             0.00
ENERGY TRANSMISSION
TRANSMISSION REGIONS
TRANSMISSION_LINE                           15.19            470.89            167.09             0.00
PROTECTION & CONTROL                         0.00              0.00              0.00             0.00
STATION                                     10.02            702.66            110.22             0.00
TRANSMISSION SYSTEM ENG
LINE ENGINEERING                             0.00              0.00              0.00             0.00
LINE ENG/RIGHT OF WAY                        0.00              0.00              0.00             0.00
LINE ENGINEERING/SURVEY                      0.00              0.00              0.00             0.00
PROTECTION & CONTROL                         0.00              0.00              0.00             0.00
STATION ENGINEERING                          0.00              0.00              0.00             0.00
STATION CONSTRUCTION O&M ADMIN
SYSTEM MAINT-TOOLS/EQUIP                     0.00              0.00              0.00             0.00
OPERATIONS CENTER                            0.00              0.00              0.00             0.00
ENERGY DELIVERY SUPPORT
MEASURE & CUST_SUPPORT
MEASUREMENTS ENG & SUPT                      0.00              0.00              0.00             0.00
METER OPERATIONS                             0.00              0.00              0.00             0.00
TELECOMMUNICATIONS
TELECOM ENGINEERING                          0.00              0.00              0.00             0.00
TELECOM OPERATIONS                           0.00              0.00              0.00             0.00
OPERATIONS IMPROVEMENT
LAND MANAGEMENT-FORESTRY                     0.00              0.00              0.00             0.00
LAND MGMT-REAL ESTATE                        0.00              0.00              0.00             0.00
ENERGY DELIVERY & CUSTOMER REL
PLANNING & BUDGETING                         0.00              0.00              0.00             0.00
COAL TERMINAL
COOK COAL TERMINAL                           0.00              0.00              0.00             0.00
PUTNAM                                       0.00              0.00              0.00             0.00
FOSSIL POWER PLANT
MANAGERIAL                                   0.00              0.00              0.00             0.00
ENERGY PRODUCTION                            0.00              0.00              0.00             0.00
PRODUCTION SUPPORT                           0.00              0.00              0.00             0.00
ADMINISTRATIVE & TECH SERV                   0.00              0.00              0.00             0.00
HYDRO PLANT                                  0.00              0.00              0.00             0.00
NUCLEAR GENERATION                           0.00              0.00              0.00             0.00
ADMINISTRATIVE SUPPORT
ADMINISTRATIVE
STATE PRES/ENVIR & GOV'T                     0.00              0.00              0.00             0.00
CORPORATE COMMUNICATIONS                     0.53              7.20              4.26             0.00
RATES                                        0.00              0.00              0.00             0.00
OTHER ADMIN GROUPS                      14,612.90          1,868.90            278.40             0.00
ACCOUNTING
ADMINISTRATIVE                               0.00              0.00              0.00             0.00
CORPORATE SERVICES
CORPORATE SERVICES-ADMIN                     0.00              0.00              0.00             0.00
FLEET MANAGEMENT                             0.11              0.94              0.00             0.00
BUILDING SERVICES                            0.00              0.00              0.00             0.00
OFFICE SERVICES                              0.00              0.00              0.00             0.00

LABOR FRINGES ON O&M LABOR                   0.78            106.66             11.62             0.00
TOTAL O&M COSTS                         14,646.08          3,365.23          1,572.29             0.00
CONSTRUCTION, RETIRE, OTHER WIP              0.00         23,950.73          1,007.38             0.00
MATERIAL & SUPPLY COSTS                     18.76            161.39           (162.54)            0.00
FACILITY COSTS                                                                               15,384.00
INVESTMENT CARRYING CHARGES                                                                   9,516.00
COMPANY TOTAL                           14,664.84         27,477.35          2,417.13        24,900.00

APPALACHIAN POWER COMPANY
2001 INTERCOMPANY BILLING COSTS INCURRED

COMPANY BENEFITING FROM WORK                 Total            KGPCO              APCO              KPCO              I&M
ORGANIZATION PROVIDING SERVICE
O&M COSTS
MARKETING
CONSUMER MARKETING                            0.00             0.00              0.00              0.00             0.00
ECONOMIC DEVELOPMENT                     65,859.93        31,565.30              0.00         34,239.84             0.00
BUSINESS SERVICES                       (36,264.53)            0.00              0.00              0.00        (6,485.37)
DISTRIBUTION REGIONS
MANAGERIAL                               19,583.74        12,698.29              0.00          6,273.30           161.73
CUSTOMER SERVICES                       553,823.89        54,091.71              0.00        392,550.70        24,409.48
ENGENEERING & PLANNING                   56,728.10        24,906.77              0.00         23,778.52           185.69
ENGINEERING INFO & DRAFTING              51,374.27        26,332.80              0.00         23,846.04             0.00
STORES                                   (5,277.00)           24.49              0.00         (4,961.00)         (112.07)
OPERATIONS-ADMINISTRATIVE                58,892.90        58,892.90              0.00              0.00             0.00
OPERATIONS-METER                        127,627.32         4,268.00              0.00         83,852.13           147.76
OPERATIONS-LINE                         638,683.59        47,505.65              0.00        469,893.32         1,216.77
ENERGY DISTRIBUTION SUPPORT
DISTRIBUTION OPERATIONS
DISTRIBUTION OPERATIONS                       0.00             0.00              0.00              0.00             0.00
RIGHT OF WAY MAINTENANCE              1,355,170.87        14,322.95              0.00         42,798.22     1,297,877.01
DISTRIBUTION ENGINEERING
DISTRIBUTION ENG&PLANNING                26,628.20         1,382.59              0.00         23,618.50           305.49
DISTRIBUTION DATA SYSTEMS
DATABASE APPLICATIONS                         0.00             0.00              0.00              0.00             0.00
JOINT USE                                     0.00             0.00              0.00              0.00             0.00
T&D MATERIAL DISTRIBUTION
CENTRAL WAREHOUSE                             0.00             0.00              0.00              0.00             0.00
ENERGY TRANSMISSION
TRANSMISSION REGIONS
TRANSMISSION_LINE                       274,525.07         3,816.95              0.00        223,883.31        15,447.33
PROTECTION & CONTROL                          0.00             0.00              0.00              0.00             0.00
STATION                                 361,556.14        30,996.28              0.00        182,112.37           149.26
TRANSMISSION SYSTEM ENG
LINE ENGINEERING                              0.00             0.00              0.00              0.00             0.00
LINE ENG/RIGHT OF WAY                         0.00             0.00              0.00              0.00             0.00
LINE ENGINEERING/SURVEY                       0.00             0.00              0.00              0.00             0.00
PROTECTION & CONTROL                          0.00             0.00              0.00              0.00             0.00
STATION ENGINEERING                           0.00             0.00              0.00              0.00             0.00
STATION CONSTRUCTION O&M ADMIN
SYSTEM MAINT-TOOLS/EQUIP                583,776.11        12,836.83              0.00         59,758.80       142,764.96
OPERATIONS CENTER                     1,345,460.50         1,625.77              0.00        128,374.28       405,612.33
ENERGY DELIVERY SUPPORT
MEASURE & CUST_SUPPORT
MEASUREMENTS ENG & SUPT                       0.00             0.00              0.00              0.00             0.00
METER OPERATIONS                        283,671.21         5,427.34              0.00         48,312.89        65,846.04
TELECOMMUNICATIONS
TELECOM ENGINEERING                           0.00             0.00              0.00              0.00             0.00
TELECOM OPERATIONS                       25,698.75         3,042.74              0.00          5,852.59         1,470.88
OPERATIONS IMPROVEMENT
LAND MANAGEMENT-FORESTRY                  3,798.71             0.00              0.00              0.00             0.00
LAND MGMT-REAL ESTATE                       155.00          (225.00)             0.00            380.00             0.00
ENERGY DELIVERY & CUSTOMER REL
PLANNING & BUDGETING                          0.00             0.00              0.00              0.00             0.00
COAL TERMINAL
COOK COAL TERMINAL                            0.00             0.00              0.00              0.00             0.00
PUTNAM                                        0.00             0.00              0.00              0.00             0.00
FOSSIL POWER PLANT
MANAGERIAL                              322,532.20            19.73              0.00         36,103.75       102,157.79
ENERGY PRODUCTION                             0.00             0.00              0.00              0.00             0.00
PRODUCTION SUPPORT                            0.00             0.00              0.00              0.00             0.00
ADMINISTRATIVE & TECH SERV                    0.00             0.00              0.00              0.00             0.00
HYDRO PLANT                             177,880.90           275.05              0.00         18,991.60       110,156.89
NUCLEAR GENERATION                            0.00             0.00              0.00              0.00             0.00
ADMINISTRATIVE SUPPORT
ADMINISTRATIVE
STATE PRES/ENVIR & GOV'T                115,543.89         5,906.24              0.00         23,009.49         1,356.83
CORPORATE COMMUNICATIONS                 10,222.34           465.70              0.00          5,334.48            94.80
RATES                                    56,537.10        11,585.44              0.00              0.00             0.00
OTHER ADMIN GROUPS                    2,759,846.83        17,976.41              0.00         44,518.22        87,003.84
ACCOUNTING
ADMINISTRATIVE                                0.00             0.00              0.00              0.00             0.00
CORPORATE SERVICES
CORPORATE SERVICES-ADMIN                      0.00             0.00              0.00              0.00             0.00
FLEET MANAGEMENT                         31,694.27         3,646.55              0.00         24,558.63          (347.56)
BUILDING SERVICES                        77,771.04        21,497.92              0.00         42,938.74             0.00
OFFICE SERVICES                          13,299.28        11,703.05              0.00          1,596.23             0.00

LABOR FRINGES ON O&M LABOR              475,487.32        46,130.98              0.00        151,151.30        73,888.93
TOTAL O&M COSTS                       7,319,739.94       452,719.43              0.00      2,092,766.25     2,323,308.81
CONSTRUCTION, RETIRE, OTHER WIP       9,685,347.95       466,718.89              0.00      3,115,723.99       967,550.83
MATERIAL & SUPPLY COSTS               1,707,161.04        61,460.15              0.00        428,391.31       147,179.10
FACILITY COSTS                        1,651,244.00        59,060.00              0.00         79,152.00           948.00
INVESTMENT CARRYING CHARGES             861,304.00        34,972.00              0.00         49,344.00        12,864.00
COMPANY TOTAL                        21,224,796.93     1,074,930.47              0.00      5,765,377.55     3,451,850.74

APPALACHIAN POWER COMPANY
2001 INTERCOMPANY BILLING COSTS INCURRED

COMPANY BENEFITING FROM WORK                  WPCO             OPCO               CSP             AEPSC
ORGANIZATION PROVIDING SERVICE
O&M COSTS
MARKETING
CONSUMER MARKETING                            0.00             0.00              0.00              0.00
ECONOMIC DEVELOPMENT                         45.09             9.70              0.00              0.00
BUSINESS SERVICES                        (3,385.37)      (18,255.20)        (8,138.59)             0.00
DISTRIBUTION REGIONS
MANAGERIAL                                   26.24           231.44            192.74              0.00
CUSTOMER SERVICES                         1,151.02        57,399.01         24,221.97              0.00
ENGENEERING & PLANNING                        9.81         7,154.19            693.12              0.00
ENGINEERING INFO & DRAFTING                   0.00         1,195.43              0.00              0.00
STORES                                       (5.02)         (127.41)           (95.99)             0.00
OPERATIONS-ADMINISTRATIVE                     0.00             0.00              0.00              0.00
OPERATIONS-METER                             53.70        29,732.90          9,572.83              0.00
OPERATIONS-LINE                             495.62       110,217.35          9,354.88              0.00
ENERGY DISTRIBUTION SUPPORT
DISTRIBUTION OPERATIONS
DISTRIBUTION OPERATIONS                       0.00             0.00              0.00              0.00
RIGHT OF WAY MAINTENANCE                      3.50           130.68             38.51              0.00
DISTRIBUTION ENGINEERING
DISTRIBUTION ENG&PLANNING                    33.97         1,016.11            271.54              0.00
DISTRIBUTION DATA SYSTEMS
DATABASE APPLICATIONS                         0.00             0.00              0.00              0.00
JOINT USE                                     0.00             0.00              0.00              0.00
T&D MATERIAL DISTRIBUTION
CENTRAL WAREHOUSE                             0.00             0.00              0.00              0.00
ENERGY TRANSMISSION
TRANSMISSION REGIONS
TRANSMISSION_LINE                           320.83        26,973.56          4,083.09              0.00
PROTECTION & CONTROL                          0.00             0.00              0.00              0.00
STATION                                     138.85       101,683.58         46,475.80              0.00
TRANSMISSION SYSTEM ENG
LINE ENGINEERING                              0.00             0.00              0.00              0.00
LINE ENG/RIGHT OF WAY                         0.00             0.00              0.00              0.00
LINE ENGINEERING/SURVEY                       0.00             0.00              0.00              0.00
PROTECTION & CONTROL                          0.00             0.00              0.00              0.00
STATION ENGINEERING                           0.00             0.00              0.00              0.00
STATION CONSTRUCTION O&M ADMIN
SYSTEM MAINT-TOOLS/EQUIP                  7,628.67       194,213.40        166,573.45              0.00
OPERATIONS CENTER                        18,749.87       567,914.55        223,183.70              0.00
ENERGY DELIVERY SUPPORT
MEASURE & CUST_SUPPORT
MEASUREMENTS ENG & SUPT                       0.00             0.00              0.00              0.00
METER OPERATIONS                          3,553.99        81,782.25         78,748.70              0.00
TELECOMMUNICATIONS
TELECOM ENGINEERING                           0.00             0.00              0.00              0.00
TELECOM OPERATIONS                          455.48           799.92         14,077.14              0.00
OPERATIONS IMPROVEMENT
LAND MANAGEMENT-FORESTRY                      0.00         3,798.71              0.00              0.00
LAND MGMT-REAL ESTATE                         0.00             0.00              0.00              0.00
ENERGY DELIVERY & CUSTOMER REL
PLANNING & BUDGETING                          0.00             0.00              0.00              0.00
COAL TERMINAL
COOK COAL TERMINAL                            0.00             0.00              0.00              0.00
PUTNAM                                        0.00             0.00              0.00              0.00
FOSSIL POWER PLANT
MANAGERIAL                                1,343.28        71,321.22        111,586.43              0.00
ENERGY PRODUCTION                             0.00             0.00              0.00              0.00
PRODUCTION SUPPORT                            0.00             0.00              0.00              0.00
ADMINISTRATIVE & TECH SERV                    0.00             0.00              0.00              0.00
HYDRO PLANT                                 275.06        45,981.37          2,200.93              0.00
NUCLEAR GENERATION                            0.00             0.00              0.00              0.00
ADMINISTRATIVE SUPPORT
ADMINISTRATIVE
STATE PRES/ENVIR & GOV'T                 82,029.96         2,035.28          1,206.09              0.00
CORPORATE COMMUNICATIONS                    977.88         3,265.21             84.27              0.00
RATES                                    44,951.66             0.00              0.00              0.00
OTHER ADMIN GROUPS                       33,321.09       179,865.53         79,121.74       (194,508.00)
ACCOUNTING
ADMINISTRATIVE                                0.00             0.00              0.00              0.00
CORPORATE SERVICES
CORPORATE SERVICES-ADMIN                      0.00             0.00              0.00              0.00
FLEET MANAGEMENT                             12.96         2,360.87          1,438.85             23.97
BUILDING SERVICES                             0.00        10,983.38          2,351.00              0.00
OFFICE SERVICES                               0.00             0.00              0.00              0.00

LABOR FRINGES ON O&M LABOR               10,050.29       126,653.46         67,612.36              0.00
TOTAL O&M COSTS                         202,238.43     1,608,336.49        834,854.56       (194,484.03)
CONSTRUCTION, RETIRE, OTHER WIP           2,863.31     3,507,990.92      1,430,362.26        194,137.75
MATERIAL & SUPPLY COSTS                  17,836.38       644,465.33        407,521.07            307.70
FACILITY COSTS                                0.00         7,860.00            480.00      1,503,744.00
INVESTMENT CARRYING CHARGES                   0.00        35,292.00          6,432.00        722,400.00
COMPANY TOTAL                           222,938.12     5,803,944.74      2,679,649.89      2,226,105.42

KENTUCKY POWER COMPANY
2001 INTERCOMPANY BILLING COSTS INCURRED

COMPANY BENEFITING FROM WORK                 Total            KGPCO              APCO              KPCO               I&M
ORGANIZATION PROVIDING SERVICE
O&M COSTS
MARKETING
CONSUMER MARKETING                            0.00             0.00              0.00              0.00              0.00
ECONOMIC DEVELOPMENT                          0.00             0.00              0.00              0.00              0.00
BUSINESS SERVICES                             0.00             0.00              0.00              0.00              0.00
DISTRIBUTION REGIONS
MANAGERIAL                               12,742.28             2.05         11,575.62              0.00             36.90
CUSTOMER SERVICES                       389,981.00           379.91         69,101.10              0.00          6,935.43
ENGENEERING & PLANNING                    2,096.90             0.00          1,418.70              0.00             68.51
ENGINEERING INFO & DRAFTING                   0.00             0.00              0.00              0.00              0.00
STORES                                     (918.71)            0.00           (412.75)             0.00              0.00
OPERATIONS-ADMINISTRATIVE                     0.00             0.00              0.00              0.00              0.00
OPERATIONS-METER                        100,901.88             0.00         20,615.30              0.00              0.00
OPERATIONS-LINE                          63,961.24             0.00         26,410.21              0.00              0.00
ENERGY DISTRIBUTION SUPPORT
DISTRIBUTION OPERATIONS
DISTRIBUTION OPERATIONS                       0.00             0.00              0.00              0.00              0.00
RIGHT OF WAY MAINTENANCE                 31,257.47             0.00              0.00              0.00         10,172.12
DISTRIBUTION ENGINEERING
DISTRIBUTION ENG&PLANNING                     0.00             0.00              0.00              0.00              0.00
DISTRIBUTION DATA SYSTEMS
DATABASE APPLICATIONS                         0.00             0.00              0.00              0.00              0.00
JOINT USE                                     0.00             0.00              0.00              0.00              0.00
T&D MATERIAL DISTRIBUTION
CENTRAL WAREHOUSE                             0.00             0.00              0.00              0.00              0.00
ENERGY TRANSMISSION
TRANSMISSION REGIONS
TRANSMISSION_LINE                       241,258.98           515.58        130,953.44              0.00         11,288.49
PROTECTION & CONTROL                          0.00             0.00              0.00              0.00              0.00
STATION                                 616,472.39         7,550.58        175,145.65              0.00             83.63
TRANSMISSION SYSTEM ENG
LINE ENGINEERING                              0.00             0.00              0.00              0.00              0.00
LINE ENG/RIGHT OF WAY                         0.00             0.00              0.00              0.00              0.00
LINE ENGINEERING/SURVEY                       0.00             0.00              0.00              0.00              0.00
PROTECTION & CONTROL                          0.00             0.00              0.00              0.00              0.00
STATION ENGINEERING                           0.00             0.00              0.00              0.00              0.00
STATION CONSTRUCTION O&M ADMIN
SYSTEM MAINT-TOOLS/EQUIP                      0.00             0.00              0.00              0.00              0.00
OPERATIONS CENTER                             0.00             0.00              0.00              0.00              0.00
ENERGY DELIVERY SUPPORT
MEASURE & CUST_SUPPORT
MEASUREMENTS ENG & SUPT                       0.00             0.00              0.00              0.00              0.00
METER OPERATIONS                              0.00             0.00              0.00              0.00              0.00
TELECOMMUNICATIONS
TELECOM ENGINEERING                           0.00             0.00              0.00              0.00              0.00
TELECOM OPERATIONS                       45,315.07            46.67         13,546.99              0.00              0.00
OPERATIONS IMPROVEMENT
LAND MANAGEMENT-FORESTRY                      0.00             0.00              0.00              0.00              0.00
LAND MGMT-REAL ESTATE                       895.22            10.53            884.69              0.00              0.00
ENERGY DELIVERY & CUSTOMER REL
PLANNING & BUDGETING                          0.00             0.00              0.00              0.00              0.00
COAL TERMINAL
COOK COAL TERMINAL                            0.00             0.00              0.00              0.00              0.00
PUTNAM                                        0.00             0.00              0.00              0.00              0.00
FOSSIL POWER PLANT
MANAGERIAL                              103,224.76             0.00         98,969.99              0.00              0.00
ENERGY PRODUCTION                             0.00             0.00              0.00              0.00              0.00
PRODUCTION SUPPORT                            0.00             0.00              0.00              0.00              0.00
ADMINISTRATIVE & TECH SERV                    0.00             0.00              0.00              0.00              0.00
HYDRO PLANT                                   0.00             0.00              0.00              0.00              0.00
NUCLEAR GENERATION                            0.00             0.00              0.00              0.00              0.00
ADMINISTRATIVE SUPPORT
ADMINISTRATIVE
STATE PRES/ENVIR & GOV'T                      0.00             0.00              0.00              0.00              0.00
CORPORATE COMMUNICATIONS                  2,584.47             2.09          2,516.62              0.00             18.79
RATES                                         0.00             0.00              0.00              0.00              0.00
OTHER ADMIN GROUPS                    1,583,364.75           166.63         13,720.47              0.00         19,930.17
ACCOUNTING
ADMINISTRATIVE                                0.00             0.00              0.00              0.00              0.00
CORPORATE SERVICES
CORPORATE SERVICES-ADMIN                      0.00             0.00              0.00              0.00              0.00
FLEET MANAGEMENT                        (19,375.67)            0.00        (23,124.23)             0.00              0.00
BUILDING SERVICES                        78,686.77         8,668.86         42,237.13              0.00            264.36
OFFICE SERVICES                          76,102.48             0.00         76,102.48              0.00              0.00

LABOR FRINGES ON O&M LABOR              161,987.07         1,410.51         67,468.08              0.00          1,150.78
TOTAL O&M COSTS                       1,947,158.35        18,753.41        727,129.49              0.00         49,949.18
CONSTRUCTION, RETIRE, OTHER WIP       2,110,062.99         3,307.70        933,207.71              0.00         28,084.34
MATERIAL & SUPPLY COSTS                  82,812.07             4.63            380.63              0.00          8,269.87
FACILITY COSTS                          743,160.00         1,284.00        137,868.00                                0.00
INVESTMENT CARRYING CHARGES             800,220.00            24.00         45,204.00                                0.00
COMPANY TOTAL                         5,683,413.41        23,373.74      1,843,789.83              0.00         86,303.39

KENTUCKY POWER COMPANY
2001 INTERCOMPANY BILLING COSTS INCURRED

COMPANY BENEFITING FROM WORK                  WPCO             OPCO               CSP             AEPSC
ORGANIZATION PROVIDING SERVICE
O&M COSTS
MARKETING
CONSUMER MARKETING                            0.00             0.00              0.00              0.00
ECONOMIC DEVELOPMENT                          0.00             0.00              0.00              0.00
BUSINESS SERVICES                             0.00             0.00              0.00              0.00
DISTRIBUTION REGIONS
MANAGERIAL                                    2.05           547.52            578.14              0.00
CUSTOMER SERVICES                           384.30       287,825.57         25,354.69              0.00
ENGENEERING & PLANNING                        0.00            11.41            598.28              0.00
ENGINEERING INFO & DRAFTING                   0.00             0.00              0.00              0.00
STORES                                        0.00          (468.80)           (37.16)             0.00
OPERATIONS-ADMINISTRATIVE                     0.00             0.00              0.00              0.00
OPERATIONS-METER                              0.00        62,059.71         18,226.87              0.00
OPERATIONS-LINE                               0.00        23,655.17         13,895.86              0.00
ENERGY DISTRIBUTION SUPPORT
DISTRIBUTION OPERATIONS
DISTRIBUTION OPERATIONS                       0.00             0.00              0.00              0.00
RIGHT OF WAY MAINTENANCE                      0.00        11,446.91          9,638.44              0.00
DISTRIBUTION ENGINEERING
DISTRIBUTION ENG&PLANNING                     0.00             0.00              0.00              0.00
DISTRIBUTION DATA SYSTEMS
DATABASE APPLICATIONS                         0.00             0.00              0.00              0.00
JOINT USE                                     0.00             0.00              0.00              0.00
T&D MATERIAL DISTRIBUTION
CENTRAL WAREHOUSE                             0.00             0.00              0.00              0.00
ENERGY TRANSMISSION
TRANSMISSION REGIONS
TRANSMISSION_LINE                         2,143.62        70,332.62         26,025.23              0.00
PROTECTION & CONTROL                          0.00             0.00              0.00              0.00
STATION                                   6,470.67       300,899.72        126,322.14              0.00
TRANSMISSION SYSTEM ENG
LINE ENGINEERING                              0.00             0.00              0.00              0.00
LINE ENG/RIGHT OF WAY                         0.00             0.00              0.00              0.00
LINE ENGINEERING/SURVEY                       0.00             0.00              0.00              0.00
PROTECTION & CONTROL                          0.00             0.00              0.00              0.00
STATION ENGINEERING                           0.00             0.00              0.00              0.00
STATION CONSTRUCTION O&M ADMIN
SYSTEM MAINT-TOOLS/EQUIP                      0.00             0.00              0.00              0.00
OPERATIONS CENTER                             0.00             0.00              0.00              0.00
ENERGY DELIVERY SUPPORT
MEASURE & CUST_SUPPORT
MEASUREMENTS ENG & SUPT                       0.00             0.00              0.00              0.00
METER OPERATIONS                              0.00             0.00              0.00              0.00
TELECOMMUNICATIONS
TELECOM ENGINEERING                           0.00             0.00              0.00              0.00
TELECOM OPERATIONS                            0.00        26,535.88          5,185.53              0.00
OPERATIONS IMPROVEMENT
LAND MANAGEMENT-FORESTRY                      0.00             0.00              0.00              0.00
LAND MGMT-REAL ESTATE                         0.00             0.00              0.00              0.00
ENERGY DELIVERY & CUSTOMER REL
PLANNING & BUDGETING                          0.00             0.00              0.00              0.00
COAL TERMINAL
COOK COAL TERMINAL                            0.00             0.00              0.00              0.00
PUTNAM                                        0.00             0.00              0.00              0.00
FOSSIL POWER PLANT
MANAGERIAL                                    0.00             0.00          4,254.77              0.00
ENERGY PRODUCTION                             0.00             0.00              0.00              0.00
PRODUCTION SUPPORT                            0.00             0.00              0.00              0.00
ADMINISTRATIVE & TECH SERV                    0.00             0.00              0.00              0.00
HYDRO PLANT                                   0.00             0.00              0.00              0.00
NUCLEAR GENERATION                            0.00             0.00              0.00              0.00
ADMINISTRATIVE SUPPORT
ADMINISTRATIVE
STATE PRES/ENVIR & GOV'T                      0.00             0.00              0.00              0.00
CORPORATE COMMUNICATIONS                      2.09            28.18             16.70              0.00
RATES                                         0.00             0.00              0.00              0.00
OTHER ADMIN GROUPS                          137.69         6,502.00           (472.21)             0.00
ACCOUNTING
ADMINISTRATIVE                                0.00             0.00              0.00              0.00
CORPORATE SERVICES
CORPORATE SERVICES-ADMIN                      0.00             0.00              0.00              0.00
FLEET MANAGEMENT                              0.00         3,726.14             13.63              8.79
BUILDING SERVICES                             0.00        25,028.82          2,487.60              0.00
OFFICE SERVICES                               0.00             0.00              0.00              0.00

LABOR FRINGES ON O&M LABOR                  810.42        72,429.01         18,718.27              0.00
TOTAL O&M COSTS                           9,950.84       890,559.86        250,806.78              8.79
CONSTRUCTION, RETIRE, OTHER WIP              21.00       710,584.32        414,204.78         20,653.14
MATERIAL & SUPPLY COSTS                       4.63        59,228.60         14,788.92            134.79
FACILITY COSTS                            4,584.00        97,596.00         48,864.00        452,964.00
INVESTMENT CARRYING CHARGES               7,572.00       160,668.00         79,836.00        506,916.00
COMPANY TOTAL                            22,132.47     1,918,636.78        808,500.48        980,676.72

INDIANA MICHIGAN POWER COMPANY
2001 INTERCOMPANY BILLING COSTS INCURRED

COMPANY BENEFITING FROM WORK               Total             KGPCO              APCO             KPCO               I&M
ORGANIZATION PROVIDING SERVICE
O&M COSTS
MARKETING
CONSUMER MARKETING                          0.00              0.00              0.00             0.00              0.00
ECONOMIC DEVELOPMENT                   31,603.08              0.00              0.00             0.00              0.00
BUSINESS SERVICES                         255.00              0.00              0.00             0.00              0.00
DISTRIBUTION REGIONS
MANAGERIAL                             30,250.54              8.22            238.86            49.44              0.00
CUSTOMER SERVICES                      56,716.98            599.36         19,999.50         4,238.47              0.00
ENGENEERING & PLANNING                 43,186.98              0.00            425.78             0.00              0.00
ENGINEERING INFO & DRAFTING            57,035.50              2.60            131.99             9.13              0.00
STORES                                    138.30             (0.88)           (49.61)          (11.37)             0.00
OPERATIONS-ADMINISTRATIVE                   0.00              0.00              0.00             0.00              0.00
OPERATIONS-METER                        7,738.76              0.00          1,695.57             0.00              0.00
OPERATIONS-LINE                       158,385.58         (1,306.81)           (19.50)           11.32              0.00
ENERGY DISTRIBUTION SUPPORT
DISTRIBUTION OPERATIONS
DISTRIBUTION OPERATIONS                     0.00              0.00              0.00             0.00              0.00
RIGHT OF WAY MAINTENANCE              262,624.30              0.00              0.00             0.00              0.00
DISTRIBUTION ENGINEERING
DISTRIBUTION ENG&PLANNING              13,443.50              3.19             92.40            19.13              0.00
DISTRIBUTION DATA SYSTEMS
DATABASE APPLICATIONS                       0.00              0.00              0.00             0.00              0.00
JOINT USE                                  84.83              0.00              0.00             0.00              0.00
T&D MATERIAL DISTRIBUTION
CENTRAL WAREHOUSE                          12.82              0.00             12.83            (0.01)             0.00
ENERGY TRANSMISSION
TRANSMISSION REGIONS
TRANSMISSION_LINE                      63,128.56             23.50         10,675.04         2,251.48              0.00
PROTECTION & CONTROL                        0.00              0.00              0.00             0.00              0.00
STATION                                56,357.53            170.19          5,653.89           653.02              0.00
TRANSMISSION SYSTEM ENG
LINE ENGINEERING                            0.00              0.00              0.00             0.00              0.00
LINE ENG/RIGHT OF WAY                       0.00              0.00              0.00             0.00              0.00
LINE ENGINEERING/SURVEY                     0.00              0.00              0.00             0.00              0.00
PROTECTION & CONTROL                        0.00              0.00              0.00             0.00              0.00
STATION ENGINEERING                         0.00              0.00              0.00             0.00              0.00
STATION CONSTRUCTION O&M ADMIN
SYSTEM MAINT-TOOLS/EQUIP               77,408.41            924.34         26,825.69         7,050.55              0.00
OPERATIONS CENTER                     870,490.64             18.43        312,439.82        78,111.95              0.00
ENERGY DELIVERY SUPPORT
MEASURE & CUST_SUPPORT
MEASUREMENTS ENG & SUPT                     0.00              0.00              0.00             0.00              0.00
METER OPERATIONS                            0.00              0.00              0.00             0.00              0.00
TELECOMMUNICATIONS
TELECOM ENGINEERING                         0.00              0.00              0.00             0.00              0.00
TELECOM OPERATIONS                     19,078.47            112.68            122.81             7.63              0.00
OPERATIONS IMPROVEMENT
LAND MANAGEMENT-FORESTRY                    0.00              0.00              0.00             0.00              0.00
LAND MGMT-REAL ESTATE                     335.58              0.00              0.00             0.00              0.00
ENERGY DELIVERY & CUSTOMER REL
PLANNING & BUDGETING                        0.00              0.00              0.00             0.00              0.00
COAL TERMINAL
COOK COAL TERMINAL                          0.00              0.00              0.00             0.00              0.00
PUTNAM                                      0.00              0.00              0.00             0.00              0.00
FOSSIL POWER PLANT
MANAGERIAL                          1,910,746.43              0.53      1,908,631.68             3.21              0.00
ENERGY PRODUCTION                           0.00              0.00              0.00             0.00              0.00
PRODUCTION SUPPORT                          0.00              0.00              0.00             0.00              0.00
ADMINISTRATIVE & TECH SERV                  0.00              0.00              0.00             0.00              0.00
HYDRO PLANT                            30,551.06              0.00         27,434.44             0.00              0.00
NUCLEAR GENERATION                      1,735.38              0.00          1,225.47             0.00              0.00
ADMINISTRATIVE SUPPORT
ADMINISTRATIVE
STATE PRES/ENVIR & GOV'T                  387.38              9.43            132.27            33.09              0.00
CORPORATE COMMUNICATIONS               30,941.63              6.86             96.02            24.00              0.00
RATES                                       0.00              0.00              0.00             0.00              0.00
OTHER ADMIN GROUPS                  2,186,629.80          1,168.67         59,356.24        24,872.28              0.00
ACCOUNTING
ADMINISTRATIVE                              0.00              0.00              0.00             0.00              0.00
CORPORATE SERVICES
CORPORATE SERVICES-ADMIN                    0.00              0.00              0.00             0.00              0.00
FLEET MANAGEMENT                       97,191.81             60.29            547.13            41.26              0.00
BUILDING SERVICES                       8,325.24            500.00            779.52             0.00              0.00
OFFICE SERVICES                        32,696.52            706.99         17,891.03         4,739.35              0.00

LABOR FRINGES ON O&M LABOR            162,074.23            117.48         36,724.15         9,028.25              0.00
TOTAL O&M COSTS                     4,219,174.84          3,125.07      2,431,063.02       131,132.18              0.00
CONSTRUCTION, RETIRE, OTHER WI      2,247,101.28            252.30        261,933.33        33,798.32              0.00
MATERIAL & SUPPLY COSTS             1,109,337.29            101.78        140,144.59        48,893.49              0.00
FACILITY COSTS                      1,616,100.00              0.00          3,492.00         5,820.00              0.00
INVESTMENT CARRYING CHARGES           374,280.00              0.00         22,896.00        38,172.00              0.00
COMPANY TOTAL                       9,565,993.41          3,479.15      2,859,528.94       257,815.99              0.00

INDIANA MICHIGAN POWER COMPANY
2001 INTERCOMPANY BILLING COSTS INCURRED

COMPANY BENEFITING FROM WORK                WPCO              OPCO               CSP            AEPSC
ORGANIZATION PROVIDING SERVICE
O&M COSTS
MARKETING
CONSUMER MARKETING                          0.00              0.00              0.00             0.00
ECONOMIC DEVELOPMENT                        0.00              0.00         31,603.08             0.00
BUSINESS SERVICES                           0.00            255.00              0.00             0.00
DISTRIBUTION REGIONS
MANAGERIAL                                  8.25         29,587.77            358.00             0.00
CUSTOMER SERVICES                         687.59         16,897.38         14,294.68             0.00
ENGENEERING & PLANNING                      0.00         42,613.28            147.92             0.00
ENGINEERING INFO & DRAFTING                46.57         56,662.53            182.68             0.00
STORES                                     (1.75)           230.61            (28.70)            0.00
OPERATIONS-ADMINISTRATIVE                   0.00              0.00              0.00             0.00
OPERATIONS-METER                            0.00          5,722.54            320.65             0.00
OPERATIONS-LINE                             1.71        159,654.60             44.26             0.00
ENERGY DISTRIBUTION SUPPORT
DISTRIBUTION OPERATIONS
DISTRIBUTION OPERATIONS                     0.00              0.00              0.00             0.00
RIGHT OF WAY MAINTENANCE                    0.00        262,624.30              0.00             0.00
DISTRIBUTION ENGINEERING
DISTRIBUTION ENG&PLANNING                   3.18         13,255.49             70.11             0.00
DISTRIBUTION DATA SYSTEMS
DATABASE APPLICATIONS                       0.00              0.00              0.00             0.00
JOINT USE                                   0.00             84.83              0.00             0.00
T&D MATERIAL DISTRIBUTION
CENTRAL WAREHOUSE                           0.00              0.00              0.00             0.00
ENERGY TRANSMISSION
TRANSMISSION REGIONS
TRANSMISSION_LINE                         303.77         46,275.20          3,599.57             0.00
PROTECTION & CONTROL                        0.00              0.00              0.00             0.00
STATION                                   802.03         22,617.94         26,460.46             0.00
TRANSMISSION SYSTEM ENG
LINE ENGINEERING                            0.00              0.00              0.00             0.00
LINE ENG/RIGHT OF WAY                       0.00              0.00              0.00             0.00
LINE ENGINEERING/SURVEY                     0.00              0.00              0.00             0.00
PROTECTION & CONTROL                        0.00              0.00              0.00             0.00
STATION ENGINEERING                         0.00              0.00              0.00             0.00
STATION CONSTRUCTION O&M ADMIN
SYSTEM MAINT-TOOLS/EQUIP                  923.86         21,356.37         20,327.60             0.00
OPERATIONS CENTER                      11,165.12        345,876.86        122,878.46             0.00
ENERGY DELIVERY SUPPORT
MEASURE & CUST_SUPPORT
MEASUREMENTS ENG & SUPT                     0.00              0.00              0.00             0.00
METER OPERATIONS                            0.00              0.00              0.00             0.00
TELECOMMUNICATIONS
TELECOM ENGINEERING                         0.00              0.00              0.00             0.00
TELECOM OPERATIONS                          2.19         18,815.73             17.43             0.00
OPERATIONS IMPROVEMENT
LAND MANAGEMENT-FORESTRY                    0.00              0.00              0.00             0.00
LAND MGMT-REAL ESTATE                       0.00            335.58              0.00             0.00
ENERGY DELIVERY & CUSTOMER REL
PLANNING & BUDGETING                        0.00              0.00              0.00             0.00
COAL TERMINAL
COOK COAL TERMINAL                          0.00              0.00              0.00             0.00
PUTNAM                                      0.00              0.00              0.00             0.00
FOSSIL POWER PLANT
MANAGERIAL                                  0.53            390.52          1,719.96             0.00
ENERGY PRODUCTION                           0.00              0.00              0.00             0.00
PRODUCTION SUPPORT                          0.00              0.00              0.00             0.00
ADMINISTRATIVE & TECH SERV                  0.00              0.00              0.00             0.00
HYDRO PLANT                                 0.00          3,159.28            (42.66)            0.00
NUCLEAR GENERATION                          0.00            260.05            249.86             0.00
ADMINISTRATIVE SUPPORT
ADMINISTRATIVE
STATE PRES/ENVIR & GOV'T                    9.49            127.50             75.60             0.00
CORPORATE COMMUNICATIONS                   16.04         30,599.91            198.80             0.00
RATES                                       0.00              0.00              0.00             0.00
OTHER ADMIN GROUPS                      1,459.35         76,193.77         33,199.49             0.00
ACCOUNTING
ADMINISTRATIVE                              0.00              0.00              0.00             0.00
CORPORATE SERVICES
CORPORATE SERVICES-ADMIN                    0.00              0.00              0.00             0.00
FLEET MANAGEMENT                           16.09         96,539.03            (14.34)            2.35
BUILDING SERVICES                           0.00          7,045.72              0.00             0.00
OFFICE SERVICES                         2,156.09          7,158.12             44.94             0.00

LABOR FRINGES ON O&M LABOR              1,251.84        100,472.60         14,479.91             0.00
TOTAL O&M COSTS                        18,851.95      1,364,812.51        270,187.76             2.35
CONSTRUCTION, RETIRE, OTHER WI          1,387.51      1,831,339.68         67,904.71        50,485.43
MATERIAL & SUPPLY COSTS                 3,036.56        794,464.33        122,626.56            69.98
FACILITY COSTS                              0.00         24,444.00          1,164.00     1,581,180.00
INVESTMENT CARRYING CHARGES                 0.00        160,308.00          7,632.00       145,272.00
COMPANY TOTAL                          23,276.02      4,175,368.52        469,515.03     1,777,009.76

WHEELING POWER COMPANY
2001 INTERCOMPANY BILLING COSTS INCURRED

COMPANY BENEFITING FROM WORK                Total             KGPCO              APCO             KPCO               I&M
ORGANIZATION PROVIDING SERVICE
O&M COSTS
MARKETING
CONSUMER MARKETING                           0.00              0.00              0.00             0.00              0.00
ECONOMIC DEVELOPMENT                         0.00              0.00              0.00             0.00              0.00
BUSINESS SERVICES                         (140.00)             0.00              0.00             0.00           (140.00)
DISTRIBUTION REGIONS
MANAGERIAL                             266,234.05              2.49             72.69            15.05             45.10
CUSTOMER SERVICES                       45,982.17             38.97          1,131.46           234.13            702.26
ENGENEERING & PLANNING                   7,529.15              0.00             18.45             0.00              0.00
ENGINEERING INFO & DRAFTING                  0.00              0.00              0.00             0.00              0.00
STORES                                  (1,348.82)            (4.46)          (174.54)          (38.09)          (115.91)
OPERATIONS-ADMINISTRATIVE                    0.00              0.00              0.00             0.00              0.00
OPERATIONS-METER                        79,762.50              0.00              0.00             0.00              0.00
OPERATIONS-LINE                         17,337.37              0.00             24.22             0.00          7,486.55
ENERGY DISTRIBUTION SUPPORT
DISTRIBUTION OPERATIONS
DISTRIBUTION OPERATIONS                      0.00              0.00              0.00             0.00              0.00
RIGHT OF WAY MAINTENANCE                31,814.19              0.00          3,229.19         1,614.60              0.00
DISTRIBUTION ENGINEERING
DISTRIBUTION ENG&PLANNING                    0.00              0.00              0.00             0.00              0.00
DISTRIBUTION DATA SYSTEMS
DATABASE APPLICATIONS                        0.00              0.00              0.00             0.00              0.00
JOINT USE                                   70.20              0.00              0.00             0.00              0.00
T&D MATERIAL DISTRIBUTION
CENTRAL WAREHOUSE                            0.00              0.00              0.00             0.00              0.00
ENERGY TRANSMISSION
TRANSMISSION REGIONS
TRANSMISSION_LINE                            0.00              0.00              0.00             0.00              0.00
PROTECTION & CONTROL                         0.00              0.00              0.00             0.00              0.00
STATION                                287,650.92              2.87         38,023.97            50.98            219.42
TRANSMISSION SYSTEM ENG
LINE ENGINEERING                             0.00              0.00              0.00             0.00              0.00
LINE ENG/RIGHT OF WAY                        0.00              0.00              0.00             0.00              0.00
LINE ENGINEERING/SURVEY                      0.00              0.00              0.00             0.00              0.00
PROTECTION & CONTROL                         0.00              0.00              0.00             0.00              0.00
STATION ENGINEERING                          0.00              0.00              0.00             0.00              0.00
STATION CONSTRUCTION O&M ADMIN
SYSTEM MAINT-TOOLS/EQUIP                     0.00              0.00              0.00             0.00              0.00
OPERATIONS CENTER                            0.00              0.00              0.00             0.00              0.00
ENERGY DELIVERY SUPPORT
MEASURE & CUST_SUPPORT
MEASUREMENTS ENG & SUPT                      0.00              0.00              0.00             0.00              0.00
METER OPERATIONS                             0.00              0.00              0.00             0.00              0.00
TELECOMMUNICATIONS
TELECOM ENGINEERING                          0.00              0.00              0.00             0.00              0.00
TELECOM OPERATIONS                           0.00              0.00              0.00             0.00              0.00
OPERATIONS IMPROVEMENT
LAND MANAGEMENT-FORESTRY                     0.00              0.00              0.00             0.00              0.00
LAND MGMT-REAL ESTATE                        0.00              0.00              0.00             0.00              0.00
ENERGY DELIVERY & CUSTOMER REL
PLANNING & BUDGETING                         0.00              0.00              0.00             0.00              0.00
COAL TERMINAL
COOK COAL TERMINAL                           0.00              0.00              0.00             0.00              0.00
PUTNAM                                       0.00              0.00              0.00             0.00              0.00
FOSSIL POWER PLANT
MANAGERIAL                                   0.00              0.00              0.00             0.00              0.00
ENERGY PRODUCTION                            0.00              0.00              0.00             0.00              0.00
PRODUCTION SUPPORT                           0.00              0.00              0.00             0.00              0.00
ADMINISTRATIVE & TECH SERV                   0.00              0.00              0.00             0.00              0.00
HYDRO PLANT                                  0.00              0.00              0.00             0.00              0.00
NUCLEAR GENERATION                           0.00              0.00              0.00             0.00              0.00
ADMINISTRATIVE SUPPORT
ADMINISTRATIVE
STATE PRES/ENVIR & GOV'T                 4,350.00              0.00          4,350.00             0.00              0.00
CORPORATE COMMUNICATIONS                 1,225.07              0.57          1,205.15             2.00              5.12
RATES                                        0.00              0.00              0.00             0.00              0.00
OTHER ADMIN GROUPS                         613.56             (1.65)           485.45            (5.66)           (14.58)
ACCOUNTING
ADMINISTRATIVE                               0.00              0.00              0.00             0.00              0.00
CORPORATE SERVICES
CORPORATE SERVICES-ADMIN                     0.00              0.00              0.00             0.00              0.00
FLEET MANAGEMENT                        38,251.78              0.00              0.00             0.00              0.00
BUILDING SERVICES                       46,362.62              0.00              0.00             0.00            127.90
OFFICE SERVICES                              0.00              0.00              0.00             0.00              0.00

LABOR FRINGES ON O&M LABOR              96,607.59             10.39          5,434.89           253.97          1,270.09
TOTAL O&M COSTS                        922,302.35             49.18         53,800.93         2,126.98          9,585.95
CONSTRUCTION, RETIRE, OTHER WIP        455,282.76              0.00          2,128.00            19.00          6,923.37
MATERIAL & SUPPLY COSTS                 16,417.48              0.00              0.00             0.00              0.00
FACILITY COSTS                               0.00              0.00              0.00             0.00              0.00
INVESTMENT CARRYING CHARGES                  0.00              0.00              0.00             0.00              0.00
COMPANY TOTAL                        1,394,002.59             49.18         55,928.93         2,145.98         16,509.32

WHEELING POWER COMPANY
2001 INTERCOMPANY BILLING COSTS INCURRED

COMPANY BENEFITING FROM WORK                 WPCO              OPCO               CSP            AEPSC
ORGANIZATION PROVIDING SERVICE
O&M COSTS
MARKETING
CONSUMER MARKETING                           0.00              0.00              0.00             0.00
ECONOMIC DEVELOPMENT                         0.00              0.00              0.00             0.00
BUSINESS SERVICES                            0.00              0.00              0.00             0.00
DISTRIBUTION REGIONS
MANAGERIAL                                   0.00        266,043.58             55.14             0.00
CUSTOMER SERVICES                            0.00         42,903.42            971.93             0.00
ENGENEERING & PLANNING                       0.00          7,510.70              0.00             0.00
ENGINEERING INFO & DRAFTING                  0.00              0.00              0.00             0.00
STORES                                       0.00           (900.07)          (115.75)            0.00
OPERATIONS-ADMINISTRATIVE                    0.00              0.00              0.00             0.00
OPERATIONS-METER                             0.00         78,505.86          1,256.64             0.00
OPERATIONS-LINE                              0.00          9,809.05             17.55             0.00
ENERGY DISTRIBUTION SUPPORT
DISTRIBUTION OPERATIONS
DISTRIBUTION OPERATIONS                      0.00              0.00              0.00             0.00
RIGHT OF WAY MAINTENANCE                     0.00         17,928.71          9,041.69             0.00
DISTRIBUTION ENGINEERING
DISTRIBUTION ENG&PLANNING                    0.00              0.00              0.00             0.00
DISTRIBUTION DATA SYSTEMS
DATABASE APPLICATIONS                        0.00              0.00              0.00             0.00
JOINT USE                                    0.00             70.20              0.00             0.00
T&D MATERIAL DISTRIBUTION
CENTRAL WAREHOUSE                            0.00              0.00              0.00             0.00
ENERGY TRANSMISSION
TRANSMISSION REGIONS
TRANSMISSION_LINE                            0.00              0.00              0.00             0.00
PROTECTION & CONTROL                         0.00              0.00              0.00             0.00
STATION                                      0.00        249,310.41             43.27             0.00
TRANSMISSION SYSTEM ENG
LINE ENGINEERING                             0.00              0.00              0.00             0.00
LINE ENG/RIGHT OF WAY                        0.00              0.00              0.00             0.00
LINE ENGINEERING/SURVEY                      0.00              0.00              0.00             0.00
PROTECTION & CONTROL                         0.00              0.00              0.00             0.00
STATION ENGINEERING                          0.00              0.00              0.00             0.00
STATION CONSTRUCTION O&M ADMIN
SYSTEM MAINT-TOOLS/EQUIP                     0.00              0.00              0.00             0.00
OPERATIONS CENTER                            0.00              0.00              0.00             0.00
ENERGY DELIVERY SUPPORT
MEASURE & CUST_SUPPORT
MEASUREMENTS ENG & SUPT                      0.00              0.00              0.00             0.00
METER OPERATIONS                             0.00              0.00              0.00             0.00
TELECOMMUNICATIONS
TELECOM ENGINEERING                          0.00              0.00              0.00             0.00
TELECOM OPERATIONS                           0.00              0.00              0.00             0.00
OPERATIONS IMPROVEMENT
LAND MANAGEMENT-FORESTRY                     0.00              0.00              0.00             0.00
LAND MGMT-REAL ESTATE                        0.00              0.00              0.00             0.00
ENERGY DELIVERY & CUSTOMER REL
PLANNING & BUDGETING                         0.00              0.00              0.00             0.00
COAL TERMINAL
COOK COAL TERMINAL                           0.00              0.00              0.00             0.00
PUTNAM                                       0.00              0.00              0.00             0.00
FOSSIL POWER PLANT
MANAGERIAL                                   0.00              0.00              0.00             0.00
ENERGY PRODUCTION                            0.00              0.00              0.00             0.00
PRODUCTION SUPPORT                           0.00              0.00              0.00             0.00
ADMINISTRATIVE & TECH SERV                   0.00              0.00              0.00             0.00
HYDRO PLANT                                  0.00              0.00              0.00             0.00
NUCLEAR GENERATION                           0.00              0.00              0.00             0.00
ADMINISTRATIVE SUPPORT
ADMINISTRATIVE
STATE PRES/ENVIR & GOV'T                     0.00              0.00              0.00             0.00
CORPORATE COMMUNICATIONS                     0.00              7.68              4.55             0.00
RATES                                        0.00              0.00              0.00             0.00
OTHER ADMIN GROUPS                           0.00            163.00            (13.00)            0.00
ACCOUNTING
ADMINISTRATIVE                               0.00              0.00              0.00             0.00
CORPORATE SERVICES
CORPORATE SERVICES-ADMIN                     0.00              0.00              0.00             0.00
FLEET MANAGEMENT                             0.00         38,251.78              0.00             0.00
BUILDING SERVICES                            0.00         46,234.72              0.00             0.00
OFFICE SERVICES                              0.00              0.00              0.00             0.00

LABOR FRINGES ON O&M LABOR                   0.00         88,311.68          1,326.57             0.00
TOTAL O&M COSTS                              0.00        844,150.72         12,588.59             0.00
CONSTRUCTION, RETIRE, OTHER WIP              0.00        445,998.39            214.00             0.00
MATERIAL & SUPPLY COSTS                      0.00         16,360.35             57.13             0.00
FACILITY COSTS                               0.00              0.00              0.00             0.00
INVESTMENT CARRYING CHARGES                  0.00              0.00              0.00             0.00
COMPANY TOTAL                                0.00      1,306,509.46         12,859.72             0.00

OHIO POWER COMPANY
2001 INTERCOMPANY BILLING COSTS INCURRED

COMPANY BENEFITING FROM WORK                Total             KGPCO              APCO             KPCO               I&M
ORGANIZATION PROVIDING SERVICE
O&M COSTS
MARKETING
CONSUMER MARKETING                           0.00              0.00              0.00             0.00              0.00
ECONOMIC DEVELOPMENT                    26,240.52              0.00              0.00             0.00              0.00
BUSINESS SERVICES                          183.00              0.00              0.00             0.00             57.00
DISTRIBUTION REGIONS
MANAGERIAL                              41,032.12             66.41          8,037.91         3,061.36            907.11
CUSTOMER SERVICES                      450,793.54            122.70         12,393.28       114,420.05         22,508.77
ENGENEERING & PLANNING                 137,059.19             73.93         30,825.93         6,308.57            916.24
ENGINEERING INFO & DRAFTING             46,519.59             (5.37)           (75.24)          (18.81)           (48.36)
STORES                                 (13,522.25)            (1.50)       (13,042.44)           (8.36)           342.14
OPERATIONS-ADMINISTRATIVE               81,314.00              4.77            138.21            28.60             85.79
OPERATIONS-METER                       298,021.23              2.98         54,604.24        16,252.62            241.62
OPERATIONS-LINE                      1,324,855.78            313.72        439,085.46       111,624.69        187,300.00
ENERGY DISTRIBUTION SUPPORT
DISTRIBUTION OPERATIONS
DISTRIBUTION OPERATIONS                      0.00              0.00              0.00             0.00              0.00
RIGHT OF WAY MAINTENANCE                77,790.39             25.21          4,817.03         4,526.26          5,052.49
DISTRIBUTION ENGINEERING
DISTRIBUTION ENG&PLANNING                3,051.35              0.00              0.00             0.00              0.00
DISTRIBUTION DATA SYSTEMS
DATABASE APPLICATIONS                        0.00              0.00              0.00             0.00              0.00
JOINT USE                               10,333.01             24.58            344.27            86.06          1,593.53
T&D MATERIAL DISTRIBUTION
CENTRAL WAREHOUSE                        3,060.56             16.31          1,276.86           313.15            238.78
ENERGY TRANSMISSION
TRANSMISSION REGIONS
TRANSMISSION_LINE                      586,130.23              0.81         32,562.91         6,612.50         18,946.38
PROTECTION & CONTROL                         0.00              0.00              0.00             0.00              0.00
STATION                                943,698.34              0.11        313,334.67        27,002.92         20,151.61
TRANSMISSION SYSTEM ENG
LINE ENGINEERING                             0.00              0.00              0.00             0.00              0.00
LINE ENG/RIGHT OF WAY                        0.00              0.00              0.00             0.00              0.00
LINE ENGINEERING/SURVEY                      0.00              0.00              0.00             0.00              0.00
PROTECTION & CONTROL                         0.00              0.00              0.00             0.00              0.00
STATION ENGINEERING                          0.00              0.00              0.00             0.00              0.00
STATION CONSTRUCTION O&M ADMIN
SYSTEM MAINT-TOOLS/EQUIP                21,368.21             71.35         12,746.35         1,679.06          1,454.25
OPERATIONS CENTER                      731,543.10            577.67        283,629.09        72,067.43        225,991.77
ENERGY DELIVERY SUPPORT
MEASURE & CUST_SUPPORT
MEASUREMENTS ENG & SUPT                      0.00              0.00              0.00             0.00              0.00
METER OPERATIONS                       438,124.86          5,944.69        147,064.08        32,540.39         93,928.26
TELECOMMUNICATIONS
TELECOM ENGINEERING                          0.00              0.00              0.00             0.00              0.00
TELECOM OPERATIONS                      80,851.69            174.06          4,047.06         3,202.70          8,397.01
OPERATIONS IMPROVEMENT
LAND MANAGEMENT-FORESTRY                 2,207.29              0.00            250.74            57.86            839.03
LAND MGMT-REAL ESTATE                   15,737.36              5.88             82.27            33.02             52.89
ENERGY DELIVERY & CUSTOMER REL
PLANNING & BUDGETING                         0.00              0.00              0.00             0.00              0.00
COAL TERMINAL
COOK COAL TERMINAL                       3,246.20              0.00          3,246.20             0.00              0.00
PUTNAM                                       0.00              0.00              0.00             0.00              0.00
FOSSIL POWER PLANT
MANAGERIAL                             334,002.97              0.34        190,050.77         6,487.93         65,893.06
ENERGY PRODUCTION                            0.00              0.00              0.00             0.00              0.00
PRODUCTION SUPPORT                           0.00              0.00              0.00             0.00              0.00
ADMINISTRATIVE & TECH SERV                   0.00              0.00              0.00             0.00              0.00
HYDRO PLANT                              8,613.05              0.00          6,590.01             0.00          2,023.04
NUCLEAR GENERATION                      41,818.29              0.00              0.00             0.00              0.00
ADMINISTRATIVE SUPPORT
ADMINISTRATIVE
STATE PRES/ENVIR & GOV'T               214,114.02              0.00            151.24           718.39          6,457.00
CORPORATE COMMUNICATIONS               381,399.49              9.23            137.90         1,366.94             83.10
RATES                                  157,319.53              0.00              0.00             0.00              0.00
OTHER ADMIN GROUPS                   7,370,665.84         21,203.34        496,120.23        96,821.95        330,305.95
ACCOUNTING
ADMINISTRATIVE                           1,389.93             38.08            533.13           133.26            342.73
CORPORATE SERVICES
CORPORATE SERVICES-ADMIN                     0.00              0.00              0.00             0.00              0.00
FLEET MANAGEMENT                       139,526.90             45.81          7,564.47         3,753.79          5,393.16
BUILDING SERVICES                       95,147.08             12.46          1,025.00           246.06          8,022.70
OFFICE SERVICES                         11,472.56            241.74          4,899.54           876.77          2,276.69

LABOR FRINGES ON O&M LABOR             893,998.10            711.37        211,819.39        38,618.16        257,651.26
TOTAL O&M COSTS                      8,912,763.07         29,680.68      2,254,260.56       548,813.32      1,267,405.00
CONSTRUCTION, RETIRE, OTHER WIP     13,781,209.29         23,034.08      5,376,580.21     1,036,200.91      2,606,417.38
MATERIAL & SUPPLY COSTS              4,252,661.84          5,481.21      1,046,330.61       267,362.22        285,625.92
FACILITY COSTS                       2,512,632.00              0.00        321,720.00       105,936.00         24,432.00
INVESTMENT CARRYING CHARGES          3,533,712.00              0.00        798,432.00       253,416.00         62,496.00
COMPANY TOTAL                       32,992,978.20         58,195.97      9,797,323.38     2,211,728.45      4,246,376.30

OHIO POWER COMPANY
2001 INTERCOMPANY BILLING COSTS INCURRED

COMPANY BENEFITING FROM WORK                 WPCO              OPCO               CSP            AEPSC
ORGANIZATION PROVIDING SERVICE
O&M COSTS
MARKETING
CONSUMER MARKETING                           0.00              0.00              0.00             0.00
ECONOMIC DEVELOPMENT                         0.00              0.00         26,240.52             0.00
BUSINESS SERVICES                            0.00              0.00            126.00             0.00
DISTRIBUTION REGIONS
MANAGERIAL                               7,060.32              0.00         21,899.01             0.00
CUSTOMER SERVICES                      103,374.93              0.00        197,973.81             0.00
ENGENEERING & PLANNING                  31,418.46              0.00         67,516.06             0.00
ENGINEERING INFO & DRAFTING             46,710.36              0.00            (42.99)            0.00
STORES                                     143.95              0.00           (956.04)            0.00
OPERATIONS-ADMINISTRATIVE               80,791.99              0.00            264.64             0.00
OPERATIONS-METER                        20,187.15              0.00        206,732.62             0.00
OPERATIONS-LINE                        130,226.11              0.00        456,305.80             0.00
ENERGY DISTRIBUTION SUPPORT
DISTRIBUTION OPERATIONS
DISTRIBUTION OPERATIONS                      0.00              0.00              0.00             0.00
RIGHT OF WAY MAINTENANCE                 7,659.32              0.00         55,710.08             0.00
DISTRIBUTION ENGINEERING
DISTRIBUTION ENG&PLANNING                3,051.35              0.00              0.00             0.00
DISTRIBUTION DATA SYSTEMS
DATABASE APPLICATIONS                        0.00              0.00              0.00             0.00
JOINT USE                                   25.37              0.00          8,259.20             0.00
T&D MATERIAL DISTRIBUTION
CENTRAL WAREHOUSE                          552.79              0.00            662.67             0.00
ENERGY TRANSMISSION
TRANSMISSION REGIONS
TRANSMISSION_LINE                       21,236.56              0.00        506,771.07             0.00
PROTECTION & CONTROL                         0.00              0.00              0.00             0.00
STATION                                191,937.90              0.00        391,271.13             0.00
TRANSMISSION SYSTEM ENG
LINE ENGINEERING                             0.00              0.00              0.00             0.00
LINE ENG/RIGHT OF WAY                        0.00              0.00              0.00             0.00
LINE ENGINEERING/SURVEY                      0.00              0.00              0.00             0.00
PROTECTION & CONTROL                         0.00              0.00              0.00             0.00
STATION ENGINEERING                          0.00              0.00              0.00             0.00
STATION CONSTRUCTION O&M ADMIN
SYSTEM MAINT-TOOLS/EQUIP                   401.07              0.00          5,016.13             0.00
OPERATIONS CENTER                       10,381.34              0.00        138,895.80             0.00
ENERGY DELIVERY SUPPORT
MEASURE & CUST_SUPPORT
MEASUREMENTS ENG & SUPT                      0.00              0.00              0.00             0.00
METER OPERATIONS                         9,955.28              0.00        148,692.16             0.00
TELECOMMUNICATIONS
TELECOM ENGINEERING                          0.00              0.00              0.00             0.00
TELECOM OPERATIONS                      42,432.22              0.00         22,598.64             0.00
OPERATIONS IMPROVEMENT
LAND MANAGEMENT-FORESTRY                     0.00              0.00          1,059.66             0.00
LAND MGMT-REAL ESTATE                        5.88              0.00         15,557.42             0.00
ENERGY DELIVERY & CUSTOMER REL
PLANNING & BUDGETING                         0.00              0.00              0.00             0.00
COAL TERMINAL
COOK COAL TERMINAL                           0.00              0.00              0.00             0.00
PUTNAM                                       0.00              0.00              0.00             0.00
FOSSIL POWER PLANT
MANAGERIAL                                  42.33              0.00         71,528.54             0.00
ENERGY PRODUCTION                            0.00              0.00              0.00             0.00
PRODUCTION SUPPORT                           0.00              0.00              0.00             0.00
ADMINISTRATIVE & TECH SERV                   0.00              0.00              0.00             0.00
HYDRO PLANT                                  0.00              0.00              0.00             0.00
NUCLEAR GENERATION                           0.00              0.00         41,818.29             0.00
ADMINISTRATIVE SUPPORT
ADMINISTRATIVE
STATE PRES/ENVIR & GOV'T                     0.00              0.00        206,787.39             0.00
CORPORATE COMMUNICATIONS                 9,861.76              0.00        369,940.56             0.00
RATES                                        0.00              0.00        157,319.53             0.00
OTHER ADMIN GROUPS                      34,462.26              0.00        280,609.08        64,799.03
ACCOUNTING
ADMINISTRATIVE                              38.09              0.00            304.64             0.00
CORPORATE SERVICES
CORPORATE SERVICES-ADMIN                     0.00              0.00              0.00             0.00
FLEET MANAGEMENT                        35,483.20              0.00         87,147.40           139.07
BUILDING SERVICES                       11,003.44              0.00         74,837.42             0.00
OFFICE SERVICES                          1,040.73              0.00          2,105.79            31.30

LABOR FRINGES ON O&M LABOR              79,775.80              0.00        305,422.12             0.00
TOTAL O&M COSTS                        879,259.96              0.00      3,868,374.15        64,969.40
CONSTRUCTION, RETIRE, OTHER WIP        646,091.77              0.00      3,703,531.03       389,353.91
MATERIAL & SUPPLY COSTS                 76,758.21              0.00      2,568,918.58         2,185.09
FACILITY COSTS                          67,608.00              0.00        537,432.00     1,455,504.00
INVESTMENT CARRYING CHARGES             72,240.00              0.00      1,064,280.00     1,282,848.00
COMPANY TOTAL                        1,741,957.94              0.00     11,742,535.76     3,194,860.40

COLUMBUS SOUTHERN POWER COMPANY
2001 INTERCOMPANY BILLING COSTS INCURRED

COMPANY BENEFITING FROM WORK                Total             KGPCO              APCO             KPCO               I&M
ORGANIZATION PROVIDING SERVICE
O&M COSTS
MARKETING
CONSUMER MARKETING                           0.00              0.00              0.00             0.00              0.00
ECONOMIC DEVELOPMENT                         0.00              0.00              0.00             0.00              0.00
BUSINESS SERVICES                           29.72              0.38             11.05             2.29              6.85
DISTRIBUTION REGIONS
MANAGERIAL                             179,255.53             52.53         15,964.51         8,899.53            624.99
CUSTOMER SERVICES                      506,500.88            146.07         11,064.59        20,110.27          4,594.90
ENGENEERING & PLANNING                 124,973.30            242.86          8,747.96        26,989.04          2,527.86
ENGINEERING INFO & DRAFTING             33,092.71             16.56          1,788.13        14,862.12            149.06
STORES                                    (182.37)             0.34            (11.05)           18.85            (13.09)
OPERATIONS-ADMINISTRATIVE              381,297.06             10.91         16,595.63        77,688.23            108.72
OPERATIONS-METER                        45,803.16             43.08          1,140.73           150.82            420.28
OPERATIONS-LINE                        255,086.86            143.20         13,804.54        31,928.34         20,117.12
ENERGY DISTRIBUTION SUPPORT
DISTRIBUTION OPERATIONS
DISTRIBUTION OPERATIONS                      0.00              0.00              0.00             0.00              0.00
RIGHT OF WAY MAINTENANCE               155,127.86              8.73          2,680.72        18,889.53             78.54
DISTRIBUTION ENGINEERING
DISTRIBUTION ENG&PLANNING               42,113.45              7.62          2,395.95         9,702.81            138.62
DISTRIBUTION DATA SYSTEMS
DATABASE APPLICATIONS                        0.00              0.00              0.00             0.00              0.00
JOINT USE                               14,047.10            (10.00)        13,719.60           (35.00)           (90.00)
T&D MATERIAL DISTRIBUTION
CENTRAL WAREHOUSE                            0.00              0.00              0.00             0.00              0.00
ENERGY TRANSMISSION
TRANSMISSION REGIONS
TRANSMISSION_LINE                       13,976.28              0.00            667.49           918.69            100.00
PROTECTION & CONTROL                         0.00              0.00              0.00             0.00              0.00
STATION                                177,452.25             26.90         35,379.03         9,681.68          1,024.79
TRANSMISSION SYSTEM ENG
LINE ENGINEERING                             0.00              0.00              0.00             0.00              0.00
LINE ENG/RIGHT OF WAY                        0.00              0.00              0.00             0.00              0.00
LINE ENGINEERING/SURVEY                      0.00              0.00              0.00             0.00              0.00
PROTECTION & CONTROL                         0.00              0.00              0.00             0.00              0.00
STATION ENGINEERING                          0.00              0.00              0.00             0.00              0.00
STATION CONSTRUCTION O&M ADMIN
SYSTEM MAINT-TOOLS/EQUIP                36,151.25            239.68          6,928.06         1,323.55          4,277.82
OPERATIONS CENTER                          711.40              0.00            223.82            55.95            175.84
ENERGY DELIVERY SUPPORT
MEASURE & CUST_SUPPORT
MEASUREMENTS ENG & SUPT                      0.00              0.00              0.00             0.00              0.00
METER OPERATIONS                             0.00              0.00              0.00             0.00              0.00
TELECOMMUNICATIONS
TELECOM ENGINEERING                          0.00              0.00              0.00             0.00              0.00
TELECOM OPERATIONS                     303,388.71          1,659.03         27,794.56         6,148.91         22,353.63
OPERATIONS IMPROVEMENT
LAND MANAGEMENT-FORESTRY               278,462.65              0.00          2,326.78         4,914.16              0.00
LAND MGMT-REAL ESTATE                  504,984.61             75.29            987.90            14.11        237,864.27
ENERGY DELIVERY & CUSTOMER REL
PLANNING & BUDGETING                     2,360.26              0.00              0.00             0.00              0.00
COAL TERMINAL
COOK COAL TERMINAL                           0.00              0.00              0.00             0.00              0.00
PUTNAM                                       0.00              0.00              0.00             0.00              0.00
FOSSIL POWER PLANT
MANAGERIAL                             312,304.70            110.92          2,147.90           388.28         15,884.59
ENERGY PRODUCTION                            0.00              0.00              0.00             0.00              0.00
PRODUCTION SUPPORT                           0.00              0.00              0.00             0.00              0.00
ADMINISTRATIVE & TECH SERV                   0.00              0.00              0.00             0.00              0.00
HYDRO PLANT                                  0.00              0.00              0.00             0.00              0.00
NUCLEAR GENERATION                           0.00              0.00              0.00             0.00              0.00
ADMINISTRATIVE SUPPORT
ADMINISTRATIVE
STATE PRES/ENVIR & GOV'T               763,907.07             20.96            572.42         1,399.17            188.57
CORPORATE COMMUNICATIONS               170,091.96              9.89          4,289.51        16,814.54             89.01
RATES                                  373,903.20              0.00              0.00             0.00              0.00
OTHER ADMIN GROUPS                   9,836,754.83          1,729.60         88,832.76        28,910.43         33,330.10
ACCOUNTING
ADMINISTRATIVE                             139.97              0.00              0.00           139.97              0.00
CORPORATE SERVICES
CORPORATE SERVICES-ADMIN                     0.00              0.00              0.00             0.00              0.00
FLEET MANAGEMENT                       171,478.01          1,403.02         10,520.66        10,149.10          1,817.02
BUILDING SERVICES                    1,468,086.68              6.69        431,213.51       107,036.02        335,642.92
OFFICE SERVICES                         71,164.25          1,389.07         19,481.44         4,952.12         12,522.31

LABOR FRINGES ON O&M LABOR             455,794.44            303.21         22,524.46        29,099.34          7,748.31
TOTAL O&M COSTS                      7,333,617.78          7,636.54        741,792.66       431,152.85        701,683.03
CONSTRUCTION, RETIRE, OTHER WIP      2,799,019.56           (537.94)       198,362.95       236,198.84        260,350.90
MATERIAL & SUPPLY COSTS                319,369.68          1,312.60         86,920.40        38,977.01         33,243.06
FACILITY COSTS                       6,436,558.00              0.00         29,757.00       130,248.00              0.00
INVESTMENT CARRYING CHARGES          2,908,082.00              0.00          4,779.00           240.00              0.00
COMPANY TOTAL                       19,796,647.02          8,411.20      1,061,612.01       836,816.70        995,276.99

COLUMBUS SOUTHERN POWER COMPANY
2001 INTERCOMPANY BILLING COSTS INCURRED

COMPANY BENEFITING FROM WORK                 WPCO              OPCO               CSP            AEPSC
ORGANIZATION PROVIDING SERVICE
O&M COSTS
MARKETING
CONSUMER MARKETING                           0.00              0.00              0.00             0.00
ECONOMIC DEVELOPMENT                         0.00              0.00              0.00             0.00
BUSINESS SERVICES                            0.38              8.77              0.00             0.00
DISTRIBUTION REGIONS
MANAGERIAL                                  99.95        153,614.02              0.00             0.00
CUSTOMER SERVICES                          214.40        470,370.65              0.00             0.00
ENGENEERING & PLANNING                     242.98         86,222.60              0.00             0.00
ENGINEERING INFO & DRAFTING                 16.57         16,260.27              0.00             0.00
STORES                                       0.31           (177.73)             0.00             0.00
OPERATIONS-ADMINISTRATIVE                  175.69        286,717.88              0.00             0.00
OPERATIONS-METER                            70.48         43,977.77              0.00             0.00
OPERATIONS-LINE                          2,426.62        186,667.04              0.00             0.00
ENERGY DISTRIBUTION SUPPORT
DISTRIBUTION OPERATIONS
DISTRIBUTION OPERATIONS                      0.00              0.00              0.00             0.00
RIGHT OF WAY MAINTENANCE                   776.12        132,694.22              0.00             0.00
DISTRIBUTION ENGINEERING
DISTRIBUTION ENG&PLANNING                   59.23         29,809.22              0.00             0.00
DISTRIBUTION DATA SYSTEMS
DATABASE APPLICATIONS                        0.00              0.00              0.00             0.00
JOINT USE                                  (10.00)           472.50              0.00             0.00
T&D MATERIAL DISTRIBUTION
CENTRAL WAREHOUSE                            0.00              0.00              0.00             0.00
ENERGY TRANSMISSION
TRANSMISSION REGIONS
TRANSMISSION_LINE                           94.33         12,195.77              0.00             0.00
PROTECTION & CONTROL                         0.00              0.00              0.00             0.00
STATION                                  2,338.40        129,001.45              0.00             0.00
TRANSMISSION SYSTEM ENG
LINE ENGINEERING                             0.00              0.00              0.00             0.00
LINE ENG/RIGHT OF WAY                        0.00              0.00              0.00             0.00
LINE ENGINEERING/SURVEY                      0.00              0.00              0.00             0.00
PROTECTION & CONTROL                         0.00              0.00              0.00             0.00
STATION ENGINEERING                          0.00              0.00              0.00             0.00
STATION CONSTRUCTION O&M ADMIN
SYSTEM MAINT-TOOLS/EQUIP                   321.78         23,060.36              0.00             0.00
OPERATIONS CENTER                            7.98            247.81              0.00             0.00
ENERGY DELIVERY SUPPORT
MEASURE & CUST_SUPPORT
MEASUREMENTS ENG & SUPT                      0.00              0.00              0.00             0.00
METER OPERATIONS                             0.00              0.00              0.00             0.00
TELECOMMUNICATIONS
TELECOM ENGINEERING                          0.00              0.00              0.00             0.00
TELECOM OPERATIONS                       1,452.16        243,980.42              0.00             0.00
OPERATIONS IMPROVEMENT
LAND MANAGEMENT-FORESTRY                     0.00        271,221.71              0.00             0.00
LAND MGMT-REAL ESTATE                        4.03        266,039.01              0.00             0.00
ENERGY DELIVERY & CUSTOMER REL
PLANNING & BUDGETING                         0.00          2,360.26              0.00             0.00
COAL TERMINAL
COOK COAL TERMINAL                           0.00              0.00              0.00             0.00
PUTNAM                                       0.00              0.00              0.00             0.00
FOSSIL POWER PLANT
MANAGERIAL                                 110.96        293,662.05              0.00             0.00
ENERGY PRODUCTION                            0.00              0.00              0.00             0.00
PRODUCTION SUPPORT                           0.00              0.00              0.00             0.00
ADMINISTRATIVE & TECH SERV                   0.00              0.00              0.00             0.00
HYDRO PLANT                                  0.00              0.00              0.00             0.00
NUCLEAR GENERATION                           0.00              0.00              0.00             0.00
ADMINISTRATIVE SUPPORT
ADMINISTRATIVE
STATE PRES/ENVIR & GOV'T                    20.95        761,705.00              0.00             0.00
CORPORATE COMMUNICATIONS                 1,070.51        147,818.50              0.00             0.00
RATES                                        0.00        373,903.20              0.00             0.00
OTHER ADMIN GROUPS                      10,771.11        328,540.83              0.00             0.00
ACCOUNTING
ADMINISTRATIVE                               0.00              0.00              0.00             0.00
CORPORATE SERVICES
CORPORATE SERVICES-ADMIN                     0.00              0.00              0.00             0.00
FLEET MANAGEMENT                           361.21        147,213.25              0.00            13.75
BUILDING SERVICES                       15,296.83        578,890.71              0.00             0.00
OFFICE SERVICES                          1,389.14         31,430.17              0.00             0.00

LABOR FRINGES ON O&M LABOR               1,273.98        394,845.14              0.00             0.00
TOTAL O&M COSTS                         38,586.10      5,412,752.85              0.00            13.75
CONSTRUCTION, RETIRE, OTHER WIP            373.43      1,990,670.04              0.00       113,601.34
MATERIAL & SUPPLY COSTS                 (4,525.96)       163,232.26              0.00           210.31
FACILITY COSTS                          14,006.00        489,279.00              0.00     5,773,268.00
INVESTMENT CARRYING CHARGES             11,638.00        240,597.00              0.00     2,650,828.00
COMPANY TOTAL                           60,077.57      8,296,531.15              0.00     8,537,921.40

EXHIBIT G

Organization chart showing the relationship of each EWG or foreign utility company in which the system holds an interest to other system companies.

Each direct or indirect subsidiary of AEP Co., Inc. listed below is owned by the company immediately above it. The percentage ownership is 100% except where noted.

00. American Electric Power Company, Inc.
  01. AEP Indian Mesa LP, LLC
    02. AEP Indian Mesa GP, LLC
      03. Indian Mesa Power Partners I LP (EWG) (a)
      03. Indian Mesa Power Partners II LP (EWG) (a)
  01. AEP Resources, Inc.
    02. AEP Resources Australia Pty., Ltd.
      03. Pacific Hydro Ltd. (20%) (FUCO)
    02. AEPR Australia Holdings Pty., Ltd.
      03. AEP Resources CitiPower I Pty. Ltd.
        04. Australia's Energy Partnership (b)
          05. Marregon (No. 2) Pty. Ltd.
            06. CitiPower Pty. (FUCO)
              07. CitiPower Trust (FUCO)
        04. AEP Resources CitiPower II Pty. Ltd.
          05. Australia's Energy Partnership (b)
            06. Marregon (No. 2) Pty. Ltd.
              07. CitiPower Pty. (FUCO)
                08. CitiPower Trust (FUCO)
    02. AEP Resources International, Limited
      03. AEP Pushan Power LDC (c)
        04. Nanyang General Light Electric Co., Ltd. (FUCO) (d)
      03. AEP Resources Project Management Company, Ltd.
        04. AEP Pushan Power LDC (c)
          05. Nanyang General Light Electric Co., Ltd. (FUCO) (d)
    02. AEP Delaware Investment Company
      03. AEP Holdings I C.V. (FUCO) (e)
        04. AEPR Global Investments (f)
          05. AEPR Global Holland Holdings B.V. (FUCO)
        04. AEP Holdings II C.V. (FUCO) (g)
          05. AEP Energy Services UK Generation Limited (FUCO)
          05. AEP Energy Services Limited (FUCO)
          05. Intergen Denmark, Aps (FUCO) (h)
    02. AEP Delaware Investment Company II (FUCO)
      03. AEP Holdings II C.V. (FUCO) (g)
        04. AEP Energy Services UK Generation Limited (FUCO)
        04. AEP Energy Services Limited (FUCO)
        04. Intergen Denmark, Aps (FUCO) (h)
    02. AEP Delaware Investment Co. III
      03. AEP Holdings I C.V. (FUCO) (e)
        04. AEPR Global Investments (f)
          05. AEPR Global Holland Holdings B.V. (FUCO)
        04. AEP Holdings II C.V. (FUCO) (g)
          05. AEP Energy Services UK Generation Limited (FUCO)
          05. AEP Energy Services Limited (FUCO)
          05. Intergen Denmark, Aps (FUCO) (h)
      03. AEPR Global Investments (f)
        04. AEPR Global Holland Holdings B.V. (FUCO)
  01. Central and South West Corporation
    02. CSW Energy, Inc.
      03. Newgulf Power Venture, Inc. (EWG)
      03. AEP Wind GP, LLC
      03. AEP Wind LP, LLC
        04. Trent Wind Farm L.P. (EWG) (i)
    02. CSW International, Inc.
      03. CSW International Two, Inc.
        04. CSW UK Holdings
          05. CSWI Europe Limited
            06. South Coast Power Limited (FUCO) (j)
          05. CSW UK Finance Company
            06. CSW Investments
              07. SEEBOARD Group plc
                08. SEEBOARD plc (FUCO)
      03. CSW International Three, Inc.
        04. CSW UK Investments Limited
          05. CSW Investments
            06. SEEBOARD Group plc
              07. SEEBOARD plc (FUCO)
      03. CSW International, Inc. (a Cayman Island Company)
        04. CSW Vale L.L.C. (FUCO) (k)
          05. Empresa de Eletricidade Vale de Paranapanema S.A. (l)
      03. CSW Vale L.L.C. (FUCO) (k)

(a)      Owned 99% by AEP Indian Mesa LP, LLC and 1% by AEP Indian Mesa GP,LLC.
(b)      Owned 99% by AEP Resources CitiPower I Pty. Ltd. and 1% by
         AEP Resources CitiPower II Pty. Ltd.
(c)      Owned 99% by AEP Resources International, Limited and 1% by
         AEP Resources Project Management Company, Ltd.
(d) AEP Pushan Power LDC owns 70% and the remaining 30% is owned by two unaffiliated companies.
(e)      Owned 85% by AEP Delaware Investment Co. III and 15% by
         AEP Delaware Investment Company.
(f)      Owned 85% by AEP Holdings I C.V. and 15% by
         AEP Delaware Investment Company III.
(g)      Owned 85% by AEP Holdings I C.V. and 15% by
         AEP Delaware Investment Company II.
(h)      Owned 50% by AEP Holdings II C.V. and 50% by an unaffiliated company.
(i)      Owned 99% by AEP Wind LP, LLC and 1% by AEP Wind GP, LLC.
(j)      Owned 50% by CSWI Europe Limited and 50% by an unaffiliated company.
(k)      Owned 99% by CSW International, Inc. (Cayman) and 1% by
         CSW International, Inc. (Delaware).
(l)      Owned 21.42% by CSW Vale L.L.C. and 78.58% by an unaffiliated company.

                                    EXHIBIT H


Audited financial statements for American Electric Power Company's EWG's and FUCO's are not available, therefore unaudited statements are included in this filing and are filed confidentially pursuant to Rule 104(b) of the PUHCA.